Exhibit 99.12

2023 Universal Registration

Document

Including the Integrated Report

Note to this Universal Registration Document

The terms “Group” and “ARGAN” refer to the Company (defined and described in point 1 of the notes to the consolidated financial statements in this Universal Registration Document), its consolidated subsidiaries or any equity interests. References to “ARGAN SA” refer to the parent company of the formed Group. The consolidated financial statements of the Company included in this Universal Registration Document for the financial year ended 31 December 2023 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union. In accordance with applicable regulations, the Company prepares and presents its consolidated financial statements in accordance with IFRS, which may differ materially from French accounting principles. The parent company financial statements of ARGAN SA are presented in accordance with French accounting principles. This Universal Registration Document contains information on ARGAN’s markets and its position on them (market shares in particular), which may come from sector reports on the French logistics real estate market, publications (in particular institutional publications) by players in the sector, or specific market analyses conducted internally. Although it is deemed to be accurate and adequate, this information does not constitute data from the consolidated financial statements and is, as such, not verified by an independent third-party expert (ARGAN therefore recommends that readers not rely unduly on this information). In addition, competitors or other players in the ARGAN ecosystem may define this market in a different way and estimate their market shares in a different way as well.

This Universal Registration Document also contains forward-looking information that does not correspond to historical data. This information is valid only at the date of its publication and may be updated as part of ARGAN’s institutional communications, regularly published on argan.fr. This information is mentioned in various sections of this Universal Registration Document and contains data relating to ARGAN’s intentions, estimates and objectives concerning, in particular, its market, strategy, growth, results, and financial or non-financial position. By nature, forward-looking information entails risks and uncertainties and does not constitute guarantees as to ARGAN’s future performance. Factors that could cause deviations from forward-looking information include, in particular, those related to the risks described in chapter 3 of this Universal Registration Document. Accordingly, all forward-looking information must be considered in light of the inherent uncertainty, in particular due to a competitive and economic environment, which may change rapidly and therefore influence the risk factors and consequently their hierarchy and likelihood of occurrence. Lastly, it should be noted that none of the forward-looking information contained in this Universal Registration Document is a guarantee of actual results.

This universal registration document was filed on 23 February 2024 with the Autorité des Marchés Financiers (the French Financial Markets Authority), as competent authority under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the “Regulation”), without prior approval in accordance with Article 9 of the said Regulation.

The Universal Registration Document may be used for the purpose of an offer to the public of securities or admission of securities to trading on a regulated market if it is supplemented by a securities note together with, if applicable, a summary and any amendments to the Universal Registration Document. The resulting set of documents shall be approved by the Autorité des Marchés Financiers in accordance with Regulation (EU) 2017/1129.

This is a translation into English of the (universal) registration document of the Company issued in French and it is available on the website of the Issuer.

CONTENTS

1	Integrated Report		4

	1.1.	A word from the Chairman	5
	1.2.	The 10 highlights of 2023	6
	1.3.	Summary presentation of Argan	7
	1.4.	ARGAN: a company with a fully integrated organisation	10
	1.5.	2023 revenue model and key figures	11
	1.6.	Dialogue with stakeholders	12
	1.7.	Strategy and objectives	13
	1.8.	Governance and risk management	14
	1.9.	Overall financial and non-financial performance	16

2	Presentation of the Group		18

	2.1.	ARGAN: Leader in the French PREMIUM logistics warehouses	19
	2.2.	History of the Group	22
	2.3.	The French logistics real estate market	23
	2.4.	Large-scale assets	32
	2.5.	A high-profitability value creation model	47
	2.6.	Regulatory framework	48
	2.7.	Appraisals	57

3	Activity report		64

	3.1.	Highlights of the financial year	65
	3.2.	Consolidated earnings of the ARGAN Group	65
	3.3.	ARGAN company results	72
	3.4.	Outlook	77
	3.5.	Shareholding	79
	3.6.	Appendices to the management report	79
	3.7.	Risk factors and insurance	80
	3.8.	Corporate governance report and ESG report	92

4	ESG information		93

	4.1.	ARGAN ESG strategy: achievements and ambition for 2023-2030	94
	4.2.	Additional non-financial information	110

5	Supervisory Board’s report on Corporate Governance		114

	5.1.	Management and control of the Company	115
	5.2.	Report on the compensation of corporate officers	132
	5.3.	Additional information on Corporate Governance	142

6	2023 Consolidated financial statements		144

	6.1	Consolidated balance sheet as at 31 December 2023	145
	6.2.	Consolidated income statement	146
	6.3.	Statement of income and expenses recognised	147
	6.4.	Consolidated cash flow statement	148
	6.5.	Statement of changes in consolidated equity	149
	6.6.	Notes to the consolidated financial statements	150
	6.7.	Report of the Statutory Auditors on the consolidated financial statements under IFRS for the year ended 31 December 2023	182

7	Parent company financial statements of Argan SA		188

	7.1.	Balance Sheet - Assets	189
	7.2.	Balance Sheet - Liabilities	190
	7.3.	Income statement	191
	7.4.	Accounting rules and methods	193
	7.5.	Significant events	196
	7.6.	Notes on the balance sheet	197
	7.7.	Monitoring of merger losses	204
	7.8.	Change in shareholders’ equity	205
	7.9.	Notes on the income statement	206
	7.10.	Other information	208
	7.11.	Cash flow statement	210
	7.12.	Breakdown of income and related distribution obligations	211
	7.13.	Degree of market risk exposure	212
	7.14.	Post-closing events	212
	7.15.	Statutory auditors’ report on the annual financial statements	214
	7.16.	Statutory auditors’ special report on regulated agreements	220

8	Legal and organisational information		223

	8.1.	Organisation chart	224
	8.2.	Share capital, shareholding and stock market performance	225
	8.3.	Financial communication policy and timetable	237
	8.4.	Shareholders’ agreements	238
	8.5.	Other information relating to the Group’s shareholding and capital	243
	8.6.	Rules for allocation and distribution of profits (Article 43 of the Articles of Association)	240
	8.7.	General Meetings	241
	8.8.	Current delegations of authority	243

9	Additional information		246

	9.1.	General information	247
	9.2.	Pledges and mortgages	251
	9.3.	Persons responsible and access to financial information	261
	9.4.	Statutory auditors	262
	9.5.	List of regulated information for the past year	264
	9.6.	Documents available to the public	265
	9.7.	Cross-reference tables	265
	9.8.	Glossary	274
	9.9.	EPRA indicators	276

1 Integrated Report

A word from the Chairman	5

The 10 highlights of 2023	6

Summary presentation of Argan	7

ARGAN: a company with a fully integrated organisation	10

2023 revenue model and key figures	11

Dialogue with stakeholders	12

Strategy and objectives	13

Governance and risk management	14

Overall financial and non-financial performance	16

A word from the Chairman

Jean-Claude Le Lan Founder & Chairman of the Supervisory Board of Argan “The financial performance of 2023 is excellent and makes it possible to set ambitious 2024 targets.”

ARGAN is the only family-owned French real estate company specialising in the DEVELOPMENT & RENTAL OF PREMIUM WAREHOUSES listed on EURONEXT.

It has in-house human resources experts managing the entire value creation chain, to include the detection of suitable and well located land, identification of future customers’ needs, development and its financing, as well as the rental and property management of our buildings. This guarantees our clients a single point of contact to design, build and closely monitor their warehouses throughout the term of the lease.

Despite a change in the cycle, characterised in particular by a sharp rise in interest rates – which have recently stabilised – we are again posting results that demonstrate the solidity of the ARGAN model.

Our financial performance remains excellent with, over 12 months, a strong increase in our main indicators: rental income is up +11% and recurring net income Group share was up +5% (despite the increase in financial expenses recorded over the financial year).

With an LTV below 50%, well below the bond covenant, the balance sheet remains solid, with cost of debt that is under control (2.3%). I would add that our strong deleveraging policy will significantly reduce our LTV from 2024, to below 40% at the end of 2026 (at a capitalization rate excluding transfer duty of less than or equal to 5.25%).

Beyond that, we confirm that we are rolling out a proactive ESG roadmap. Thus, we are resolutely committed to reducing our carbon impact, by systematically deploying our Aut0nom®-certified warehouses, net zero in use, and by investing €50 million over the next few years in the installation of electric heat pumps to replace gas boilers on the existing fleet. Lastly, because we are committed to enabling all of our employees to benefit from our collective success, 100% of ARGAN employees are now shareholders of the company through a Free Share Allocation scheme that is renewed each year.

With proven financial discipline, a solid understanding of risks and an ambitious ESG policy, ARGAN has all the strengths to pursue sustained and controlled development.

The 10 highlights of 2023

March 2023 ARGAN joins the best-performing listed property companies by integrating the EPRA index.

March 2023 ARGAN announces extending from 20 ksq.m to 33 ksq.m its Niort cold warehouse leased to EURIAL and transforms it into an Aut0nom® site.

May 2023 ARGAN won the Supply Chain Agora Awards in the Logistics Real Estate category.

June 2023 ARGAN is growing in Lyon with a new logistics platform of 38,000 sq. meters delivered to BUT.

July 2023 ARGAN is launching the construction of a fulfilment centre in Rouen as part of a second operation for DSV.

July 2023 DECATHLON also opted for Aut0nom®, the warehouse that produces its own green energy, developed by ARGAN, for its new site in Montbartier.

September 2023 ARGAN announces the conversion of an industrial brownfield into Aut0nom® for CARREFOUR, in accordance with an exemplary environmental approach.

October 2023 ARGAN published its 2023 ESG Report, accompanying its new ESG strategy and set ambitious targets for 2025 and 2030.

November 2023 After BUT and COVERGUARD, ARGAN delivers a site for a third new client, BACK EUROP FRANCE, in St-Jean-sur-Veyle (01).

December 2023 ARGAN delivers in Niort the negative cold expansion of the EURIAL logistics site, bringing the whole site to 33 ksq.m.

Summary presentation of ARGAN

Founded in 2000, ARGAN is the only family-owned French property company specialising in the development and rental of PREMIUM warehouses listed on EURONEXT. Number 1 in France in its market.

■	Our strengths

Leadership and positioning

■	A leadership position in the French market for development and premium logistics leasing

■	Development of platforms across the territory in prime locations

Leading clients

■	Leading and reliable clients, major groups or SMEs which are leaders in their markets

■	Firm long-term leases

An involved and efficient organisation

■	Management guided directly by the main shareholder

■	Controlled operating costs (<8% of rental income), among the lowest in the sector

Large-scale assets

■	Around one hundred Premium quality warehouses

■	A built area of 3.6 million square metres on nearly 1,000 hectares

Consistent financial performance

■	Rental income experiencing continuous growth since the end of 2016

■	Over the same period, the average recurring net income margin on rental income was 69%

Concrete ESG commitments

■	An ambitious low-carbon approach with green energy produced on site and self-consumed by our tenant clients

■	Development of buildings with high environmental certifications (BREEAM or Biodivercity)

■	A strong commercial footprint

Our tenant clients are largely leading companies.

■	Or shippers (manufacturers or distributors) – 79% of the portfolio – such as Carrefour, Decathlon, Amazon, L’Oréal, Renault, BUT, etc.

■	Or logistics specialists operating on behalf of large companies (21% of the portfolio), such as FM Logistic, Geodis, DHL, Private Parcel, GXO, etc.

A strong partnership with our clients

Number of tenant clients	Occupancy rate
65	100%

Remaining fixed term of leases	Employees of clients in our
5.7 years	warehouses

Polyflame
arvato
Astr'in transport & logistics
chronopost
Alloga
GL events

DSV
ALDI
colruyt
IRON MOUNTAIN
FM LOGISTIC

MALHERBE L'avenir est en route
BUT
Carrefour
L'ORÉAL
castorama
DJECO

Délice & Création groupe pomona
DHL
BMW
DECATHLON
GEODIS
Legendre LOGISTICS

fdg
B/S/H/
amazon
RENAULT
dpd
cora

BACK EUROP
Culligan
MONOPRIX
Auchan
cover guard SAFETY DESIGNER
DACHSER Intelligent Logistics

JAGUAR
Rexel
U Proximité France Coopérative
téréva
NS nutrition & santé

LAND-ROVER
celio*
LMDW
Animalis
XEFI

100 WAREHOUSES IN FRANCE

14%
1%
31%
11%
1%
4%
10%
8%
10%
3%
6%
1%

Spread over the 12 regions of mainland France

ALL TYPES OF COVERED WAREHOUSES*

Activities / Others
2%
Fulfilment centre
6%
Refregirated
14%
Ambient
78%

** Breakdown by % of rents*

71% OF RENTS FROM TOP 12 TENANT CLIENTS*

28%
7%
5%
5%
5%
5%
4%
3%
3%
2%
2%
2%
CARREFOUR (24)
FM LOGISTIC (4)
AMAZON (1)
AUCHAN (5)
MONOPRIX (2)
DECATHLON (4)
GEODIS (8)
RENAULT (1)
L'ORÉAL (4)
CASTORAMA (1)
EURIAL (1)
CYRUSONE (1)

** Breakdown by % of rents*
and number of sites per client in brackets

A VARIED CLIENT BASE*

40%
20%
12%
7%
7%
5%
4%
2%
3%
FOOD DISTRIBUTION
LOGISTICS TRANSPORT
PERSONAL GOODS
E-COMMERCE
HOUSEHOLD GOODS
AUTOMOTIVE
FOOD PRODUCTS
HEALTH
OTHER

** Breakdown by % of rents*

AVERAGE SURFACE AREA OF 36,900 SQ. METERS

< 10 000 sq.m
1%
10 to 20,000 sq.m
11%
20 to 30,000 sq.m
14%
30 to 50,000 sq.m
16%
> 50,000 sq.m
58%

AVERAGE AGE OF BUILDINGS 11.1 YEARS

< 5 years
20%
> 10 years
50%
5 to 10 years
30%

ARGAN: a company with a fully integrated organisation

■	ARGAN supports its clients throughout the logistics real estate value chain

A commitment at all times

Our team of around thirty employees is fully committed to providing the best service to our tenant clients

Starting from a blank slate in 2000, ARGAN has developed global expertise in the development and leasing of PREMIUM warehouses.

ARGAN’s expertise can be seen at every stage of the warehouse development and rental management process and the Company’s positioning as a Pure Player ensures it is constantly being enhanced. This involves both:

●	Understanding and examining clients’ storage and distribution needs in depth, working with them to design their future warehouse and supporting them with active asset management;

●	Finding suitable land and negotiating with communities and private owners to build up a high-quality land reserve in prime locations;

●	Optimising the overall design of the logistics project thanks to in-depth knowledge of the operation of a warehouse and its flows of goods and vehicles;

●	Maintaining a high level of expertise in urban planning, environmental regulations and ICPE (Facilities Classified for the Protection of the Environment) to guarantee feasibility and control project deadlines;

●	Master the technical studies of all construction components and guarantee the quality of construction through close monitoring of the construction phase and the acceptance stages of the works;

●	Effectively carry out rental and asset management missions in order to maintain the quality of the sites over time, to meet the expectations of tenant-clients (improvements, extensions, etc.) and, in general, to manage the portfolio assets by making relevant acquisitions or arbitrages;

●	Assist our clients to help them reduce their energy consumption;

Asset management certainly demands perfect knowledge of commercial leases, but above all it requires a spirit of long-term partnership and the utmost respect for clients.

2023 revenue model and key figures

■	Resources

Human capital

■	30 employees with multidisciplinary expertise

■	19% female managers

■	Average age of 44 years

■	Entrepreneurial spirit, awareness and innovation

Real estate capital

■	100 logistics platforms meeting the highest standards in Prime locations

■	Assets of 3.6 million sq. meters on 1,000 hectares of land

Tenant-client base

■	Loyal, creditworthy, mostly major corporates

■	A diversified base of shippers (79%), multi-client logistics specialists (17%) or single-client logistics specialists (4%), across all sectors

Financial capital

■	Family structure, long-term wealth vision

■	Solid financial structure: shareholders’ equity of €1.9bn

■	LTV ratio excl. tax of 49.7% and cost of debt of 2.3% for a maturity of 5.8 years

Environmental capital

■	50% of the fleet certified BREEAM or HQE, and 100% of new projects BREAM certified “Very good” at least

■	Deployment of GTMs and heat pumps on existing sites

Share capital

■	Knowledge and strong presence with local authorities

■	Fifteen partner banks

■	Value created

For our employees

■	100% permanent contracts

■	Professional mobility

■	Profit-sharing agreement and free share allocation for all

■	Fair group bonuses for new leases

For our tenant clients

■	Custom warehouses meeting the highest standards

■	Innovative low-carbon warehouses (100% new developments with Aut0nom®, the net zero warehouse in use)

■	100% occupancy

■	An average of 95% of leases renewed with our customers over the last 5 years

For our shareholders

■	Rental income of €184m, +11% in 2023 (CAGR of +15% since 2016)
■	Recurring net income of €126M, +6% in 2023 (69% of revenues)

■	Assets of €3.7bn for a capitalization rate of 5.10% (excluding transfer duty)

■	Dividend of €3.15 proposed for 2023 (yield of 4% vs. a benchmark of €80.6: average price of December 2023)

For our planet & the environment

■	25,000 MWh green energy production

■	€50m invested to replace gas boilers with electric heat pumps

■	0 tonnes of hazardous waste

For our suppliers & territories

■	Family structure, long-term wealth vision

■	More than 22,000 employees of our clients working in our logistics platforms

■	€132m in investments in logistics platforms delivered in 2023

Dialogue with stakeholders

■	Clients

Supporting them over the long term

■	Once the building is delivered, our clients have a dedicated asset and property team for all sites (development and operation phases)

■	Regular contacts and permanent availability

■	Proposal of services meeting the latest requirements, in particular environmental requirements

■	Specific support: Resolution of claims, expansion projects, energy improvement works, ICPE monitoring

■	Shareholders

Creating sustainable value

■	Regular publications of information (in French and English) on current developments and financial and non-financial results

■	Participation in conferences and roadshows, in addition to the Annual General Meeting (open to the public)

■	All information available online (argan.fr) and from an Investor Relations department

■	An attractive dividend policy (steady increase in dividend per share and option to pay in shares)

■	Territories

Working in concert with municipalities and territorial organisations

■	Ongoing dialogue with the representatives of the various territories (municipalities, departments, regions or States)

■	Compliance with public disclosure obligations

■	Attention paid to the integration of our projects (quality of the buildings, jobs created, control of the environmental impact)

■	Contact with Argan by telephone (+33 1 47 47 05 46) and by e-mail (contact@argan.fr)

Strategy and objectives

■	ARGAN operates on the French logistics real estate market by leasing PREMIUM warehouses

Our portfolio management

PREMIUM WAREHOUSES

A family-owned property company, ARGAN’s strategy is to develop PREMIUM warehouses.

Trade-offs are made periodically on the oldest warehouses to maintain this “PREMIUM” portfolio. The Group makes one-off and targeted acquisitions of high-quality warehouses ideally complementing its existing assets.

Rental policy

The Company’s rental prices track market prices as closely as possible in the spirit of long-term partnership with its tenant clients.

This approach has made it possible to establish a relationship of trust that contributes to the commitment of tenant clients over firm long periods.

Controlled financial management

The Management teams pay great attention to the performance of developed projects, their sustainability and virtuous financing, with the ambition of maintaining sustainable debt ratios in a long-term wealth strategy.

Strong commitment to ESG

With exemplary corporate governance, conducted in the best interests of all its stakeholders (shareholders, clients and employees), Argan is also committed to a drastic reduction in its carbon footprint (production of solar energy, installation of heat pumps and GTMs).

2026 Ambitions

ARGAN’s strategy aims to continuously develop its business while significantly deleveraging, so the Company aims for:

●	A steady pace of growth in rental income: 2024-2026 CAGR of around +5%;

●	An LTV excluding duties below 40% with a net debt to EBITDA ratio of around 8x.

2024 targets

In 2024, driven by a record development pipeline and an occupancy rate of 100%, ARGAN aims for:

●	Rental income of €197 million (+7% vs. 2023);

●	Recurring net income Group share of €133m (+6% vs. 2023);

●	A dividend of €3.30 (subject to approval at the General Meeting of 20 March 2025).

Governance and risk management

■	ARGAN’s Governance is structured around a Supervisory Board and an Executive Board

■	Management bodies are organised in order to monitor and manage Risks and guarantee a high level of Internal Control

Strong focus on risk management

ARGAN regularly conducts a review of the most significant risks. These are classified according to their importance but also their probability, according to their potential adverse impact on the business.

The risks associated with ARGAN’s business fall into five categories, presented below:

●	Risks related to the Company’s level of debt;

●	Development risks;

●	Risks related to its activity as a property investment company;

●	Risks related to the logistics real estate market;

●	Risks related to internal operation.

A comprehensive internal control system

The Argan Supervisory Board defines, implements and guarantees the internal control procedures, with the aim of:

●	Reliable financial information, that is high quality and available;

●	An effective operational organisation capable of achieving the objectives set;

●	Compliance with the legal and regulatory framework;

●	Preservation of assets;

●	Fraud prevention and detection.

Monitoring by two committees with an independent chairmanship

Audit, risks & Sustainability committee

Efficiency of internal control & risk management systems

Accounting, financial & ESG documentation

- **Account drafts** (statutory et consolidated)
- **Financial documentation** to be **released**
- **Quality** of **processes** vs. financial markets regulation
- **Documentation** and **assessment of structural operations**
- **ESG strategy monitoring**

External control of the Company

- **Nomination** of **auditors** and **their remuneration**
- **Joint, careful** consideration with **auditors** of **work planning** and **conclusions** and **recommendations,** along follow-ups

Internal control of the Company

Insurance of **Control processes efficiency** thanks to **scorecards** for:

- **Financial analysis building by building**
- **Debt** management
- All **the portfolio**
- **Shareholding**
- **Overall management**

Nominations & Remuneration committee

Quality of the composition governance bodies & adequacy of remuneration

Composition of governance bodies

- **Observations** and **recommendations** regarding the **composition** of the **Supervisory Board** and the **Executive Board**
- **Opinion** on the **quality** of **applications** to the **Supervisory Board** and the **Executive Board**

Remuneration

- **Observers** & **members** of **Supervisory Board**: **recommendations of remunerations overall amounts** and **structure**
- **Executives**: **consideration** and **propositions on remunerations structure** & **proposition** of **qualitative** & **quantitative criteria**
- **Employees**: **consideration of proposals** of **compensation in shares**

Overall financial and non-financial performance

■	Financial performance

■	Non-financial performance

ARGAN has an existing fleet of 100 warehouses, with CO2 emissions estimated at 101,000 tonnes. In order to halve emissions from this fleet by 2030, we plan to:

●	The ban on gas heating (which emits 3.5 times more CO2 than electricity) thanks to the installation of electric heat pumps;

●	The generalisation of GTM systems (Centralised Technical Management) to manage lighting and heating systems and reduce energy consumption by around 10%;

●	The deployment of solar canopies.

Aut0nom®, the purpose-built Net Zero warehouse that produces its own green energy, combines photovoltaic power plants on the roof and lithium-ion storage batteries. This new-generation warehouse covers:

●	100% of the annual needs for lighting and heating & cooling; and

●	Between 30% and 40% of overall needs by integrating the consumption related to the processes;

CO2 emissions are divided by 10 compared to a standard warehouse.

2 Presentation of the Group

ARGAN : Leader in the French PREMIUM logistics warehouses	19

A leading player with proven strategy and performance	19
The strengths of the development model	19
Solid expertise in logistics real estate	20
ARGAN strategy and structure	21

History of the Group	22

The French logistics real estate market	23

The warehouse boom	23
The central importance of warehousing in the supply chain	24
Operators in the sector	24
Key competitors	28
Types of warehouses	29
Types of Lessees	31

Large-scale assets	32

Assets at 31 December 2023	32
Structure of the portfolio	45
Tenants	46

A high-profitability value creation model	47

A growth-oriented strategy	47
A model with proven high profitability with controlled debt	47

Regulatory framework	48

Regulation relating to town planning law	48
Rules relating to ICPE regulations	48
Health rules	49
Rules on passenger lift safety	50
Rules on environmental protection	50
Rules on rental	53
Rules pertaining to SIIC (Société d'Investissement Immobilier Cotée – listed real estate investment company) status	53
Exemption scheme	54

Appraisals	57

Background	57
Methodology	59
Conclusion	61
Summary of results	62
Additional information on appraisals	62

2.1. ARGAN: Leader in the French PREMIUM logistics warehouses

2.1.1. A leading player with proven strategy and performance

ARGAN is the leader in the PREMIUM logistics warehouse sector in France. The Company specialises in the Development and Leasing of high-end and tailor-made logistics warehouses for leading companies.

Our aim is to build a PREMIUM portfolio of recent logistics sites that meet the highest standards, ensuring an optimal occupancy rate of close to 100%. This living heritage is constantly enriched by new turnkey developments and by the expansion of existing sites to meet the changing needs of our tenants.

At the same time, the sale by arbitrage of our mature platforms makes it possible to partially finance our growth.

Development has been rapid and well managed. After starting its business in 2000, ARGAN now has assets of nearly 3.6 million sq. meters, and rental income has since seen a two-digit average annual growth rate, reaching €183.6 million at the end of 2023.

This performance is due in particular to the commitment of employees who are proficient in all the business lines of the value creation chain: development, rental management and financial management.

As the only Pure Player in French logistics real estate, ARGAN is listed on Euronext Paris and is notably part of the Euronext SBF 120 and CAC All-Share indices, the Footsie EPRA Europe and IEIF SIIC France indices.

2.1.2. The strengths of the development model

The rapid development of ARGAN, which in just over 20 years has become the LEADER in French PREMIUM logistics warehouses, has been underpinned by unique strengths that distinguish the property company from its competitors:

●	Internal control of the value creation chain;

●	An ideal position as a developer-investor to secure cost prices for construction;

●	A growth strategy geared around PREMIUM logistics hubs in Prime locations, let on long-term leases to financially solvent tenants;

●	Management by the majority shareholder;

●	Operating costs (including developer’s costs) among the lowest in the sector, representing less than 8% of rental income;

●	A portfolio of PREMIUM logistics hubs with an average age of 11.1 years (31 December 2023);

●	A 100% occupancy rate;

●	An average residual fixed lease term of 5.7 years (31 December 2023),

●	Tenants, most of whom are major corporates;

●	Balanced tenant types: 79% are shippers, 17% are multi-client logistics specialists and 4% are single-client logistics specialists;

●	A distributed dividend representing a yield of nearly 4% (based on the average share price in December 2023, i.e. €80.6);

●	Strong consideration of the environmental and societal impacts of its activities, in particular through the deployment of a demanding ESG policy aimed at all its stakeholders and intended in particular to reduce the environmental footprint of its activities (by reducing CO2 emissions from Scopes 1, 2 and 3 and the greening of its warehouse fleet) or to increase the co-benefits of its operations for local communities.

2.1.3. Solid expertise in logistics real estate

ARGAN has acquired wide-ranging expertise in the development and rental of PREMIUM warehouses.

After starting its business in 2000, as at 31 December 2023, ARGAN already held a portfolio of 97 PREMIUM warehouses amounting to a total of 3.6 million sq. meters. Most of these sites were developed by the Company, and they are managed in-house.

ARGAN’s expertise can be seen at every stage of the warehouse development and rental management process and the Company’s positioning as a Pure Player ensures it is constantly being enhanced.

Each stage of development of a logistics platform requires specific skills:

●	Understanding and examining clients’ storage and distribution needs in depth, working with them to design their future warehouse and supporting them with active asset management;

●	Finding suitable land and negotiating with communities and private owners to build up a high-quality land reserve in prime locations.

●	Optimizing the overall design of a logistics project requires knowledge of how a warehouse operates and the flows of goods and vehicles in and out. It also requires a thorough understanding of the regulatory environment. Poor design not only increases construction costs, but more importantly operating costs, owing to lack of overall usability or energy efficiency.

●	Handling the engineering analysis for all aspects of the build: soil stability and mechanical strength, pier and beam structure, paving, roofing, cladding and thermal insulation, to form the fabric of the building. Next, there are structural engineering plans to be developed and technical equipment to be assessed and selected: power distribution and lighting, heating, loading dock equipment and the whole of the safety system, including automatic fire-extinguishing, fire hose stations, etc.

●	Maintaining a high level of expertise in the ICPE regulations (Installations Classées pour la Protection de l’Environnement – Classified Facilities for Environmental Protection) is essential.

Depending on the nature and quantity of the products they store, warehouses must either make a declaration, registration or obtain prefectoral authorisation in order to operate. The ministerial decree of 11 April 2017 for combustible products, and other decrees covering more specific products, establish the requirements for fitting out storage bins, the fire-fighting equipment to be provided and the prevention of pollution risks.

The Company has long-standing experience of the regulations and is therefore fully conversant with their implementation.

●	Promoting sustainable development in every project:

○	Selection of materials with a small environmental footprint begins at design and engineering analysis stage, ensuring the best possible energy performance,

○	The main contributors in controlling the facility’s energy consumption and its carbon footprint are LED lighting with presence sensors and dimming systems, enhanced thermal insulation, lots of natural light, high-efficiency heating, solar water heaters and centralised technical management,

○	In addition, since 2018, all new warehouses have been equipped with photovoltaic power plants dedicated to the tenant’s self-consumption,

○	Since January 2022, the Company has offered its future tenants Aut0nom®, the Premium Net Zero warehouse in use,

○	Trees planted as part of the landscaping work are chosen from regional species, preferably broadleaved to optimise the carbon footprint,

○	Happy staff work better,

○	ARGAN creates an atmosphere conducive to well-being, high-quality work, productivity and accident prevention with light colours on walls and the underside of the roof, good natural light distribution, an appropriate colour temperature and intensity for artificial light and high-quality office fittings, and by ensuring acoustic comfort and areas for staff to relax;

●	Ensuring a high-quality build to guarantee the durability of the building and keep maintenance costs under control, by using top-tier construction companies and consultants with a reputation for experience, diligence and a high level of excellence;

●	Asset management certainly demands expertise in commercial leases, but above all it requires a spirit of long-term partnership and the utmost respect for clients.

2.1.4. ARGAN strategy and structure

2.1.4.1. PREMIUM Warehouse

ARGAN’s strategy is to develop PREMIUM warehouses to the latest standards. Trade-offs are made periodically on the oldest warehouses to maintain this “PREMIUM” portfolio.

2.1.4.2. Rental policy

The Company’s rental prices track market prices as closely as possible in the spirit of long-term partnership with its tenant clients.

2.1.4.3. Management and control of ARGAN

The Company has a Supervisory Board and an Executive Board. The shareholding structure is broken down as follows: 40.4% for Jean-Claude Le Lan and his family, 16.6% for PREDICA, and 43.0% in free-float shares (at 31 December 2023), thereby complying with the SIIC scheme, which the Company adopted on 1 July 2007.

There are eight members on the Supervisory Board, including three independent members. Since 2019, ARGAN has set up an Audit, Risk and Sustainability Committee and an Appointments and Remuneration Committee, each composed of three members appointed by the Supervisory Board from among its members. In addition, the Executive Board is composed of three members. For more information on the governance bodies, readers are invited to refer to their presentation in the Integrated Report or to Chapter 5 of this Universal Registration Document – Report of the Supervisory Board on Corporate Governance.

2.2. History of the Group

●	2000: start of ARGAN’s activity on the metropolitan French logistics real estate market;

●	2007: ARGAN successfully went public on 25 June 2007 for a price per share of €15 on compartment C of Euronext;

●	2009: Argan received the first HQE “Sustainable Logistics” certification covering all phases of the project to expand L’Oréal’s logistics platform in Vichy;

●	2010: ARGAN recorded its tenth year of double-digit growth in its rental income;

●	2011: success of the capital increase reserved for ARGAN employees; their share of the capital increased by more than 6 times on this occasion (from 0.2% to 1.3% of the capital);

●	2012: Argan joined Euronext compartment B;

●	2013: ARGAN successfully completed its first bond issue for an amount of €65m maturing in 2018;

●	2014: Obtaining the 1st HQE® EXCEPTIONAL Certivéa passport for the OXYLANE platform in Valenciennes;

●	2015: ARGAN’s assets exceeded €1 billion for the first time;

●	2016: Appointment of Jean-Claude Le Lan to the rank of knight in the order of the Legion of Honour;

●	2017: ARGAN successfully launched a €130m bond issue maturing in 2023;

●	2018: First delivery of a warehouse equipped with a photovoltaic power plant for the operator’s self-consumption, in Bordeaux;

●	2019: Acquisition from CARREFOUR and a group of leading institutional investors, of SCI “CARGO”, which owns 22 PREMIUM logistics platforms, at a price of €898 million; annual rental income exceeded €100 million for the first time;

●	2020: Assets were valued at €3 billion; ARGAN was included in compartment A of Euronext;

●	2021: Success of the €500 million bond issue maturing in November 2026 launched in November; delivery to AMAZON France of a new logistics platform at the cutting edge of technological and environmental standards that was started in 2018;

●	2022: In January, ARGAN delivered its first Aut0nom® platform, the warehouse that produces its own green energy with a rooftop photovoltaic power plant coupled with storage batteries, and equipped with electric air/air heat pumps and smart LED lighting;

●	2023: ARGAN strengthened its position among the largest capitalisations of listed real estate in France and joined the EPRA index in March, then the SBF 120 index in September.

2.3. The French logistics real estate market

ARGAN is only active in the warehouse market in mainland France.

2.3.1. The warehouse boom

The combined effects of globalisation and companies’ outsourcing of their logistics functions have led to in considerable growth in logistics real estate since the 2000s.

This shift has created logistics specialists and logistics service providers, a new profession that deals with storage and potentially transport, and this is how logistics specialists (such as FM LOGISTIC, GEODIS, XPO, KUEHNE+NAGEL, ID LOGISTICS, etc.) have emerged. Whilst they operate internationally, there are also smaller, more recent operators whose business is confined to the French market.

This development has led to the emergence of the logistics real estate industry, bringing together all the players in the chain: land developers, property developers, investors, builders, architects, engineering consultants and real-estate agents with specialist expertise in this asset class.

As a result, warehouses were “standardised” in line with requirements under the regulation of 5 August 2002, which was superseded by the version of 11 April 2017, and according to the needs expressed by logistics specialists. As such, since 2002, warehouses have been restricted to bins of 6 000 sq. meters separated by fire walls, include 35 m-long manoeuvring aprons for trucks, as well as safety systems under ICPE (Installations Classées pour la Protection de l’Environnement – Classified Facilities for Environmental Protection).

These qualitative standards are constantly evolving upward, particularly with regard to energy performance. In 2010, ARGAN was the first to develop a BBC (Bâtiment Basse Consommation - Low-energy Consumption Building) warehouse, for L’OREAL, and from 2018 onwards, it decided to install photovoltaic systems in all its new warehouses, for clients’ self-consumption, if they wish. In January 2022, ARGAN opened Aut0nom®, its carbon neutral warehouse in the operational phase. Aut0nom® is now the standard in all our new developments. At the end of 2023, around ten Aut0nom® warehouses had been delivered or were under development.

Clearance heights have also changed, from 8 metres in the 1980s and 1990s to 10 meters in 2000; since 2010, the requirement has been 12 metres.

To begin with, warehouses were developed mainly from north to south along the main routes from Lille to Marseille, including in the areas around Paris and Lyon, but the market has spread throughout the country in recent years. Today, the Atlantic Arc and the Normandy region are experiencing significant growth and represent a definite development opportunity.

The development of this market is being driven by the increasing importance of logistics in a connected economy, new patterns of consumption, especially via e-commerce, and demand for shorter delivery times.

Take-up of warehouses with an area of more than 5,000 sq. meters stood at 3.65 million sq. meters in 2023. Demand is therefore high, although down 24% (CBRE data). Remaining at a low level, the vacancy rate was 4.7% in France at the end of December 2023.

Investment in logistics real estate is around €2.7 billion in 2023, representing 22% of the total amount invested in the French commercial real estate market, i.e. a higher than the pre-Covid average.

2.3.2. The central importance of warehousing in the supply chain

Note: There are always warehouses associated with a producer, in particular when it distributes its products itself.

2.3.3. Operators in the sector

There are many operators in this sector and it is not always easy to identify individual roles, as some operators cover several areas. The sector includes: land developers, property developers, builders, investors, real-estate agents, lessees i.e. tenants, government agencies, local authorities (principally intermunicipality associations), architects, engineering consultants and Asset managers:

2.3.3.1. Land developers

Building a warehouse of 100,000 sq. meters requires at least double the land area - i.e. 200,000 sq. meters or 20 hectares. For lands to be built on, it must first be allocated for development. Allocation of lands in areas where houses, offices, shops or warehouses are to be built is the responsibility of the intermunicipality associations. This is managed via the PLU (Plan Local d’Urbanisme - Local urban development plan) or PLUI (Plan Local d’Urbanisme Intercommunal - Local intermunicipality urban development plan), which is approved by the government agencies (the prefecture).

PLUIs must be drafted to dovetail with the SCOT (Schéma de Cohérence Territoriale, a comprehensive zoning and development plan), the SRADDET (]Schéma régional d'aménagement, de développement durable et d'égalité des territoires, regional Schemes for land use, sustainable development and equality) and, in Ile de France, with the SDRIF (Schéma Directeur Régional Ile de France, Regional masterplan for Ile de France).

Land developers are involved at an early stage, supporting and driving the process of allocating lands for building and then developing sites (laying roads, water and wastewater systems, gas, electricity and telephone).

Public works companies carry out development works on behalf of local authorities that own the lands and have generally purchased it from private owners, generally agricultural landowners.

Land developers may also purchase agricultural lands upfront, with a view to having them approved as land suitable for building by local authorities, then develop the lands and subsequently sell them to operators such as property developers, builders or development investors.

2.3.3.2. Property developers

Property developers buy lands from local authorities or land developers and build warehouses, generally leased off-plan (BEFA), and then sell them to investors.

They may also be asked to build for owner-users who do not wish to be tenants.

Before construction can start, the warehouse needs to be designed and administrative approvals must be obtained: the building permit and ICPE authorisation (Installations Classées pour la Protection de l'Environnement - Facilities Listed for the Protection of the Environment), for which property developers enlist the help of architects and specialist ICPE engineering consultants.

Development cycle:

Length of cycle: approximately 18 months

2.3.3.3. Builders

There are two ways to build:

●	Either the project owner (land owner) instructs a design and build architect to carry out the project from A to Z;

●	Or he hires a general contractor who will handle the process from end to end:

○	In the first scenario:

The architect is responsible for design and for applying for building permit. He instructs specialist engineering consultants to apply for ICPE authorisation, performs structural calculations, and design the fluid systems (electricity, heating, installation of fire extinguishers, etc.),

The architect creates the project plans and writes the description of the construction work, awards contracts for the works in separate lots and manages the works,

In general in this model, the architect (project manager) does not provide the project owner with a guaranteed final price, since the price is only known following the outcome of the calls for tender;

○	In the second scenario:

The general contractor, who may be a consultancy or a contracting company, carries out all the tasks described above but also has a performance obligation under a CPI (Contrat de Promotion Immobilière - Real Estate Development Agreement) and commits to a fixed total price.

Note: The project owner is the land owner, the project manager is the architect or the person responsible for leading and overseeing delivery of the project.

2.3.3.4. Investors

Investors generally buy new warehouses from property developers or other investors in the event of resale, as their business is to rent these warehouses to shippers or logistics specialists.

These investors are Real Estate Companies or Funds:

●	Real Estate Companies like ARGAN are intended to be long-term concerns, managing a real estate portfolio for rent;

●	Funds (very often British or American) are set up for predetermined periods at the end of which the assets are sold and the funds are dissolved. This is a strictly financial approach where the underlying asset is warehouses.

The lines between roles are sometimes blurred:

●	Investors with a similar positioning to Argan may also take on property development themselves to pick up the property developer’s margin;

●	Builders seeking to improve their bottom line are also becoming property developers and in some cases land developers as well;

●	As a business area where there is ample supply, construction requires significant resources;

●	Property developers work with little in the way of equity capital and around ten employees or even fewer, and can achieve successful outcomes when the climate is conducive to investment. What is key here is being able to sign a commercial lease with a future lessee prior to completion of the project.

2.3.3.5. Real estate agents

Real estate agents have earned an enviable position in this sector. where they act as an interface between supply and demand at all levels:

●	Between lessees and property developers or investors/property developers;

●	Between property developers and investors.

They generally operate at all levels of the sector.

Their fee is around 1% of the transaction amount for a sale (€200,000 for a sale of €20 million) and about 15% of the annual rent for a lease.

The critical factor for these professionals is having access to the following information: Who wants to buy? Who wants to sell? Who wants to rent?

2.3.3.6. Lessees

Tenants may be shippers or logistics specialists and are the most important players in the chain.

Rather than taking on the mantle of ownership by allocating their financial resources to property, they have chosen instead to devote them to their more profitable core business.

As a result, areas allocated to logistics real estate will be away from housing and as close as possible to main roads or motorways.

Warehouses must not be sited too far from labour pools, however.

2.3.3.7. Government agencies

Government agencies are responsible for reviewing building permit and ICPE applications and are supervised by the departmental prefects. It is the prefect who grants ICPE authorisations, but building permits are granted by district authorities further to referral and subject to State control.

2.3.3.8. Local authorities

Communes are of course concerned about town planning issues in their local areas and they determine the allocation of land for housing, shops, business operations and logistics via their PLU(I)s.

Three types of districts are identified:

●	Urban districts (> 450,000 inhabitants);

●	Districts and conurbations (> 50,000 inhabitants);

●	Communities of communes (>15,000 inhabitants).

For certain communities, logistics businesses are not welcome on the pretext that they create noise and other pollution, especially because of the heavy vehicles involved. It is our sales team’s efforts to explain and persuade that make it possible to identify land and carry out projects by highlighting the fact that Argan is a French, family-owned company with a long-term and quality vision.

2.3.3.9. Architects and engineering consultants

These service providers act on behalf of operators in the development chain. Architects prepare building permits while engineering consultants provide input in their areas of expertise: land development, geotechnology, structural design, fluids, ICPE, etc.

2.3.3.10. Asset managers (property management companies)

Property investment funds make use of property management companies (Asset Managers) to manage their property assets.

These companies provide rental management, rent recovery and technical facility management services, either directly or indirectly.

Lessor/Lessee relationship

2.3.4. Key competitors

In recent years, the growth of warehouses has attracted strong interest from investors due to the rental profitability of this asset class, with a PRIME rate of return in France of 4.75% at 31 December 2023 (Source: CBRE). This interest was reinforced during and after the COVID crisis during which this asset class showed its resilience, but also by the development of e-commerce, which posted double-digit or close to double-digit annual growth.

In 2023, warehouse transactions were around €2.7 billion. Around 22% of commercial real estate transactions involved logistics real estate (Source: CBRE).

Two types of competitors are active in sales transactions or development:

●	Investment Funds – such as AEW, AXA Real Estate, CBRE GLOBAL INVESTORS, DWS or Patrizia – operate in the secondary market by trading portfolios of existing warehouses, not necessarily the most recent builds, and they take advantage of opportunities in the European, US and Asian markets depending on the economic environment. These funds are backed by banks or insurance companies and assign Asset Managers to manage their warehouses. They are not actually competitors for ARGAN, but rather, they are potential buyers;

●	Developers/Investors – such as BARJANE, GLP, GOODMAN, SEGRO, SOGARIS, PARCOLOG and PROLOGIS – and Property Developers – such as JMG, PRD and PANHARD – focus on the development of new warehouses intended for rental. In this segment, which represents just over 1,000,000 sq. meters per year since 2020, ARGAN has an estimated market share of between 5% and 10%.

The warehouse owners’ market is more fragmented owing to the presence of Developers/Investors, Investment Funds and owner-operators. Overall, the stock of warehouses (more than 5,000 sq. meters) in France is estimated to represent around 90 million square metres of built surface area (Source: Afilog).

Owner-operators are not direct competitors, but their activity reduces the market share of warehouses for rental. This segment mainly includes major retailers such as AUCHAN, CARREFOUR, INTERMARCHE, LECLERC, SYSTEME U, etc., with some of them both owning and renting warehouses.

2.3.5. Types of warehouses

2.3.5.1. Segmentation by operating radius

TYPE	REMARKS
NATIONWIDE WAREHOUSES	These facilities are relevant for companies that store a wide range of products with a low turnover. For example: automotive spare parts, homewares and household equipment
REGIONAL WAREHOUSES	Relevant for large volumes generating lots of transport operations For example: wholesale distribution
LOCAL WAREHOUSES OR FULFILMENT CENTRES	These are small warehousing facilities on the outskirts of towns for products requiring a high frequency of delivery For example: fresh products, pharmaceuticals

2.3.5.2. Segmentation by type of products stored

TYPE	REMARKS
DRY PRODUCT WAREHOUSES (No temperature control)	Relevant for products that do not require temperature control Example: food supplies, manufactured components
TEMPERATURE-CONTROLLED WAREHOUSES	Relevant for products that need to be kept below a certain temperature (generally 25°C) For example: pharmaceuticals, chocolate, etc.
POSITIVE COLD STORAGE WAREHOUSES (1° to 8°C)	Relevant for fresh products For example: vegetables, fruits, fish, etc.
FROZEN STORAGE WAREHOUSES (-20° to -30°)	Relevant for frozen products

The structure of these warehouses must be insulated from the ground when they are built.

(The cost of production engineering for the freezing system is largely equivalent to the cost of the building’s structure).
DUAL- OR TRIPLE-TEMPERATURE WAREHOUSES	Generally relevant for major distributors, depending on the mix of products stored
E-COMMERCE WAREHOUSES	There are two major types: standard warehouses and highly mechanised warehouses

2.3.5.3. Segmentation by size

TYPE	REMARKS
XXL UNITS > 50,000 sq. meters	Large warehouses conducive to the consolidation of transport flows and management cost savings Relevant for national and regional warehouses and warehouses for major distribution
UNITS 20,000 to 50,000 sq. meters	This kind of warehouse is the most numerous. They are generally regional or may be national in case of small volumes
UNITS < 20,000 sq. meters	Designed for smaller volumes or for local coverage

2.3.6. Types of Lessees

2.3.6.1. Shippers or logistics specialists

àAdvantages for the lessor:	àDisadvantages for the lessor:	àAdvantages for the lessor:

A more sustainable arrangement in principle	- If the logistics specialist loses its client’s contract, the lease will not be renewed	- If the logistics specialist loses a client, the rental continues

Increased visibility of the shipper’s strategy		- Consolidation of transport flows

2.3.6.2. Single-tenant or multi-tenant rental

→Analysis:	→Analysis:

just 1 tenant in the warehouse	Several tenants in the same warehouse

Management is simpler	Management is costly (because of the need to split the charges).

High risk in case of non-renewal of the lease.	Less risk in case one of the tenants does not renew, provided that it is not the main tenant.

2.4. Large-scale assets

2.4.1. Assets at 31 December 2023

ARGAN’s portfolio amounts to 3,580,000 sq. m, comprising 85 logistics hubs and 12 fulfilment centres, a total of 97 buildings.

The last sites delivered by ARGAN in 2023 include new warehouses acquired in:

●	Janneyrias (38), near Lyon for BUT (38,000 sq. meters)

●	Mionnay (01), north-east of Lyon for COVERGUARD (15,000 sq. meters)

As well as the sites developed by ARGAN in:

●	Montbartier (82), near Toulouse for DECATHLON (19,000 sq. meters)

●	St-Jean-sur-Veyle (01), in the immediate vicinity of Mâcon for BACK EUROP France (14,500 sq. meters)

●	La Crèche (79), east of Niort, as part of an expansion for EURIAL (12,500 sq. meters expansion)

The table below shows the locations and surface areas of the assets in the portfolio and how they are held, listed in chronological order:

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration

1	Croissy Beaubourg (77) 9/11 rue Pelloutier Logistics hub	FO	81,250	15,871	2,174	18,045	1510		2925, 1412, 1432, 2920
2	Croissy Beaubourg (77) 23 Allée du 1er Mai Logistics hub	FO	57,183	22,378	1,116	23,494		1510, 2663	2925, 1530, 1131, 2920
3	Chaponnay (69) rue du professeur M. Dargent Logistics hub	FO	57,860	25,991	2,546	28,537	1510, 2920,		2925, 1432
4	Creuzier Le Neuf (03) rue des Ancises Logistics hub	FO	90,781	25,252	1,441	26,693	1510, 1432		2925, 1530, 2910, 2920
5	Flévy (57) rue André Maginot Logistics hub	FO	77,984	29,848	1,294	31,142	1510, 2663,		2925, 1432
6	Brie-Comte-Robert (77) Route de Férolles Fulfilment centre	FO	36,112	6,593	456	7,049			2925
7	Tournan-en-Brie (77) “Le Closeau” Logistics hub	FO	42,245	19,913	768	20,681	1510		2925
8	Tournan-en-Brie (77) “Le Closeau” Logistics hub	FO	22,500	2,211	720	2,931
9	Gonesse (95) Zac du Parc des Tulipes Sud Logistics hub	FO	49,873	19,996	1,756	21,752	1510		2925, 2920
10	Roye (80) Rue du champ Macret Logistics hub	FO	149,085	49,161	1,727	50,887	1510, 1432		2925, 1530, 2910

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
11	Roissy-en-Brie (77) Zac des Grands Champs Logistics hub	REFL	86,019	34,655	1,335	35,990	1510		2925
12	Ferrières & Bussy (77) Zac du Bel Air Logistics hub	FO	99,600	45,161	1,677	46,838	1510	2662, 2663,	1311, 1530, 2910, 2925
13	Saint-Quentin-Fallavier (38) ZAC Chesnes Logistics hub	REFL	90,054	40,574	2,066	42,640	1510, 2662, 2663, 1530		2920, 2925, 2910
14	Châtres (77) ZAC de Val Bréon Logistics hub	FO	162,937	69,332	2,837	72,169	1510, 1530, 2663		2910, 2925
15	Le Coudray-Montceaux (91) Bâtiment A Logistics hub	REFL	166,351	81,367	3,640	85,007	1510, 1530, 2662, 2663, 1432		1412, 2910, 2925
16	Chanteloup-en-Brie (77) ZAC du Chêne St Fiacre Logistics hub	FO	55,309	24,317	2,233	26,550		1510	1131, 1432, 2663, 2925
17	Trappes (78) 27 rue Roger Hennequin Logistics hub	FO	115,325	49,834	2,384	52,218	1510, 1530, 1532, 2662, 2663, 1450, 2255		1412, 1432, 2925
18	Wissous (91) 575-619 rue du Berger Logistics hub	CL	49,147	21,085	1,475	22,560		1510	2925, 2910
19	Amblainville (60) Zac des Vallées Logistics hub	REFL	122,307	41,349	1,133	42,482	1510, 1532, 2662	1530, 2663	2925
20	Longueil-Sainte-Marie (60) Zac Paris Oise Logistics hub	FO	224,566	82,779	11,397	94,176	1510, 1530, 1432, 1412, 2920		1173, 2662, 2910, 2925

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
21	Fauverney (21) “Boulouze” Logistics hub	FO	242,686	75,896	1,620	77,516	1510, 1530, 1432, 1450, 2920, 1520, 1525, 1611, 1630, 2662, 2663, 2711		1172, 1412, 2255, 2910, 2925
22	Trappes (78) 27 bis rue Roger Hennequin Fulfilment centre	FO	19,900	4,269	399	4,668
23	Cergy (95) Av du fond de Vaux Logistics hub	FO	45,246	12,883	757	13,640			2921, 2925, 4735
24	Ferrières-en-Brie (77) Zac du Bel Air Logistics hub	FO	84,870	30,882	1,447	32,329	1510, 1530, 2662, 2663	2663	2714, 2925
25	Rouvignies (59) (Valenciennes) Logistics hub	FO	171,203	73,139	1,865	75,004	1510, 1532, 2663	1530, 2662,	2910, 2925
26	Mitry-Mory (77) Zac de la Villette aux Aulnes Logistics hub	FO	41,677	12,371	2,904	15,275	1432	1510	1412, 2925, 2920
27	Wissous (91) 1549-1641, rue du Berger Logistics hub	REFL/ CL	57,832	26,144	2,074	28,218	1510, 1532, 2662, 2663	1530, 2663	1136, 1511, 2921, 2925, 2150
28	Le Coudray-Montceaux (91) Bâtiment B Logistics hub	REFL	152,868	74,324	3,642	77,965	1510, 1530, 2662, 2663, 1432		1412, 2910, 2925

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration

29	Saint-Bonnet-les-Oules (42) Zone de Lapra Logistics hub	FO	143,751	50,109	1,669	51,778	1510		1200, 1414, 1530, 1532, 2255, 2925
30	Ville-en-Vermois (54) Zac Moussière Fulfilment centre	FO	62,252	11,678	1,631	13,309			1435
31	Saint-Aignan-Grandlieu (44) Zac Aéroport Fulfilment centre	FO	51,366	9,187	2,453	11,640			1434
32	Bruguières (31) 80 Avenue de Toulouse Fulfilment centre	FO	50,090	9,037	2,047	11,084
33	Bruges (33) Rue du Commandant Molliere Fulfilment centre	FO	42,169	10,486	2,602	13,087
34	Trappes (78) 27 ter rue Roger Hennequin Logistics hub	FO	66,029	24,217	1,724	25,941	1510, 1530, 2662	1532, 2663	4320, 4331, 2925
35	Cergy (95) 13 rue de la Garenne Logistics hub	FO	74,482	29,121	906	30,027	1510, 1530, 2662, 4755	1532, 2663	2925
36	Valenton (94) ZAC Val de Pompadour, rue ferme de la Tour Logistics hub	FO	37,447	4,423	760	5,183			1510, 1511
37	Athis-Mons (91), 1 rue du Jacana Logistics hub	CL	32,925	10,904	671	11,575			2925
38	Lognes (77), 16 Bd de Courcerin Fulfilment centre	REFL	51,879	9,238	3,826	13,064

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
39	Strasbourg (67) 10 rue la minoterie Schiltigheim Logistics hub	FO	33,313	17,009	528	17,536	1510, 1530, 1532, 2662, 2663
40	Sauvian (34), ZAC Les portes de Sauvian Logistics hub	FO	156,306	53,512	2,048	55,560	1510		1530, 2925, 4755
41	Meung-sur-Loire (45) 9ème av. Parc Synergie Logistics hub	FO	76,072	30,494	1,137	31,631	1510, 1530, 1532, 2662, 2663		2925
42	Limeil-Brévannes (94), Avenue Jean Monnet Fulfilment centre	CL	67,249	15,878	1,476	17,354
43	Guipavas (29), 370, rue Jacqueline Auriol - ZAC de Saint THUDON Fulfilment centre	FO	19,863	3,571	1,069	4,640
44	Sucy-en-Brie (94), Chemin du Marais Logistics hub	FO	18,154	8,360	473	8,833	2565		1131, 2560, 2561, 2575
45	Wissous (91) Zac Haut de Wissous 2 Logistics hub	FO	115,115	48,693	3,971	52,664	1510, 1530, 1532, 2662, 2663	2663	1511, 2925, 4320, 4330, 4331, 4510, 4755
46	Cestas (33) Zac JARY IV Logistics hub	FO	67,830	18,724	1,121	19,845		1510	2910, 2663, 2925
47	Moissy-Cramayel 1 (77), parc d’activité Moissy Sud Logistics hub	FO	42,249	22,276	2,232	24,508	1510

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
48	Moissy-Cramayel 2 (77), parc d’activité Moissy Sud Logistics hub	FO	43,357	19,167	844	20,011	1432	1510, 1530, 1532, 2662, 2663	1412, 2925
49	Wissous (91) 1 Boulevard Arago Logistics hub	FO	52,340	21,185	1,121	22,306		1510	1511, 4802, 2925
50	Pusignan (69) Logistics hub	FO	74,116	32,769	826	33,595	1510, 1530, 1532, 2662, 2663		2910, 2925
51	Fleury-Mérogis (91) Logistics hub	FO	125,673	64,542	2,716	67,258		1510	1413, 1511, 2795, 2925, 4735
52	Albon (26) Logistics hub	FO	81,104	30,348	886	31,234	1510, 1530, 1532, 2662, 2663		2925, 2910
53	La Crèche (79) Logistics hub	FO	124,738	31,065	1,941	33,006			1511, 2925, 4735
54	Gennevilliers (92) Fulfilment centre	PPOA	35,065	8,227	3,560	11,787
55	Tours Chanceaux (37) Zac du Cassantin Logistics hub	FO	68,728	15,983	1,238	17,221			1511, 2925, 4735
56	Strasbourg Vandenheim (67) Logistics hub	FO	64,069	20,013	1,251	21,264			1511, 2925, 4735
57	Billy Berclau (62) Parc de l’industrie Artois Flandres Fulfilment centre	FO	30,450	6,945	438	7,383
58	Artenay Poupry (28) ZA de Villeneuve II Logistics hub	FO	341,668	126,437	4,754	131,191	1450, 1510, 1530, 1532, 2662, 2663		1436, 2910

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
59	Le Mans Allonnes (72) Monne Logistics hub	FO	273,073	76,622	4,062	80,684	1510, 1530, 1532, 2662, 2663	1511, 4331	1436, 1450, 2714, 2925, 4510, 4735, 4801
60	Lunéville (54) Ferme de la Maison de Briques Logistics hub	FO	169,550	58,556	5,170	63,726	1510, 1530, 1532, 2662, 2663, 2920	4734	1436, 1450, 1511, 2714, 2910, 2921, 2925, 4320, 4510, 4511, 4735, 4741, 4801
61	Avignon Laudun (30) ZAC Antoine Lavoisier Logistics hub	FO	133,572	84,147	1,398	85,545	4511, 4320, 4331, 1436, 1450, 1510	2662, 2663	4510, 4741, 4718, 4330, 4734, 4801, 1530, 1532, 1630, 2711, 2910, 2925
62	Aulnay-sous-Bois (93) Boulevard André Citroen Logistics hub	FO	161,827	60,667	1,727	62,394	1510, 1530, 1532, 2662, 2663, 4511		1450, 2714, 2910, 2925, 4320, 4510, 4734, 4741, 4801
63	Bourges (18) Le Vallon Logistics hub	FO	198,815	66,190	2,337	68,527	1510, 1530, 1532, 2662, 2663	2663	1450, 1511, 2714, 2910, 2925, 4510, 4734, 4735, 4801

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration

64	Vendin (62) ZA du Bois Rigault Logistics hub	FO	171,724	51,397	3,735	55,132	1510, 1530, 1532, 2662, 2663,	4331	4734, 2910, 4741, 1450, 2925, 4510, 4801, 4715, 4320
65	Épaux-Bézu (02) Z.I.D. de l’OMOIS Logistics hub	FO	133,531	54,030	1,603	55,632	4001, 4510, 1450, 1510, 4755,	2662, 2663, 4331	4440, 4441, 4320, 4718, 1436, 4801, 1530, 1532, 1630, 2925, 2711, 4220,
66	Mâcon Bâgé (01) Logistics hub	FO	177,420	57,720	1,583	59,303	1450, 1510, 1530, 1532, 2662, 2663	4734	1436, 2714, 2910, 2925, 4320, 4510, 4511, 4741, 4801
67	Savigny-sur-Clairis (89) Grands Champs Logistics hub	FO	185,972	59,059	2,639	61,698	1412, 1432, 1450, 1510, 1530, 1532, 2255, 2662, 2663		1172, 1173, 1200, 1520, 1525, 2910, 1525
68	Cholet (49) ZAC du Cormier 5 Logistics hub	FO	189,720	56,310	1,198	57,508	1450, 1510, 1530, 1532, 2662, 2663, 4001, 4320, 4331, 4755	4734	1436, 2925, 4110, 4120, 4130, 4140, 4220, 4441, 4510, 4741, 4801

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration

69	Crépy-en-Valois (60) 12 rue Louis Armand Logistics hub	FO	201,190	49,519	1,500	51,019		1510, 1511	1172, 1185, 1450, 1520, 1412, 1432, 1532, 2255, 2663, 2714, 2925
70	Billy-Berclau (62) 337 rue de Prague Logistics hub	FO	123,195	33,911	1,549	35,460			1511, 2925, 1532
71	La Courneuve (93) 51 - 53 av Verdun 81 rue Maurice Berteaux Logistics hub	FO	52,613	20,794	1,310	22,104			1511, 2925, 2714
72	Combs-la-Ville (77) ZAC rives Francilienne Bd Maurice Fauré Logistics hub	FO	57,266	23,079	3,121	26,200	1510		2925
73	Brie-Comte-Robert (77) RD 316 Les Prey Le Roy Logistics hub	FO	79,196	20,365	1,000	21,365			1511, 2925, 4735
74	Toulouse Plaisance-du-Touch (31) 1 rue Docteur Charcot Logistics hub	FO	91,357	30,762	2,584	33,346		1511	4802, 2925
75	Labenne (40) Artiguenave Logistics hub	FO	123,746	33,711	1,721	35,432		1510	1414, 1511, 2910, 2925, 4802
76	Cestas (33) Parc activités Jarry III Logistics hub	FO	107,228	18,428	1,339	19,767			1511, 1136, 2925
77	Saint-Quentin-Fallavier (38) ZAC DE CHESNES NORD, 53 rue du Parc Forestier Logistics hub	FO	61,408	22,699	2,265	24,963	1510		2925, 4802

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration

78	Bain-de-Bretagne (35) 13 rue de la Seine Logistics hub	FO	80,402	10,670	1,321	11,991			1511, 2925
79	Ploufragan (22) rue du Boisillon Logistics hub	FO	116,424	24,030	774	24,804	1510, 2255		1434, 1530, 2925
80	Gondreville Fontenoy (54) Logistics hub	FO	60,019	13,205	772	13,977	1510		2910-A-2, 2925-1
81	Metz (57) ZAC Sud Frescaty Logistics hub	FO	191,827	174,573	11,135	185,708	1510-a		2910-A-2, 1185-2-a, 2925-2
82	Escrennes (45) Logistics hub	FO	87,212	18,384	847	19,231		1510, 4220	1436, 1450, 2910-A-1, 2925, 4320, 4321, 4330, 4331
83	Ludres Nancy (54) Logistics hub	FO	86,612	41,830	1,718	43,548	1450-1, 1510-1, 1530-1, 1532-1, 4801-1, 2662-1, 2663-1-a	1511-2, 2663-2-b	2925, 1436, 2910-A-2, 4320-2, 4331-3, 4510-2, 4511-2
84	Neuville Aux Bois (45) Logistics hub	FO	225,492	82,645	2,180	84,825	1510-1	2662-2, 2663-1- b, 2663- 2-b	1530-3, 1532-3, 2910-A-2, 2925-1, 4715- 31185-2-a
85	Ouarville (28) Bac Serres Besnard Greenhouses	CL	108,503	6,000		6,000			4718-2-b
86	Le Plessis-Pâté (91) 8 Av, de la Tremblaie Logistics hub	FO	62,436	22,034	2,562	24,596		1510-2	1511-3, 2925, 1450
87	Rognac (13) 47, Av. Lavoisier Logistics hub	FO	33,222	20,435	2,341	22,776		1510	2925

				BUILDING USABLE AREA			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration

88	Lens (62) 10 rue de l’Europe Logistics hub	FO	78,353	24,826	2,781	27,607		1510	2925, 2910-A-2
89	Serris (94) Logistics hub	FO	33,881	12,587	1333	13,920		1510, 1530, 1532, 2662, 2663	2925
90	Saint André sur Orne (14) Logistics hub	FO	42,595	17,566	457	18,023		1510, 1530, 1532, 2662, 2663	2925
91	Saint Jean de la Neuville (76) Logistics hub	FO	52,092	12,324	1,556	13,880		1510, 1530, 1532, 2662, 2663	2925, 2910, 4720
92	Compans (77) Fulfilment centre	CL	49,105	14,465	800	15,265			2925
93	Fouchères (89) Logistics hub	FO	287,260	149,668	3184	152,852	1510	2663-1- b, 2663- 2-a, 4431	1436, 2910-A-2, 2925, 4422, 4802-3-1b, 4320
94	Janneyrias (87) Logistics hub	FO	81,814	37,449	763	38,212	1510 1530.1 1532.1 2662.1 2663.1.a 2663.2.a		2910.a.2 2925
95	Mionnay (01) Logistics hub	FO	32,398	13,523	1,499	15,022		1510 1530 1532 2662 2663-1 2663-2
96	Montbartier (82) Logistics hub	FO	80,678	18,351	968	19,319		1510	2925 2910 4510
97	St-Jean-Sur-Veyle (01) Logistics hub	FO	60,285	13,817	691	14,508		1510	2925
	TOTAL		9,388,449	3,387,518	190,322	3,577,840

Types of holding:

●	PPOA = Public Property Occupancy Agreement

●	CL = Construction Lease

●	REFL = Real Estate Finance Lease

●	FO = Full Ownership

2.4.2. Structure of the portfolio

ARGAN’s entire warehouse portfolio is made up of recent PREMIUM logistics platforms. These warehouses are all located in mainland metropolitan France and mainly in Île-de-France (31% of ARGAN’s assets).

The majority of assets allow storage at room temperature (78% of warehouses), for an average age of 11.1 years, with 50% of assets held for less than 10 years. The average size of a platform is approximately 36,900 sq. meters. ARGAN owns in particular 27 XXL platforms (with an average surface area exceeding 50,000 sq. meters).

The Company’s built assets came to 3,580,000 sq. meters at 31 December 2023, up by +2% compared with the previous year and +344% compared to the end of 2010. The table below shows the change in assets since 2010 as well as the valuation excluding transfer duty, which stood at €3.7 billion at end-2023:

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Total sq.m delivered to tena	806 000	936 500	1 095 000	1 247 000	1 326 000	1 406 000	1 370 000	1 600 000	1 630 000	2 860 000	2 990 000	3 265 000	3 500 000	3 580 000
Change year on year	33%	16%	17%	14%	6%	6%	-3%	17%	2%	75%	5%	9%	7%	2%
Value Excl.transf.tax.(€m)	539,3	614,9	753,5	839,5	902,4	961,5	1 022,5	1 255,9	1 385,6	2 670,5	3 011,9	3 745,5	3 942,3	3 677,7
Change year on year	45%	14%	23%	11%	7%	7%	6%	23%	10%	93%	13%	24%	5%	-7%

Changes in the valuation of assets depend on changes in capitalization rates, which in particular reflect market interest rates. At 31 December 2023, the capitalization rate excluding transfer duty was 5.10%, up 65 basis points compared with end-December 2022. This change contributed to a decrease in the fair value of assets of -€370.8 million year-on-year.

The table below shows the change in assets since 2010 accompanied by the change in fair value per year over the period:

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Change in fair value	19.5	-1.5	2.7	-2.1	4.5	21.1	46.3	37.0	81.2	197.1	174.6	544.6	-31.8	-370.8
Portfolio excl.transf.tax.	539.3	614.9	753.5	839.5	902.4	961.5	1,022.5	1,255.9	1,385.6	2,670.5	3,011.9	3,745.5	3,942.3	3,677.7
Change in FV / Portfolio Y-1	5%	0%	0%	0%	1%	2%	5%	4%	6%	14%	7%	18%	-1%	-9%

For more information, readers are invited to refer to the extract from CBRE Valuation’s expert report, presented in paragraph 2.7 of this Universal Registration Document.

2.4.3. Tenants

The majority of ARGAN’s tenants are leading companies. Most (79%) are shippers, manufacturers or distributors – such as Auchan, BSH Electroménager or Carrefour – or logistics specialists (21%, of which 17% are multi-client logistics specialists and 4% are single-client) – such as Alloga, Arvato and FM Logistic. ARGAN’s top 12 clients (Carrefour, FM Logistic, Amazon, Auchan, Monoprix, Decathlon, Geodis, Renault, L’Oréal, Castorama, Eurial and Cyrusone) account for 71% of annualised rental income, spread over 56 sites. Food distribution is the largest sector with 40% of ARGAN’s annualised rental income at the end of 2023, followed by logistics & transport (20%) and personal equipment (12%).

At 31 December 2023, the occupancy rate was 100% for an average residual fixed lease term of 5.7 years, of which:

●	More than 6 years: 44% ;

●	3 to 6 years: 26%;

●	Less than 3 years: 30%.

2.5. A high-profitability value creation model

2.5.1. A growth-oriented strategy

ARGAN’s strategy is to develop PREMIUM warehouses to the latest standards. Trade-offs are made periodically on the oldest warehouses to maintain this “PREMIUM” portfolio. The Company’s rental prices track market prices as closely as possible in the spirit of long-term partnership with its tenant clients.

The attention paid to the quality of the assets held and to maintaining a long-term relationship of trust with clients has enabled ARGAN to record strong growth in its revenues. The revenue target for the end of 2024 is €197 million, after having achieved €184 million in 2023 and €67 million in 2016, which represents an average annual growth rate of rental income over the period 2016-2023 of more than +15%.

More specifically, rental income increased significantly by +11% from end-2022 to end-2023. This increase represents €17.5 million in additional rental income, as detailed below:

166.1
8.2
6.8
1.5
2.2
-1.2
183.6
End of 2022
Full-year effect of 2022 delivery
2023 renegociation and revision of leases
Occupancy
2023 deliveries & acquisitions
2022 & 2023 disposals
End of 2023

2.5.2. A model with proven high profitability with controlled debt

ARGAN’s development model is characterised by high profitability, with Recurring Net Income representing around 70% of rental income on average and over the long term. More specifically, this ratio stood at 69% in 2023.

This high profitability reflects an ability to respond to market developments and expectations and reflects the relevance of the strategic choices made by developing assets that:

●	Are PREMIUM quality in sought-after locations; and

●	Meet the expectations of tenant clients, with tailor-made warehouses and a long-term relationship of trust.

ARGAN also intends to pursue its development by relying on controlled debt. The LTV ratio reached 49.7% at end-2023 and, at a constant capitalization rate or close to this level at 31 December 2023 (5.1% excluding transfer duty), and this ratio is expected to fall significantly from end-2024 in a context where the Group ceases to raise new debt from 2024.

Thus, while the 3-month Euribor rose by +3.1 percentage points for the 2023 average compared to 2022, the cost of debt increased by only 0.8 points to 2.3% and this cost is expected to remain relatively stable at 2.4% in 2024, assuming that the 3-month Euribor over the year is around 4%.

2.6. Regulatory framework

In developing and holding real estate assets, the Company is subject to various regulations and must both fulfil health risk prevention and personal safety requirements and protect the environment. The key features of these regulations are described below, bearing in mind that this overview is not intended to be a comprehensive analysis of the regulations that affect the Company.

2.6.1. Regulation relating to town planning law

When building its warehouses, ARGAN must heed the rules applicable in this area and in particular the local rules as laid down in the POS (Plan d’Occupation des Sols - land use plan) or, since the SRU (Solidarité et Renouvellement Urbain - Solidarity and Urban Renewal) law of 13 December 2000, the PLU (Plan Local d’Urbanisme - Local urban development plan) governed by Articles L.123-1 et seq. of the French Town Planning Code, as well as the ZAC (Zone d’Aménagement Concerté -Joint Development Zone). These must themselves be consistent with the supra-district standards such as the SCOT (Schéma de Cohérence Territoriale - a comprehensive zoning and development plan) governed by Articles L.122-1 et seq. of the French Town Planning Code and, in and around Paris, the SDRIF (Schéma Directeur Régional Ile de France - Regional Masterplan for Ile de France).

These various town planning documents apply the general principles set out in Article L.121-1 of the French Town Planning Code:

●	The balance between natural areas or farmland and developed areas or land approved for development;

●	The diversity of urban functions and social diversity in urban areas;

●	Control of motorised travel and prevention of nuisances, as well as the safeguarding of water, air and ecosystem quality.

In the absence of a POS or PLU, the common law must be applied in accordance with the rules of the National Planning Regulation (NPR), in accordance with Articles L.111-1-1 et seq. of the French Town planning Code.

2.6.2. Rules relating to ICPE regulations

The decree of 5 August 2002 is replaced by the ministerial decree of 11 April 2017 on loss prevention in covered storage facilities subject to authorisation, registration and reporting under section 1510. It applies to covered storage spaces (storing more than 500 tonnes of combustible materials, products or substances) with the exception of facilities used to store categories of materials, products or substances covered by the French Council of State classification, buildings intended exclusively for storing motor vehicles and trailers and establishments open to the public.

The authorisation is granted by the Prefect and examined by staff at the DREAL (Direction Régionale de l’Environnement, de l’Aménagement et du Logement - regional environment, planning and housing agency) and is intended to protect the environment, people and property. A public survey of neighbouring and local communities is conducted in this regard by an investigating commissioner, who submits a report setting out his or her opinion on the proposed development.

The Company uses specialised companies to build its hubs. It takes particular care to select high-quality contractors with the skills and experience necessary to safeguard the environmental quality of its projects.

ARGAN’s warehouses are all authorised depending on the size of the facility and the nature of the materials being stored.

Should the nature and quantity of the products stored change significantly, the DREALs could challenge prefectoral authorisations issued prior to the decree of 11 April 2017; in this case, the said decree would then be applied.

ARGAN owns buildings covered by authorisations that date from prior to the decree of 11 April 2017. If necessary, however, they would fulfil the criteria of the said decree, subject to some possible adaptations in due course.

There are currently three different ICPE regimes, namely:

●	A declaration regime for the storage of combustible products over 500 tonnes and a warehouse capacity of less than 50,000 cubic meters;

●	A registration regime for the storage of combustible products over 500 tonnes and a warehouse capacity of between 50,000 cubic meters and 900,000 cubic meters; and

●	An authorisation regime for the storage of combustible products over 500 tonnes and a warehouse capacity of more than 900,000 cubic meters.

ARGAN takes great care to comply with this regulation, which is essential in its sector of activity. The Company works with a specialised firm of engineering consultants to compile the application in conjunction with and on behalf of the tenant, and attends preparatory meetings until the prefectoral order is handed down in the tenant’s name.

At 31 December 2023, the Group owned buildings with classified facilities listed in the table presenting the locations, ownership methods and surface areas of the assets, in chronological order, included in this document above.

2.6.3. Health rules

2.6.3.1. Asbestos

Asbestos was long used in the construction industry for its thermal and noise insulation properties and for fire protection, but the use of asbestos is prohibited in France since 1 January 1997, due to its carcinogenic effects.

The rules on the prevention of asbestos-related health risks are set out in Articles R.1334-14 to R.1334-29-9 of the French Public Health Code.

The rules require owners to look for asbestos in their buildings and to prepare and update the asbestos survey report. This report indicates the location and condition of any materials and products containing asbestos. It also specifies the removal and containment work carried out, as well as the safety instructions to follow when handling, managing and disposing of asbestos waste.

Under the French Public Health Code, when the asbestos survey report reveals the presence of asbestos, the owner must then check the condition of the sprayed insulation, lagging and false ceilings. Depending on how badly the asbestos has deteriorated, he must then carry out work to contain or remove it, to be completed within 36 months of the date of the inspection report.

The owner shall make the survey report available to the building’s occupants and furnish it to any person undertaking work in the building and to various bodies on request.

However, the obligation to prepare an asbestos survey report only applies to buildings for which a building permit was issued prior to 1 July 1997. The Group’s assets covered by the rules have all been investigated to establish whether asbestos is present and all the measures required in case of its discovery have been implemented.

The buildings owned by the Company do not fall within the scope of this regulation, having been constructed after 1 July 1997.

2.6.3.2. Lead poisoning

Lead poisoning results from lead absorption, particularly as a result of exposure to deteriorated surface coatings containing lead paint. Lead poisoning may cause anaemia or irreversible damage to the nervous system.

The rules on the prevention of health risks related to lead poisoning are set out in Articles L.1334-1 to L.1334-12 and R.1334-1 to R.1334-13 of the French Public Health Code, as amended by Decree No. 2006-474 of 25 April 2006 on the fight against lead poisoning and the decision of 19 August 2011 on identifying risks of lead exposure.

In this regard, when the prefect is notified of a case of lead poisoning in a child or a risk of lead exposure for a minor, the prefect immediately opens an investigation into the affected minor’s environment to determine the source of the poisoning.

As part of this investigation, the prefect may arrange for inspection of the cladding on the building or the part of the building the affected minor lives in or regularly frequents or for which a risk of lead exposure has been reported.

Should the investigation into the affected minor’s environment identify the presence of a source of lead exposure that is likely to have caused the child’s poisoning, with deteriorated coatings containing lead at concentrations in excess of the limits set by decree, the prefect will require the owner to carry out the necessary works, i.e. to place covering materials over the relevant surfaces and, where appropriate, to replace certain elements.

In addition, if a property constructed before 1 January 1949 is sold, a lead exposure risk report identifying coatings containing lead and, where applicable, a summary statement of the factors responsible for deterioration of the building is produced, depending on whether the building is located in an area classified as being at risk of lead exposure.

The buildings owned by the Company do not fall within the scope of this regulation, having been constructed after 1949.

2.6.3.3. Legionellosis

The legionella bacteria responsible for many diseases can proliferate in systems and equipment that allow water to circulate at a temperature of between 25°C and 45°C. There is a substantial risk of proliferation in domestic hot water installations (e.g. showers) and air treatment appliances (e.g. air cooling towers).

No case of legionellosis has been reported in the buildings owned by ARGAN.

2.6.4. Rules on passenger lift safety

A new regulation introduced by Decree N° 2004-964 of 9 September 2004 on lift safety, supplements the previous provisions and stipulates, in particular, that lifts are to be serviced to keep them in good working order and to ensure passenger safety, in accordance with the provisions of Articles R.125-2-1 and R.125-2-2 of the French Construction and Housing Code.

In general, the buildings owned by ARGAN do not have lifts. In the few buildings that have lifts, the tenant is responsible for their upkeep and maintenance under the terms of the lease.

2.6.5. Rules on environmental protection

2.6.5.1. Climate and Resilience Law

Adopted on 24 August 2021, the Climate and Resilience Law follows on from the 2018 Biodiversity Law and the 2019 Energy and Climate Law, and aims to combat climate change and strengthen resilience to its effects. It took effect on 1 January 2023.

This law concerns commercial and tertiary buildings, and in particular warehouses, with the aim of developing solar energy production through the land use of these buildings. In this respect, newly built warehouses joining ARGAN’s portfolio are concerned since it defines the solarisation of new buildings. It requires that building permits for new buildings or expansion projects include a renewable energy production process or a vegetation system.

Three key steps are defined:

●	From 1 January 2023: New industrial, commercial and artisanal buildings or warehouses and hangars of more than 500 sq. meters And office buildings of more than 1,000 sq. meters will have to vegetate or solarise 30% of their surface area;

●	From 1 July 2023: existing car parks of more than 1,500 sq. meters must be equipped with solar canopies over at least half of their surface area (with a maximum implementation period between 2026 and 2028);

●	From 1 January 2024: New car parks of more than 500 sq. meters must vegetate or solarise 50% of their surface area, and 100% of shade canopies, where they exist.

The Climate and Resilience Act also introduced the obligation, as of 1 July 2023, to integrate systems to manage runoff water in the car parks associated with the new buildings (permeable coatings, seepage nodes, etc.). This law was supplemented by the law of 10 March 2023 on the acceleration of the production of renewable energies.

ARGAN incorporates these obligations into all its developments and has accelerated its strategy of producing green energy at its sites in recent years by systematising the delivery of Aut0nom® warehouses for all new projects. These warehouses, the idea of which is to produce green energy locally through photovoltaic panels on the roof and to store energy using batteries, take care of self-consumption for heating, cooling and lighting needs. At the end of 2023, around ten Aut0nom®-certified sites were delivered or under development. We have also begun the deployment of photovoltaic shade canopies on certain projects, such as the site delivered in 2023 to Decathlon in the municipality of Montbartier.

2.6.5.2. Statement of Risks and Pollution (ERP)

If a property asset (residential or other) is located in an area covered by a natural, mining and technological risk prevention plan, or an area of seismic activity defined by decree, or a regulatory area of high radon potential, or on lands located in a soil information sector (SIS), the vendor or lessor must inform purchasers or tenants of the existence of the risks covered by that plan or decree. The details are provided in an ERP (Etat des Risques et Pollutions - statement of risks and pollution) based on the information supplied by the prefect. The statement is attached to the lease agreement or any unilateral agreement to sell or purchase, and any contract effecting or recording the sale. Decree N° 2018-434 of 4 June 2018 specifies the arrangements for making this disclosure and the content of such statement of risks and pollution.

This disclosure relates to properties located in:

●	The risk exposure zone demarcated by an approved technological risk prevention plan;

●	An area exposed to risk circumscribed by a foreseeable natural risk prevention plan that has been approved or where certain provisions have been made immediately enforceable pursuant to Article L. 562-2 of the French Environmental Code;

●	Zones being assessed with a view to developing a prescribed technological risk prevention plan or natural risk prevention plan;

●	Any of the areas of seismic activity 2, 3, 4 or 5 listed in Article R.563-4 of the French Environmental Code;

●	An area exposed to risk circumscribed by a foreseeable mining risk prevention plan that has been approved or where certain provisions have been made immediately enforceable pursuant to Article L.562-2 of the French Environmental Code;

●	An area of level 3 radon potential as defined in Article R.1333-29 of the French Public Health Code;

●	A district included in the list of lands classified as Soil Information Areas (SIS) provided for in Article L.125-6.

The statement of risks and pollution attached to the lease agreement or any unilateral agreement to sell or purchase, and any contract effecting or recording the sale must mention the risks referred to in the documents described and the evidence attached to the prefectoral order and to which the building being sold or leased is exposed. The statement is supplied together with extracts from the documents and evidence used to pinpoint the building in relation to the risks incurred. The seller or lessor prepares the statement of risks and pollution using a template adopted by ministerial decree. The statement must be drawn up less than six months prior to the date of signature of the written lease agreement, the agreement to sell or the document effecting or recording the sale of the property asset.

The obligation for vendors and lessors to provide information on risks and pollution is applicable (in different forms) since 1 June 2006. For tenants, the obligation to attach the statement of risks relates to written lease agreements “noting the new tenant’s entry into the premises”.

2.6.5.3. Environmental Appendix

Law no. 2010-788 of 12 July 2010 establishing a national commitment for the environment and its implementing decree of 30 December 2011 (the “Grenelle 2 Law”) introduced the requirement, from 1 January 2012, for lease agreements (in particular commercial) on office premises or shops of more than 2,000 sq. meters to include an environmental appendix; this provision has applied to all current leases since 14 July 2013 (Article L.125-9 of the French Environmental Code).

This environmental appendix incorporates the information that the Lessor and the Lessee must provide on the characteristics of the building and the leased premises. They can then adopt a joint policy to limit energy and water consumption and CO2 emissions, improve waste recovery, encourage collective or ‘soft’ modes of transport and use more environmentally friendly construction materials.

2.6.5.4. Energy performance

Articles L.134-1 et seq. of the French Construction and Housing Code require an energy performance assessment certificate to be drawn up. In the case of a proposed building, the project owner prepares the certificate for handover to the building’s owner, while for an existing building, it is the owner who prepares the certificate for handover at the time of sale or, if the building is for residential use, at the time of rental.

Pursuant to the Grenelle 2 Law, this assessment is mandatory when entering into a commercial lease on all or part of a building, and the certificate must be attached to the lease agreement for information purposes. When the commercial lease pertains to a proposed building, the tenant must be supplied with the assessment certificate no later than the time of receipt of the asset.

The assessment includes the amount of energy consumed or estimated and a reference scale-based classification for evaluating the building’s energy performance. It also includes recommendations for improving this performance.

The Group upholds compliance with these provisions.

2.6.5.5. Termites

The rules on environmental protection related to termites are set out in Articles L.133-1 to L.133-6 and R.133-1 to R.133-7 of the French Construction and Housing Code.

Responsibility for termite control lies with district or prefectoral authorities. If a building is located in an area that the district council has defined as being at risk, the mayor may require the building owner to check for termites and supply a parasite assessment report.

If applicable, should the assessment identify that termites are present, the mayor could enjoin the building owner to carry out the work needed to prevent or eradicate them. In addition, when termite outbreaks are identified in one or more districts, the areas of infestation or likely short-term infestation are demarcated by a prefectoral order.

In addition, the occupier of any existing or proposed building with a termite infestation must declare it at the town hall. In the absence of an occupier, the owner is responsible for making such declaration.

None of ARGAN’s buildings has any termite infestation.

2.6.6. Rules on rental

Rental of the Group’s property assets is governed by the provisions of Articles L.145-1 et seq. and R.145-3 et seq. of the French Commercial Code as amended by Law N° 2014-626 of 18 June 2014 (known as the “Pinel” Law), relating to commercial leases. In particular, the public policy provisions of this statute impose a minimum lease term of 9 years, the right for the tenant to renew, under certain conditions, and failing that, the right to compensation for eviction. They also govern rent reviews during the term of the lease and setting the rent when the lease is renewed.

ARGAN’s leases have been contracted in accordance with applicable legislation.

2.6.7. Rules pertaining to SIIC (Société d'Investissement Immobilier Cotée – listed real estate investment company) status

As of 1 July 2007, the Company opted for the SIIC tax regime (the French REIT regime) (Article 208 C of the French General Tax Code), to exempt it under certain conditions from corporate tax on rental income and capital gains earned on the disposal of buildings to unrelated persons, and income from participating interests in partnerships with the same corporate purpose and the same activity or subsidiaries that are also subject to the same regime.

A change in or loss of the SIIC tax regime could have a significant adverse effect on the Company’s results. The Company is currently compliant with all the requirements linked to developments in this regime, and in particular with the obligations around the maximum number of shares the majority shareholder may hold.

2.6.7.1. Scope

The SIIC regime is an optional regime for stock companies that continue to fulfil all the following criteria on an ongoing basis:

●	Listing on a regulated French or foreign market under certain conditions and share capital of €15 million or more;

●	The company’s corporate purpose and main activity is to acquire or construct buildings for rent and/or hold direct or indirect participating interests in legal entities with the same corporate purpose, whether their activity is conducted in France or abroad;

●	Since 1 January 2007, SIICs have also had to fulfil the following two criteria:

○	on the date the company opts for the SIIC regime and only on that date, at least 15% of the company must be owned by persons who each hold less than 2% of the capital and voting rights, directly or indirectly,

○	the direct or indirect holding by a shareholder or group of shareholders, whether French or foreign, acting in concert within the meaning of Article L.233-10 of the French Commercial Code, must be less than 60% of the share capital or voting rights. This condition is assessed continuously during each financial year of the scheme's application. It should be noted that this condition does not apply when the person or persons acting in concert also fall under the SIIC regime, but this exemption is not applicable to the subsidiaries of these same entities, including when they have opted for the special regime.

Companies that opted for the regime prior to 1 January 2010 have had to fulfil this last criterion since 1 January 2007.

Subsidiary companies of the SIIC that are subject to corporate tax may also opt individually for this exemption regime if (i) they are controlled, directly or indirectly, to the extent of at least 95%, by one or more SIICs or at least 95% by one or more SIICs and/or one or more SPPICAVs and (ii) their main purpose and main activity are identical to those described above.

The income of the companies referred to in Article 8 of the French General Tax Code, whose corporate purpose is identical to that of their SIIC partners or subsidiaries that have opted for the new scheme, although they do not fall within its scope, benefit from the exemption subject to the condition of distribution. The results of transactions carried out by these partnerships (which are deemed to be carried out by the partners) are exempt with respect to their partners which have opted for the scheme, on a pro rata basis according to their rights and under the conditions provided for in Article 208 C of the French General Tax Code.

2.6.8. Exemption scheme

2.6.8.1. Exempted income

●	Profits taken from the lease of buildings or the operation (lease or sub-lease) of buildings as holders of certain similar real rights (construction lease, emphyteutic lease, usufruct) or from the subletting of leased buildings (new agreements or agreements entered into from 1 January 2005) by the SIIC and its subsidiaries that have opted for the scheme or have been granted temporary enjoyment thereof by the government, a local authority or one of its statutory bodies, are exempt from corporate tax provided that at least 95% of the amount of the profits is distributed before the end of the financial year in which the profits were made;

●	Capital gains resulting from the sale to non-related companies, within the meaning of Article 39-12 of the French General Tax Code, of buildings, certain real rights, rights associated with finance-leasing contracts relating to a building, for contracts signed or acquired with effect from 1 January 2005, securities of subsidiaries subject to corporate tax that have opted for the regime, and equity interests in the companies referred to in Article 8 of the French General Tax Code with an identical purpose to the SIIC are exempt from corporate tax, provided that at least 70% of the amount of the capital gains is distributed before the end of the second financial year after the gains are made;

●	Dividends received from subsidiaries that have opted in are exempt provided that they are distributed in full during the financial year following their receipt. A SIIC receiving dividends from another SIIC, a foreign company with equivalent status or a company investing primarily in property (Société de Placement à Prépondérance Immobilière à Capital Variable, SPPICAV) may also be exempted with respect to these dividends, provided that it redistributes them in full if it holds at least 5% of the capital and voting rights of the distributing company for a minimum period of 2 years. The share of earnings from partnerships returning to the SIIC or its subsidiaries that have opted for the regime is exempt, as a function of their respective rights, under the same conditions as above, including distribution.

2.6.8.2. Taxable income

Earnings from other business activities are established and taxed in accordance with the rules of common law.

Procedures for allocating costs that are shared by the exempt and taxable sectors

The principle is that of full and exclusive allocation to any of the sectors, where possible and where the company can justify this.

If shared costs are not allocated exclusively, then as a general rule they may be allocated to the exempt sector using a ratio where the numerator is the amount of the income for the exempt sector and the denominator is the total amount of income for the company.

Procedures for allocating financial expenses

In principle, if net financial income is positive, it is subject to tax.

Conversely, if net financial income is negative:

●	The principle is that costs are allocated exclusively and in full to one of the sectors when this is possible and justified;

●	Failing that, the allocation to determine the result of each sector is based on a ratio where the numerator is the gross book value of the assets contributing to the generation of the exempt or taxable income (depending on the sector in question) and the denominator is the gross book value of all the assets.

Tax regime for dividends distributed to SIIC shareholders pursuant to the distribution obligation

●	Dividends distributed pursuant to the distribution obligation cannot trigger the application of the parent company regime for the company that receives them;

●	Since 1 January 2018, dividends paid to natural persons domiciled for tax purposes in France have been taxed as follows:

○	In the year of payment, a non-definitive, flat-rate withholding tax at a rate of 12.8% as well as social security deductions at a rate of 17.2% (i.e. an overall rate of 30%);

○	In the year after the dividend is paid:

-	a one-off, flat-rate withholding tax of 12.8% after deduction of the non-definitive withholding tax paid in the year of dividend payment; or

-	the taxpayer may exercise an express, irrevocable and global option, meaning one that covers all revenue falling within the scope of the one-off, flat-rate withholding tax, such that the dividend may be subject to income tax in accordance with the progressive scale, with a 40% allowance applied on a limited basis to the portion of the dividend resulting from taxable activities. From the corresponding tax, the non-definitive, flat-rate withholding tax paid in the year of dividend payment is deducted (Articles 200 A, 13, and 158 of the French General Tax Code). Any surplus deduction is returned. In addition, with effect from 21 October 2011, SIIC securities and the corresponding dividends are no longer eligible for the PEA (Plan d'Epargne en Actions - Share Savings Plan), although shares already held within a PEA on that date may remain there.

●	The SIIC may also owe a 20% levy on distributions out of exempt income that are paid to shareholders, other than natural persons, who hold 10% or more of its capital directly or indirectly, and who would not be subject to corporate tax or an equivalent tax (amount equivalent to two thirds or more of the corporate tax payable under the same conditions in France) on dividends paid out by the SIIC. This withholding is not due if the beneficiary of the distribution is a company subject to an obligation to fully distribute the dividends that it receives and whose shareholders owning, directly or indirectly, at least 10% of its capital are subject to corporate tax or an equivalent tax on the distributions they receive. This withholding cannot be either charged or returned and does not qualify as a deductible expense when calculating the distributing company’s profit or loss. It must be paid voluntarily in the month following payment of the dividend;

●	Finally, with regard to foreign shareholders, the dividends paid to them will, in principle, be subject to withholding tax in France at the rate of 25% for legal entities or 12.8% for natural persons, subject to potential application of international tax treaties and regulations specific to certain non-cooperative States or territories.

Restructuring operations or transactions within the Group

●	If need be, the legislation provides for a tax neutrality regime for mergers appropriate to the specific features of SIICs (Article 208 C bis of the French General Tax Code);

●	After opting for the exemption scheme, assets that become eligible for this exemption scheme give rise to payment of a corporate tax at a rate of 19% over four years calculated against the associated unrealised capital gains;

●	In addition, the capital gain realised by a SIIC or one of its subsidiaries on the sale of a building, real rights or rights relating to a leasing contract on a building is exempt with no requirement to make a distribution when (i) the buyer is covered by the exemption regime (SIICs, subsidiaries of SIICs, SPPICAVs, subsidiaries of SPPICAVs) and (ii) the seller and the buyer are related companies within the meaning of Article 39-12 of the French General Tax Code. However, the buyer must undertake to comply with certain conditions and commitments (comparable to those applicable in the event of a merger subject to the preferential scheme) and in particular, in the event of a sale of properties, to reintegrate over a period of fifteen years and in its exempt tax income subject to a distribution obligation up to 95% of the capital gain generated in respect of depreciable items (buildings).

Exiting the exemption regime

Penalties or supplemental taxes are applied if an SIIC exits the exemption regime.

If exit occurs within ten years of opting in, the capital gains that were subject to the exit tax at SIIC level are subject to additional taxation at the corporate tax rate under ordinary law, less the exit tax paid at the time of entry into the scheme. No such sanction is applied if one of the subsidiaries exits the regime or if an SIIC is controlled to the extent of least 95% by another SIIC and remains subject to the exemption regime.

An additional tax of 25% is also payable on the portion of unrealised capital gains earned during the exemption period after application of a reduction of one tenth per calendar year elapsed since entry into the SIIC regime.

Furthermore, profits previously exempt under the SIIC regime are partially taxed under the conditions of common law. The reinstatement relates to the portion of the distributable profit within the meaning of the first paragraph of Article L232-11 of the French Commercial Code, existing at the end date of the exit period and resulting from profits that were previously exempt under the SIIC regime.

Finally, in the event that a SIIC exits the regime permanently following a suspension period because the 60% holding threshold was exceeded (see below), it must also pay corporate tax at the reduced rate of 19% on the unrealised capital gains generated during the period of suspension from the regime.

Special provisions concerning the limitation on equity interest of majority shareholders

●	Since 1 January 2010, for companies that have opted for the SIIC regime before 2007, a majority shareholder or a group of shareholders acting in concert must hold, directly or indirectly, less than 60% of the share capital and voting rights of the SIIC, failing which, the company will be liable for corporate tax in respect of the financial year in question. Fulfilment of this condition is assessed on an ongoing basis during a financial year and does not apply if the shareholder or shareholders in question are themselves SIICs. However, the 60% condition is temporarily set aside in the event of a takeover bid/public exchange offer within the meaning of Article L.433-1 of the French Monetary and Financial Code, restructuring operations referred to in Article 210-0 A of the French General Tax Code or a conversion or redemption of bonds into shares. In these situations, if the majority shareholder comes to hold 60% or more of the capital or voting rights of the SIIC during a financial year, the 60% condition is nevertheless deemed to have been respected if the holding rate is brought below 60% by the end of the period provided for the filing of the earnings report for the financial year during which the threshold was exceeded.

●	In the event of non-compliance with the condition that ownership of capital or voting rights must be kept below 60%, the exemption regime is temporarily suspended and the SIIC becomes subject to corporate tax under the conditions of common law for the financial year during which the 60% threshold was exceeded. Should a building be disposed of during the suspension period, the taxable capital gain is reduced by the cumulative amount of depreciation applied during the exemption period;

●	The regime may only be suspended once in the ten years after opting for the plan or the ten years thereafter. If the situation is not rectified within the specified period or the cap is exceeded on successive occasions, the SIIC exits the regime permanently, with the consequences being as described above (see the paragraph on Withdrawal from the exemption scheme);

●	Returning to the exemption regime has a similar impact in terms of tax treatment to a discontinuation of business, although with one mitigation measure: only net unrealised capital gains on assets eligible for the exemption regime generated during the suspension period are taxed at the rate of 19%.

2.7. Appraisals

The value of ARGAN’s assets published in the Group’s financial documents as well as this Registration Document is based on the conclusions of an expert report prepared by CBRE Valuation. The information below presents an extract from the Appraisal Report as at 31 December 2023 drawn up by CBRE Valuation – 131 avenue de Wagram, 75017 PARIS.

2.7.1. Background

ARGAN S.A., represented by Mr Francis Albertinelli and Mr Claude Le Lan, respectively Chief Financial Officer and Management and Treasury Controller, asked us to carry out a study of the fair value at 31 December 2023, given the current state of occupation, of 96 real estate complexes for use as warehouses located in the Paris Region and the Province.

The task was led by Anne Digard, Frics, Chair of CBRE VALUATION, and involved a team of 9 property experts, med by Marion Baco, based in Paris, Lyon, Bordeaux, Toulouse, Marseille, Lille and Nantes offices:

●	Mathieu Mendiondou, Property Appraiser

●	Jean de Torres, Analyst

●	Thibault Liquette, Property Appraiser

●	Déborah Cammisar, Property Appraiser

●	Nizar Ferdadi, Property Appraiser

●	Camille Klinklin, Property Appraiser

●	Juliette Chabriais, Property Appraiser

●	Antoine Robert, Property Appraiser

●	Victor Hoffman-Glemane, Property Appraiser.

The task was confirmed by an amendment to the agreement dated 18 December 2023.

Note: As agreed in the framework agreement, the consolidated assets of the three entities ARGAN, NEPTUNE and CARGAN LOG will be presented. The portfolio of CARGAN LOG, which is the subject of a separate appraisal contract, are composed of five assets (Le Plessis-Pâté, Rognac, Lens, Mondeville and Castries) that will be added to the presentation and summary of the assets of the ARGAN portfolio. In total, the scope currently includes 96 + 5 assets that will be presented on a consolidated basis

2.7.1.1. Appraisal & updating visit

96 properties were subject to either:

●	Updating without a visit (75 updates to property units);

●	Appraisals with visits (18 sites);

●	3 file-based reviews: Asset 241 – St Jean sur Veyle – U Proximité; Asset 243 – Eslettes – DSV; Asset 245 – Bolbec – Dachser.

2.7.1.2. Basis for work

We were provided with the following information for each of the property units:

●	A statement of the surface areas;

●	A statement of the terms of leases;

●	The rental situation as at 31 December 2023;

●	The tax regime applicable at the date of valuation in the event of resale;

●	Copies of any new leases, amendments and specific information on leases or renewals for certain assets.

2.7.1.3. Observations – Reservations

●	Our starting point for surface areas was the surface area data supplied by our client;

●	As agreed with our client, we were not provided with the authorisations for Classified Facilities for Environmental Protection (ICPE). We take the default position that the information provided by Argan is accurate, that ICPE Authorisations are consistent with the current rules on Classified Facilities for the Environment and that the buildings’ status in respect of this regulation has no impact on the values determined in this report;

●	Should any differences in surface areas be identified as a result of a survey by a surveyor, our calculations and results would need to be amended accordingly;

●	With regard to the use of the premises in accordance with the applicable regulations, we have appraised the surface areas based on the information about use that our client supplied.

When factoring the regime applicable in case of a transfer into our calculations, we use a fixed amount determined according to the regime to which the appraised property would be subject. As a result, the rate for acquisition expenses on a transaction subject to transfer taxes, is set at 6.90%.

Special cases: Ile de France

Pursuant to Article 50 of the Amending Finance Law adopted on 29 December 2015, with effect from 1 January 2016 an additional tax of 0.6% is collected for the Ile de France region, on top of the registration charges for transfers for consideration of premises for office or business use or for storage. We use a fixed rate of 7.50% for transfer taxes for these three categories of property. For other types of property, we use a fixed rate of 6.90%. For mixed-use buildings including housing and offices/business premises, we also use a fixed rate of 6.90% unless the tax authorities adopt a different position and specify the formula to be applied for deducting transfer taxes.

In the event of a transaction subject to VAT, the reform of 11 March 2010 amending the conditions for liability to the VAT regime, makes its application in respect of sales of property assets dependent on commitments made or options taken by the parties.

Any options and commitments are only known once the transaction has been completed. As a result, without accurate knowledge of all these parameters, we carried out this appraisal on the conventional basis of the most likely scenario, making certain implicit assumptions. CBRE Valuation cannot be held liable in the event that the tax conditions applied are different from those used in this appraisal.

In general, land charges are eligible for legal costs at a rate of 1.80%, based on a greenfield site for a proposed construction project.

●	If the information provided were shown to be incorrect or if we were provided with additional information at a later date, the accuracy of this valuation would be affected as a result and, in such circumstances, we reserve the right to amend our report accordingly.

2.7.1.4. Report format

In accordance with our client’s instructions, we have prepared a summary 8 to 10 pages long for each building, containing the address, a photo of the building and a site plan (for buildings we visited), a brief description, the rental and legal situation and the valuation of the assets.

For newly acquired assets, we have prepared comprehensive reports including the address, photos of the building, site plans, aerial views, descriptions of the location and the asset, the rental and legal situation, information on town planning and the environment and the valuation of the assets.

2.7.2. Methodology

2.7.2.1. Principles

Our property appraisals conform to the following standards:

●	The current Charter of Property Valuation;

●	The current COB (Commission des Opérations de Bourse – Securities and Stock Exchange Commission) report of 3 February 2000 (the Barthès de Ruyter Report);

●	The current European Valuation Standards from The European Group of Valuers’ Associations (TEGoVA);

●	The current valuation standards of the Royal Institution of Chartered Surveyors (RICS).

Regular external audits of compliance with confidentiality and ethics rules are conducted. The information disclosed to CBRE VALUATION may not be used for purposes other than valuation of the buildings (unless otherwise expressly instructed or authorised by the client). For the purpose of this assignment, CBRE Valuation has signed the NON-DISCLOSURE AGREEMENT drawn up by ARGAN SA.

Our appraisals are carried out by qualified experts in accordance with the criteria set out in these documents.

Each property is considered as an investment and is appraised on the basis of “Open Market Value”, i.e. the best price that might reasonably be expected for the sale of a property without regard to financing considerations on the valuation date. It assumes:

●	A willing vendor;

●	That a reasonable period has elapsed prior to the valuation date (review of the nature of the property and the state of the market) for letting the property and reaching an agreement on the price, terms and completion of the sale;

●	That the state of the market, values, and other circumstances were the same as on the valuation date, no matter when the contracts are assumed to have been exchanged prior to that date;

●	That any higher bid by a potential buyer with a special interest has been disregarded; and

●	That both parties to the transaction have acted with full knowledge of the facts, while exercising caution and without constraint.

2.7.2.2. Methods

We will use the discounted cash flow method to determine the fair value of the assets of the ARGAN Group based on the assumptions used for this assignment.

Discounted cash flow method

We believe this method to be the most appropriate for the portfolio, given the change in rental conditions and particularly the reduction in fixed periods for most assets (10-year cash flow).

This method has proven to be the most appropriate for complex development of cash flows, particularly since leases are signed per asset.

It consists of discounting the expected net financial flows, including resale, over a given period (10 years).

In the Discounted Cash Flows method, the Current Value is calculated using the following elements:

●	Discounted net financial flows including income and expenses:

○	Income: guaranteed minimum rents, with indexation,

○	Charges (if any): non-billable expenses, management and letting fees, doubtful rents, letting expenses, budgets for major repair works (non-refundable amounts), maintenance costs, etc. Note that for the majority of leases, all costs and works are charged to the lessee, including costs under Article 606 of the French Civil Code.

●	The resale price at the end of the period: Net cash flow for year 11 capitalised and collected at the end of year 10;

●	A discount rate: this rate is used to calculate the present value of future net cash flows. There are two ways to approach this discount rate:

○	Using the risk-free asset rate (10-year OAT), to which we add a liquidity premium and a risk premium associated with the building;

○	By comparison with the discount rates applied to flows generated by assets of the same type.

The discount rate for our review was calculated by overlapping these two approaches. Cash flows develop according to contractual indices and the market change indices used.

So largely according to these parameters (excluding assets with a pre-determined indexation):

Change (Warehouse class)	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	Annual average over 10 years
-Tertiary activities rent index rents	5.5%	3.0%	2.5%	2.25%	2.25%	2.25%	2.25%	2.25%	2.25%	2.25%	2.68%

-Rental value Constrained area	2.50%	3.00%	3.00%	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	2.11%

-Rental value Unconstrained area	0.00	0.00%	1.00%	1.25%	1.50%	1.70%	1.70%	1.70%	1.70%	1.70%	1.23%

- Activities	1.25%	1.50%	1.50%	1.50%	1.50%	1.70%	1.70%	1.70%	1.70%	1.70%	1.58%

All Cash Flows are then discounted over 10 years, bearing in mind that year 11 includes the receipt of rents as well as the net resale price of the property.

An exception to this rule is the DCF used for assets on construction leases. In this case, the discount period is modelled on the remaining period of the construction lease.

For cross-checking purposes, we also applied the income capitalisation method:

Income methods

These methods consist of applying a rate of return to an income (to capitalize it), whether this income is recognised or existing income or theoretical or potential income (market rent or market rental value).

The methods can be applied in different ways depending on the basis of the types of income considered (actual rent, market rent, net income), for which there are separate rates of return. To determine the rental value, we make a comparison with the market rents that may be obtained for property assets in a given region, under standard lease terms and conditions.

The concept of market rental value implies that at the time the lease is signed, no capital sum is paid to either the previous tenant (right to the lease) or the owner (key money, initial lease payment).

●	Definition of “Fair Value” (IFRS 13)

Since 1 January 2013, it has been appropriate to consider “Fair Value” based on a new definition under IFRS 13 (Fair Value Measurement), whereby it is “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”.

The standard establishes a hierarchy of the inputs used to measure fair value.

For assets within the scope of our assessment, we will categorise the inputs to our valuation as follows:

Key inputs	Level
Warehouses: 5 relevant items of data
- Rate of return	3
- DCF discount rate	3
- Terminal value of the DCF	3
- MRV (market rental value)	3
- Rent accrued	2

Highest and best use: We have not identified any alternative use for the assets that make up the portfolio covered by our assessment which, if redeveloped, would produce a fair value greater than we have calculated for its current use.

2.7.3. Conclusion

Based on our assessment, we arrived at fair values for the ARGAN portfolio as at 31 December 2023 of:

€3,660,260,000 excl. tax/excl. VAT and excl. agency fees or €3,870,000,000 excl. VAT/DI and FAI

Registration costs and fees: ordinary law regime	6.20%, 6.90% or 7.50% depending on the region
VAT regime:	1.80%

Reserves: Warning clause: We draw your attention to the combination of a global inflationary situation (leading to an increase in interest rates), on the one hand, and the recent failures and tensions in the banking system, on the other hand, which have increased risks related to the credit market, the fall in market values and greater volatility in the real estate markets in the short and medium term.

Experience has shown that the behaviour of users and investors can change rapidly during such periods of heightened volatility. Lending or investment decisions should reflect this increased level of volatility and deteriorating market conditions.

It should also be noted that the findings set out in this report are only valid at the date of the appraisal. We recommend that this appraisal be reviewed periodically to take account of market developments caused by topical events.

Marion Baco – REV-IFEI, Logistics Director	Mathieu Mendiondou, Property Appraiser

Drawn up on 31 December 2023

2.7.4. Summary of results

The appraisal by CBRE shows a value of €3,660 million excluding taxes for the built portfolio at the end of December 2023,

i.e. a capitalization rate of 5.10% excluding taxes. Valuation to which the sale value of the Saint André sur Orne property (under an agreement to sell) must be added.

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Valuation excl.transf.tax.	539	615	754	839	902	962	1,023	1,256	1,386	2,670	3,012	3,745	3,942	3,678
Change year on year Y / Y-1	45%	14%	23%	11%	7%	7%	6%	23%	10%	93%	13%	24%	5%	-7%
Capitalisation rate excl.trans	7.8%	7.8%	7.75%	7.7%	7.65%	7.35%	7.0%	6.85%	6.35%	5.3%	5.05%	4.3%	4.45%	5.10%
Valuation incl. transf. tax.	559	638	782	871	943	1,008	1,071	1,324	1,465	2,789	3,151	3,934	4,165	3,888
Rate of return incl.transf.tax.	7.5%	7.5%	7.5%	7.4%	7.3%	7.0%	6.7%	6.5%	6.0%	5.1%	4.8%	4.1%	4.2%	4.85%

Over the 2010-2021 period, we have seen a steady decline in capitalization rates (excluding taxes) to 4.30% at the end of 2021. With the change in the economic cycle seen since 2022, capitalization rates, which were at 5.10% at the end of 2023, have started to rise.

2.7.5. Additional information on appraisals

Information from third parties, expert certifications and declarations of interest.

The Company’s portfolio is valued every six months by an independent appraiser. For 2023, the Company instructed CBRE Valuation, 131 Avenue de Wagram, PARIS 75017, one of the leading valuers in France and worldwide. CBRE Valuation has around 50 appraisers in France, is part of AFREXIM and is a signatory to the Charte de l’Expertise en Evaluation Immobilière (Charter of real estate valuation).

The Company has worked with CBRE Valuation since 2007. CBRE Valuation regularly rotates its in-house teams responsible for appraising the Company’s assets.

The fees paid to the appraisers pertain solely to the half-yearly asset appraisal. They are based on unit cost scales for appraisals with a visit or an update to valuations. The appraisers are not paid any fees other than for valuations.

The appraisals conform to the national professional standards of the February 2000 COB/AMF report (Barthes de Ruyter) and the Charter of real estate valuation developed under the guidance of IFEI.

The appraisals also conform to the TEGOVA European professional standards. Specifically, the portfolio was valued in accordance with the Charter of real estate valuation.

The Discounted Cash Flow methodology is used and is cross-checked with the income capitalisation method. This method is preferred in view of the reduction in fixed terms for most assets and the complex change in cash flows provided for in the leases.

For a description of the methodology and definitions used by CBRE Valuation, see Section 2.7.2.2 of this Universal Registration Document.

Based on the values from the external appraisal by CBRE during December 2023, the total value of the asset portfolio is €3,660 million excluding transfer taxes for the assets delivered as at 31 December 2023 (excluding buildings under construction, excluding IFRS 16 rights of use and excluding buildings covered by an agreement to sell and with land reserves).

This is the value adopted by the Company in preparing its consolidated financial statements as at 31 December 2023.

3 Activity report

Highlights of the financial year	65

Change in share capital	65
Member of the Executive Board	65
Members of the Supervisory Board	65

Consolidated earnings of the ARGAN Group	65

Position of the consolidated group over the past financial year	65
Report of operations	66
Significant events post-closing on 31 December 2023	68
Scope of consolidation	68
Consolidated financial statements	68

ARGAN company results	72

Financial statements	72
Payment terms (Articles L.441-6-1 and D.441-4 of the French Commercial Code)	75
Main subsidiaries	76

Outlook	78

Significant change in the financial or business position	78
Investment strategy	78
Development	78
Tax regime and shareholder distribution policy	78
Shareholding	79

Appendices to the management report	79

Historical financial table	79

Risk factors and insurance	80

General comments and assessments relating to risks	80
Risks related to the Company’s level of debt	81
Development risks	85
Risks related to Argan’s activity as a property investment company	87
Risks related to the logistics real estate market	88
Risks related to Argan’s internal operation	89
Insurance cover	90
Exceptional events and litigation	91
Organisation and internal control	91
Procedures and investigations	92

Corporate governance report and ESG report	92

3.1. Highlights of the financial year

3.1.1. Change in share capital

The Company’s share capital increased by a total of €256,814 following the issue of 128,407 new shares with a par value of €2 as part of the free allocation of shares to members of the company’s Executive Board and the payment of the dividend in shares.

3.1.2. Member of the Executive Board

None.

3.1.3. Members of the Supervisory Board

The following renewals were approved at the Combined Shareholders’ Meeting of 23 March 2023:

●	The term of office of Mr Nicolas Le Lan as a member of the Supervisory Board for a period of four (4) years expiring at the end of the Ordinary General Meeting convened in 2027 to approve the financial statements for the financial year ending 31 December 2026;

●	The term of office of PREDICA as a member of the Supervisory Board for a period of four (4) years expiring at the end of the Ordinary General Meeting called in 2027 to approve the financial statements for the financial year ending 31 December 2026;

●	Mr Emmanuel Chabas’ term of office as non-voting director expires at the end of the Ordinary General Meeting convened in 2027 to approve the financial statements for the fiscal year ending 31 December 2026.

3.2. Consolidated earnings of the ARGAN Group

3.2.1. Position of the consolidated group over the past financial year

ARGAN is the only French real estate company specialising in the DEVELOPMENT & RENTAL OF PREMIUM WAREHOUSES listed on Euronext and is the market leader in France. It is included in the Euronext SBF 120, CAC All-Share, EPRA Europe and IEIF SIIC France indices.

The real estate portfolio, comprising built assets (excluding developments in progress), with an area of 3,580,000 sq. meters, was valued at €3.68 billion excluding taxes (€3.89 billion including taxes) at 31 December 2023.

Its property base consists of 97 buildings, mainly category A logistics centres (85 hubs and 12 fulfilment centres as at 31 December 2023), with a weighted average age of 11.1 years. The buildings are located throughout France, close to main traffic roads.

The breakdown of surface area by region is largely as follows:

Ile de France	31%
Hauts de France	14%
Grand Est	11%
Centre/Val de Loire	10%
Auvergne/Rhône-Alpes	10%
Bourgogne/Franche Comté	8%
Occitanie	6%
Pays de la Loire	4%
Rest of France	6%

ARGAN was listed on compartment C of Euronext Paris on 25 June 2007. It joined compartment B in January 2012 and then compartment A in January 2020. It joined the EPRA FTSE Europe in March 2023 and the SBF 120 in September of that year.

Its market capitalisation at 31 December 2023 was €1.966 billion based on a price of €85.2/share.

ARGAN currently has four subsidiaries, CARGAN-LOG SCI, AVILOG SCI and NEPTUNE SCI (fully consolidated) and NANTOUR SCCV (consolidated using the equity method).

AVILOG, NEPTUNE and NANTOUR had no activity during the financial year.

SIIC regime: ARGAN has been placed under the SIIC (Société d’Investissement Immobilier Cotée - listed real estate investment company) tax regime (the French REIT regime). The exit tax for ARGAN was paid in full.

3.2.2. Report of operations

In 2023, the Group delivered five new warehouses (including an expansion) in PRIME locations, totalling €132 million in investments and 100,000 sq. meters, for an average rate of return of 5.2%.

These deliveries include two acquisitions of new warehouses, carried out on financial terms negotiated at the end of 2021 before the rate hike, with an average yield of 4.4%, in:

●	Janneyrias (38), on the outskirts of Lyon, next to the A432 motorway, for BUT, the leading French furniture retailer, for a fixed term of 9.5 years. This 38,000 sq. meter platform is equipped with presence-sensing LED lighting and a photovoltaic power plant for self-consumption; and

●	Mionnay (01), to the north-east of Lyon, delivering a total surface area of 15,000 sq. meters, for COVERGUARD, the market leader in personal protective equipment (PPE). With the Aut0nom® label, this warehouse, with direct access to the A46 motorway, consists of two units of approximately 6,500 sq. meters each, and an office block of 1,500 sq. meters.

In addition, ARGAN has developed three proprietary logistics platforms, which represent half of its investments in 2023, with an average return of 6.1%, in:

●	Montbartier (82), near Toulouse, at the junction of the A62 and A20 motorways, by supporting DECATHLON with the delivery of a 4th site with the Aut0nom® label, the warehouse that produces its own green energy, for a total surface area of 19,000 sq. meters;

●	St-Jean-sur-Veyle (01), on the A40 motorway in the immediate vicinity of Mâcon and the A6 motorway, for the delivery of a new 14,500 sq. meter triple-temperature building with the Aut0nom® label, operated by BACK EUROP FRANCE, the French leader in bakery and pastry distribution, under a fixed 12-year lease; and

●	La Crèche (79), to the east of Niort, at the crossroads of the A10 and A83 motorways, for a 12,500 sq. meter negative cold extension of the fresh products storage site of EURIAL, the Milk branch of the Agrial Cooperative, with a long-term lease for a fixed term of 12 years covering the entire site, signed as part of this new delivery. The ecological footprint is also significantly reduced as the new entity is now Aut0nom® certified.

The projects delivered in 2023 were already financed by amortising mortgages, contracted in 2022 before the rise in rates. At the same time, last March ARGAN sold a 20,000 sq. meter logistics platform located in Bonneuil (94).

The very strong sales momentum continued in 2024 with a volume of secured developments of nearly €180 million for a total of 170,000 sq. meters, with an average yield of close to 7%. The high profitability of projects scheduled for delivery in 2024 reflects ARGAN’s ability to continue its profitable growth momentum, driven by a portfolio of Aut0nom®-certified warehouses in sought-after locations, in a logic of long-term partnership with renowned and reliable clients.

Deliveries planned for the year include developments in:

●	Mondeville (14), near Caen, between the Nationale 814 - the Périphérique de Caen - and the A13, where the construction of an 82,000 sq. meter Aut0nom®-certified site for CARREFOUR began, on a former PSA industrial wasteland, with an exemplary approach from an environmental point of view. The lease is concluded for a fixed term of 9 years;

●	Eslettes (76), on the outskirts of Rouen, with the construction of a 4,600 sq. meter Aut0nom® certified fulfilment centre for DSV, for a fixed term of 9 years;

●	Bruguières (31), as part of the expansion of the fulfilment centre leased to GEODIS, which brings the size of the site to 13,400 sq. meters, in an ideal location for logistics and fulfilment activities, a few kilometres north of Toulouse along the A62 motorway. The delivery of this expansion will mark the start of a new 12-year firm long-term lease;

●	Bolbec (76), for DACHSER (new client) for the construction of a 15,200 sq. meters Aut0nom® certified warehouse adjacent to a site previously delivered to DIDACTIC in 2022; and

●	St-Jean-sur-Veyle (01), near Mâcon, for U PROXIMITE, also a new client, as part of a triple-temperature Aut0nom® certified warehouse with a surface area of 31,300 sq. meters, the delivery of which is scheduled for Q2 2024 and which will border the warehouse delivered to BACK EUROP France in 2023. The lease is concluded for a fixed term of 12 years.

Half of the developments in 2024 have already been financed by amortising mortgages, and the other half will be financed by the proceeds from the sale of warehouses in 2024 and 2025.

Overall, 2023 and 2024 represent two years of record investments for ARGAN, with a total of more than €310 million for 270,000 sq. meters of new surface area.

The change in rents received by the Group is as follows:

●	2023: €183.6m in net rental income

●	2022: €166.1m in net rental income

An increase of 11% in 2023 compared with 2022.

The asset occupancy rate stood at 100% at 31 December 2023, thus achieving maximum occupancy over the long term.

As at 31 December 2023, gross financial debt for the assets represented a total of €1,446 million, plus bond issues of €500 million, i.e. total gross debt of €1,946 million.

Including residual cash of €52 million, net LTV (net financial debt/value of assets) was 49.7%. The allocation of ARGAN’s gross financial debt as a percentage of capital is as follows:

●	55% at a fixed rate, i.e. €1,066 million at an average rate of 1.25%;

●	5% at a variable rate, i.e. €105 million at an average rate of the 3-month Euribor +1.00%;

●	40% at a hedged variable rate, i.e. €775 million at an average rate of 3.36%.

Taking into account a 3-month Euribor of +3.40% on average over 2023, the ARGAN Group’s average rate for total debt was 2.30% as at 31 December 2023, compared with 1.50% as at 31 December 2022, with an average 3-month Euribor of -+0.30%.

The amount of financing items that are individually hedged and the hedging instruments entered into as at 31 December 2023 are as follows:

●	€15.4M: Collar -0.28%/+1.5% until 10/01/2024

●	€11.1M: Collar -0.02%/+1.25% until 10/01/2024

●	€6.1M: Collar -0.30%/+1.5% until 10/01/2024

●	€2.6M: Collar -0.25%/+1.5% until 10/01/2024

●	€0.2M: Collar -0.32%/+1.5% until 10/01/2024

●	€3.2M: Collar -0.30%/+1.5% until 10/07/2024

●	€11.0M: Collar -0%/+1.5% until 01/01/2025

●	€2.6M: Collar -0.5%/+1.75% until 10/07/2025

●	€6.4M: Collar -0.54%/+1.2% until 10/04/2028

●	€4.9 million: Cap 1% until 10/04/2028

●	€1.5M: Fixed rate swap at 0.63% until 10/04/26

●	€75.4M: Cap Spread 1.5%/3.0% until 10/07/26

●	€60.1M: Collar -0.745%/+1.5% until 12/10/2026

●	€6.4M: Collar -0.525%/+1.5% until 12/10/2026

●	€16.9M: Collar -0.64%/+2.5% until 10/07/2028

●	€14.9M: Collar -0.54%/+1.2% until 10/07/2028

●	€90.8M: Collar -0.40%/+1.5% until 23/01/2029

●	€8.5M: Fixed rate swap at 0.53% until 10/07/29

●	€7.9M: Cap Spread 2%/4% until 10/07/29

●	€86.9M: Fixed rate swap at 1.87% until 10/10/29

●	€9.2M: Fixed rate swap at 0.561% until 10/01/2030

●	€33.0M: Fixed rate swap at 1.01% until 08/06/30

The Company has also entered into the following macro-hedge:

●	€300.0M: Collar -3.00%/+3.65% until 10/10/28

Finally, our company received notice of a tax audit from the General Directorate of Public Finances covering the period from 01/01/2019 to 31/12/2021, the conclusions of which are not yet known at this stage.

3.2.3. Significant events post-closing on 31 December 2023

None.

3.2.4. Scope of consolidation

The scope of consolidation as at 31 December 2023 is as follows:

Form	Companies	Company registration N° (SIREN)	% interest and control at 31.12.2023	% interest and control at 31.12.2022
SA	ARGAN	393,430,608	100.00%	100.00%
SCI	CARGAN-LOG	894,352,780	60.00%	60.00%
SCCV	NANTOUR	822,451,340	49.90%	49.90%
SCI	AVILOG	841,242,274	100.00%	99.90%
SCI	NEPTUNE	903,397,784	99.90%	99.90%

The companies CARGAN-LOG, AVILOG and NEPTUNE, in which ARGAN holds more than a 50% share, are fully consolidated. SCCV NANTOUR is consolidated using the equity method. Argan and its subsidiaries CARGAN-LOG, NANTOUR, AVILOG and NEPTUNE form the Argan Group (the “Group”).

NANTOUR, AVILOG and NEPTUNE had no activity during the 2023 financial year.

3.2.5. Consolidated financial statements

The consolidated annual financial statements for the period from 1 January to 31 December 2023 were adopted by the Executive Board on 15 January 2024.

In accordance with Regulation (EC) No 1606/2002 of 19 July 2002 on the application of international accounting standards, the ARGAN Group’s consolidated financial statements are prepared in accordance with IFRS as adopted in the European Union. The standards are available on the European Commission website: International Financial Reporting Standards (IFRS)| EUR-Lex (europa.eu)

The new standards, whose application is mandatory from 1 January 2023, are as follows:

●	Amendments to IAS 1 - Disclosures on accounting policies

●	Amendments to IAS 8 - Definition of an accounting estimate

●	Amendments to IAS 12 - Deferred taxes on assets and liabilities arising from the same transaction

These standards have no significant impact on the Group’s results and financial position.

●	IFRS 17 - Insurance contracts (replacing IFRS 4)

●	IFRS 17 and IFRS 9 - First-time application, comparative information

These new standards and amendments are not applicable to the Group

The Group opted not to implement the standards, amendments to standards and interpretations adopted by the European Union that were eligible for early application from 2023.

The standards, amendments to standards and interpretations currently being adopted by the European Union have not been applied early.

●	Simplified consolidated income statement:

(in thousands of €) Consolidated financial statements, IFRS standards	From 01/01/2023 to 31/12/2023	From 01/01/2022 to 31/12/2022
Rental income	183,648	166,078
Rebilled rental expenses and rental taxes	33,902	28,644
Rental expenses and rates	-35,094	-30,414
Other income from buildings	3,227	3,197
Other expenses on buildings	-216	-435
Net income from buildings	185,469	167,071
Current operating income	172,145	150,498
Operating income after value adjustments	-201,172	116,839
Cost of net financial debt	-45,632	-41,110
o/w interest on loans and overdrafts	-41,363	-28,440
EBIT	-246,805	75,729
Net income	-266,449	94,869
Net income, Group share	-263,449	95,090
Diluted net income, Group share/share	€-11.44	€4.17
Weighted number of shares	23,030,242	22,827,845

●	Argan generated rental income of €183.6 million during 2023, an increase of 11%. The difference between rental charges and the rebilling thereof is based on the contractual application of the clauses of the leases and the results of rental vacancies. Other property income and expenses mainly correspond to the application of IFRS 16.

●	EBITDA (current operating income) amounted to €172.1 million at 31 December 2023, up 14% from the previous year (€150.5 million in 2022).

●	Operating income after value adjustments was -€201.2 million (€116.8 million in 2022), down sharply due mainly to a negative change in the fair value of the real estate assets in 2023 (-€370.8 million vs. -€31.8 million in 2022).

●	Net income was -€266.4 million, after deducting the cost of net financial debt of -€45.6 million (which includes income from cash of €1.5 million, interest on loans and overdrafts of -€41.4 million, interest related to IFRS 16 lease liabilities of -€1.9 million, derivative instruments for -€0.2 million and borrowing costs of -€3.7m), plus other financial income and expenses of -€19.7m, corresponding to the change in the fair value of debt hedging instruments.

●	Diluted net income, Group share per share was therefore -€11.44, compared with €4.17 in the previous financial year and calculated on the basis of a weighted number of 23,030,242 shares.

●	Statement of income and expenses recognised:

(in thousands of €)	From 01/01/2023 to 31/12/2023	From 01/01/2022 to 31/12/2022
Earnings for the period	-266,449	94,869
Total gains and losses recognised directly in equity	-5,389	15,685
Earnings for the period and gains and losses recognised directly in equity	-271,838	110,554
o/w Group share	-268,839	110,775

Gains and losses recognised directly in equity amount to a loss of -€5.4 million (versus a gain of €15.7 million the previous year). This corresponds to the change in fair value of hedging instruments (on the effective portion).

●	Calculation of recurring net income:

(in thousands of €)	From 01/01/2023 to 31/12/2023	From 01/01/2022 to 31/12/2022
Rental income	183,648	166,078
Current expenses	-13,872	-14,557
Income from cash	1,533	582
Interest on loans	-41,363	-28,440
Issue costs	-3,702	-4,154
Recurring net income	126,244	119,509
Recurring net income, Group share	125,600	119,200
Recurring net income/Rental income	69%	72%
Diluted recurring net income, Group share/share	€5.45	€5.22
Weighted number of shares	23,030,242	22,827,845

Recurring net income amounted to €126.2 million, up 6% compared with the previous year, and represents 69% of rental income (compared with 72% in 2022) due to the change in financial expenses over the financial year.

●	Simplified consolidated balance sheet:

(in thousands of €)	As at 31/12/23	As at 31/12/22
Non-current assets	3,935,563	4,159,623
Current assets	118,110	256,817
Assets held for sale	17,464	22,814
Total Assets	4,071,136	4,439,254
Equity, share of owners of the parent company	1,887,799	2,217,489
Minority interests	34,624	37,623
Non-current liabilities	1,864,476	1,831,304
Current liabilities	276,201	343,023
Liabilities classified as held for sale	8,036	9,814
Total Liabilities	4,071,136	4,439,254

●	Balance sheet assets:

○	Non-current assets amounted to €3,935.6 million, mainly comprising €3,661.0 million in investment properties at their value, excluding taxes, €70.2 million in rights of use related to the application of IFRS 16, €119.1 million in assets under construction, €11.3 million in tangible fixed assets, €1.8 million in other non-current assets, €16.4 million in derivative instruments and €55.6 million in goodwill resulting from the first-time consolidation of the “Cargo” portfolio;

○	Valuation of the portfolio showed a capitalization rate of 5.10% excluding taxes (i.e. 4.85% including taxes) as at 31 December 2023, up from 31 December 2022 (4.45% excluding taxes);

○	Current assets amounted to €118.1 million, comprising cash of €52.0 million, trade receivables of €38.6 million, and other current assets of €27.5 million;

○	Assets held for sale correspond to the net selling value of the option to purchase an asset exercised by a tenant for €17.5 million.

●	Balance sheet liabilities:

○	Shareholders’ equity, share of owners of the parent company, was €1,887.8 million as at 31 December 2023, down €329.7 million compared with 31 December 2022. This decrease over the period is the result of:

-	Consolidated income, Group share, for the period of -€263.4 million,

-	A cash dividend distribution of -€61.6 million,

-	The change in fair value of hedging instruments for -€5.4 million,

-	The impact of the valuation and disposal of treasury shares for +€0.1 million,

-	The impact of the free share allocation for +€0.6 million;

○	Non-current liabilities amounted to €1,864.5 million, consisting of €1,767.0 million in long-term debt, €74.5 million in liabilities related to the application of IFRS 16, €10.9 million in financial derivative instruments and €12.1 million in security deposits;

○	Current liabilities amounted to €276.2 million, consisting of €165.8 million in short-term debt, €1.6 million in liabilities related to the application of IFRS 16, €16.8 million in fixed asset liabilities, €0.1 million in provisions and €91.9 million in other liabilities;

○	Liabilities classified as held for sale correspond to the residual debt related to the asset held for sale.

●	Calculation of EPRA Revalued Net Asset Value (NAV) at 31 December 2023:

In accordance with the recommendations of the EPRA, the NAV is calculated based on the Company’s consolidated shareholders’ equity.

○	The EPRA NRV NAV (Net Reinstatement Value) is a replacement NAV,

○	The EPRA NAV NTA (Net tangible Assets) is a continuation NAV,

○	The EPRA NAV NDV (Net Disposal Value) is a liquidation NAV.

	As at 31 December 2023			As at 31 December 2022
EPRA NAV (in €m)	NRV	NTA	NDV	NRV	NTA	NDV
Consolidated shareholders’ equity	1,887.8	1,887.8	1,887.8	2,217.5	2,217.5	2,217.5
+ Fair value of financial instruments	-5.5	-5.5	-	-30.8	-30.8	-
- Goodwill on the balance sheet	-	-55.6	-55.6	-	-55.6	-55.6
+ Fair value of fixed-rate debt	-	-	98.2
+ Transfer taxes	208.4	-	-	219.7	-	-
EPRA NAV	2,090.7	1,826.6	1,930.4	2,406.4	2,131.1	2,161.9

Number of shares	23,079,697			22,951,290
EPRA NAV in €/share	90.6	79.1	83.6	104.8	92.9	94.2

The EPRA NAV NTA (continuation NAV) per share as at 31 December 2023 was therefore €79.1 compared with €92.9 at 31 December 2022, a decrease of -15%.

This €13.8 per share decrease in EPRA NAV NTA from 31 December 2022 stems from:

○	Net income (excluding changes in fair value): +€5.5;

○	The change in the value of the portfolio: -€16.2;

○	Payment of the dividend in cash: -€2.7;

○	The dilutive impact of new shares issued under the share dividend option: -€0.4.

3.3. ARGAN company results

3.3.1. Financial statements

The annual financial statements for the year ended 31 December 2023 were prepared in accordance with the presentation rules and valuation methods provided for by the regulations in force.

Net results figures for our subsidiaries for the year ended 31 December 2023 are set out in the note to the balance sheet entitled “List of subsidiaries and equity investments”.

No changes were made to presentation compared with the previous financial year.

●	Simplified corporate income statement:

(in thousands of €)	From 01/01/2023 to 31/12/2023	From 01/01/2022 to 31/12/2022
Net sales	215,384	194,773
Operating income	45,729	26,364
Share of income from joint operations	-	-
Financial income	-34,387	-30,935
Extraordinary income	4,146	4,619
Taxes	0	33
Net income	15,488	16

○	Net sales essentially includes €178.5 million in rents and €36.9 million from other services (corresponding mainly to rebilling of costs to our tenants, for property tax, office tax, insurance, rental charges and land use fees);

○	Operating income amounted to €45.7 million, compared with €26.4 million the previous year, due to the increase in rental income (+€15.4 million), a decrease in deed and disbursement costs (+€8.4 million) and notarial costs (+€1.6 million), partially offset by an increase in depreciation and amortisation charges on fixed assets (-€6.2 million);

○	There was no share of income from joint ventures in 2023;

○	Financial income was -€34.4 million, including -€29.3 million in interest on real estate loans and -€7.2 million in interest on bond issues, -€0.2 million in deferred hedging instrument exit costs and penalties on the early repayment of loans, €1.6 million of investment income, €0.5 million in lessee advance payments and +€0.2 million in net expenses on disposals of treasury shares;

○	Extraordinary income derives primarily from disposals of buildings as well as from special depreciation allowances;

○	The Company’s net earnings therefore amounted to a profit of €15.5 million.

●	Simplified company balance sheet:

(in thousands of €)	As at 31/12/23	As at 31/12/22
Fixed assets	2,158,933	2,134,858
Current assets	111,987	239,336
Borrowing costs	6,848	8,527
Total Assets	2,277,768	2,382,721
Shareholders’ equity	309,498	351,860
Provisions for charges	-	-
Payables	1,968,270	2,030,861
Total Liabilities	2,277,768	2,382,721

●	Balance sheet assets:

○	Fixed assets were €2,158.9 million and comprises €1,802.9 in buildings at net book value, €30.4 million in construction in progress, €270.7 million in merger losses, €0.4 million in other tangible fixed assets and €0.2 million in other intangible assets, €9.2 million in lessee loans on leasing agreements, €44.5 million in equity investments in subsidiaries and other financial fixed assets for €0.7 million.

○	Current assets consist mainly of the Company’s cash balance of €42.8 million, as well as trade receivables of €38.9 million, €29.2 million in other receivables, €0.3 million in advances and deposits paid and €0.8 million in prepaid expenses.

○	Borrowing costs consist of banking commissions for bond issues and mortgage financing and correspond to amounts not yet allocated, as the Company has opted to allocate these charges over the term of the loans.

●	Balance sheet liabilities:

○	Shareholders’ equity breaks down as €46.2 million in share capital, issue premiums of €230.4 million, €4.6 million in legal reserves, profit for the financial year of €15.5 million, €5.6 million in investment grants and €7.2 million in special depreciation allowances.

○	Debts consist mainly of €1,342.7 million in property loans, €500 million in bond issues, €11.8 million in security deposits received from tenants, as well as €19.2 million in trade payables, €10.1 million in tax and social security payables, €19.4 million in payables on fixed assets, €2.9 million in other debts and €62.1 million in prepaid income.

3.3.2. Payment terms (Articles L.441-6-1 and D.441-4 of the French Commercial Code)

The balance of trade and customer payables by maturity date as at 31 December 2023 is as follows:

	Article D. 4411. -1° of the French Commercial Code: Invoices received not paid as at the closing date of the financial year and overdue						Article D. 4411. - 2° of the French Commercial Code: Invoices issued not paid at the closing date of the financial year and overdue
	0 day (indicative)	1 to 30 days	31 to 60 days	61 to 90 days	91 days or more	Total (1 day or more)	0 day (indicative)	1 to 30 days	31 to 60 days	61 to 90 days	91 days or more	Total (1 day or more)
(A) Late payment period
Number of invoices affected												57
Total amount of invoices affected (specify whether incl. or excl. tax)								€5K incl. tax	€23K incl. tax	€141K incl. tax	€60K incl. tax
Percentage of total amount of purchases for the financial year (specify whether incl. or excl. tax)
Percentage of sales for the financial year (specify whether incl. or excl. tax)												0.10%
(B) Invoices excluded from (A) relating to payables and receivables in dispute or not recognised
Number of invoices excluded						24
Total amount of invoices excluded (specify whether incl. or excl. tax)						K173€ incl. tax
(C) ) Reference payment deadlines used (contractual or legal period - Article L. 441-6 or Article L. 443-1 of the French Commercial Code)
Payment deadlines used to calculate late payments	- Legal deadlines: 60 days from the billing day						- Contractual deadlines: Quarterly billing with payment falling due

3.3.3. Main subsidiaries

As at 31 December 2023, the Company holds the following equity investments:

SUBSIDIARIES/EQUITY INVESTMENTS	SCCV NANTOUR[1]
Head office	36 rue Marbeuf – 75008 PARIS
Share capital	€10,000
Shareholders’ equity excluding share capital and net income for the last financial year	€-119,851
Percentage of the share capital held by the Company	49.90%
Carrying amount of the shares held	€4,990
Amount of loans and advances granted	€0
Sales excl. tax	€39,281
Income for the last financial year	€-38,417
Dividends or income recognised by the Company during the financial year	€0

SUBSIDIARIES/EQUITY INVESTMENTS	SCI AVILOG
Head office	21 rue Beffroy – 92200 NEUILLY-SUR-SEINE
Share capital	€10,000
Shareholders’ equity excluding share capital and net income for the last financial year	€-1,560
Percentage of the share capital held by the Company	100%
Carrying amount of the shares held	€8,947
Amount of loans and advances granted	€0
Sales excl. tax	€0
Income for the last financial year	€-983
Dividends or income recognised by the Company during the financial year	€0

[1]	Data relating to the 2022 financial statements for SCCV Nantour.

SUBSIDIARIES/EQUITY INVESTMENTS	SCI CARGAN-LOG
Head office	21 rue Beffroy – 92200 NEUILLY-SUR-SEINE
Share capital	€7,415,250
Shareholders’ equity excluding share capital and net income for the last financial year	€65,004,171
Percentage of the share capital held by the Company	60%
Carrying amount of the shares held	€44,491,500
Amount of loans and advances granted	€0
Sales excl. tax	€3,266,426
Income for the last financial year	€-1,881,856
Dividends or income recognised by the Company during the financial year	€0

SUBSIDIARIES/EQUITY INVESTMENTS	SCI NEPTUNE
Head office	21 rue Beffroy – 92200 NEUILLY-SUR-SEINE
Share capital	€10,000
Shareholders’ equity excluding share capital and net income for the last financial year	€-91
Percentage of the share capital held by the Company	99.9%
Carrying amount of the shares held	€9,990
Amount of loans and advances granted	€0
Sales excl. tax	€33,313
Income for the last financial year	€-115,865
Dividends or income recognised by the Company during the financial year	€0

3.4. Outlook

3.4.1. Significant change in the financial or business position

ARGAN has experienced no significant change in its financial or business situation since 31 December 2023.

3.4.2. Investment strategy

For more information, please refer to section 2.5 of Chapter 2 of this Universal Registration Document.

3.4.3. Development

Capitalising on its solid assets and recognised expertise, ARGAN intends to continue the implementation of its long-term strategy in order to increase the value created for shareholders, while adapting to a new economic environment characterised by interest rates that have recently stabilised and are durably higher than the previous cycle, with higher capitalization rates and higher and more volatile inflation.

Thus, ARGAN intends to remain a “pure player” in logistics real estate, maintain its strategy of developing PREMIUM platforms, with a committed investment of already €180 million for deliveries planned for 2024, and leased to solid companies. The Group also wishes to maintain its integrated and responsive operation and pursue the growth of its NAV while continuing to pay a dividend with an objective of €3.30 for 2024. Half of the developments in 2024 have already been financed by amortising mortgages, and the other half will be financed by the proceeds from the sale of warehouses in 2024 and 2025.

From 2024 to 2026, the strategy aims to significantly deleverage the company by financing developments by selling the oldest warehouses, generating more moderate growth (+5% per year and on average over the period) thanks to indexation, reversion during lease renewals and asset development with rental rates higher than those sold.

ARGAN sets the following targets for the end of 2024:

Key indicators	Objectives end of 2024	Change compared with end 2023
Rental income	€197M	+7%
Recurring net income, Group share	€133M	+6%
Dividend per share*	€3.30	+5%

(*)	The dividend will be subject to the approval of the CSM in 2025.

Aut0nom® is now the Argan warehouse standard. Aut0nom® is a PREMIUM, Net Zero in use, warehouse equipped with a photovoltaic power plant and an battery-based energy storage system for self-consumption exclusively, which produces more energy over one year than is consumed for heating & cooling and lighting.

Alongside the generalisation of the Aut0nom® warehouse, an ambitious Plan will cover the entire existing stock. Gas heating systems will be replaced by electric heat pumps. ARGAN thus intends to invest €50 million between 2024 and 2030 for the deployment of heat pumps to replace the gas boilers in its warehouse fleet.

See also Chapter 4 of this Universal Registration Document for ARGAN’s ESG policy and additional information on the environmental strategy.

3.4.4. Tax regime and shareholder distribution policy

For a detailed description of the tax regime applicable to ARGAN and the Group, see Chapter 2, paragraph 2.6.7 – Regulations relating to SIIC status and Chapter 9, paragraph 8.2.3.1 – Dividend distribution policy.

3.5. Shareholding

As at 31 December 2023, Jean-Claude Le Lan and his family own 40.4% of the shares, PREDICA owns 16.6% and the remaining 43.0% are free-float shares, thereby complying with the Company’s status as a SIIC, which it adopted on 1 July 2007.

A new Agreement was entered into on 25 October 2023 between the members of the Le Lan and Kerlan family, in the presence of ARGAN, at the same time as the contribution of 2,758,610 shares in ARGAN held by Jean-Claude Le Lan and his five children to SAS KERLAN. It replaces the Agreement signed in 2007.

As a result of these contributions, KERLAN holds 6,995,830 ARGAN shares representing 30.31% of the capital. Adding the ARGAN shares held directly by family members, the Le Lan family group holds 40.41% of the capital of ARGAN.

For more information on changes in the shareholding structure, readers are invited to refer to Chapter 8 of this Universal Registration Document.

3.6. Appendices to the management report

3.6.1. Historical financial table

NATURE OF INFORMATION	FY. 31/12/2023	FY. 31/12/2022	FY. 31/12/2021	FY. 31/12/2020	FY. 31/12/2019
1.Capital at the end of the financial year
Share capital	46,159,394	45,902,580	45,177,090	44,618,454	44,423,938
Number of existing ordinary shares	23,079,697	22,951,290	22,588,545	22,309,227	22,211,969
2. Opérations et résultats de l’exercice
Net sales excluding taxes	215,384,088	194,773,219	181,591,302	168,514,414	108,965,651
Pre-tax income, employee profit-sharing and amortisation, depreciation and provisions	114,828,693	91,952,524	122,824,308	71,600,904	33,374,881
Income tax	0	32,959	27,703	24,652	32,245
Employee profit-sharing payable for the financial year	0	0	0	0	0
Income after tax, employee profit-sharing and amortisation, depreciation and provisions	15,488,020	15,587	41,382,057	2,568,830	4,547,427
Distributed income	* 72,741,006	68,944,092	58,723,288	46,843,104	42,279,587
3. Earnings per share
Income after tax and employee profit-sharing but before amortisation, depreciation and provisions	4.98	4.00	5.44	3.21	1.50
Income after tax, employee profit-sharing and amortisation, depreciation and provisions	0.67	0.00	1.83	0.12	0.20
Dividend allocated to each share	3.15	3.00	2.60	2.10	1.90
4. Staff
Average employee headcount during the year	29	27	26	26	25
Payroll expense for the year	4,411,492	3,885,973	3,680,093	3,160,515	3,034,473
Amounts paid in respect of employee benefits for the financial year (social security, employee welfare)	2,329,193	1,609,199	1,524,771	1,974,116	1,207,057

*	corresponds to the maximum amount that will be distributed (given that treasury shares held on the day of distribution are not entitled to the dividend)

3.7. Risk factors and insurance

3.7.1. General comments and assessments relating to risks

Investors are invited to take into consideration all the information contained in this Universal Registration Document, including risk factors, before deciding to acquire shares in the Company. However, they should be aware that other risks, of which ARGAN has no knowledge, or which are currently non-material, could become significant factors that could have a material adverse effect on ARGAN and its operations, financial position, performance or outlook.

The risks presented in this section have been updated to reflect recent developments linked to the economic and geopolitical environment in 2023 and to reassess the possible impacts of the current situation for the Company. Many uncertainties remain regarding the duration, scale and effects of the current environment, making it difficult to determine the future impact of these crises on the Company as at the filing date for this Universal Registration Document.

Only one risk is considered “high” (categorised as “net” after mitigation measures in terms of impacts). This relates to changes in the estimate of assets (depending on the economic context). This risk, its assessment and its impacts are detailed below.

The table below lists net risks (i.e. after taking into account risk mitigation and prevention measures) by category and their level of priority according to their potential impact and their likelihood of occurrence:

Risk category	Risk	Risk classification (net)
Risks related to the Company’s level of debt	Risks related to the estimation of asset values	High
	Interest rate and financing risks	Medium
	Liquidity risks	Medium
Development risks	Risks related to the competitive environment	Medium
	Risks associated with access to land, stricter environmental regulations and increased administrative recourse	Medium
	Risks associated with failure of approval of a development project	Medium
	Risks related to dependence on suppliers and quality control of the services provided by sub-contractors	Low
Risks related to Argan’s activity as a property investment company	Risks of dependency on certain tenants and counterparty risks	Medium
	Risks associated with the difficulty of disposing of an asset under the arbitrage programme	Medium
	Risks related to lease regulations and their renewal	Low
	Risks related to ICPE authorisations	Low
Market risks in logistics real estate	Risks related to the tax regime for SIICs	Medium
	Risks associated with not taking ESG obligations into account	Medium
Internal Argan operational risks	Risks associated with the departure of a key person, in particular a member of the Le Lan family	Medium
	Risks related to the liquidity and the ARGAN share price	Low

3.7.2. Risks related to the Company’s level of debt

3.7.2.1. Risks related to the estimation of asset values

The Company’s portfolio is valued on a semi-annual basis by independent experts. The appraisals carried out meet the national professional standards of the Charte de l’Expertise en Evaluation Immobilière (Charter of real estate valuation) developed under the guidance of IFEI (Institut Français de l’Expertise Immobilière - French institute of real estate appraisal) and the COB report of February 2000 (the “Barthès de Ruyter” working group), the TEGOVA European professional standards and the principles of the Royal Institution of Chartered Surveyors (RICS), or any other equivalent standard that replaces them.

The latest appraisal report relates to the assets held by the Company as at 31 December 2023. The appraisal was carried out by CBRE VALUATION. The appraised value of the built assets (excluding development in progress and assets held for sale) was €3.68 billion excluding taxes, i.e. €3.89 billion including duties.

The Expert Summary Report in Section 2.7 of this Universal Registration Document – Expert Reports sets out the context and methodology used by the experts.

The valuation for the assets may not be equivalent to their realisable value in the event of a disposal. This kind of distortion could occur, for example, in the event of a change in the asset valuation parameters between the date of the valuation report and the date of disposal.

In addition, the value provided by the appraisers may require the Company to set aside provisions for impairment, in accordance with the relevant accounting procedures, if the asset value determined by the Company with reference to the appraisal value is less than the net book value (the method applicable to the company’s financial statements).

Since the Company has opted to recognise investment properties on a fair value basis, its income statement may thus be impacted by a negative change in the fair value of its property, linked to a decrease in market values. On the other hand, the downward trend in market values may have an impact on obligations to comply with ratios or covenants vis-à-vis certain financial institutions under loan agreements.

As at 31 December 2023, 81% of the financings taken out include an LTV covenant obligation on the Company’s assets; failure to comply may constitute an event of default.

The current crisis – and the rise in capitalization rates observed in 2022 and 2023 – is likely to result in adverse fluctuations in the valuation of real estate assets that might negatively affect the valuation of the Company’s assets. As at the filing date for this Universal Registration Document, there is uncertainty regarding the impact of the crisis and its consequences for asset value impairments, although default seems unlikely given that covenants on a part of the Company’s debt primarily impose an LTV ratio of less than 65%, and the capitalization rates tended to stabilise in the second half of 2023.

For information, an increase of 0.5% in the Company’s capitalization rate (5.10% excluding transfer taxes as assessed by the appraisers as at 31 December 2023) would result in a fall of 8.9% in the value of the Company’s assets, i.e. an increase in LTV from 49.7% to 54.4%.

Despite a slowing global real estate investment market since 2022, the logistics investment market continues to outperform with a market share of around 22% of the total (source: CBRE). Despite strong rental demand for this asset class, yields began to fall in a general context of rising interest rates, leading to a negative change in the fair value of investment properties.

In his expert report dated 31 December 2023, the independent expert states, “We draw your attention to the combination of a global inflationary situation (leading to an increase in interest rates), on the one hand, and the recent failures and tensions in the banking system, on the other hand, which have increased the risks associated with the credit market, the fall in market values and greater volatility in the real estate markets in the short and medium term.

Experience has shown that the behaviour of users and investors can change rapidly during such periods of heightened volatility. Lending or investment decisions should reflect this increased level of volatility and deteriorating market conditions.

It should also be noted that the findings set out in this report are only valid at the date of the appraisal. We recommend that this appraisal be reviewed periodically to take account of market developments caused by topical events.”

3.7.2.2. Interest rate and financing risks

With the Company using debt to finance its developments, any change in interest rates results in a change in the financial cost burden in respect of these loans. This is all the more true in the current environment of rising interest rates seen in 2022 and 2023. However, the Company has entered into various interest rate hedges to reduce its exposure to variable rates as at 31 December 2023 to approximately only 5% of its total debt.

A breakdown of debt between the fixed-variable rate and the hedged variable rate, as well as an analysis of sensitivity to interest rate risk, is provided in Chapter 6 of this Universal Registration Document - Consolidated financial statements, item 12. Financial derivative instruments and interest rate risk management and item 20. Financial debt.

In addition, the majority of financing contracts entered into at a variable rate include options for converting to a fixed rate.

In any event, in a context of high interest rates, ARGAN’s financial strategy aims to stop borrowing for the period 2024-2026 in order to deleverage significantly. To that end, new developments will mainly be financed by disposals of old properties. In particular, Argan’s trajectory (at a capitalization rate of 5.25% excluding taxes or lower) is to reduce its LTV (excluding taxes) ratio below 40% and its net debt/EBITDA ratio to around 8 times by 2026 (compared to 49.7% and 11 times at 31 December 2023, respectively for these two indicators).

As at 31 December 2023, outstanding bank debts relating to existing assets amounted to €1,376 million. Adding €500 million in bonds and €70 million in revolving credit lines, total debt amounted to €1,946 million.

To date, the Company does not anticipate significant changes in financing risk. Since the bank debt subscribed can essentially be amortised, the Company does not need to refinance its debt in the short term.

Statement of borrowings in thousands of € at 31/12/2023:

					Breakdown
	References	Amort.	Amort.	Total residual	Fix	Hedge variable	Unhedged variable
Debt type	City	start date	end date	debt	Amount	Amount	Amount
HYP	CREUZIER LE NEUF (03)	10/07/2022	10/04/2029	9,588	0	5,753	3,835
HYP	CREUZIER LE NEUF (03)	10/07/2022	10/04/2029			2,597	-2,597
HYP	CHAPONNAY (69)	10/04/2023	10/01/2031	15,494	15,494	0
HYP	ROYE (80)	10/10/2020	10/07/2035	24,096	0	16,853	7,243
CBI	ROISSY EN BRIE (77)	01/10/2009	01/10/2024	3,541	0	0	3,541
HYP	FERRIERES (77)	10/01/2013	10/10/2026	8,501	0	0	8,501
HYP	FERRIERES (77)	10/10/2020	10/10/2026	9,350	0	2,618	6,732
CBI	ST QUENTIN FALLAVIER (38)	10/04/2010	10/04/2025	6,097	0	6,097	0
HYP	CHATRES (77)	10/07/2022	10/04/2029	34,050	0	20,430	13,620
CBI	COUDRAY MONTCEAUX(91) BatA	10/07/2010	10/07/2025	13,959	0	0	13,959
HYP	CHANTELOUP EN BRIE (77)	10/07/2022	10/04/2029	12,737	0	7,642	5,095
HYP	TRAPPES (78)	10/07/2022	10/04/2029	31,817	0	19,090	12,727
HYP	WISSOUS (91)	10/01/2013	10/10/2027	2,922	0	0	2,922
CBI	AMBLAINVILLE (60)	25/05/2012	25/05/2027	5,307	0	0	5,307
CBI	AMBLAINVILLE (60) - Avenant 1	26/07/2012	25/05/2027	219	0	0	219
CBI	AMBLAINVILLE (60) - Extension	10/04/2017	25/05/2027	2,759	0	0	2,759
HYP	CERGY (95)	10/07/2022	10/04/2028	6,169	0	0	6,169
HYP	ROUVIGNIES (59)	10/10/2020	10/07/2035	35,568		14,939	20,629
HYP	ROUVIGNIES (59) couverture	10/10/2020	10/07/2035			6,402	-6,402
HYP	ROUVIGNIES (59) couverture	10/10/2016	10/04/2031		0	1,508	-1,508
CBI	MITRY MORY (77)	26/07/2012	10/07/2024	0	0	3,222	-3,222
CBI	WISSOUS (91)	17/09/2012	15/10/2027	6,502	0	0	6,502
CBI	COUDRAY (91) Bat B	29/03/2013	28/03/2028	18,568	0	15,407	3,162
HYP	ST BONNET LES OULES (42)	10/07/2022	10/04/2029	26,733	0	16,040	10,693
HYP	ST BONNET LES OULES (42)	10/07/2022	10/04/2029		0	9,167	-9,167
CBI	VILLE VERMOIS (54)	01/01/2015	31/12/2023	0	0	167	-167
HYP	BRUGES (33)	10/07/2022	10/04/2029	10,765	0	6,459	4,306
HYP	CERGY (95)	10/07/2022	10/01/2032	9,672	0	0	9,672
HYP	ATHIS MONS (91)	10/10/2017	10/10/2032	5,980	0	0	5,980
CBI	LOGNES (77)	15/12/2016	15/12/2031	11,609	0	11,144	465
HYP	MEUNG (45)	10/04/2022	10/01/2037	14,131	0	0	14,131
CBI	GUIPAVAS (29)	01/01/2014	30/09/2025		0	754	-754
CBI	LOMME (59)	14/05/2012	13/05/2027		0	2,129	-2,129
CBI	LOMME (59)	01/01/2013	13/05/2027		0	40	-40
CBI	SUCY EN BRIE (94)	30/08/2013	29/08/2028		0	5,354	-5,354
CBI	LA FARLEDE (83)	05/04/2013	04/04/2025		0	1,768	-1,768
CBI	CHANCEAUX TOURS (37)	10/12/2009	09/12/2024		0	969	-969
HYP	WISSOUS (91)	08/06/2018	08/06/2033	41,159	0	33,020	8,140
HYP	NEUILLY 21 BEFFROY (92)	10/07/2019	10/05/2034	6,949	0	8,492	-1,543
HYP	NEUILLY 21 BEFFROY (92)	10/07/2019	10/05/2034	2,000	0	0	2,000
HYP	CESTAS (33)	10/07/2019	10/07/2033	7,588	7,588	0
HYP	PUSIGNAN (69)	10/01/2020	10/10/2034	13,917	0	0	13,917
HYP	PUSIGNAN (69)	10/01/2020	10/10/2034	3,200	0	0	3,200
HYP	FLEURY MEROGIS (91)	10/10/2019	27/02/2031	29,200	29,200	0
HYP	ALBON (26)	01/12/2019	10/01/2035	6,138	0	4,911	1,227
HYP	ALBON (26)	10/10/2023	10/04/2037	7,933	0	7,933	0
HYP	LA CRECHE (79)	10/04/2020	10/01/2035	7,328	7,328	0
HYP	LA CRECHE (79)	10/07/2024	10/01/2037	17,893		0	17,893
HYP	TOURS (37)	10/04/2021	10/01/2036	13,985	13,985	0
HYP	STRASBOURG (67)	01/07/2020	28/06/2035	17,981	0	0	17,981
HYP	BILLY-BERCLAU (62)	01/07/2020	28/06/2035	3,687	3,687	0
HYP	ARTENEY (45)	01/12/2019	01/12/2028	58,080	0	56,198	1,882
HYP	ALLONES (72)	01/12/2019	01/12/2026	44,455	44,455	0
HYP	LUNEVILLE (54)	01/12/2019	01/12/2029	35,955	35,955	0
HYP	LAUDUN (30)	01/12/2019	01/12/2031	34,613	34,613	0
HYP	AULNAY (93)	01/12/2019	01/12/2031	37,700	37,700	0

					Breakdown
	References	Amort.	Amort.	Total residual	Fix	Hedge variable	Unhedged variable
Debt type	City	start date	end date	debt	Amount	Amount	Amount
HYP	VENDIN (62)	01/12/2019	01/12/2026	30,176	30,176	0
HYP	EPAUX-BEZU (02)	01/12/2019	01/12/2026	30,123	30,123	0
HYP	MACON (01)	01/12/2019	01/12/2026	26,341	26,341	0
HYP	SAVIGNY-SUR-CLAIRIS (89)	01/12/2019	01/12/2031	24,619	24,619	0
HYP	CHOLET (49)	01/12/2019	01/12/2031	23,359	23,359	0
HYP	CREPY-EN-VALOIS (60)	01/12/2019	01/12/2029	17,000	17,000	0
HYP	BILLY-BERCLAU (62)	01/12/2019	01/12/2029	20,400	20,400	0
HYP	COMBS-LA-VILLE (77)	01/12/2019	01/12/2026	17,131	17,131	0
HYP	BRIE-COMTE-ROBERT (77)	01/12/2019	01/12/2026	21,789	21,789	0
HYP	PLAISANCE-DU-TOUCH (31)	01/12/2019	01/12/2028	19,026	0	18,410	616
HYP	SAINT-QUENTIN-FALLAVIER (38)	01/12/2019	01/12/2028	9,964	0	9,641	323
HYP	BAIN-DE-BRETAGNE (35)	01/12/2019	01/12/2028	6,820	0	6,599	221
HYP	PLOUFRAGAN-SAINT-BRIEUC (22)	01/12/2019	01/12/2029	5,695	5,695	0
HYP	GONDREVILLE (54)	10/07/2021	10/04/2036	7,926	0	0	7,926
HYP	METZ (57)	10/04/2022	10/10/2031	110,955		60,131	50,825
HYP	METZ (57)					6,443	-6,443
HYP	ESCRENNES (45)	10/01/2022	10/10/2034	8,516		0	8,516
HYP	NANCY (54)	10/01/2021	10/10/2028	25,214	25,214	0
HYP	NEUVILLE-AUX-BOIS (45)	10/01/2021	10/10/2028	45,811	45,811	0
HYP	SERRIS (77)	10/04/2022	10/04/2037	10,200		0	10,200
HYP	SAINT JEAN DE LA NEUVILLE (76)	10/10/2023	10/10/2038	6,828		0	6,828
HYP	MIONNAY (01)	10/04/2024	10/01/2031	13,800	13,800	0
HYP	SAINT ANDRE SUR ORNE (14)	10/01/2022	10/10/2036	8,036		0	8,036
HYP	COMPANS (77)	10/01/2023	10/10/2037	11,522		0	11,522
HYP	JANNEYRIAS (38)	10/07/2023	10/04/2037	28,476		0	28,476
HYP	SENS (89)	10/01/2023	10/10/2029	86,850		86,850
HYP	PLESSIS PATE (91)	10/10/2021	10/04/2028	9,010		0	9,010
HYP	ROGNAC (13)	10/07/2022	10/04/2030	6,600	6,600	0
HYP	ROGNAC (13)	10/07/2022	10/04/2030	4,108	4,108	0
HYP	LENS (30)	10/01/2023	10/10/2037	7,093	7,093	0
HYP	MONDEVILLE (14)	10/01/2025	10/10/2039	16,723	16,723	0
CORP	ARGAN BNP			357	357
RCF	ARGAN RCF line CA IDF		30/09/2025	20,000	0	0	20,000
RCF	ARGAN RCF line CE IDF		24/09/2024	20,000	0	0	20,000
RCF	ARGAN RCF line Palatine		03/05/2027	10,000	0		10,000
RCF	ARGAN RCF line BECM		16/12/2024	10,000	0		10,000
RCF	ARGAN club BPI 15 M€		31/10/2025	10	0		10
RCF	ARGAN RCF line CA Normandie		02/02/2026	10,000	0		10,000
OBLIG	ARGAN OBLIGATAIRE		17/11/2026	500,000	500,000
COUV	Collar €300m macro; Oct. 10 ‘23		10/10/2023			300,000	-300,000
	TOTAL (in € thousands)			1,946,370	1,066,342	775,174	104,853
				100%	55%	40%	5%

The various credit agreements signed by the Company and its subsidiaries include standard early repayment clauses as well as fixed rate conversion opportunities for variable rate loans.

When they are set up, most of the financing is accompanied by guarantees: pledge of the leasing contract in the context of real estate leasing or mortgage in the context of borrowing, Dailly assignment of rents or sub-rents (see Section 9.2 of this Universal Registration Document Pledges & Mortgages).

Certain financing arrangements also include obligations to comply with ratios (or covenants); failure to comply may constitute an event of default. This is essentially an LTV ratio on the Company’s assets or only the assets financed.

At 31 December 2023, asset-backed financing with an obligation to comply with the LTV ratio on the Company’s assets (obligation to comply with a net LTV ratio of less than 70%, mainly) accounted for 55% of all financing taken out, plus bonds, which must respect an LTV ratio of less than 65%, which accounted for 26% of all financing taken out. The Company’s LTV stood at 49.7% at 31 December 2023, well below the level of its covenants.

The November 2021 bond issue maturing in November 2026 provides for the following financial commitments:

-	Maintaining an LTV ratio of less than 65%,

-	Maintaining an secured LTV ratio of less than 45%, and

-	Compliance with an ICR ratio of more than 1.8x.

As a reminder, at 31 December 2023, the Company’s LTV stood at 49.7%, the secured LTV ratio at 36% and the ICR ratio at 4.3x.

3.7.2.3. Liquidity risks

The Company’s liquidity risk policy is to ensure that at all times, rental revenue exceeds what the Company needs to cover its operating expenses, interest and repayment charges for any financial debt it may take on in implementing its investment programme and the distribution of dividends under the SIIC (listed real estate investment company) regime.

In any event, liquidity facilities of around €250m are in place.

The Company has conducted a specific review of its liquidity risk and considers that it is able to meet its future maturities and at present, it does not anticipate an increased risk. See also Chapter 6 of this Universal Registration Document – Consolidated financial statements, sections 6.27.3 Liquidity risks and 20.2 Maturities of financial liabilities.

To finance its business, the Company has primarily used long-term mortgages and lease loans as well as, to a lesser extent, bond issues.

In view of its substantial leveraging and in the event of a credit crunch by the major financial institutions or an increase in credit rates, the Company might be unable to implement its development strategy as quickly as it would like due to a shortage of loans granted. However, it believes that the diversity of its financial partners allows it to arrange the financings it needs, bearing in mind that it may also, depending on market conditions, issue bonds.

That said, given the new economic and financial environment, the Company is prioritising deleveraging and wants to rebalance its sources of funding between bond debt (target of 50%) and amortising bank debt (target of 50%) by 2030.

3.7.3. Development risks

3.7.3.1. Risks related to the competitive environment

Economic cycles may lead to changes in the economic paradigm and the appearance of new competitors or, conversely, to a high concentration of certain players who would be in a situation of intense competition, which may call into question the conditions for carrying out Argan’s activity (reduction in development volumes and rental yields).

To this end, Argan has adapted its strategy by strengthening its sales team. The Group is also channelling a growing share of its business volumes towards mid-caps with a strong regional footprint and is strengthening its presence in small and medium-sized warehouses and fulfilment centres. Argan is also setting ambitious targets for brownfield redevelopment as part of its ESG policy, opening up new prospects.

3.7.3.2. Risks associated with access to land, stricter environmental regulations and increased administrative recourse

Access to land for logistics activities is more restricted under the effect of pressure exerted by other economic activities, the refusal of certain communities or groups of people or the implementation of restrictive regulations (Net Zero Artificialisation).

To this end, Argan’s sales team constantly identifies lands that can accommodate new developments. This activity is all the more effective because Argan’s long-term vision, thanks to its family identity and strong presence in France, facilitates contact with the communities in which it operates and in particular the local authorities.

Development constraints in terms of land are combined with environmental hardening (measurement and reduction of the carbon footprint, implementation of the tertiary decree or development of photovoltaic power plants). Argan’s approach in this area is to position these constraints as development levers by anticipating them in order to facilitate the activity of its tenant-clients. It is in this respect that our Group is developing all its projects under the Aut0nom® label, a Net Carbon Zero warehouse in use, gradually banning its gas boilers from its warehouses and increasing the skills of all its teams on these issues.

This environmental pressure can, in extreme cases, lead to administrative recourse that could impact the deadlines for carrying out a project, or even result in its cancellation. To this end, Argan covers the expenses incurred in connection with the letter of intent and is stepping up its policy of dialogue with elected representatives in order to better anticipate difficulties.

For more information on Argan’s environmental policy, readers are invited to read Chapter 4 of this Universal Registration Document and, more generally, Argan’s ESG strategy, available on the argan.fr website.

3.7.3.3. Risks associated with failure of approval of a development project

This risk could materialise in the event of a poor assessment of the feasibility of a project, the costs incurred or the completion deadlines. In addition to poor execution, this situation could lead to a long vacancy in the warehouse and a change in Argan’s image.

To this end, Argan has put in place a so-called “Go/No Go” procedure for each project based on a multi-criteria analysis enabling collective decision-making on the validation of a development project. The analysis grid is based in particular on the client’s business sector, its financial solidity and the probability of releasing the asset in the event of a vacancy (in particular through an assessment of the geographical area).

3.7.3.4. Risks related to dependence on suppliers and quality control of the services provided by subcontractors

Argan, as an economic player that is part of a value chain, naturally depends on suppliers (manufacturers, architects, engineering consultants, etc.). The risk of dependency is considered low due to the abundance of service providers in the Group’s business sector. In addition, Argan has adopted a policy aimed at identifying and retaining the best suppliers and selecting a minimum of three suppliers for its important and critical needs.

In addition, for the purpose of its development operations, ARGAN entrusts the construction of its warehouses to general contractors. Supply of this type of construction company is abundant and there is full competition.

The Company is in no way dependent on this offer. ARGAN also has the option of having its warehouses built in separate lots by the different trades.

The project undertaken, the attractiveness of real estate portfolios, rental income and valuations may be affected by potential tenants’ perception of the leased warehouses, i.e. the risk that these potential tenants may consider the quality, cleanliness and/or safety of the warehouses to be inadequate, or that they need to undertake restructuring, renovation or repair work.

As at 31 December 2023, 50% of the Company’s real estate stock is covered by a 10-year guarantee (by area), corresponding to 51 buildings, and tenants are responsible for upkeep of the buildings, other than the maintenance that falls under Article 606 of the French Civil Code and remains the lessor’s responsibility, which is covered by a 10-year guarantee.

3.7.4. Risks related to Argan’s activity as a property investment company

3.7.4.1. Risks of dependency on certain tenants and counterparty risks

The Company’s assets comprise 97 buildings, leased to a total of 65 different tenants. ARGAN’s top 12 tenants were responsible for 71% of annualised rental income for 2023 across 56 sites, as follows: Carrefour (28%), FM Logistic (7%), Amazon (5%), Auchan (5%), Monoprix (5%), Decathlon (5%), Géodis (4%), Renault (3%), L’Oréal (3%), Castorama (2%), Eurial

(2%) or Cyrusone (2%).

The Company’s client portfolio is largely made up of leading companies whose financial position limits counterparty risk in principle.

Before a lease agreement is signed, the position of potential tenants, particularly their financial position, is examined. Leases include the following guarantees: security deposit or bank guarantee equivalent to 3 months’ minimum rent which may, if applicable, be increased depending on the user’s potential risk profile.

For the financial year 2023, the annual rental revenue from the largest site represents 4.9% of the Company’s total annual rent roll. The Company is confident that it can handle a default of this magnitude for as long as necessary to install a new tenant on such a site.

During the 2023 financial year, the Company was not affected in terms of the recovery of its rents to date. It also did not receive any requests from clients linked to the indexation applicable from January 2024 (4.6% on average).

Changes in the economic situation have an impact on variations in the ILAT index produced by INSEE to which the Company’s rents are indexed, which represent 60% of annualised rents for 2023.

In addition, the Company is exposed to changes in the real estate market, which could adversely affect its investment and trade-off policy, as well as its operations, financial position, performance and outlook. However, demand for logistics real estate remains strong, with a vacancy rate of 4.7% in France at the end of 2023 (source: CBRE).

The slowdown in the economy could adversely affect our tenants’ business operations and increase the Company’s exposure to counterparty risk for 2024. Inflation, sluggish economic conditions, rising interest rates, and geopolitical tensions can weaken some tenants and thus have a long-term impact on the occupancy rate and the ability of tenants to pay their rents.

More specifically, with regard to the difficulties recently encountered by the Casino Group (Monoprix and Casino), they have not yet had any impact on Argan’s performance. At 31 December 2023, there were no outstanding payments. Until now, the global Casino Group, through its various brands, accounted for 6% of rental income for Argan. Given the situation, Argan has decided to provide a more specific view, activity by activity, below.

As of the date of this Universal Registration Document, Argan’s knowledge of this case is the same as the knowledge shared with the entire public by the media. 5% of annualised rental income in 2023 comes from two warehouses operated in the Paris region by the Monoprix brand (Casino Group brand) at prime sites. As part of the takeover strategy that has been made public, Monoprix should remain within the scope of the future Casino Group.

1% of the remaining rental income comes from a warehouse operated for Casino’s hypermarket and supermarket activities near Saint-Etienne. Intermarché, as part of the acquisition of a portfolio of hypermarkets, could be led to operate this warehouse located near Saint-Etienne. In any case, long-term leases are in place.

3.7.4.2. Risks associated with the difficulty of disposing of an asset under the arbitrage programme

For the purposes of its development and as part of its new financial strategy, the Company plans to carry out selective sales of property assets (the oldest assets). It cannot guarantee that such disposal opportunities will arise, nor that disposals will achieve the expected price.

Such disposals involve a number of risks relating to conditions on the property market, the presence of a sufficient number of investors in this market, the impact on the Company’s operating results, the involvement of executives and key personnel in such transactions and the discovery of problems inherent in such disposals.

Any difficulty experienced by the Company in selling old properties would affect its strategy and outlook. However, the Argan disposal programme concerns a limited volume of €75 million in 2024, of which more than €17 million has already been secured through the exercise of a purchase option by a tenant.

3.7.4.3. Risks related to lease regulations and their renewal

Buildings are let by ARGAN’s in-house teams (in the letting and development departments), with the ad hoc assistance of external lettings managers. Lease agreements are drawn up on the basis of a standard lease, reviewed periodically according to legal developments.

It remains possible that when a lease expires, some tenants may choose not to renew their lease agreement, and ARGAN may not be able to renew the relevant property quickly and on the same terms. Given the laddering of current leases, however, ARGAN believes it is in a position to deal with such eventualities.

It should be noted that as at 31 December 2023, the occupancy rate was 100%, with an average remaining fixed lease term of 5.7 years, as follows:

Remaining fixed term of leases	Percentages
More than 6 years	44%
3 to 6 years	26%
Less than 3 years	30%

3.7.4.4. Risks related to ICPE authorisations

The majority of the Company’s logistics hubs (where the quantity of combustible goods stored exceeds 500 tonnes) require a prefectoral authorisation to be able to operate (ICPE authorisation). These authorisations, which include requirements relating to the configuration of the building concerned, apply to the operating tenants, except in the case of multi-tenant sites for which the Company is the holder of the authorisation.

This authorisation is assigned to the site for its operating model (quantity and nature of products stored, method of storage, etc.), with no time limit. Only a development or a change in this operating model may require an update to the prefectoral authorisation for operations. The Company oversees the application for the said update.

During the operational phase, the Company contractually requires its tenants to comply with the authorisations for operations and ensures that they do so (duty to disclose correspondence with the DREAL, ban on terminating the order, warehouse inspections, etc.). ARGAN’s in-house property department is responsible for this oversight.

Although all of the Company’s assets are compliant with the ICPE regulations (Installations Classées pour la Protection de l’Environnement – Classified Facilities for Environmental Protection), it cannot guarantee that additional authorisations will be obtained if its tenants make a change to the way they operate its warehouses or that appeals will not be filed against prefectoral authorisations and building permits that have been issued. To date, the Company has not had to deal with any significant delay in updating a prefectoral authorisation for operations.

3.7.5. Risks related to the logistics real estate market

3.7.5.1. Risks related to the tax regime for SIICs

A change in or loss of the SIIC tax regime could have a significant adverse effect on the Company’s results. The Company is currently compliant with all the requirements linked to developments in this regime, known as SIIC 4, and in particular with the obligations around the maximum number of shares the majority shareholder may hold.

See also Chapter 6 of this Universal Registration Document – Consolidated financial statements, section 6.27.7 Risk related to the maintenance of the SIIC regime.

3.7.5.2. Risks associated with not taking ESG obligations into account

The risks associated with poor application of ESG requirements concern Argan’s image and reputation, with a potential impact on the share price and a possible deterioration in its relations with its stakeholders.

Argan strongly limits this risk by applying an ESG strategy overhauled in 2023 with an ambitious approach over the 2023-2030 period, incorporating in particular a demanding carbon trajectory in line with the Paris agreements to maintain global warming at a threshold close to 1.5°C. With regard more specifically to the risks associated with the effects of climate change, readers are invited to refer to Chapter 4 of this Universal Registration Document, Section 4.1, paragraph 4.1.2.4.2 - Risk mitigation; and Note 6.27.8 of the Notes to the consolidated financial statements for the 2023 financial year.

In 2023, this approach resulted in the improvement of the Sustainalytics rating, from medium to low risk (17.4 at end-December 2023) as well as an improvement in the Ethifinace rating (now a silver medal). Argan plans to also be assessed by GRESB by the end of 2024.

For more information on Argan’s ESG policy, readers are invited to refer to Chapter 4 of this Universal Registration Document as well as the ESG report, which is available in full at argan.fr.

3.7.6. Risks related to Argan’s internal operation

3.7.6.1. Risks associated with the departure of a key person, in particular a member of the Le Lan family

ARGAN’s development depends on the involvement of the Company’s top executives and key employees, particularly the Chairman of the Executive Board, Mr Ronan Le Lan, and the Chairman of the Supervisory Board, Mr Jean-Claude Le Lan. Should one of them leave or be otherwise unavailable, there is no guarantee that it would not have a significant negative impact on the ARGAN Group’s strategy and financial position as well as on the implementation of new projects necessary for its growth and development.

In order to address this possibility, ARGAN has created an organisational structure for the Company and expanded its management team.

In addition, Mr Jean-Claude Le Lan and his family are expected to remain the main shareholder of the Company, with significant influence in this respect. At 31 December 2023, the Le Lan family held 40.4% of the Company’s share capital and voting rights (see Section 8.2.2.1 of this Universal Registration Document - Main shareholders). As a result, Mr Jean-Claude Le Lan and his family will continue to have a significant influence on the Company in the future and could also, depending on the level of investment of the other shareholders, adopt by themselves all resolutions submitted for the approval of shareholders at the Ordinary General Meeting and potentially at the Extraordinary General Meeting. Mr Jean-Claude Le Lan and his family therefore have a significant influence on major decisions concerning, in particular, the appointment of members of the Executive Board and the Supervisory Board, the approval of the annual financial statements, the distribution of dividends, as well as changes to the Company’s capital and the Articles of Association.

In addition, the Supervisory Board has 3 independent members, representing 37.5% of the members, in accordance with the recommendations of the Middlenext Corporate Governance Code, which recommends that at least one third of the members of a Supervisory Board of a controlled company be independent members. Therefore, the Company considers that there is little risk of abusive control because of the presence of the independent members.

3.7.6.2. Risks related to the liquidity and the ARGAN share price

The Company’s shares are admitted to trading on the Euronext Paris market; it is not possible to guarantee the existence of a liquid market for its shares, nor that such a market, if it develops, will persist. For information, it should be noted that the average daily volume of transactions on the Argan share during 2023 was more than 14,000 securities (source: Euronext), a sharp acceleration compared to 2022, in particular due to its integration into the FTSE EPRA indices in March and then the SBF 120 in September.

The lack of liquidity of Argan shares could have an impact on their marketability and price, provided that the presence of benchmarks limits the risk of a decline in liquidity. In addition, the price of ARGAN shares may vary significantly compared with its NAV.

3.7.7. Insurance cover

The lease agreements between the Company and its tenants provide for coverage of all insurance costs by the lessee, as they are all “triple net” leases.

3.7.7.1. Cover policy

The Company uses a real estate brokerage firm, ASSURANCES COSTE-FERMON S.A.S. ARGAN’s real estate assets and those of its subsidiaries, including the majority of the leased-financed assets, are covered by the insurance company AXA.

In general, the Company considers that its insurance policies are adequate in light of the value of the insured assets and the risk incurred. In particular, they cover the cost of reinstatement of all the property assets.

The table below shows the level of cover at replacement value per claim for the main risks as at 1 January 2024, on the understanding that this list cannot be exhaustive:

Types of cover		Amount
Direct damages

●	Comprehensive insurance covering all real estate assets by type or intended use, loss of rental income and including costs relating to the permanent repair or replacement of damaged property	Up to the amount of the damage and subject to the limit of the CIL (*)

Liability insurance, included in the CIL

●	Claims by neighbours and third parties	€10,000,000

Extension of Costs and Losses cover, included in the CIL, in particular:

●	Clearance	Without sub-limit
●	Protection and safeguarding of property

Additional costs of Leak Detection, Temporary Repair, etc.		Limited to €750,000

Operating expenses

●	Loss of Rental Income during the indemnity period	Within the limits of CIL
●	Additional charges

Cover common to all insured events

●	Policyholder’s adjuster’s fees	According to schedule

Additional cover

●	Replacement cost

(*) CIL = Contractual Indemnity Limit. From €50 million to €200 million depending on the policies.

The Company has also taken out a corporate civil liability policy (Contrat de Responsabilité Civile Entreprise) with AXA. This policy covers personal injury, up to a limit of €10,000,000 per year, as well as damages to property and non-physical damages resulting from a loss, up to the limit of €5,000,000 per year.

3.7.7.2. Insurance of corporate officers

None.

3.7.8. Exceptional events and litigation

To ARGAN’s knowledge, there are no litigations, arbitration proceedings or exceptional events that have had, or are likely to have, a significant adverse impact on its operations, financial position or performance.

3.7.9. Organisation and internal control

ARGAN has adopted an internal control system that encompasses the companies included in the consolidation scope, covering all the Company’s operations and those of its subsidiaries and meeting current standards.

Internal control covers all the procedures defined and implemented by the ARGAN Supervisory Board with the aim of ensuring:

○	The reliability, quality and availability of accounting and financial information,

○	Efficiency in the conduct of the Group’s operations and support for the Group in achieving its strategic and operational objectives,

○	Compliance with applicable laws and regulations,

○	Safeguarding of the Group’s assets,

○	Fraud prevention and detection.

On behalf of the Supervisory Board, the Audit, Risk and Sustainability Committee monitors the effectiveness of the internal control and risk management systems and reports on them.

The overall objective of the internal control system is to prevent and control risks resulting from Group operations and the risks of error or fraud, particularly in the accounting and financial areas.

Like any control system, however, it cannot provide an absolute guarantee that these risks are completely eliminated. The internal control procedures in place are as follows:

●	(i) An analytical financial dashboard by building showing, for example, the income statement forecast and the cash flow balance by building.

This dashboard highlights the balance of rents/loan repayments and the level of residual debt compared with the market value of each building (LTV by building).

●	(ii) A debt dashboard showing overall debt as well as a breakdown by type (fixed – variable), by bank and by building, the traceability of the cost of debt and the debt forecast, and overall LTV.

●	(iii) An asset dashboard including:

○	a statement of the buildings (floor areas – age – geographical location, etc.),

○	a statement of the leases, including a schedule of the fixed and contractual terms and specific lease conditions (overview of leases),

○	a statement of the rents, including a breakdown by tenant, amounts compared with market values,

○	valuations of the buildings including a history of values and rates of return.

●	(iv) A stock market dashboard including:

○	Change in the Argan share price, compared with the main indices and with its peers;

○	Comparison of the main financial indicators of Argan and its peers;

○	Financial rating and ESG;

○	Shareholder changes.

●	(v) A management dashboard including:

○	a statement of ARGAN’s sureties and guarantees to lenders (understanding of amounts and terms);

○	the value and terms of the Group’s mortgage and lease loans;

○	fact sheets summarising the contents of the various leases and a general schedule showing lease terms and renewal dates;

○	VAT option declarations, self-supply procedures;

○	a review of chargebacks of expenses on insurance policies held by the Company, which are charged back to subsidiaries and tenants where provided for in the lease.

●	(vi) Monitoring of cost prices. This is a non-accounting monitoring with reconciliation of the recognised values. A reconciliation is also carried out during construction between amounts still to be paid to contractors and the amount of the financing in place that is available.

●	(vii) Cash movement control procedures. The Company has entered into a cash management agreement with its subsidiaries in the form of a current account advance, producing an aggregate cash position managed at ARGAN level. All cash movements are checked twice: once when the movement order is issued, in a non-accounting table, and again when the movements are recognised in the accounts.

The dashboards are updated biannually when the financial statements are prepared.

3.7.10. Procedures and investigations

There are no government, legal or arbitration proceedings, including any unresolved or outstanding proceedings of which the Company is aware, which might have or which have had over the last 12 months, a significant effect on the financial position or the profitability of the Company and/or the Group.

3.8. Corporate governance report and ESG report

This Universal Registration Document includes the report of the Supervisory Board on Corporate Governance, which constitutes Chapter 5 of the document, as well as the report on the Environment, Social/Societal and Governance (ESG) components, which constitutes Chapter 4 of this document.

4 ESG information

ARGAN ESG strategy: achievements and ambition for 2023-2030	94

Challenges and context	94

Foundations of the 2023-2030 ESG strategy	95

Solid non-financial achievements	101

Ambitions for 2025 & 2030	107

Additional non-financial information	110

Corporate information	111

Additional environmental information	112

Key non-financial indicators at end-2022	113

4.1. ARGAN ESG strategy: achievements and ambition for 2023-2030

4.1.1. Challenges and context

4.1.1.1. Environmental issues

The construction sector, residential and tertiary, accounts for 43% of energy consumption and around 23% of France’s greenhouse gas emissions. Reducing the environmental impact of this sector is therefore a key challenge to move towards carbon neutrality targets by 2050 and limit the increase in the average temperature of the earth to 1.5°C in accordance with the Paris Agreements. With more than 90 million sq. meters of warehouses of more than 5,000 sq. meters in France (2021 data), the logistics and transport sector has a major role to play in this process of transition to a low-carbon economy. To protect ecosystems in the face of the climate emergency, the regulations imposed on us are accelerating, through the Tertiary Decree, the Net Zero Artificialisation (ZAN) objective, the Climate and Resilience Law and the Environmental Regulations “RE2020”, to name the most recent.

The elements to be taken into account for ARGAN include:

●	The increasing integration of renewable energies into the energy mix of our warehouses;

●	Limiting the artificialisation of soils;

●	The circular economy;

●	The development of projects that preserve biodiversity; or

●	Taking into account the impacts of climate change and adapting our warehouses.

These elements are therefore multi-faceted and complex, and require high-performance and innovative solutions to enable a gradual and consistent transition to resilient warehouses.

4.1.1.2. Social and societal issues

The ARGAN model aims to design warehouses that meet the social challenges of tenant clients. These include themes of attracting and retaining employees, in particular through the creation of harmonious workspaces, combining ergonomics with acoustic, thermal and visual comfort to enhance well-being at work.

For each project, our Group also intends to increasingly integrate the dimension of creating as many direct and indirect local jobs as possible. This contributes, in particular, to the cohesion of the regions through harmonious economic development. There are also questions about the integration of features to increase automation and thus facilitate the work of employees.

More generally, ARGAN’s clients expect openness, advice, responsiveness, and innovative and personalised solutions that are co-constructed.

The Group’s policy has always been to anticipate all these aspects as early as possible in order to offer flexible, efficient workspaces and sources of social cohesion.

4.1.1.3. More significant challenges in a context of sustained development

The decline in land availability, or even the absence of land in certain territories, reinforced by the beginnings of the “Zero Net Artificialisation” trajectory, is pushing us to expand development scopes and consider new models (multi-storey warehouses, brownfield rehabilitation, etc.) that have yet to demonstrate their economic potential.

In addition, the environmental objectives of the major players, including ARGAN, should lead to portfolio reviews to arbitrate in favour of assets with the best environmental performances. A premium in terms of both rents and asset valuation is expected to increase in the coming years for PREMIUM assets, which are at the heart of ARGAN’s business, as can already be seen throughout Western and Northern Europe.

Taking these aspects into account is all the more significant for ARGAN as the development pipeline for 2024 is at a record level of €180 million in investments to be delivered for a built surface area of around 170,000 sq. meters. Thus, including as part of our deleveraging strategy, our pace of growth will remain strong for the following years and will enable us both to meet the needs of the market and to pursue a proactive policy of strengthening our ESG performance through the implementation of new generations of PREMIUM warehouses and the sale, on a case-by-case basis, of certain assets.

4.1.2. Foundations of the 2023-2030 ESG strategy

4.1.2.1. Preamble

ARGAN’s ESG strategy for the 2023-2030 period is presented in its entirety in a report published on 18 October 2023 and available in French, as well as in English, on the argan.fr website. Thus, the elements included in this chapter 4 of the Universal Registration Document aim to provide an overview but do not attempt to replicate the exhaustive review of the aforementioned 2023 ESG Report.

ARGAN, as a family-owned French player driven by a long-term vision, has decided to update its environmental, social and governance commitments by giving a new impetus to its ESG strategy with the following priorities:

●	The implementation of proactive action plans to promote decarbonisation and the production of renewable energies;

●	Support for the territories that host our warehouses;

●	The satisfaction of our client and their support in the face of new challenges.

4.1.2.2. Methodology

To make this overhaul a reality, ARGAN initiated dialogue with its main stakeholders. This participatory approach was carried out by an independent external service provider (Spitha Pyxida) in order to guarantee the quality of the content and the correct reproduction of the various responses. It took the form of:

●	Precise mapping of relevant stakeholders;

●	Personalised questionnaires on the actions, challenges, expectations and ambitions of each stakeholder on the three ESG components;

●	Extensive consultation with 21 external stakeholders (clients, suppliers, local authorities, financial partners, professional organisations) and the extended ARGAN management team. 25 interviews were conducted with representatives of the targeted organisations and ARGAN employees as well as senior managers, operational managers and ESG managers, over a minimum period of one hour;

●	An additional documentary analysis of the policies and commitments of these stakeholders on key themes, in particular the carbon strategy, and an analysis of best practices in the sector.

This work made it possible to formalise the expectations of stakeholders on environmental, social and societal issues. Their contributions gave rise to several reports to ARGAN’s Senior Managers and were directly integrated into the formalisation of the main workstreams and the company’s ESG strategy.

4.1.2.3. 2023 – 2030 Priority workstreams

4.1.2.3.1. ARGAN, a leading player in ESG management

ARGAN intends to integrate the best management standards of its ESG policies by guaranteeing high transparency and obtaining recognition from the major French, European and international standards.

4.1.2.3.2. ARGAN, a leading player in energy and ecological transitions

ARGAN wishes to build on its initial achievements (Aut0nom® in particular) to become one of the leaders in decarbonising its business sector. In this context, the company intends to accelerate the deployment of an ambitious energy policy focused on self-consumption, at the service of its clients.

4.1.2.3.3. ARGAN, Working closely with employees

ARGAN values collective success by directly involving its employees in creating value through a policy of sharing wealth, unique in its sector. In addition, the company focuses on the health and safety of the employees of its manufacturing partners and its customers in its warehouses. They must be safe and pleasant places to work.

4.1.2.3.4. ARGAN, Partner of the regions

ARGAN is aware of its role as a player in regional economic development. The company wishes to continue to optimise the co-benefits of its sites while preparing for the major challenges of mixed uses and reducing soil artificialisation.

4.1.2.3.5. ARGAN, Forward-looking

ARGAN places innovation and customer satisfaction at the heart of its corporate mission. The company will step up its support to better integrate environmental and societal issues into the development of logistics activities.

4.1.2.4. Consideration of ESG risks

4.1.2.4.1. Materiality matrix

The materiality matrix presented below was produced and prioritised by integrating stakeholders’ expectations, ARGAN’s overall performance challenges for the future and the company’s impact on its environment, thus meeting the principle of dual materiality.

●	Environmental issues:

○	decarbonisation of industrial logistics,

○	low-carbon and environmental impact construction,

○	energy performance and renewable energy production,

○	biodiversity and sustainable management of living resources;

●	Societal issues:

○	partner of local authorities,

○	development of local employment,

○	local economic development;

●	Customer satisfaction issues:

○	maintaining operational excellence,

○	adaptation to climate change and extreme weather phenomena,

○	co-construction & innovation,

○	strengthening of the PREMIUM positioning, diversity of uses and new services;

●	Governance issues:

○	dialogue with its stakeholders,

○	responsible purchasing,

○	excellence in ESG management and transparency,

○	ethical business conduct;

●	Social issues:

○	upskilling of employees and new jobs,

○	quality of life at work for users,

○	health and safety of the value chain,

○	equal opportunities & diversity.

4.1.2.4.2. Risk mitigation

ARGAN has reviewed the most material ESG risks, given the likelihood of their occurrence, which could have a negative impact on its operations, reputation, financial position, performance or outlook.

More specifically, climate change risks can be broken down into:

●	physical risks resulting from damage caused directly by weather and climate events caused by changes in the climate system.

○	These risks are controlled by applying current standards at construction stage and adjusting the property portfolio in response to climate change. For example, each warehouse is equipped with a lightning protection system. Its role is to prevent the destructive effects of lightning striking the building. Lightning rods placed on the roof of the warehouse are connected to a grounding loop (a buried bare copper cable that surrounds the building). In the event of thunderstorm, static electricity present in the ambient air is preferably discharged through the circuit running from the lightning rods to the earth, rather than by following a random path and potentially causing material damage or even human damage;

○	It should also be remembered that all of the company’s assets are located in France, a region of the world subject to climate change, but in a context that is easier to control than other regions of the world, and 31% of the assets are in the Île-de-France region. No assets are located on the coast.

●	Transition risks resulting from modifications for transition to a low carbon economy. Risk control is based on the sustainable development policy adopted by the Company. As at 31 December 2023, the Company has not recognised any provision or guarantee for environmental risks.

On the effects of climate change:

ARGAN profoundly overhauled its ESG strategy in 2023.

For the first time, this strategy includes a carbon assessment and a trajectory for reducing emissions for the three scopes. This strategy will be enhanced by 2026, when ARGAN will be officially subject to the CSRD. Biodiversity and resilience issues will need to be addressed in greater depth within this timeframe.

With regard to Scope 3, directly linked to ARGAN’s rental assets, an initial decarbonisation target has been published for emissions related to the energy consumption of its buildings: -50% by 2030.

In 2024, ARGAN planned to engage in consultation with the companies that build its warehouses through Real Estate Development Contracts in order not only to post a target for reducing emissions related to the construction and end-of-life of its buildings (published by the end of the year), but also to discuss the impacts related to climate change.

Over the last three years, the only major claims reported relate to hail (damage to roofs and sealing systems), which are fully covered by the “All Risks Except” policy. At this stage, no building has suffered any damage related to climate change directly.

Note that the property investment company’s buildings are all located in mainland France and none in mountain areas or close to a coastline.

It should also be remembered that ARGAN complies with the reinforced requirements resulting from the various town planning regulations, as well as those resulting from environmental studies.

4.1.2.4.3. Ranking and summary of significant net ESG risks specific to ARGAN and/or its business sector

Category	Risk			Means of control
	A. Climate	●	Tighter expectations and regulation towards a low-carbon economy	○	Significant reduction in the carbon impact of construction and operation
				○	Decarbonisation of the entire supply chain
				○	Renewable and local energy production
Environment				○	Watch
	B. Soil	●	Tighter expectations and regulation towards	○	Anticipation
	artificialisation		“net zero artificialisation”	○	Stock of available land
				○	Diversity of uses for new projects
				○	Clearance
				○	Brownfield conversion
	C. Human capital	●	Maintaining ARGAN’s attractiveness despite	○	Salary and profit sharing policy
			fluctuations in workload	○	Improved quality of life at work
		●	Continuity of the local relationship despite	○	Sound and planned management of jobs and careers
			development	○	Training and coaching
		●	Maintenance and internal development of the property management activity
Social		●	Securing the future
	D. New business lines/diversity of uses	●	Anticipation of the integration of new business lines (project management, energy management) and new forms of logistics buildings (multi-storey construction, diversity of uses, etc.)	○ ○ ○	Anticipation Continuing education Early integration of new skills
	E. Financing / debt /	●	Higher and tighter financing and refinancing	○	Green bonds
	stock market listing		conditions	○	Indexation of rents
		●	Decline in the attractiveness of the	○	Voluntary ESG approach
			stock market value	○	Diversification of funding sources
				○	Setting a cap on variable-rate loans
				○	Strengthening investor relations
	F. Market cycles and diversification	●	End of deployment of large and medium-sized warehouses	○	Diversification of the portfolio with a decrease in the share of XXL warehouses
Societal & market		●	Uncertainty on consumer goods and	○	Long-term commitments/leases
			e-commerce	○	Diversification of commercial targets with strengthening of mid-caps and new industrial sectors (healthcare, etc.)
	G. Project	●	Difficulties in accessing land	○	Strong link with local authorities
	development	●	Rising raw materials and construction costs	○	Co-construction with architects, project managers and builders to control additional costs
	H. Constitution and	●	Departure of a member of the Le Lan family	○	Anticipation
	renewal of bodies			○	Transition before departures
				○	Reasserted family control (family agreement reported to the AMF)
Governance	I. Business ethics	●	Poorly controlled purchasing management	○	Charters
		●	Corruption	○	Internal control
				○	Training, awareness-raising

4.1.3. Solid non-financial achievements

Argan has taken numerous actions for nearly 10 years, and the results are already convincing. This section of the Universal Registration Document aims to present the main achievements for the three components of our ESG policy.

4.1.3.1. For the Environment Pillar

ARGAN has initiated and deployed an ambitious environmental strategy, based on a low-carbon trajectory aligned with the SBTi and a warming scenario compliant with the Paris Agreement at 1.5°C.

To this end, our Group is accelerating the deployment of the plans already launched (LEDs plan, “Heat Pump” plan to replace gas heating representing an investment of €50 million between 2024 and 2030, and the GTM plan), building its Aut0nom® warehouses, Net Zero for use, and launching a new phase of the deployment of photovoltaic capacities dedicated to self-consumption on roofs or shade canopies.

4.1.3.1.1. Climate Plan 1.0

Since 2018, ARGAN has continued to roll out its climate plan:

●	ARGAN has carried out an extensive relamping campaign, replacing old and energy-intensive lights with the latest generation of intelligent LED systems, controlled by natural light and human movement. More than 97% of this plan has now been rolled out by the end of 2023;

●	ARGAN, in consultation with its customers, has launched an ambitious plan to replace gas heating systems with the latest generation air/water heat pumps across its entire fleet by 2030. As such, the Group intends to invest around €50 million between 2024 and 2030. Pending full replacement, in 2021 ARGAN initiated a three-year plan to completely replace the oldest boilers with more efficient modular systems: high-performance boilers and modular burners. The switch to this new equipment enabled an average reduction in gas consumption of 10% to 20% for each change;

●	As part of the tertiary decree, the Group has set up a vast programme for monitoring and managing consumption, making it possible to collect consumption data. However, ARGAN intends to go further by installing its own GTB/GTM systems that offer a fine degree of analysis, by cell or by type of equipment (air conditioning, for example). The Group now dedicates a position specifically to the issue of energy monitoring.

4.1.3.1.2. Deployment of Aut0nom® and photovoltaic production

In early 2022, ARGAN commissioned its first Aut0nom® warehouse. Since then, the company has initiated or studied more than ten projects based on this new standard. At the end of 2023, around ten warehouses, which produce and consume their own green energy, have either been delivered or are under development.

In 2024, ARGAN intends to take a new step.

We no longer want to build warehouses that, in operation, have a positive balance of GHG emissions.

This is why we are continuing to improve Aut0nom® to offer our tenant client a Net Zero logistics warehouse for use.

To do this, we have designed a warehouse whose carbon emissions are drastically reduced compared to a traditional logistics building.

And for residual emissions, as of this year, we are committed to an offsetting approach that meets the criteria of the Low Carbon Label issued by the State. The acquisition of a land area of around 200 hectares will thus make it possible to carry out afforestation operations and offset the residual emissions of our developments for a decade.

Beyond that, at the end of 2023, ARGAN had approximately 135,000 sq. meters of photovoltaic panels installed, representing approximately 30 MWp.

4.1.3.1.3. Sustainable site management

ARGAN systematically calls on an ecologist to carry out ecological diagnostics on each of the projects launched in development. The purpose of this work is to:

●	Identify habitat types, as well as the flora present on the sites (including invasive species and protected and/or threatened species);

●	Identify protected and/or threatened wildlife species present or potentially present (assessment of wildlife habitat potential);

●	Identify the remarkable elements to be conserved and recovered (tree serving as a nesting site, group of nectariferous plants of interest to pollinating insects, etc.);

●	Issue instructions to preserve the most interesting elements for biodiversity and incorporate additional actions for possible restoration and/or offsetting.

In addition, special measures may be taken at construction sites to limit their impact (working hours, start period, non-lighting at night, etc.).

Over the past year, ARGAN has also strengthened the biodiversity potential of some of its warehouses through concrete targeted actions:

●	Planting of diverse local plant species;

●	Creation of hay/flower meadows;

●	Development of basins so that they are favourable to biodiversity;

●	Installation of crossings for small wildlife;

●	Raising awareness among its clients for sustainable management with limitation of the use of phytosanitary products and the implementation of eco-pastures;

●	Installation of insect hotels, nesting boxes and bird feeders;

●	Installation of rainwater recovery systems.

4.1.3.1.4. The low-carbon policy

Mindful of the imperative to minimize the footprint of all our activities as well as that of our warehouse portfolio, we take an approach of measuring our impact and systematically reducing emissions on the items where this is possible. This resulted in the completion of ARGAN’s first carbon assessment, carried out on the 3 scopes for 2022 and published on 18 October 2023.

Based on the 2022 emissions estimate, the total of our scopes 1 & 2 (directly linked to the operation of our teams) represents less than 1% of our total emissions. Most of our emissions are based on the construction of our new warehouses/renovations/works/end of life and on the use of energy (scope 3).

Our emissions by scope according to the GHG protocol methodology (2022 data)

Scope	2022 balance sheet (tonnes of CO2 equivalent)	i.e. in %
Scope 1	489	0.5%
Scope 2	4	<0.1%
Scope 3	100,042	99.5%
Total	100,535	100%

Our emissions by item according to the GHG protocol methodology (2022 data)

Item	2022 balance sheet (tonnes of CO2 equivalent)	i.e. in %
Warehouses/ Construction, rehabilitation, works and end of life	67,396	67%
Operating: Gas	14,713	15%	26%
Operating: Electricity	10,178	10%
Operating: Other emissions	892	1%
Purchase of services and subcontracting	6,351	6%
Miscellaneous and travel	1,005	1%
Total	100,535	100%

4.1.3.2. For the Social & Societal Pillar

ARGAN’s strategy in this area aims to strengthen its status as a responsible employer, promoting a motivating and fulfilling working environment. Its Social and Societal policy also aims to involve its employees in the company’s success.

4.1.3.2.1. Promotion of employees

ARGAN is governed by French law and operates exclusively in France. The property investment company therefore applies a regulatory and legal framework that is more favourable and protective than the fundamental conventions of the International Labour Organisation (ILO).

From a compensation standpoint, the company has put in place an attractive system aimed at motivating its employees that is based on individual and collective performance:

●	A fixed salary paid over 13 months;

●	A collective sales bonus distributed in a strictly equal manner to all employees. Its amount depends on the rents generated by the new leases of the developments signed during the financial year, as well as their rental profitability and their fixed term;

●	A classic collective profit-sharing agreement based on the company’s performance (according to the property developer margin and occupancy rate criteria). It is capped at two months’ salary per employee. Those who wish to do so can set aside the profit-sharing in an inter-company savings plan (PEIE) or a PERCOI.

●	A free share allocation scheme. Previously reserved for members of the Executive Board and the Executive Committee, in 2022 it was decided to extend it to all staff. All employees thus benefit from free distribution of shares, the quantities of which will depend on the company’s performance over the three financial years 2022, 2023 and 2024. This expanded free share allocation scheme reflects everyone’s recognition of the Group’s overall performance and the desire to share results more fairly. Thus, 100% of ARGAN’s employees are shareholders on the date of publication of this Universal Registration Document.

Beyond these aspects, which apply to all, executive compensation remains deliberately contained at levels that are significantly lower than the main listed groups and our peers.

The equity ratio, which measures the ratio between executive pay and average employee pay, stands at 2.4 for members of the Executive Board (compared with around 50 for SBF 120 companies and even around 100 for the 100 largest French companies).

4.1.3.2.2. An inclusive and safe working environment

Fight against discrimination

No pay gap was observed between women and men of the organisation in equivalent positions. In addition, ARGAN ensures respect for diversity, strict gender equality and the fight against all forms of discrimination on a daily basis and in its recruitment processes.

ARGAN wants to increase the proportion of women in the company for the future; however, this objective is difficult to implement given the small size of the company, low turnover and a sector of activity with fewer women.

Lastly, an alert procedure was put in place in 2023 to facilitate the reporting of incidents related to discrimination or harassment. It is incorporated into the company’s ethics charter.

Strong focus on the working environment

In addition, everything has been adapted to ensure the comfort and quality of our employees’ working environment. At the head office in Neuilly-sur-Seine, spacious offices have recently been refurbished, with LED lighting, bright and open meeting rooms, changing rooms with showers, kitchen, availability of coffee, fruit and pastries, etc.

Particular attention has been paid to the total accessibility of the building for people with disabilities, but also for people with visual and hearing impairments. Finally, the ARGAN head office allows us to test new approaches and new services that could, in the future, be integrated into the offices of our warehouses. Every week, a suitable place is rented by the company close to the head office to allow volunteers to practice a sporting activity together.

The working environment offered in our warehouses is, of course, an area of constant improvement, in close contact with our client. The light colour of the walls and the ceiling, the white paint applied to certain partition walls, specific effort regarding the diffusion of natural light with the integration of very large openings (bay windows, transom windows, etc.) including in the warehouses, the quality and intensity of artificial light, the ergonomics of the spaces, acoustic comfort, the presence of resting places, the emphasis on the quality and quantity of green spaces, etc. We lean on all possible levers under our control to help create an environment that is favourable to the quality of work and to well-being at work. These factors are becoming increasingly important for us and our customers, faced with less attractive logistics businesses and competition to attract the best talent. Beyond that, the comfort of the facilities and their adaptability will be even more central to continuing to offer quality workspaces that take into account the future impacts of climate change.

Training and coaching

An annual training plan is in place to upgrade the knowledge and skills of ARGAN employees. The establishment of ARGAN Academy, an employee training and coaching programme, is planned for 2024. This programme will include, in particular, training related to ESG themes, on the three pillars.

Prevention, health and safety

The health and safety of our employees is at the heart of our social policy. Awareness-raising initiatives are therefore carried out regularly, particularly for employees who have to visit our sites or who work directly in our warehouses. In 2023, no accidents or near misses were recorded for ARGAN personnel.

4.1.3.2.3. Civic actions

ARGAN is continuing and strengthening its support for local actions to realise the co-benefits of installing its warehouses in the territories. In addition, ARGAN intends to mobilise its value chain to facilitate the hiring of workers in an integration program during the construction and maintenance phases of its warehouses in the future.

In this context, for example, our Group supported a former ARGAN employee, Alexandre Besnard, in a project to produce high-quality cherry tomatoes in a greenhouse but in a fully environmentally friendly manner. ARGAN supported its project in particular by supporting him with the design and financing of his environmentally friendly greenhouse. The results include:

●	20 jobs created;

●	A carbon footprint that is 60% below average;

●	No use of pesticides;

●	Greenhouse heating provided by reused energy (fatal heat from the household waste incineration plant);

●	Rainwater recovery and irrigation water recycling;

●	Local marketing, only in the months of natural harvests.

4.1.3.3. For the Governance Pillar

Our Governance policy is based on principles of transparency, integrity and accountability. ARGAN is organised in such a way as to create favourable conditions for its development in compliance with the rules of good governance. It refers to and applies the MIDDLENEXT Corporate Governance Code for listed companies and is also inspired by the principles of the AFEP-MEDEF Code, updated in January 2020.

The Group has chosen a dual governance structure based on a Executive Board and a Supervisory Board.

This separation ensures a balance between management and control powers to enable the company to set its objectives and the means to achieve them in light of its values and missions. ARGAN has robust policies and procedures in place to prevent corruption and conflicts of interest. The company has put in place the necessary internal control mechanisms to ensure the quality of financial information and minimise operational risks.

The credo of ARGAN’s strategy is: Transparency, integrity, accountability. Our Group’s achievements are focused on supporting our sustainable development policy, setting an example for our corporate governance and adding internal levers to our ESG policy.

4.1.3.3.1. An organisation focused on sustainable development and compliance with ethics and regulations

In a context of land scarcity and the criticality of issues related to the footprint of artificialised soils and buildings in a context of accelerated climate change, ARGAN places increasing importance on the introduction of projects aimed at converting old brownfield sites for its new projects.

In this context, our Group recently initiated a major project for the construction of a 82,000 sq. meter logistics platform, which will be delivered in June 2024 to Carrefour’s supply chain division under a fixed 9-year lease, near Caen. This project takes place on a former 30-hectare Stellantis-PSA industrial wasteland that was previously decontaminated.

The “recycling” of this land, carried out in coordination with the local authorities, makes it possible to limit soil artificialisation and the ecological impact of the operation.

Photovoltaic panels on the roof, coupled with storage batteries, will cover all the site’s needs in terms of lighting as well as heating and cooling thanks to heat pumps air / water. The site also includes a major reforestation and vegetation plan. The existing trees will be preserved and 11,000 new plants – from local species – will be planted according to the Miyawaki method adapted to local conditions. Finally, 41% of the land base will be dedicated to green spaces.

In addition, the Company’s logistics hubs storing 500 tonnes or more of combustible goods require prefectoral authorisation to operate. The authorisation is granted by the Prefect and examined by staff at the DREAL (Direction Régionale de l’Environnement, de l’Aménagement et du Logement - regional environment, planning and housing agency) and is intended to protect the environment, people and property. A public survey of neighbouring and local communities is conducted in this regard by an investigating commissioner, who submits a report setting out his or her opinion on the proposed development.

The Company subcontracts the construction of its hubs to contractors or property developers specialised in logistics real estate. The contractor consultation phase requires the most careful handling in terms of corruption risk. To respond to this risk, the Development Department has introduced a formal tender process put in place within the Development Department and the final selection is signed off by the top management of the Company.

The Company takes particular care to select high-quality contractors with the skills and experience necessary to safeguard the environmental quality of its projects.

It also ensures that contractors are fully engaged in terms of their social responsibility. For example, it checks that they are upholding safety standards on construction sites.

Finally, the Company’s business activities contribute to regional economic development and the vitality of logistics business parks through the jobs created by tenant companies, which employ more than 22,000 people for all the Company’s hubs.

4.1.3.3.2. Exemplary corporate governance

The organisation of Corporate Governance has been tightened and imposes a strict separation between its Executive Board and its Supervisory Board. For more information on the organisation of ARGAN’s Governance and the tasks assigned to the Executive Board and the Supervisory Board, readers are invited to review Chapter 5 of this Universal Registration Document and more specifically section 5.1 – Management and control of the Company.

More specifically with regard to our ESG policy, the Supervisory Board and the Executive Board carry out the duties assigned by law and act by considering the social and environmental issues of ARGAN’s activities.

●	Risks and opportunities: They regularly review opportunities and risks such as financial, legal, operational, social and environmental risks and the measures taken as a result. This is the role of the Audit, Risk and Sustainability Committee, which meets at least twice a year.

●	Anti-corruption measures: Where applicable, they ensure that a system is in place to prevent and detect corruption and influence peddling.

●	Diversity, equity, inclusion: They ensure the proper implementation of a non-discrimination and diversity policy.

●	Strategic information: They ensure that shareholders and investors receive relevant, balanced and educational information on the strategy, the development model, the consideration of significant non-financial issues for the Group and its long-term prospects.

●	Shareholders’ rights: In their governance, they must pay particular attention to a fair link between:

○	The entrepreneurial freedom of senior managers,

○	The protection of minority shareholders,

○	The sustainability of the company,

○	Accountability to the entire ecosystem, first and foremost its employees but also to all other stakeholders.

During its meetings, the main topics addressed by the Supervisory Board are:

○	The commercial policy,

○	The development strategy,

○	The social component (Human Resources),

○	ESG actions.

The Supervisory Board is assisted by two committees: the Audit, Risk and Sustainability Committee and the Appointments and Remuneration Committee, each composed of three members appointed by the Supervisory Board. These two committees are chaired by an independent member. A complete list of the prerogatives and duties of these two committees is also included in Chapter 5 of this Universal Registration Document and more specifically in section 5.1 – Management and control of the Company.

4.1.3.3.3. Additional internal levers

ARGAN supplements its ESG Governance strategy and supports the missions of its corporate governance bodies with the internal bodies and policies detailed in the paragraphs below.

4.1.3.3.4. The Energy Monitoring Committee

An internal company committee dedicated to monitoring energy investment actions and plans meets once a month, bringing together the company’s main managers and the staff directly concerned. From 2024, this committee will be extended to monitor all ARGAN’s environmental actions.

Since 2022, ARGAN has directly integrated the definition and coordination of the ESG strategy into the missions of its General Secretary. He is in charge of steering and monitoring the strategy validated by the Executive Board and reviewing the associated action plan. He also ensures its deployment at all levels and awareness-raising among all employees. Lastly, he reviews the environmental, social and societal risks resulting from the analysis of the company’s overall risks as well as a review of climate risks.

4.1.3.3.5. Lobbying activities

ARGAN does not use outside professionals to represent its interests. All actions in its area of activity are steered and financed by the FEI, the Fédération des Entreprises Immobilières, which represents players in the sector, including ARGAN, before the public authorities. ARGAN is also a member of AFILOG, which plays a similar role in its scope of action.

4.1.3.3.6. Ethics, Risk and Responsible Procurement

●	Anti-corruption charter: It sets the rules for preventing and detecting corruption or influence peddling in all their forms, in strict compliance with the regulations. It applies to all ARGAN employees and governs our operation with our stakeholders.

●	Ethics Charter: The ethics charter, distributed to its employees, aims to strictly comply with rules of conduct that promote honest and exemplary professional behaviour. Our ambition is to achieve the highest standards in terms of sustainable development through impeccable professional ethics.

●	Personal data charter: The purpose of the Personal Data Charter is to specify and recall the main principles relating to the practical procedures for accessing and using ARGAN’s resources, the conditions under which the use of these resources is authorised and, more specifically, the ethical, technical and legal security rules applicable to all users in compliance with the laws. It strengthens the company’s cybersecurity.

4.1.4. Ambitions for 2025 & 2030

4.1.4.1. Pillars of the 2030 ambition

For the coming years, ARGAN has decided to focus its efforts in three specific areas:

●	Initiate and deploy an ambitious environmental strategy, around a low-carbon trajectory aligned with the SBTi;

●	Bring ESG oversight to the best international standards;

●	Continue to share financial and extra-financial value creation.

In 2023, ARGAN notably committed to the United Nations Global Compact and its ten principles around human rights, labour standards, the environment and the fight against corruption. ARGAN will publish its first Communication on Progress (COP) in 2024.

In addition, ARGAN wanted its ESG strategy to take into account the 17 Sustainable Development Goals of the United Nations. Given its activity, its size and the relatively small number of its employees (around thirty), ARGAN has decided to focus its actions on the following five Sustainable Development Goals:

●	Goal 7: Affordable and clean energy;

●	Goal 9: Industry, innovation and infrastructure;

●	Goal 11: Sustainable cities and communities;

●	Goal 13: Climate action;

●	Goal 14: Life on land.

In addition to these five SDGs, ARGAN will remain particularly attentive to goals 5 (Gender equality), 6 (Clean water and sanitation), 8 (Decent jobs and economic growth) and 12 (Responsible consumption and production), both in its own activity and in its value chain.

4.1.4.2. Ambitions in favour of the environment

ARGAN now wants to strengthen its environmental commitments and implement a set of structured actions in the short and medium term. A plan to decarbonise its business in line with the Paris Agreements (1.5°C scenario) and the SBTi was thus defined in 2023. Actions in favour of biodiversity and water management complete the system designed to reduce the impacts of our business and that of our clients.

The precise 2030 commitments made by ARGAN include:

4.1.4.2.1. Deployment of a low-carbon strategy

By aiming for an ambitious reduction in its carbon emissions for Scopes 1, 2 and 3:

●	Scope 1: -70%;

●	Scope 2: Net Zero;

●	Scope 3: -50% of in-use emissions (mainly energy).

In addition, ARGAN is studying a credible and relevant scenario for reducing emissions during the construction phases (presentation at the end of 2024).

4.1.4.2.2. Aut0nom® and energy management

Our Group intends to apply the Aut0nom® label to all new development projects by targeting 100% of new developments thus undertaken. That is, with a net zero in-use warehouse that produces its own green energy. The environmental quality of new developments is particularly important as we aim to have at least 75% of our new developments certified at the BREEAM Excellent level by 2025, then 100% by 2030.

This strategy will be combined with the roll-out of the PAC, GTM/GTB and LED plans for the existing fleet by 2025, with a view to:

●	Deploy GTM/GTB in 75% of our warehouses (100% by 2030);

●	Equip 98% of our warehouses with LEDs (100% by 2030).

All of these commitments aim to significantly accelerate the production of green energy at our sites, with the aim in particular of producing 200,000 MWh of renewable energy within the scope of ARGAN by 2030, used as a priority in self-consumption to reduce our clients’ emissions (compared with around 25,000 MWh at the end of 2023).

4.1.4.2.3. Sustainable site management

In this area, ARGAN’s commitment is aimed in particular at supporting its clients in an enhanced responsible approach. The objectives for 2025 and 2030 include in particular:

●	Raising client awareness of purchasing certified green energy (20% of volumes in 2030);

●	10% of developments on brownfield sites by 2025 (20% by 2030);

●	100% of projects incorporating actions to preserve and restore biodiversity;

●	50% of clients made aware of sustainable site management by 2025 (100% by 2030);

●	50% of developments incorporating enhanced water management by 2025 (100% by 2030).

For more information on the 2025 and 2030 objectives set by ARGAN in terms of the Environment, readers are invited to refer to the 2023 ESG Report published on the argan.fr website.

4.1.4.3. Ambitions for our Social and Societal Policy

ARGAN wishes to promote a safe and pleasant working environment for its entire value chain by working with its partner-builders and its clients in order to preserve the health and safety of workers both during the construction and operation phases of buildings and by offering high-quality workplaces that enhance the attractiveness of logistics businesses.

The precise 2030 commitments made by ARGAN include:

4.1.4.3.1. Attractiveness, loyalty and upskilling

Our Group wishes to fulfil its current commitments to share value through the free distribution of shares for all and to strengthen its actions to combat all forms of discrimination, for us and our value chain.

In terms of training, ARGAN is also setting up an Academy to further strengthen the skills of its employees and raise their awareness of ESG issues.

In concrete terms, the objectives adopted include:

●	An equity ratio maintained below a threshold of 10;

●	Making 100% of Employees shareholders (AGA);

●	Sales bonuses and profit sharing for all;

●	Prevention of all forms of harassment and discrimination;

●	50% of high-potential managers trained and coached through a personalised programme by 2025 (100% by 2030)

4.1.4.3.2. Quality of life at work

In this area, ARGAN works with its stakeholders to further improve the performance of its warehouses and guarantee it over time, including in the face of climate change. In this respect, the Company has undertaken, for example, to:

●	Systematically integrate a co-construction process into all new projects with its client, aimed at improving the quality of life at work;

●	Have 100% of the business premises accessible to people with disabilities (head office).

4.1.4.3.3. Prevention, health & safety

In this area, ARGAN wishes to guarantee the safety of its employees by further strengthening prevention and works with its stakeholders to improve safety during the construction and operation phases of our warehouses. This ambition is reflected in particular in the implementation of a mandatory signing of an enhanced ESG charter by construction, maintenance and upkeep companies, in order to increase their commitments in terms of safety.

4.1.4.3.4. Civic actions

ARGAN also promotes integration during the construction phases for the maintenance and upkeep of its warehouses, in coordination with our partners and clients. As such, our Group aims to promote integration in coordination with its partners and customers during the construction, maintenance and upkeep phases. Thus, 10% of contracts will have to include an inclusion clause by the end of 2025, then 25% by 2030.

For more information on the 2025 and 2030 objectives set by ARGAN for the Social & Societal pillar, readers are invited to refer to the 2023 ESG Report published on the argan.fr website.

4.1.4.4. Governance ambitions

ARGAN has robust policies and procedures in place to prevent corruption and conflicts of interest. The company has put in place the necessary internal control mechanisms to ensure the quality of financial information and minimise operational risks. The Group wishes to accelerate in this direction and increase the integration of the criteria for achieving its ESG objectives in its Governance.

4.1.4.4.1. ESG governance

ARGAN’s objective is to achieve the best management standards for its ESG policy by ensuring respect for human rights throughout its value chain while promoting these fundamental principles to all our stakeholders, in particular by developing our main contractual documents (CPI, BEFA, RFP, etc.).

The Company also wishes to integrate ESG performance into the company’s remuneration policy for all its employees from 2025.

The objectives in this area include:

●	100% of our main suppliers have signed our ESG charter, including a human rights component;

●	100% of contractual documents (including CPI) incorporate ESG commitments;

●	100% of Employees have been made aware of ESG and climate change issues;

●	100% of Employees’ remuneration incorporates ESG criteria by 2025.

4.1.4.4.2. Reporting and transparency

ARGAN is also actively preparing future regulatory deadlines (CSRD, Taxonomy, etc.) by responding to the underlying issues (Fit for 55, etc.).

At the same time, the Group intends to define and integrate key standards and benchmarks to enable transparency and comparison of its ESG performance. This is why ARGAN intends to increase the number of standards and benchmarks that include it in their ESG ratings (Sustainalytics, GRESB, etc.). It also wants to have its approach certified by independent bodies.

Already, ARGAN’s ratings were upgraded at the end of 2023, following the publication of our new ESG strategy by Sustainalytics (from medium to low risk with a rating of 17.4) and Ethifinance (silver medal). Dialogue was also initiated with GRESB for an initial rating expected in October 2024.

4.1.4.4.3. Responsible purchasing

ARGAN is actively working to develop its responsible purchasing policy and integrates its suppliers in the approach and trains its employees concerned. More specifically, the Group is also defining a new sustainable, resilient and low-carbon warehouse format with its partner-manufacturers, of which Aut0nom® is a key step.

In terms of responsible purchasing, ARGAN has set itself the following objectives:

●	100% of employees trained in responsible purchasing

●	An anti-corruption charter;

●	Defined a new sustainable, resilient and low-carbon warehouse with its partner-manufacturers.

4.1.4.4.4. Regional development and new logistics formats

Finally, in terms of local impact, ARGAN wishes to define and implement a plan for optimising co-benefits when designing new projects, in consultation with the regions. This involves studying new virtuous schemes around, for example, brownfield rehabilitation.

For more information on the 2025 and 2030 objectives set by ARGAN for its Governance, readers are invited to refer to the 2023 ESG Report published on the argan.fr website.

4.2. Additional non-financial information

In accordance with the provisions of Articles L.225-102-1 (amended by Law No. 2018-938 of 30 October 2018) and L.22-10-36 of the French Commercial Code, below we provide the reader with the information listed in Article R.225-105 of the French Commercial Code, which the Company deemed relevant to add in addition to the previous paragraphs on how it takes into account the social and environmental consequences of its business as well as its societal commitments to sustainable development and to the fight against discrimination and the promotion of diversity.

The Company’s main business is developing warehouses that will be leased to future operators. While environmental impacts related to the construction phase can be controlled, the impacts associated with the operation of logistics warehouses remain the sole responsibility of tenants, although the Company strives to build warehouses that provide the best possible energy performance. As a result, we focus specifically on presenting the steps that are taken during the design and construction phases of our warehouses.

4.2.1. Corporate information

4.2.1.1. General social information

At 31 December 2023, the total headcount was 30 employees (30 permanent contracts), including 27 managers (5 women and 22 men) and 3 non-executives (1 woman and 2 men), all based at the head office in Neuilly-sur-Seine (92). Twenty-eight (29) of these employees work full-time, and their employment contracts are governed by the national real estate collective bargaining agreement. In addition, 3 of the employees are members of the Executive Board and 1 is a member of the Supervisory Board.

The employees’ average age is 44. As at 31 December 2022, the workforce was a total of 29 employees (29 permanent contracts).

There are no company agreements in force within the Company. Similarly, the Company has no staff representative body, has not set up a health and safety committee, and has not adopted any specific measures for the recruitment of disabled workers or a social welfare budget, given an overall workforce that is smaller than provided for by the regulations.

Five members of staff joined the Company on permanent contracts during financial year 2023, and there were four departures. The Company had no issues of staff absenteeism and there were no workplace accidents.

4.2.1.2. Profit-sharing agreements, share options and free shares for Company employees for financial year 2023

The Company has adopted staff incentive arrangements based on individual and collective performance:

●	a profit sharing agreement is in force for 2021, 2022 and 2023;

●	a new free share allocation scheme was put in place in 2022 for financial years 2022-2023-2024 for all staff;

●	an annual collective bonus scheme is in place and was applicable in 2023, based on the rental returns and the amount of rent generated by the new development leases signed during the financial year.

Profit-sharing agreement

A new profit-sharing agreement was signed on 7 June 2021, ratified by a two-thirds majority of all employees with three months or more of service, and concluded for 2021, 2022 and 2023 for all employees, as well as a free share allocation scheme for 2022, 2023 and 2024 for all employees.

In general terms, the profit-sharing agreement provides for the allocation of a profit-sharing bonus to employees and corporate officers of the Company’s Executive Board which is intended to give them an interest in developing and improving performance.

Profit-sharing depends on two criteria:

●	Performance of the Development,

●	The building occupancy rate.

The annual total profit-share is made up of the sum of the profit-share generated by each of these two criteria.

Given that it is by nature uncertain, the profit-share is variable and may be zero. Employees undertake to accept the result as determined by the earnings for each financial year. Consequently, the signatories do not believe that a profit-share will be paid as a matter of course to each eligible employee in respect of a financial year.

For the purposes of employment law, profit-share payments to employees are not qualify as salary. It does not constitute remuneration within the meaning of Article L. 242-1 of the French Social Security Code defining the basis for social security contributions. However, they are subject to the general social contribution (CSG) and the social debt reimbursement (CRDS) and to income tax.

By mutual agreement, it will be within a range of 0 to 2 months’ salary for each employee and may not exceed 20% of the gross payroll for the company’s employees.

The following payments have been made under the profit-sharing agreement for the most recent financial years:

FINANCIAL YEARS	PROFIT SHARE AMOUNT PAID
2021	€360,491
2022	€403,965
2023	€457,676

On 25 September 2023, ARGAN staff unanimously approved a new profit-sharing agreement for 2024. The plan uses exactly the same terms and criteria as the three-year plan expired on 31 December 2023.

Share subscription options

There was no share purchase or subscription option plan specifically for employees or officers of the Company ongoing as at 31 December 2023.

Free share allocations

●	2022-2023-2024 plan

The General Meeting of 24 March 2022 authorised the Executive Board, in its 19th resolution, to allocate, based on certain criteria and methods, free shares to all employees present under a three-year plan for 2022-2023-2024, the rules of which were submitted to the Supervisory Board on 9 February 2022.

At its meeting of 28 March 2022, the Executive Board resolved to introduce a system for allocating free shares to all the company’s employees and corporate officers for financial years 2022, 2023 and 2024. Under this three-year plan, the maximum number of free shares that may be allocated is 55,000 shares for all potential recipients. This free share allocation depends on the creation of value over the period in question based on 4 indicators: the property developer margin, the gain (or loss) on acquisition, the growth in recurring income and losses associated with vacancy.

Over the first two years, 2022 and 2023, an interim amount shall be awarded, equal to 25% of the maximum amount that may be allocated, converted into shares by dividing the sum obtained by the average share price in the 4th quarter of the year in question.

As a result, the Executive Board, at its meeting of 16 January 2023, resolved to allocate to current employees a total of 12,681 shares based on an average share price of €76.51 (Q4 2022), corresponding to 25% of the maximum quantity that could be allocated after analysing the four performance indicators provided for in the allocation rules.

Similarly, the Executive Board, at its meeting of 15 January 2024, resolved to allocate to current employees a total of 14,878 shares based on an average share price of €71.40 (Q4 2023), corresponding to 25% of the maximum quantity that could be allocated after analysing the four performance indicators provided for in the allocation rules.

Group bonus

Finally, a collective bonus scheme has been introduced for all employees. The scheme was set up within the Company for the 2023 financial year and depends on rental return and the amount of rent generated by new development leases signed in 2023.

4.2.2. Additional environmental information

The Company ensures that when making an acquisition, undertaking development work and for its buildings in operation, it upholds the following:

●	compliance with the regulations governing town planning and construction;

●	compliance with the regulatory framework for construction sites and renovation sites;

●	Where applicable, the site’s compliance with the HQE (high environmental quality) standard and the BREEAM certificate;

●	obtaining all inspection reports from external supervisory bodies.

The Company remains particularly alert to compliance with all rules and regulations (on asbestos, classified facilities, etc.) in the management and operation of its property assets, both in terms of its own obligations and in respect of those of its tenants. For more information on these regulations, readers are invited to refer to Chapter 2 of this Universal Registration Document, and more specifically to Section 2.6.5 – Environmental protection regulations.

4.2.3. Key non-financial indicators at end-2022

As part of the publication of its 2023 ESG report, ARGAN made summary non-financial indicators available to the public for 2022. These are included for the reader’s full information in the tables below according to the three ESG components:

Environment	2022	Unit	Scope	GRI equivalent
Total power consumption	207,990,515	MWh	100% ARGAN + Tenant consumption	302-1
Of which renewable energy produced on site	15,123,202	MWh	100% ARGAN	302-1
Total gas consumption	68,871,579	MWh	100% ARGAN + Tenant consumption	302-1
Total fuel consumption	6,490	Litres	100% ARGAN + Tenant consumption	302-1
Average energy intensity	79.29	KWh/sq. meter	100% ARGAN + Tenant consumption	302-3
Scope 1 GHG emissions	489	tCO2e	100% ARGAN	305-1
Scope 2 GHG emissions	4	tCO2e	100% ARGAN	305-2
Scope 3 GHG emissions	100,042	tCO2e	100% ARGAN	305-3
Total GHG emissions	100,536	tCO2e	100% ARGAN	-
Total water consumption	Data too partial à To be monitored from 2023			303-3
Water intensity of buildings	Data too partial àTo be monitored from 2023			-
Number of BREEAM-certified buildings	50%		100% ARGAN	-
Total weight of hazardous waste generated	0	Tonnes	100% ARGAN	306-3
Total weight of non-hazardous waste generated	Data too partial à To be monitored from 2023			306-3
Waste recycling rate	Data too partial à To be monitored from 2023			306-4

Social	2022	Unit	Scope	GRI equivalent
Total number of employees	29 #		100% ARGAN	2-7 and 401-1
Permanent contract rate	100%		100% ARGAN	2-7
Ratio of female/male managers	18%		100% ARGAN	405-1
Total number of incidents of discrimination or harassment reported	0 #		100% ARGAN	406-1
Equal pay ratio	100%		100% ARGAN	405-2
Percentage of employees who received an annual assessment	100%		100% ARGAN	404-3
Turnover	7%		100% ARGAN	401-1
Frequency rate of workplace accidents	0%		100% ARGAN	403-9
Number of workplace accidents	0 #		100% ARGAN	403-9

Governance	2022	Unit	Scope	GRI equivalent
% of women on the Supervisory Board		38%	100% ARGAN	405-1
% of independent members on the Supervisory Board		38%	100% ARGAN	-
Total number of incidents concerning fraud, corruption and conflicts of interest reported		0%	100% ARGAN	205-3
Total number of incidents endangering information security		0%	100% ARGAN	-

5. Supervisory Board’s report on Corporate Governance

Management and control of the Company	115

Conditions for preparing and organising Corporate Governance (work of the Supervisory Board)	115
Executive Board	116
Supervisory Board	119

Report on the compensation of corporate officers	132

Approval of the remuneration policy for the Company’s corporate officers (7th resolution of the Combined General Meeting)	132

Approval of the report on the remuneration of the Company’s corporate officers and the elements of the remuneration paid or allocated for the financial year ended 31 December 2023 (8th to 12th resolutions)	135

Additional information on Corporate Governance	142

Use of delegations of authority to the Executive Board	142
Use of delegations of authority to the Executive Board	142
Additional information and observations relating to the Executive Board’s report	142

5.1. Management and control of the Company

5.1.1. Conditions for preparing and organising Corporate Governance (work of the Supervisory Board)

The Company has introduced a set of measures based on the principles of corporate governance, including:

●	The AFEP-MEDEF Code of Corporate Governance;

●	and especially, the Middlenext Corporate Governance Code published in December 2009 and updated in September 2021, which adapts these principles to medium- and small-cap companies (the “Middlenext Code”).

In accordance with Articles L.225-68, L.22-10-20, L.225-37-4 and L.22-10-10 of the French Commercial Code, the Company has adopted the Middlenext Code as its overall framework for corporate governance. The Middlenext Code can be consulted at the Company’s registered office and on the Middlenext website (www.middlenext.com).

In accordance with the recommendations of the Middlenext Code and the provisions of Articles L.225-37-4 and L.22-10-10 of the French Commercial Code, the Supervisory Board prepared the following table which summarises the various recommendations that have not been applied and the reasons why (comply or explain):

R5 - Training of Board members

All members of the Supervisory Board have the skills required to fully understand the specificities of the Company and its activity. As a result, the Supervisory Board felt that it was not necessary to implement a three-year training plan.

R13 – Board evaluation

The Supervisory Board concluded that, given the limited number of members on its Board (8), each member is actively involved and can express his opinions on and freely discuss how the Board operates and how the work it conducts is carried out. The Board therefore considers that a formal evaluation of its work is not required.

R18 - Corporate officers and employment contracts

The Chairman of the Executive Board is an employee of the Company. The remuneration for this role is consistent with the duties performed and with the remuneration of the other members of the Executive Board. In addition, no undertakings have been made to the Chairman of the Executive Board to pay compensation when he takes, leaves or changes office.

5.1.2. Executive Board

5.1.2.1. Members of the Supervisory Board

Administration of the Company is entrusted to an executive board with at least two (2) and no more than seven (7) members, subject to the exceptions prescribed by law in the event of a merger.

The term of office of the members of the Executive Board is two (2) years, renewable.

The members of the Company’s Executive Board are as follows as at the filing date for this document:

Surname and First name	Date of first appointment	Date term of office ends	Main position held within the Company	Main position held outside the Company	Other offices and positions held in any company
Ronan Le Lan	17/04/2003	15/01/2025	Chairman of the Executive Board and Director of Development	None	None
Francis Albertinelli	17/04/2007	15/01/2025	Member of the Executive Board and Chief Financial Officer	None	None
Frédéric Larroumets	01/09/2014	15/01/2025	Member of the Executive Board and Director of Assets and Investments	None	None

Existing family tie: Ronan Le Lan is the son of Jean-Claude Le Lan, the Chairman of the Supervisory Board. It forms part of the family shareholders’ agreement, detailed in Chapter 8, paragraph 8.4.1 of this Universal Registration Document.

There are three members of the Executive Board as at the date of this report, all of whom are men.

The members of the Executive Board are domiciled for professional purposes at the registered office of the Company at 21 rue Beffroy, 92200 Neuilly-sur-Seine, France.

5.1.2.2. Professional backgrounds of the members of the Executive Board:

●	Ronan Le Lan: A graduate of ESTP Paris, from 1989 to 2000 Ronan Le Lan worked for Bouygues Construction – Ile de France as a site manager and then at Bouygues Immobilier – Ile de France as a program manager. He joined ARGAN in 2001 as a project manager and is now Director of Development. He has been the Chairman of the Executive Board since 2003;

●	Francis Albertinelli: Francis Albertinelli is a graduate of ESTP Paris and IAE and worked at Bouygues Group from 1991 to 1998, first as Head of Reporting and then as Head of Management Control. From 1999 to 2003, he was Head of Management Control for Neuf Cegetel’s Network Division. He joined ARGAN in 2004 as Administrative and Financial Director and is a member of the Executive Board since 2007;

●	Frédéric Larroumets: After graduating from ESTP Paris and MBA ESSEC Business School, Frédéric Larroumets was Director of Real Estate at Gefco from 2003 to 2008, then Director of Logistics Real Estate Funds at AEW from 2008 to 2010. He joined ARGAN in 2010, where he is now Director of Assets and Investments, and has been a member of the Executive Board since 2014.

To the Company’s knowledge:

●	no member has been convicted of fraud in the past five years;

●	no member has been involved in a bankruptcy, receivership or liquidation proceeding over the past five years;

●	no member has been charged with an offence or issued with a penalty handed down by a statutory or regulatory authority (including designated professional bodies) over the past five years;

●	no member has been barred by a court from serving as a member of an issuer’s administrative, management or supervisory body or from being involved in the management or conduct of an issuer’s business over the past five years;

●	there is no conflict of interest between the members of the Executive Board, the members of the Supervisory Board and the Company;

●	no member has been selected under an arrangement or agreement with the main shareholders, clients, suppliers or others.

5.1.2.3. Operation (Articles 13 to 19 of the Articles of Association)

●	Executive Board – Composition (Article 13 of the Articles of Association)

The Company is managed by an Executive Board under the control of the Supervisory Board established by Article 20 of these Articles of Association (see paragraph 5.1.3.2.). The Supervisory Board sets the number of members of the Executive Board, although it may not exceed seven.

If a seat is vacant, the Supervisory Board must, within two months of the vacancy, either change the number of seats it had previously set or fill the vacancy.

If the share capital is less than €150,000, the Supervisory Board may appoint a single person with the title of Sole Chief Executive Officer to perform the duties assigned to the Executive Board.

The members of the Executive Board or the Sole Chief Executive Officer do not need to be shareholders, but they must be natural persons.

The members of the Executive Board or the Sole Chief Executive Officer are appointed by the Supervisory Board. Members of the Executive Board may be removed at any time by the General Meeting. Members of the Executive Board may also be removed by the Supervisory Board.

Removal of a member of the Executive Board or the Sole Chief Executive Officer does not terminate any employment contract that the person concerned has entered into with the Company.

If a single person performs the duties assigned to the Executive Board with the title of Sole Chief Executive Officer, all the provisions of these Articles of Association concerning the Executive Board shall apply to the Sole Chief Executive Officer, with the exception of those which, particularly in Articles 14 to 19, apply to the Executive Board collectively (see below).

●	Term of office – Age limit (Article 14 of the Articles of Association)

The Executive Board is appointed for a period of two years, at the end of which the Board is renewed in full.

Members of the Executive Board are still eligible for reappointment.

No member of the Executive Board may be appointed if he is over sixty-five (65) years of age. Members of the incumbent Executive Board are automatically deemed to have resigned at the end of the financial year in which they reached that age.

●	Chairmanship of the Executive Board – Decisions (Article 15 of the Articles of Association)

The Supervisory Board appoints one of the members of the Executive Board as Chairman.

The Executive Board meets as often as the interests of the Company requires at the invitation of its Chairman or at least half of its members, either at the registered office or at any other location specified in the meeting invitation. The agenda may only be set at the time of the meeting.

The Chairman of the Executive Board chairs the meetings. The Executive Board appoints a secretary who does not need to be a member of the Board.

If the Executive Board consists of two members, decisions are taken unanimously. If it has more than two members, decisions must be taken by a majority of the members of the Executive Board, since proxy voting is not permitted. In the event of a tied vote, the Chairman has the casting vote.

Decisions are written up in minutes that are entered in a special register and signed by the members of the Executive Board who were present at the meeting.

●	Powers and obligations of the Executive Board – General Management (Article 16 of the Articles of Association)

The Executive Board has the broadest powers to represent the Company in all circumstances in its dealings with third parties, within the limits of the corporate purpose and subject to the powers that have been expressly granted by law to the Supervisory Board and to the Shareholders’ Meetings.

In its dealings with third parties, the Company shall be bound even by those actions of the Executive Board that fall outside the scope of the corporate purpose, unless it can prove that the third party knew that the action went beyond this purpose or that it could not have been unaware thereof given the circumstances, mere publication of the Articles of Association not being sufficient to constitute such proof.

In addition to the powers granted to the Supervisory Board by the applicable regulations (in particular the security interests, endorsements and guarantees that must be authorised by the Supervisory Board) and as a strictly internal measure not binding on third parties, the decisions listed below are subject to the prior authorisation of the Supervisory Board:

○	by simple majority:

-	(i) remuneration of members of the Executive Board and observers in line with market practices;

-	(ii) approval of the amount of the dividend and how it is to be distributed (cash and shares);

-	(iii) any development, investment, acquisition or exchange of assets, branch of activity or equity investments exceeding €25 million;

-	(iv) any trade/sale of assets, branches of activity or equity investments exceeding an individual amount of €25 million;

-	(v) any transaction referred to in paragraphs (iii) and (iv) above which does not exceed €25 million but which would have the effect of (x) one tenant accounting for more than 20% of rental income or (y) increasing the LTV ratio to 65% or more;

-	(vi) any debt (including due issuance of debt securities) exceeding an amount of €25 million;

-	(vii) any collateralisation to guarantee one or more of ARGAN’s obligations in respect of a transaction for which the amount of security exceeds €25 million;

○	by a two-thirds majority:

-	(viii) approval of any annual budget as well as any material updates and any material amendments;

-	(ix) any speculative real estate development project (new development not marketed at the start-up date) with no limit on the amount;

-	(x) any trade/sale of assets, branches of activity or equity investments exceeding an individual amount of €70 million;

-	(xi) any merger, spin-off or contribution of assets;

-	(xii) any action affecting the Company’s eligibility for the SIIC tax regime;

-	(xiii) any conclusion of an agreement likely to imply a conflict of interest between a member of the Supervisory Board or the Executive Board and the Company;

-	(xiv) any issue of securities likely to result in a change in the Company’s share capital (other than as a result of decisions and commitments made prior to 15 October 2019); and

-	(xv) any significant change in the governance of the Company.

Where a transaction requires the authorisation of the Supervisory Board and the Supervisory Board declines to give it, the Executive Board may submit the dispute to the General Shareholders’ Meeting, which will decide what action should be taken.

The Executive Board convenes all General shareholders’ Meetings, decides on the agenda for the meetings and implements the decisions from said meetings.

At least once a quarter, the Executive Board submits a report to the Supervisory Board. Within three months of the end of each financial year, it presents the annual financial statements and, where applicable, the consolidated financial statements to the Supervisory Board for the purposes of audit and control.

The Chairman of the Executive Board represents the Company in its dealings with third parties. The Supervisory Board may grant the same power of representation to one or more members of the Executive Board, who will then have the title of

Chief Executive Officer. The chairmanship and general management responsibilities may only be removed from members of the Executive Board by the Ordinary Meeting on a proposal from the Supervisory Board.

The Chairman of the Executive Board or any member of the Board who has been given the title of Chief Executive Officer by the Supervisory Board may act on behalf of the Company in respect of binding commitments to third parties.

●	Remuneration of members of the Executive Board (Article 17 of the Articles of Association)

The Supervisory Board determines the procedure and amount of remuneration for each of the members of the Executive Board.

●	Number of corporate offices held by the members of the Executive Board (Article 18 of the Articles of Association)

No-one may simultaneously hold more than one corporate office as a member of the Executive Board or as Sole Chief Executive Officer of Public Limited Companies having their registered office in France.

A second office of the same nature may be held in a controlled company, within the meaning of Article L. 233-16 of the French Commercial Code, by the Company in which the first office is held. Any individual who, when taking on a new corporate office, are in breach of the provisions of 1 above, must relinquish one of their corporate offices within three months of their appointment. On expiry of this period, they are deemed to have relinquished their new mandate and must return the remuneration received, although the validity of the deliberations in which they took part are not called into question.

The provisions set out in the two paragraphs above apply to the holding of multiple posts as Chief Executive Officer of Public Limited Companies with a Board of Directors.

●	Liability of the members of the Executive Board (Article 19 of the Articles of Association)

Without prejudice to the individual liability that may result from the Company’s admission to bankruptcy proceedings, the members of the Executive Board are liable, individually or jointly and severally, as the case may be, to the Company or to third parties, for offences against the laws or regulations applicable to Public Limited Companies, or for violations of the Articles of Association, or for offences committed in their management.

5.1.3. Supervisory Board

5.1.3.1. Members of the Supervisory Board

The Supervisory Board consists of at least three (3) and no more than eighteen (18) members.

The Ordinary Shareholders’ Meeting may appoint one or more observers. They may be natural or legal persons who do not need to be shareholders, but under no circumstances may more than three observers be appointed.

Members of the Supervisory Board appointed prior to 15 October 2019 were appointed for six (6) years until the expiry of their current term of office on that date. Members of the Supervisory Board appointed from 15 October 2019 (inclusive) are appointed for four (4) years. Their terms of office expire at the end of the Ordinary Shareholders’ Meeting having approved the financial statements for the past financial year and held in the year in which the term of office ends. They are eligible for re-election.

Diversity policy applied to members of the Supervisory Board and members of the Executive Board

The composition of the Supervisory Board aims to comply with a policy of diversity policy allowing balance and complementarity in the experience of its members. The Supervisory Board considers that its current composition is satisfactory in terms of diversity for the following reasons:

●	it consists of three women and five men, in accordance with the provisions of Articles L.225-69-1 and L.22-10-21 of the French Commercial Code;

●	in addition to the Company’s founding shareholder, the Supervisory Board also includes three members qualified as independent according to the criteria adopted by the Board (see below), all with different professional backgrounds;

●	several age groups are represented on the Board.

Independent members

To qualify as an independent member, a person must be competent and independent:

Competence – an independent member must have the experience and skills to enable them to perform their duties in full as part of the Supervisory Board and the Committees on which they are likely to sit. In particular, independent members must be active, present and involved.

Independence – an independent member must fulfil a number of independence criteria in relation to the Company as well as in relation to its shareholders and officers. The following objective characteristics will be considered (criteria of the Middlenext Corporate Governance Code) when reviewing the nomination of an independent member:

●	has not been an employee or corporate officer of the Company or of a company within its group within the past five years;

●	has not had a significant business relationship with the Company or its group within the past two years (as a client, supplier, competitor, service provider, creditor, banker, etc.);

●	is not a reference shareholder of the Company or a holder of a significant percentage of voting rights;

●	does not have close ties or a close family connection with a corporate officer or a reference shareholder;

●	has not been the company’s statutory auditor within the past six years.

The Supervisory Board may consider that one of its members is independent despite not meeting all of these criteria. On the other hand, it may also consider that a member who does fulfil all these criteria is not independent.

At the request of the Appointments and Remuneration Committee, an independence questionnaire is completed each year by the independent members.

In accordance with these principles, Mrs Florence Soule de Lafont, Mr François-Régis De Causans and Mrs Constance de Poncins are considered to be independent members.

List of terms of office and positions of corporate officers:

In accordance with the provisions of Articles L.225-37-4 and L.22-10-10 of the French Commercial Code, we hereby disclose the list of all the terms of office and the positions held in any company by the members of the Supervisory Board. It should be noted that members of the Supervisory Board appointed prior to 15 October 2019 were appointed for six years until the expiry of their current term of office on that date and that those appointed since 15 October 2019 (inclusive) have been appointed for four years.

After consultation and approval by the Appointments and Remuneration Committee, the Supervisory Board will propose to the General Meeting of 21 March 2024 the renewal of the term of office of Mrs Constance de Poncins as a member of the Supervisory Board.

The members of the Company’s Supervisory Board are as follows as at the filing date for this document:

Surname and First name	Date of first appointment	Date term of office ends	Main position held within the Company	Main position held outside the Company	Other offices and positions held in any company during the 2023 financial year
Mr Jean-Claude Le Lan	17/04/2003	GMs called to approve the financial statements for 2024	Chairman of the Supervisory Board	None	- Chairman of KERLAN SAS
Mr Hubert Rodarie	25/03/2021	GMs called to approve the financial statements for 2024	Vice-Chairman of the Supervisory Board	Chairman of the French Association of Institutional Investors (Af2i)	- Chairman of SICAV S2EIM - Director of Phitrust SA
Mr Nicolas Le Lan	23/03/2017	GMs called to approve the financial statements for 2026	Member of the Supervisory Board	Investment Consultant - Alternative Assets CBRE Capital Markets	- None
Mr Jean-Claude Le Lan Junior	24/03/2022	GMs approving the 2025 financial statements	Member of the Supervisory Board	None	- Member of the Board of Directors of the Marcelle and Robert de Lacour Foundation
Mrs Florence Soule de Lafont	19/04/2007	GMs called to approve the financial statements for 2024	Independent member of the Supervisory Board	ABCD Executive Search, Chairman	- None
Mr François-Régis de Causans	24/03/2016	GMs called to approve the financial statements for 2025	Independent member of the Supervisory Board	Executive Director EMEA Industrial & Logistics Capital Markets - CBRE	- None
Mrs Constance de Poncins	19/03/2020	GMs called to approve the financial statements for 2023	Independent member of the Supervisory Board	Director of CREPSA and supplementary pension at B2V, joint social protection group

-  Member of the Board of Directors, Chairman of the Audit and Risk Committee, Member of the Compensation Committee of Abeille Assurance

-   Chairman of CMDPH SASU

-  Member of the Supervisory Board and the Audit and Risk Committee of Tikehau Capital.

-  Member of the Board of Directors and Treasurer of APEPVT (Association pour la protection de l’environnement et du patrimoine des communes de Villedieu les Bailleuls et Tournai sur Dives

-  Association for the protection of the environment and heritage of the municipalities of Villedieu les Bailleuls and Tournai sur Dives)

-   Member of Mirova’s Mission Committee

Surname and First name	Date of first appointment	Date term of office ends	Main position held within the Company	Main position held outside the Company	Other offices and positions held in any company during the 2023 financial year
Mrs Najat Aasqui, permanent representative of PREDICA	15/10/2019	GMs called to approve the financial statements for 2026	Member of the Supervisory Board	Head of Listed Equity and Land Investment Portfolios Investment Division

-  Permanent representative of Predica on the Supervisory Board of Altarea Cogedim SCA since 2019

-  Representative on her own behalf on the Covivio Hotels Board since 2020

-  Representative of Predica on the Board of Edison SPA since December 2021

-  Member of the Supervisory Board of Aéroport de Lyon and Aéroport de Lyon Participation

It should also be noted that Mr Emmanuel Chabas’ term of office as non-voting director was renewed for a period of four years by the General Meeting of 23 March 2023.

Family ties: Jean-Claude Le Lan is the father of Ronan Le Lan, Jean-Claude Le Lan Junior and Nicolas Le Lan.

Jean-Claude Le Lan, Jean-Claude Le Lan Junior and Nicolas Le Lan are part of the family shareholders’ agreement, detailed in section 8.4 - Shareholders’ agreements of this Universal Registration Document.

Furthermore, Mr Emmanuel Chabas (proposed by PREDICA) was appointed as a non-voting member of the Supervisory Board by the General Shareholders’ Meeting of 15 October 2019.

The members of the Supervisory Board are domiciled for professional purposes at the registered office of the Company at 21 rue Beffroy, 92200 Neuilly-sur-Seine, France.

Professional backgrounds of the members of the Supervisory Board:

●	Jean-Claude Le Lan: With a dual technical (CNAM) and business management (IAE and E-MBA) background, he invented a patented process for self-supporting roofs for industrial and logistics buildings, founding BATIROC in 1979 to exploit it. He was a joint national winner of the business creation prize awarded by ANVAR as a result. Jean-Claude Le Lan founded ARGAN in 1993 and is the Chairman of the Supervisory Board since 2003. He is also Chevalier of the national order of the Legion of Honour.

●	Mr Hubert Rodarie: A graduate of Ecole Centrale de Paris and the Institut d’Etudes Politiques de Paris and holds a DEA in soil mechanics and structures. He began his career in 1982 at the Equipment Department and the Finance Department of EDF, before becoming Chief Executive Officer of the Union de Garantie de Placement, then Director of Development of Financial Activities of Compagnie BTP and in 1994 Chief Executive Officer of BTP Investissement (a portfolio management company authorised by the AMF). From 2001 to 2020, he was Deputy Chief Executive Officer, then in 2006 Deputy Chief Executive Officer of SMABTP, SMAvie BTP and SGAM BTP, he was a director of several companies and Chairman of Société de la Tour Eiffel (SIIC) and SMA Gestion (a portfolio management company authorised by the AMF), Chief Executive Officer of SELICOMI (real estate company) and Investimo (credit institution approved by the ACPR). Since 2020, he has been Chairman of Af2i (French Association of Institutional Investors) and Chairman of the S2EIM SICAV. He is also Chevalier of the national order of the Legion of Honour. He joined ARGAN in 2021 as a member of the Supervisory Board.

●	Nicolas Le Lan: A graduate of the ECE Paris graduate school of engineering, he was an Real Estate Appraisal Analyst at CBRE Paris. Currently, he is an Investment Consultant - Alternative Assets CBRE Capital Markets. He was appointed as a member of the Supervisory Board at the General Meeting of 23 March 2017.

●	Jean-Claude Le Lan Junior: Jean-Claude Le Lan Junior holds a Graduate Diploma in Finance and Accounting (DESCF) and worked for AXA Real Estate from 1994 to 2009, where he was an accounting and financial information systems project manager. He joined ARGAN at the end of 2009 as Head of Management Control and Treasury. He was a member of the Executive Board from the end of 2009 to the General Meeting held on 24 March 2022.

●	Florence Soule de Lafont: A graduate of ENSAE graduate engineering school, SFAF (French Society of Financial Analysts) and IEA graduate school of management, Florence Soule de Lafont also holds a Master’s in International Finance. She held various market and financing operations positions with the Caisse des Dépôts et Consignations from 1991 to 2000 and was then Director of Financing at Ixis CIB from 2000 to 2005. She moved into executive search in 2007 and is now President of the firm ABCD Executive Search. She joined ARGAN in 2007 as a member of the Supervisory Board.

●	François-Régis de Causans: A graduate of ESDES business school with a Master’s degree in Real Estate Management from ESSEC international business school and a member of the Royal Institution of Chartered Surveyors (MRICS), he held various roles in ING REIM’s Transaction division before becoming Head of European Transactions at CBRE Global Investors Europe. He is currently Executive Director EMEA Industrial & Logistics Capital Markets at CBRE. He joined ARGAN in 2016 as a member of the Supervisory Board.

●	Constance de Poncins: She is a graduate of the Institut des Actuaires Français (IAF) and holds a postgraduate degree in Econometrics and an Executive MBA from the Management Institute of Paris (MIP/EDHEC). She is also certified as a company director. She began her career in 1992 in AXA France’s individual Life Technical Division, before becoming Director of Customer Service for Private Management and Finance, and then Director of Commitments and Group-wide Projects. In 2009, she joined Neuflize Vie as Technical and Investment Director, and Director of Asset and Liability Commitments, then she became General Delegate of the AGIPI Investor Association, a partner of AXA. She is now Director of CREPSA and supplementary pension at B2V, a joint social protection group.

●	Najat Aasqui: Najat Aasqui holds a postgraduate degree in Banking and Finance from Université Paris X and a Master’s in Economics from Université Lille I. She held several business banking roles with Crédit Agricole group, including in acquisition financing, before joining Crédit Agricole Assurances in 2017 as an investment manager (private equity and listed equities). In March 2019, she was appointed Head of Listed Equity Investment Portfolios at Crédit Agricole Assurances.

Professional backgrounds of the observer on the Supervisory Board:

●	Emmanuel Chabas: Graduate of ESSEC. He began his career in management control and internal audit with the BNP Paribas Group in 2001. He then joined BNP Paribas Cardif in 2006 as Head of Real Estate Acquisitions. Since September 2015, he is Head of Real Estate Investments at Crédit Agricole Assurances.

To the Company’s knowledge:

●	no member has been convicted of fraud in the past five years,

●	no member has been involved in a bankruptcy, receivership or liquidation proceeding over the past five years,

●	no member has been charged with an offence or issued with a penalty handed down by a statutory or regulatory authority (including designated professional bodies) over the past five years,

●	no member has been barred by a court from serving as a member of an issuer’s administrative, management or supervisory body or from being involved in the management or conduct of an issuer’s business over the past five years,

●	there is no conflict of interest between the members of the Executive Board, the members of the Supervisory Board and the Company.

The Board is made up of three women and five men, in accordance with the provisions of Articles L.225-69-1 and L.22-10-21 of the French Commercial Code (created by Law no. 2011-103 on the equal representation of women and men on Boards of Directors and Supervisory Boards and on equal employment).

Agreements with Group companies

During the financial year ended 31 December 2023, we identified an agreement between KERLAN and ARGAN. This regulated agreement was authorised by the Supervisory Board at its meeting of 18 January 2023.

It should be noted that KERLAN, chaired by Jean-Claude Le Lan, is the main shareholder of ARGAN SA, in which it held 18.5% of the share capital on the date of conclusion of this agreement.

Under the terms of this service agreement, which cancels and replaces the one signed in 2016, ARGAN keeps the accounting entries of KERLAN and one of its subsidiaries, it being specified that accounting is carried out by a chartered accountant at the initiative and at the expense of KERLAN. In addition, ARGAN also maintains the property owned by the KERLAN group.

The effective date of the agreement was set for 18 January 2023.

It was entered into for an initial term ending on 31 December 2023, and renewable by tacit agreement from 1 January 2024 to 31 December 2025, and so on unless cancelled by either party on 1 October of each year by ordinary letter and on 1 October 2023 for the first time, it being specified that the agreement will end on 31 December 2030 at the latest.

In consideration for this service, ARGAN shall invoice KERLAN for the annual sum of €50,000 excl. tax, which may be invoiced in arrears in two equal parts on 30 June and 31 December of each year, and for the first time on 30 June 2023 for the period commencing on 18 January 2023.

It was specified that this amount corresponds to 40 working days at €1,250 excl. tax: 1 day/month for the keeping of accounting entries + 2 days for the year-end + 2 days/month for monitoring the maintenance of the SCI VENUS property + 2 days for unforeseen events.

This agreement was authorised by the Supervisory Board on 18 January 2023, in consideration of the financial conditions attached to it, it being specified that Mr Jean-Claude Le Lan, who is directly interested in this agreement, abstained from participating in the deliberations and voting on it in accordance with the provisions of Article L.225-88 of the French Commercial Code.

In addition, by way of reminder, Mr Hubert Rodarie has entered into a service agreement with the Company in order to define the terms of his involvement at internal working meetings organised periodically by the Company. The work he carries out is invoiced on a monthly basis via RDR Conseil according to a fixed remuneration calculated on the basis of €1,000 excluding tax per half-day of work. The expense recorded during the 2023 financial year amounted to €5,000.

5.1.3.2. Operation (Articles 20 to 29)

Supervisory Board – Composition – Observers (Article 20)

The Executive Board is controlled by a Supervisory Board composed of at least three members and a maximum of eighteen members, except when the temporary exemption provided for mergers applies, when it may be increased to twenty-four. The members of the Supervisory Board are natural or legal persons who are shareholders and are appointed by the Ordinary General Meeting, which may remove them at any time. Each member of the Supervisory Board must own a number of shares set at one (1).

In the event of a merger or demerger, however, the members of the Supervisory Board may be appointed by the Extraordinary General Meeting. Legal persons appointed to the Supervisory Board are required to appoint a permanent representative who is subject to the same conditions and obligations as if they were a member of the Board on their own behalf. Where a legal person dismisses its permanent representative, it is required to appoint its replacement at the same time. The same applies should the permanent representative die or resign.

No member of the Supervisory Board may be part of the Executive Board. If a member of the Supervisory Board is appointed to the Executive Board, his term of office on the Supervisory Board expires when he takes up office.

The Ordinary General Shareholders’ Meeting may appoint one or more observers. They may be natural or legal persons who do not need to be shareholders, but under no circumstances may more than three observers be appointed.

The Supervisory Board may also appoint observers, subject to ratification by the next Ordinary General Meeting. Observers may be removed at any time by the Ordinary General Shareholders’ Meeting.

They are appointed for a term of four years expiring at the end of the Ordinary General Shareholders’ Meeting having approved the financial statements for the past financial year and held in the year in which their term of office expires.

Observers are invited to meetings of the Supervisory Board and take part in deliberations in an advisory capacity (without voting rights), without their absence affecting the validity of these deliberations.

Observers are bound by the same confidentiality obligations as the members of the Supervisory Board.

The Supervisory Board may pay observers by making a deduction from the amount of remuneration allocated to Board members by the General Meeting.

Shares of members of the Supervisory Board (Article 21)

Each member of the Supervisory Board must own a number of shares as specified in Article 20.

If, on the date of his appointment, a member of the Supervisory Board does not own the number of shares required or if, during his term of office, he ceases to own them, he will be considered to have automatically resigned if he has not acquired the necessary shares within a period of six months.

Term of office – age limit – holding multiple corporate offices (Article 22)

Members of the Supervisory Board appointed prior to 15 October 2019 were appointed for six (6) years until the expiry of their current term of office on that date. Members of the Supervisory Board appointed from 15 October 2019 (inclusive) are appointed for four years. Their terms of office expire at the end of the Ordinary General Shareholders’ Meeting having approved the financial statements for the past financial year and held in the year in which the term of office ends. They are eligible for re-election.

No individual over the age of seventy-five (75) years may be appointed as a member of the Supervisory Board if his appointment increases the number of members of the Supervisory Board over that age to more than one third.

A natural person may not simultaneously hold more than five corporate offices as a member of the Supervisory Board or as a director of Public Limited Companies having their registered office in France, unless otherwise provided for by the applicable laws or regulations.

Vacancies – co-optation – ratifications (Article 23)

In the event that one or more seats are vacated as a result of death or resignation, the Supervisory Board may make temporary appointments between two General Meetings. If the number of members of the Supervisory Board falls below three, the Executive Board must convene the Ordinary General Shareholders’ Meeting immediately in order to make up the Supervisory Board’s numbers.

Provisional appointments made by the Supervisory Board are subject to ratification by the next Ordinary General Meeting. Any member appointed to replace another member shall remain in office only for the remainder of the term of office of his predecessor.

Board Bureau (Article 24)

The Supervisory Board elects a Chairman and Vice-Chairman from its natural person members. They are responsible for convening meetings of the Board and overseeing its proceedings. They perform their duties during their term of office as a member of the Supervisory Board. The Board determines their remuneration, where appropriate. At each meeting, the Board may appoint a secretary who does not need to be a shareholder.

Board decisions – Minutes (Article 25)

The Supervisory Board meets whenever Company interests require it to do so. In any event, the Supervisory Board meets at least four times a year. The Supervisory Board met five times during the annual reporting period ended 31 December 2023, with an attendance rate of 98%.

It is convened by the Chairman or the Vice-President. However, the Chairman must call a Board meeting within fifteen days, if at least one member of the Executive Board or at least one third of the members of the Supervisory Board submit a reasoned request in this respect.

In the absence of a response to such requests, the initiators of the request may call the meeting themselves and set the meeting’s agenda. Otherwise, the agenda is decided by the Chairman and may only be set at the time of the meeting.

Meetings are held at any location specified in the meeting notice.

An attendance register is kept which is signed by the members of the Supervisory Board attending the meeting. At least half of the members of the Board must attend in person to constitute a quorum for decision-making.

Decisions shall be taken, as appropriate and under the conditions referred to in Article 16 of the Articles of Association, by a simple majority (50% plus one vote) or by a majority of two-thirds of the votes of the members present or represented, each member present or represented having one vote and each member present having only one delegation of authority. Decisions not specifically referred to in Article 16 of the Articles of Association shall be taken by a simple majority of the votes of the members present or represented. The Chairman of the meeting shall have the casting vote in the event of a tie unless otherwise stipulated in the internal regulations of the Supervisory Board. If the Board is composed of fewer than five members and only two members attend the meeting, decisions must be taken unanimously.

The decisions of the Supervisory Board are written up in minutes that are entered in a special register held at the registered office.

The Supervisory Board may, by means of a written consultation of its members, take any decision falling within its own powers and for which this right is established by law.

The items on the agenda of the Supervisory Board meetings held in 2023 were as follows:

●	Meeting of 10 January 2023:

○	Renewal of the terms of office of the members of the Executive Board and the Chairman;

○	Any other business.

●	Meeting of 18 January 2023:

○	Presentation of the parent company and consolidated financial statements at 31 December 2022, approved in advance by the Executive Board;

○	Minutes of the Audit Committee;

○	Statutory Auditors’ report;

○	Approval of the parent company and consolidated financial statements at 31 December 2022;

○	Approval and signature of the latest minutes;

○	Presentation of 2022 annual results of 19 January 2023;

○	Activity report by the Executive Board;

○	Prior authorisation of a regulated agreement;

○	Any other business.

●	Meeting of 8 February 2023:

○	Approval and signature of the minutes of the last meeting held on 18 January 2023;

○	Preparation of the General Shareholders’ Meeting of 23 March 2023;

○	Minutes of the Appointments and Remuneration Committee meeting and approval of subsequent resolutions;

○	Update of the Board’s Rules of Procedure applicable after the General Meeting of 23 March 2023;

○	Annual review of previous regulated agreements;

○	Any other business.

●	Meeting of 18 July 2023:

○	Presentation and approval of the consolidated financial statements at 30/06/2023, previously approved by the Executive Board and presented to the Audit Committee on 12/07/2023;

○	Approval and signature of the minutes of the Board meeting of 8 February 2023;

○	Activity report by the Executive Board;

○	Unadvertised development project in Chartres;

○	KERLAN: proposed contribution of ARGAN shares by the Le Lan family;

○	NEPTUNE: SCI with tax transparency;

○	Any other business.

●	Meeting of 12 December 2023:

○	Minutes of the Board meeting of 18 July 2023;

○	Presentation of the 2024 budget;

○	Activity report by the Executive Board;

○	Unadvertised development project in Montélimar;

○	Minutes of the Audit Committee and risk mapping;

○	Minutes of the Appointments and Remuneration Committee;

○	Any other business.

Mandate and powers of the Supervisory Board (Article 26)

The Supervisory Board exercises permanent control over the management of the Company by the Executive Board, which has the broadest powers to represent the Company in all circumstances in its dealings with third parties, within the limits of the corporate purpose and subject to the powers that have been expressly granted by law to the Supervisory Board and to the Shareholders’ Meetings, and in compliance with the Articles of Association and the internal regulations of the Supervisory Board.

The Supervisory Board may carry out the controls and verifications at any time of year it considers appropriate for this purpose and may ask to be provided with the documents it considers useful for carrying out its duties. It also appoints the members of the Executive Board and determines their remuneration.

The Supervisory Board may authorise the Executive Board, with the option to delegate such powers, to give sureties, endorsements or guarantees under the conditions provided for by the applicable laws and regulations.

The Supervisory Board also grants the Executive Board, as an internal measure not binding on third parties, the authorisations provided for in Article 16 of these Articles of Association.

It authorises the agreements referred to in Article 29.

It submits its comments on the Executive Board report and the financial statements for the financial year to the annual Ordinary General Meeting.

It may decide to relocate the registered office within the same department or move it to a neighbouring department subject to ratification of this decision by the next Ordinary General Meeting.

The Supervisory Board may grant one or more of its members all special powers for one or more specific purposes.

The Supervisory Board may adopt internal regulations specifying how it will operate.

The Supervisory Board may decide to create committees to examine issues that the Board or its Chairman submits for their opinion. It decides on the composition and powers of the committees that carry out their activities under its responsibility. It sets the remuneration of the individuals on the Board.

Remuneration of the members of the Supervisory Board (Article 27)

The General Meeting may allocate the members of the Supervisory Board an annual fixed amount as remuneration for their activity. The amount of this remuneration is charged to operating expenses. The Supervisory Board shall freely distribute the overall amounts allocated among its members.

The remuneration of the Chairman and the Vice-Chairman is determined by the Board.

The Board may grant exceptional remuneration for assignments or duties entrusted to its members. Such exceptional remuneration is subject to the provisions of Article 29.

Liability of members of the Supervisory Board (Article 28)

Members of the Supervisory Board are liable for any misconduct in the performance of their duties. They are not liable for any acts of management or the results thereof.

They may be held civilly liable for offences committed by members of the Executive Board if they were aware of them and failed to disclose them to the General Meeting.

Agreements between the Company and a member of the Executive Board or the Supervisory Board (Article 29)

The agreements referred to in Articles L.225-86 et seq. of the French Commercial Code are authorised in accordance with applicable laws and regulations.

5.1.3.3. Internal regulations

The internal regulations are based on the principles of corporate governance resulting from the AFEP-MEDEF corporate governance code for listed companies, updated in January 2020, and the Directors’ Charter published by the French Institute of Directors, and refer to the Middlenext Code (updated in September 2021 and which aims to adapt these principles specifically to midcaps and small caps) as a framework for corporate governance as a whole. The internal regulations also take into account the Company’s Articles of Association, the provisions of the shareholders’ agreement entered into in 2019 between the members of the Le Lan family and Predica, and also the agreement entered into in October 2023 between the members of the Le Lan and Kerlan family.

The Supervisory Board updates the rules of procedure that apply to all its members on an annual basis. The update to the internal regulations for the 2024 financial year was approved by the Supervisory Board meeting of 6 February 2024.

5.1.3.4. Procedure referred to in Articles L.225-87 and L.22-10-29 of the French Commercial Code

In accordance with Articles L.225-87 and L.22-10-29 of the French Commercial Code, the Supervisory Board must establish a procedure to assess on a regular basis whether the “agreements relating to day-to-day operations and concluded under normal conditions” (within the meaning of the regulated agreements) fulfil these conditions (persons with a direct or indirect interest in an agreement must not participate in the assessment thereof). In this case, however, as the Company has not entered into any agreements that meet this criterion, a specific assessment in this regard would be otiose.

5.1.3.5. Standing committees of the Supervisory Board

Pursuant to Article 26 of the Company’s Articles of Association, in 2019 the Supervisory Board decided to set up an Audit, Risk and Sustainability Committee and an Appointments and Remuneration Committee tasked with formulating opinions and recommendations in an advisory capacity. The Supervisory Board is responsible for determining the tasks of each of these two committees reporting to the Board.

The Supervisory Board appoints three of its members to the Audit, Risk and Sustainability Committee and three to the Appointments and Remuneration Committee for the duration of their terms of office as members of the Supervisory Board. At least one member of the Audit, Risk and Sustainability Committee must have specialist financial and accounting skills.

The Supervisory Board appoints an independent member to act as Chairman of each of the Committees. The Chairman is primarily responsible for the effective operation of the Committee that he or she chairs.

Audit, Risk and Sustainability Committee

The Audit, Risk and Sustainability Committee’s duties include:

●	following the process for preparing financial information and, where appropriate, making recommendations to ensure its integrity;

●	monitoring the effectiveness of the internal control and risk management systems, as well as internal auditing, where appropriate, with regard to the procedures for preparing and processing accounting and financial information, without infringing on its independence;

●	issuing a recommendation on the statutory auditors proposed for appointment by the General Meeting or who are being considered for reappointment;

●	monitoring completion by the statutory auditors of their assignment and taking into account the findings and conclusions of the Haut conseil du commissariat aux comptes, France’s supervisory body for auditors, following the audits carried out by the said body;

●	ensuring that the statutory auditors are independent, in accordance with applicable legal and regulatory provisions;

●	approving the provision of services that are not included in the statutory audit engagements;

●	reporting regularly to the Supervisory Board on the performance of its tasks and the results of the account certification assignment, how this assignment has contributed to the integrity of the financial information and the role that it played in this process, and informing the Board of any issues encountered;

●	reviewing the tools and resources implemented with respect to the Company’s main risks and reporting to the Board once a year;

●	monitoring the implementation of the ESG strategy.

At the date of this document, the Audit, Risk and Sustainability Committee is composed as follows:

Members of the Audit, Risk and Sustainability Committee	Role	Term of office end date
Mrs Constance de Poncins	Chairman	Annual General Meeting 2024
Mr Hubert Rodarie	Member	Annual General Meeting 2025
Mrs Najat Aasqui	Member	Annual General Meeting 2027

At its meeting of 12 December 2023, the Supervisory Board, at the proposal of the members of the Committee, decided to rename it the Audit, Risk and Sustainability Committee.

The Appointments and Remuneration Committee

The Appointments and Remuneration Committee is specifically responsible for:

●	making any relevant observations to the Supervisory Board on the composition of the Supervisory Board and the Executive Board;

●	issuing an opinion on the applications for membership of the Supervisory Board or the Executive Board in light of their business experience, skills and the extent to which they are representative of economic, social and cultural matters; in the particular case of members of the Executive Board, the selection process guarantees that at least one male and one female candidate are present until the process is concluded (Articles L.225-58 and L.22-10-18 of the French Commercial Code);

●	issuing a recommendation on the total amount of remuneration and the procedures for allocation to members and non-voting members of the Supervisory Board;

●	examining and proposing all the elements of the overall remuneration of the Company’s corporate officers to the Supervisory Board and, if applicable, proposing the qualitative and quantitative criteria for determining the variable portion of this remuneration; overall remuneration is understood to mean salary and bonuses, as well as present or future ancillary benefits such as benefits in kind, supplementary pension, etc.;

●	reviewing the plans for free allocation of shares, allocation of options for subscription or purchase of shares or any similar instrument for the benefit of employees and senior managers, as well as the terms and conditions for allocation.

As at the date of this document, the members of the Appointments and Remuneration Committee are as follows:

Members of the Appointments and Remuneration Committee	Role	Term of office end date
Mrs Florence Soule de Lafont	Chairman	Annual General Meeting 2025
Mr Hubert Rodarie	Member	Annual General Meeting 2025
Mrs Najat Aasqui	Member	Annual General Meeting 2027

5.1.3.6. Duties of the Supervisory Board

Appointment and remuneration of corporate officers

The Supervisory Board is responsible for:

●	preparing for setting the overall remuneration of the corporate officers and, if applicable, proposing the qualitative and quantitative criteria for determining the variable portion of this remuneration; overall remuneration is understood to mean salary and bonuses, as well as present or future ancillary benefits such as benefits in kind, supplementary pension, etc.;

●	reviewing the plans for free allocation of shares for the benefit of employees and senior managers, as well as the terms and conditions for allocation;

●	examining the applications for membership of the Supervisory Board or the Executive Board in light of their business experience, skills and the extent to which they are representative of economic, social and cultural matters;

●	making any proposals and issuing any opinions on remuneration and benefits for members of the management and supervisory bodies, assess the position of each of the members of the Executive Board or the Supervisory Board with regard to any relationships they may have with the Company or ARGAN Group companies that are likely to compromise their independent judgement or lead to potential conflicts of interest with the Company.

On a practical level, the Executive Board provides the Supervisory Board with a statement of remuneration for corporate officers and statutory auditors.

In particular, the Board ensures that the remuneration for positions held by members of the Le Lan family is consistent and equitable with regard to other members of staff and comparable to the remuneration for equivalent positions in similar companies.

Investments – Arbitrages – Refinancing

The Supervisory Board reviews and approves the budget on an annual basis and receives quarterly reports on progress.

This annual budget was initiated by the Executive Board and shows the status of plans for refinancing and trade-offs as well the volume of investments based on self-financing capacity.

This budget shows the statement of cash balance resulting from income and expenditure (investments). The Board is particularly vigilant in ensuring that this balance is maintained.

The choice of investments is the responsibility of the Executive Board, which, together with specialised employees, looks for developments and acquisitions that meet our strategic criteria.

Internal and external audit and control of the Company

The Supervisory Board decided at its meeting of 16 October 2019 to set up an Audit Committee and an Appointments and Remuneration Committee tasked with formulating opinions and recommendations in an advisory capacity. At its meeting of 12 December 2023, the Supervisory Board, at the proposal of the members of the Committee, decided to change its name from the Audit Committee to the Audit, Risk and Sustainability Committee.

On behalf of the Supervisory Board, the Audit, Risk and Sustainability Committee ensures that the process for preparing financial information is followed and, where appropriate, makes recommendations to ensure its integrity.

On behalf of the Supervisory Board, the Audit, Risk and Sustainability Committee monitors the effectiveness of the internal control and risk management systems and reports on them.

In particular, it conducts reviews as follows:

●	Accounting and financial documents

○	Reviews the draft company and consolidated, semi-annual and annual financial statements, including any changes to the accounting principles and rules applied in their preparation;

○	Reviews the financial documents issued by the Company when the annual and half-yearly financial statements are prepared;

○	Monitors the quality of the procedures for compliance with stock market regulations;

○	Reviews draft accounts for specific transactions such as contributions, mergers, spin-offs and payment of interim dividends;

○	Analyses, where applicable, operations proposed by the Executive Board and submitted to the Supervisory Board with regard to equity investments, acquisitions or disposals.

●	External control of the Company

○	Reviews the proposals for appointment of the Company’s statutory auditors and their remuneration;

○	Reviews each year with the statutory auditors:

-	Their action plan and conclusions,

-	Their recommendations and follow-up

●	Internal control of the Company

On behalf of the Supervisory Board, the Audit, Risk and Sustainability Committee monitors the effectiveness of the internal control and risk management systems and reports on them. This control is carried out in particular on the basis of dashboards that are updated every six months when the accounts are closed. For more information on the Company’s internal control, readers are invited to refer to the Activity Report presented in Chapter 3 of this Universal Registration Document.

Risk review

The Audit, Risk and Sustainability Committee examines the relevance of the risk analysis and monitoring procedures for the Supervisory Board. It ensures that a process is established for identifying, quantifying and preventing the main risks involved in the Group’s operations.

Depending on the topics to be addressed, Committee meetings are attended by anyone whom the Committee wishes to interview, seek assistance from or simply have in attendance, including the statutory auditors, relevant members of the Executive Board, the Chief Financial Officer and the Head of Management Control.

Monitoring of ESG policy and sustainability

Decisions of the Executive Board subject to the prior authorisation of the Supervisory Board pursuant to the Company’s Articles of Association and distribution of tasks

In addition to the powers granted to the Supervisory Board by the applicable regulations (in particular the security interests, endorsements and guarantees that must be authorised by the Supervisory Board), in accordance with Article 16 of the Company’s Articles of Association and as a strictly internal measure not binding on third parties, the decisions of the Executive Board listed in section 5.1.2.3 of this Universal Registration Document are subject to the prior authorisation of the Supervisory Board.

Powers delegated by the Supervisory Board to the Executive Board

The Supervisory Board authorises the Executive Board to allocate, under its responsibility, the tasks involved in managing the Company to the members of the Executive Board.

The prior authorisation of the Supervisory Board is necessary for development, investment, acquisition and trade-off operations exceeding per unit €25 (twenty-five) million. Authorisation is also required if the effect of the planned development or acquisition transaction would be that one tenant would represent more than 20% of rental income and/or if the LTV were to increase to 65% or more.

5.2. Report on the compensation of corporate officers

This section of the Corporate Governance Report contains the remuneration policy for the Company’s corporate officers that will be submitted for approval to the Combined General Shareholders’ Meeting of 21 March 2024.

5.2.1. Approval of the remuneration policy for the Company’s corporate officers (7th resolution of the Combined General Meeting)

In accordance with Articles L.22-10-26 and R.22-10-18 of the French Commercial Code, shareholders will be asked at the Combined General Shareholders’ Meeting of 21 March 2024 (the “Combined General Shareholders’ Meeting”) to approve the remuneration policy for the Company’s corporate officers (members of the Executive Board and members of the Supervisory Board).

It is the Supervisory Board’s view that the remuneration policy for the Company’s corporate officers is consistent with the Company’s corporate interest and contributes to its sustainability and business strategy because (i) it is based on the ongoing pursuit of a balance between the company’s interests, recognition of executives’ performance and consistency in remuneration practices and (ii) as well as fostering loyalty amongst Argan’s staff, the aim when setting remuneration is to reward performance and promote the Company’s own exacting standards.

The Supervisory Board reviews the remuneration policy for the Company’s corporate officers annually (setting the remuneration for the members of the Executive Board, the remuneration of the Chairman of the Supervisory Board and putting forward proposals for setting the overall remuneration of the members of the Supervisory Board). The Appointments and Remuneration Committee has been involved in making recommendations to the Supervisory Board in the areas referred to in section 5.1.3.5 of this report.

5.2.1.1. Elements of the remuneration policy applicable specifically to members of the Executive Board for their term of office

All members of the Executive Board are employees of the Company and their remuneration is set individually by the Supervisory Board. The elements of remuneration for members of the Executive Board for their term of office are set out below.

Fixed remuneration

The fixed remuneration of the members of the Executive Board is decided annually on an individual basis by the Supervisory Board depending on the member’s responsibilities.

As a reminder, the Supervisory Board meeting of 8 February 2023, on the recommendation of the Appointments and Remuneration Committee, authorised a 5% increase in the annual fixed remuneration of members of the Executive Board, as decided for all staff from 1 January 2023.

Similarly, on 1 January 2024, a general revaluation of 3.5% was applied to the fixed remuneration of all staff, including members of the Executive Board.

For 2024, the remuneration of the members of the Executive Board is therefore as follows:

●	The fixed annual remuneration for Mr Ronan Le Lan, Chairman of the Executive Board, was €233,110 as at 1 January 2024. It was approved by the Supervisory Board on 6 February 2024;

●	The fixed annual remuneration for Mr Francis Albertinelli, member of the Executive Board, was €226,044 as at 1 January 2024. It was approved by the Supervisory Board on 6 February 2024;

●	The fixed annual remuneration for Mr Frédéric Larroumets, member of the Executive Board, was €226,044 as at 1 January 2024. It was approved by the Supervisory Board on 6 February 2024.

Annual variable remuneration

Members of the Executive Board do not receive annual variable remuneration.

Exceptional remuneration

The Supervisory Board may decide to allocate exceptional remuneration to one or more members of the Executive Board, linked to the success of specific transactions carried out by the Company and at the recommendation of the Appointments and Remuneration Committee.

It should be noted that no exceptional remuneration was granted to any of the members of the Executive Board for the financial year ended 31 December 2023.

Other benefits of any kind

The Supervisory Board may provide members of the Executive Board with a company car.

As a reminder, on 9 February 2022, the Supervisory Board decided to implement a 2022-2023-2024 plan for the free allocation of shares to all employees, including members of the Executive Board, and subject to value creation over the period in question based on four indicators:

●	The property developer’s margin generated during the three financial years in question on completed and delivered developments, equal to the difference between the cost price and the market value of each development;

●	The gain or loss on purchase, calculated as the difference between the appraised market value of any warehouse purchased and its purchase price;

●	Growth in recurring income, i.e. net income excluding changes in fair value on investment properties and debt hedging properties (and excluding gains or losses on disposals); and

●	Loss generated as a result of any vacancy.

The maximum number of shares that may be awarded under this three-year plan to all beneficiaries has been set at 55,000 shares and will be definitively decided after the end of the 2024 financial year. An initial portion assessed at 25% of the total distributable amount was allocated to beneficiaries in January 2023, a second equivalent portion was allocated in January 2024 and the balance, calculated on the basis of the indicators defined above, will be allocated to beneficiaries in January 2025.

Under this three-year plan, each member of the Executive Board may be allocated a total number of shares representing approximately €450,000, subject to the maximum achievement of all the indicators mentioned above.

This free share allocation contributes to the objectives of the remuneration policy in that it gives each member of the Executive Board (and each employee beneficiary) an increased stake in the Company’s development and in improving its performance, including over the long term. The aforementioned free share allocation scheme stipulates a one-year vesting period and a one-year retention period for each member of the Executive Board. It should be noted that the Supervisory Board has decided not to set any minimum amount of shares granted free of charge that the corporate officers would be required to retain in registered form until they cease to hold office.

On 15 January 2024, after analysing compliance with the aforementioned performance criteria for financial year 2023, the Executive Board decided to allocate shares with an equivalent value of €112,500 to each of the three members of the Executive Board, corresponding to 25% of the maximum amount attributable over the three years. It should be noted that in accordance with the terms of the Plan, these free shares may only vest to their allottees on expiry of a period of one year after their allocation date, i.e. on 14 January 2025.

Group bonuses and profit-sharing agreements

Each member of the Executive Board may receive a payout under the group employee profit-sharing agreement set up within the Company on 07 June 2021 for a period of three financial years, 2021, 2022 and 2023. This profit-sharing agreement provides for the allocation of an incentive bonus to employees and members of the Company’s Executive Board that is intended to involve them in the development and improvement of performance, the maximum amount of which is equal to two months’ salary of the beneficiary and depends on the level of the property developer margin generated over the financial year in question and the occupancy rate of the warehouses.

In addition, each member of the Executive Board may receive a payout under the all-employee group bonus scheme. The scheme was set up within the Company for the 2024 financial year and depends on rental returns and the amount of rent generated by new development leases signed in 2024. The amount of this group bonus is the same for all employees and members of the Executive Board.

Terms of office and employment contracts

The term of office of each member of the Executive Board is two years. Each member of the Executive Board also has a permanent employment contract.

Each member of the Executive Board may be removed from office under the conditions laid down in ordinary law (the General Shareholders’ Meeting or the Supervisory Board is competent in this matter). If a member of the Executive Board is removed from office, this does not terminate his employment contract. Such termination may take place under the conditions of ordinary law (notice period and reasons).

None of the members of the Executive Board has entered into a service agreement with the Company.

Other

It should be noted that none of the members of the Executive Board receives any remuneration, compensation or benefits payable or likely to be payable as a result of termination or a change of duties or subsequent thereto, or any conditional rights granted under defined benefit pension liabilities with the characteristics of the plans mentioned in Articles L.137-11 and L.137-11-2 of the French Social Security Code.

5.2.1.2. Elements of the remuneration policy applicable specifically to members of the Supervisory Board for their office

Remuneration for the members of the Supervisory Board takes the form of a fixed overall sum which is allocated by the General Shareholders’ Meeting and then divided up by the Supervisory Board between its members (with the exception of the Chairman of the Board, who does not receive such remuneration). Mr Jean-Claude Le Lan receives fixed remuneration in his capacity as Chairman of the Supervisory Board.

Annual fixed amount allocated by the General Shareholders’ Meeting

The Supervisory Board sets the amount to be allocated to its members based on the overall amount decided by the General Meeting and in proportion to their actual presence at the Board meetings.

The fixed overall amount allocated for financial year 2024 is covered by the 13th resolution submitted for the approval of the Combined General Meeting of 21 March 2024. At its meeting of 28 November 2023, the Appointments and Remuneration Committee proposed a 5% increase in the amounts allocated to members of the Supervisory Board, which have not changed for several years. We propose setting this amount at €185,850 (versus €177,000 in 2023) for the financial year that began on 1 January 2024, i.e. €8,850 higher than the amount decided for the 2023 financial year, on the understanding that the Supervisory Board will decide how this amount is to be distributed among its members, on the following bases:

●	A base of €3,150 (€3,000 previously) per member present per Supervisory Board meeting (6 meetings planned), it being specified that the Chairman of the Board is not remunerated in this respect;

●	A base of €2,625 (previously €2,500) per member present per committee meeting (three meetings planned), it being specified that an exceptional annual remuneration of €3,150 (previously €3,000) is allocated in addition to the €2,625 base for the Chairmen of each of the two Committees.

Fixed remuneration of the Chairman of the Supervisory Board

In his capacity as Chairman of the Supervisory Board, Mr Jean-Claude Le Lan receives annual fixed remuneration of €96,000 as at 1 January 2024 (amount unchanged). This remuneration may be reviewed annually by the Supervisory Board.

Exceptional remuneration

In accordance with Article 27 of the Company’s Articles of Association, the Supervisory Board may allocate exceptional remuneration to its members in the cases and under the conditions provided for by law.

Other benefits of any kind

The Supervisory Board may provide the Chairman of the Supervisory Board with a company car.

Terms of office and employment contracts

Members of the Supervisory Board appointed prior to 15 October 2019 were appointed for six (6) years until the expiry of their current term of office on that date. Members of the Supervisory Board appointed from 15 October 2019 (inclusive) are appointed for four years.

Each member of the Supervisory Board may be removed from office under the conditions laid down in ordinary law (the General Shareholders’ Meeting is competent in this matter).

Mr Jean-Claude Le Lan Junior has an employment contract with the Company, the continuation of which was decided by the Supervisory Board with effect from the appointment of the latter by the General Meeting of 24 March 2022 as a member of the Supervisory Board. In addition, Mr Nicolas Le Lan, also a member of the Supervisory Board, entered into an employment contract with the Company to take effect in April 2024. In both cases, the Supervisory Board verified that these employment contracts corresponded to functions distinct from their mandate as a member of the Supervisory Board, in accordance with the provisions of Article L.225-85 of the French Commercial Code.

None of the other members of the Supervisory Board has an employment contract with the Company, with the exception of Mr Hubert Rodarie, or has entered into a service agreement with the Company1.

Other

It is specified that, where applicable, none of the members of the Supervisory Board receives any remuneration, compensation or benefits payable or likely to be payable as a result of termination of his/her mandate or subsequent thereto, or any conditional rights granted under defined benefit pension liabilities with the characteristics of the plans mentioned in Articles L. 137-11 and L.137-11-2 of the French Social Security Code.

5.2.2. Approval of the report on the remuneration of the Company’s corporate officers and the elements of the remuneration paid or allocated for the financial year ended 31 December 2023 (8th to 12th resolutions)

In accordance with the provisions of Article L.22-10-34-I of the French Commercial Code, the Combined General Shareholders’ Meeting convened for 21 March 2024 must decide on a draft resolution concerning the information mentioned in Article L.22-10-9, I of the said Code. This information concerns each corporate officer, including corporate officers whose term of office ended and those newly appointed during financial year 2023.

In addition, in accordance with the provisions of Article L.22-10-34 II of the French Commercial Code, the shareholders must also approve separate resolutions stipulating the fixed, variable and exceptional elements of total remuneration and benefits of any kind paid in 2023 or allocated for that financial year for the Chairman of the Supervisory Board, the Chairman of the Executive Board and the other members of the Executive Board.

[1]	See paragraph 5.1.3.1.

Consequently, the sub-sections below contain the information required under the aforementioned statutory provisions and also specify, for each of provision, the relevant resolutions of the Combined General Shareholders’ Meeting of 21 March 2024.

5.2.2.1. Components of the remuneration paid or allocated for the financial year ended 31 December 2023 to Mr Ronan Le Lan as Chairman of the Executive Board (8th and 9th resolutions)

Components of remuneration		Amounts	Description
A.	Fixed remuneration	€225,225	Fixed annual remuneration of €207,900 and a 13th month of €17,325.
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variabl remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	Argan purchase options	NA	No purchase options
G.	Free allocation of Argan shares subject to performance conditions	€112,500	Interim 25% payment under the Three-Year Plan paid in respect of 2023 (1,576 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Value of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-compete payment	NA	No non-compete payment
L.	Supplementary pension plan	NA	No supplementary pension plan
M.	Group schemes	€64,533	Remuneration related to the application of the group profit-sharing agreement (€34,650) and the allocation of the group bonus linked to the signature of new leases (€29,883).

5.2.2.2. Components of remuneration paid or allocated for the financial year ended 31 December 2023 to Mr Francis Albertinelli as a member of the Executive Board (8th and 10th resolutions)

Components of remuneration		Amounts	Description
A.	Fixed remuneration	€218,400	Fixed annual remuneration of €201,600 and a 13th month of €16,800
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration

Components of remuneration		Amounts	Description
D.	Multi-year variabl remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	Argan purchase options	NA	No purchase options
G.	Free allocation of Argan shares subject to performance conditions	€112,500	Interim 25% payment under the Three-Year Plan paid in respect of 2023 (1,576 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Value of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-compete payment	NA	No non-compete payment
L.	Supplementary pension plan	NA	No supplementary pension plan
M.	Group schemes	€63,491	Remuneration related to the application of the group profit-sharing agreement (€33,608) and the allocation of the group bonus linked to the signature of new leases (€29,883).

5.2.2.3. Remuneration components paid or granted in respect of the financial year ended 31 December 2023 to Mr Frédéric Larroumets as member of the Executive Board (8th and 11th resolutions)

Components of remuneration		Amounts	Description
A.	Fixed remuneration	€218,400	Fixed annual remuneration of €201,600 and a 13th month of €16,800
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	Argan purchase options	NA	No purchase options
G.	Free allocation of Argan shares subject to performance conditions	€112,500	Interim 25% payment under the Three-Year Plan paid in respect of 2023 (1,576 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Value of benefits of any kind	NA	No benefits of any kind

Components of remuneration		Amounts	Description
J.	Severance pay	NA	No severance pay
K.	Non-compete payment	NA	No non-compete payment
L.	Supplementary pension plan	NA	No supplementary pension plan
M.	Group schemes	€63,144	Remuneration related to the application of the group profit-sharing agreement (€33,261) and the allocation of the group bonus linked to the signature of new leases (€29,883)

5.2.2.4. Components of the remuneration paid or allocated for the financial year ended 31 December 2023 to Mr Jean-Claude Le Lan as Chairman of the Supervisory Board (8th and 12th resolutions)

Components of remuneration		Amounts	Description
A.	Fixed remuneration	€96,000	As Chairman of the Supervisory Board, Mr Jean-Claude Le Lan is entitled to annual fixed remuneration of €96,000.
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	Argan purchase options	NA	No purchase options
G.	Free allocation of Argan shares subject to performance conditions	NA	No free share allocation
H.	Attendance fees	NA	No attendance fees.
I.	Value of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-compete payment	NA	No non-compete payment
L.	Supplementary pension plan	NA	No supplementary pension plan
M.	Group schemes	NA	No Group scheme

5.2.2.5. Information referred to in Article L.22-10-9 concerning the remuneration allocated to members of the Supervisory Board (8th resolution)

For each of the members of the Supervisory Board other than Mr Jean-Claude Le Lan, Chairman of the Supervisory Board (see Section 5.2.2.4 above in relation to him), only the overall remuneration allocated by the General Shareholders’ Meeting pursuant to Articles L.225-83 and L.22-10-27 of the French Commercial Code is relevant in respect of the information required by Article L.22-10-9 of that Code. The table below provides this information in detail for 2023:

Members of the Supervisory Board	Role	Amount of remuneration referred to in Articles L.225-83 and L.22-10-27 of the French Commercial Code for financial year 2023
Mr Hubert Rodarie	Vice-Chairman	€25,000
Mr Nicolas Le Lan	Member	€15,000
Mr Jean-Claude Le Lan Junior	Member	€15,000
Mr François Régis de Causans	Independent member	€15,000
Mrs Florence Soule de Lafont	Independent member	€17,500
Ms Constance de Poncins	Independent member	€25,500
Predica, represented by Mrs Najat Aasqui	Member	€25,000
TOTAL		€138,000

5.2.2.6. Undertakings of any kind made by the Company and corresponding to elements of remuneration, compensation or benefits payable or likely to be payable as a result of taking, leaving or changing office or subsequent thereto (Art. L.22-10-9 of the French Commercial Code) (8th resolution)

There are no undertakings of any kind made for the benefit of the Company’s corporate officers for elements of remuneration, compensation or benefits payable or likely to be payable as a result of taking, leaving or changing office or subsequent thereto.

5.2.2.7. Information referred to in Article L.22-10-9, 6° of the French Commercial Code for the Chairman of the Supervisory Board and each member of the Executive Board (8th resolution)

In accordance with Article L.22-10-9, 6° of the French Commercial Code, the table below shows, for the Chairman of the Supervisory Board and each member of the Executive Board, the ratios for 2023 between the level of remuneration of each of these executives and, on the one hand, the average remuneration on a full-time equivalent basis of the Company’s employees other than corporate officers and on the other, the median remuneration on a full-time equivalent basis of the Company’s employees other than corporate officers.

The compensation of directors used for the purposes of this table includes all components of compensation paid (fixed remuneration and group schemes). For employees, remuneration is calculated on a full-time equivalent basis and includes all components of compensation paid (fixed remuneration, variable compensation and group schemes).

Corporate officer	Ratio (financial year 2023) of the corporate officer’s total remuneration/mean remuneration of the Company’s employees (other than corporate officers) (“RMO ratio”)	Ratio (financial year 2023) of the corporate officer’s total remuneration/median remuneration of the Company’s employees (other than corporate officers) (“RME ratio”)
Mr Jean-Claude Le Lan, Chairman of the Supervisory Board	0.6	0.7

Mr Ronan Le Lan, Chairman of the Executive Board	2.4	2.8
Mr Francis Albertinelli, Member of the Executive Board	2.4	2.7
Mr Frédéric Larroumets, Member of the Executive Board	2.4	2.7

5.2.2.8. Information referred to in Article L.22-10-9 of the French Commercial Code (8th resolution)

In accordance with Article L.22-10-9 of the French Commercial Code, the table below shows the annual change in remuneration, in the Company’s performance and in average remuneration on a full-time equivalent basis of the Company’s employees other than executives, and the ratios mentioned in section 5.2.2.7 of this Universal Registration Document, for financial years 2019 to 2023:

	Financial year 2019	Financial year 2020	Financial year 2021	Financial year 2022	Financial year 2023
1. Overall remuneration allocated by the General Shareholders’ Meeting to members of the Supervisory Board (Article L.225-83 of the French Commercial Code) and distributed by the Supervisory Board
Mr Jean-Claude Le Lan, Chairman	N/A	N/A	N/A	N/A	N/A
Mr Hubert Rodarie, Vice-Chairman[1]	N/A	N/A	€11,000	€27,500	€25,000
Mr Nicolas Le Lan	€18,000	€12,000	€12,000	€12,000	€15,000
Mr Jean-Claude Le Lan Junior	N/A	N/A	N/A	€9,000	€15,000
Mr François-Régis de Causans	€23,000	€33,000	€22,000	€17,500	€15,000
Mrs Florence Soule de Lafont	€20,500	€25,500	€22,500	€25,500	€17,500
Mrs Constance de Poncins	N/A	€11,500	€22,500	€25,500	€25,500
Predica, represented by Mrs Najat Aasqui	N/A	N/A	€27,000	€27,000	€25,000

2. Remuneration of the Chairman of the Supervisory Board (Art. L.225-81 and L.22-10-25 of the French Commercial Code)
Mr Jean-Claude Le Lan, Chairman	€96,000	€96,000	€96,000	€96,000	€96,000

3. Remuneration of the members of the Executive Board
Mr Ronan Le Lan, Chairman
- Fixed remuneration	€160,008	€160,000	€214,500	€214,500	€225,225

1	Since the General Meeting of 25 March 2021.

	Financial year 2019	Financial year 2020	Financial year 2021	Financial year 2022	Financial year 2023
- Value of free share allocation (performance condition)	N/A	N/A	€605,854	€112,500	€112,500
- Group schemes	€35,789	€39,219	€62,129	€50,490	€64,533

Mr Francis Albertinelli
- Fixed remuneration	€160,216	€160,000	€173,342	€208,000	€218,400
- Value of free share allocation (performance condition)	N/A	N/A	605,854	€112,500	€112,500
- Exceptional remuneration	€250,000	N/A	N/A	N/A	N/A
- Group schemes	€35,824	€39,298	€58,043	€49,490	€63,491

Mr Frédéric Larroumets
- Fixed remuneration	€160,008	€160,000	€173,342	€208,000	€218,400
- Value of free share allocation (performance condition)	N/A	N/A	€605,854	€112,500	€112,500
- Exceptional remuneration	€250,000	N/A	N/A	€150,000	N/A
- Group schemes	€35,789	€39,219	€58,007	€49,490	€63,144

4. Company’s performance
Consolidated net income (in millions of €)	215	279	676	95	-266
Recurring net income (in millions of €)	71	103	112	120	126
NAV EPRA NRV /share (€)	61	73	103	105	91
5. Average remuneration (fixed + variable + group scheme) on a full-time equivalent basis of the Company’s employees other than executives
Annual amount	€88,735	€94,575	€119,185	€119,463	€167,308
6. RMO and RME ratios
RMO ratio
Mr Jean-Claude Le Lan, Chairman of the Supervisory Board	1.1	1.0	0.8	0.8	0.6

Mr Ronan Le Lan, Chairman of the Executive Board	2.2	2.1	2.3	2.2	2.4
Mr Francis Albertinelli, member of the Executive Board	5.0	2.1	1.9	2.1	2.4
Mr Frédéric Larroumets, member of the Executive Board	2.2	2.1	1.9	3.3	2.4
RME ratio
Mr Jean-Claude Le Lan, Chairman of the Supervisory Board	1.2	1.1	0.8	0.9	0.7

Mr Ronan Le Lan, Chairman of the Executive Board	2,5	2.3	2.4	2.4	2.8
Mr Francis Albertinelli, member of the Executive Board	5.8	2.3	2	2.4	2.7
Mr Frédéric Larroumets, member of the Executive Board	2.5	2.3	2	3.7	2.7

In accordance with Article L.22-10-9 of the French Commercial Code, it should be noted that the remuneration for each of the Company’s corporate representatives for the 2023 financial year as presented in the Supervisory Board’s report on corporate governance complies with the Company’s remuneration policy for the said financial year.

Contribution to the Company’s long-term performance is ensured by the ongoing pursuit of a balance between the company’s interests, recognition of executives’ performance and consistency in remuneration practices. As well as fostering loyalty amongst Argan’s staff, the aim when setting remuneration is to reward performance and promote the Company’s own exacting standards.

5.3. Additional information on Corporate Governance

5.3.1. Use of delegations of authority to the Executive Board

Section 8.8 of this Universal Registration Document includes a table of the current delegations of authority granted by the General Shareholders’ Meeting in respect of capital increases pursuant to Articles L.225-129-1 and L.225-129-2.

In 2023, the Executive Board used the delegations of authority granted by the General Shareholders’ Meeting as follows:

Meeting of the Executive Board held on 16 January 2023:

●	Decision on the definitive allocation of Free Shares under the 2019-2020-2021 Plan to the beneficiaries, Recognition of the Company’s capital increase by incorporation into the capital of a nominal amount of €60,148 deducted from “Issue premiums” representing 30,074 new shares, each with a nominal value of €2, Consequently, resolution to increase the Company’s share capital to €45,962,728;

●	Decision to grant present employees a total of 12,681 shares based on an average share price of €76.51 (Q4 2022) in accordance with the 2022-2023-2024 free share allocation scheme for all employees; plan authorised by the General Meeting of 24 March 2022 in its 19th resolution.

Meeting of the Executive Board held on 25 April 2023:

●	Recognition of the increase in the Company’s share capital resulting from the option given to shareholders to receive payment of the dividend in the form of shares, amounting to €196,666, corresponding to the creation of 98,333 new shares each with a par value of €2;

●	consequently, resolution to increase the Company’s share capital from €45,962,728 to €46,159,394;

●	resolution to include the amount of the share premium, i.e. €7,159,625.73, in the special “issue premium” account as a liability of the Company.

5.3.2. Managers’ transactions on the Company’s securities

The transactions carried out by the managers on the Company’s shares during the 2023 financial year are detailed in Section 8.2.2.3 of this Universal Registration Document.

5.3.3. Additional information and observations relating to the Executive Board’s report

All shareholders are entitled to attend General Meetings, for which the rules of procedure are set out in Title IV of the Company’s Articles of Association (Articles 31 to 40).

The factors likely to have an impact in the event of a public offer, as referred to in Article L.22-10-11 of the French Commercial Code, are set out below:

●	(i) Structure of the Company’s share capital: See Section 3 of the activity report;

●	(ii) Restrictions on the exercise of voting rights in the Articles of Association: None;

●	(iii) Direct or indirect investments in the company’s capital: See Section 3 of the activity report;

●	(iv) Holders of securities with special control rights: None;

●	(v) Control mechanisms provided for in an employee shareholding system: None;

●	(vi) Agreements between shareholders of which the Company is aware and which may result in restrictions on the transfer of shares and the exercise of voting rights: To the best of the Company’s knowledge, there is no agreement between shareholders that may result in restrictions on the transfer of shares and the exercise of voting rights. However, the members of the Le Lan family are bound (i) under a shareholders’ agreement constituting a concert party and (ii) with Predica under a shareholders’ agreement that does not constitute a concert party (see AMF notice no. 219C1208 of 18 July 2019);

●	(vii) Rules applicable to the appointment and replacement of members of the Executive Board as well as the amendment of the Company’s Articles of Association: There are no specific rules relating to the appointment and replacement of members of the Executive Board as well as the amendment of the Company’s Articles of Association;

●	(viii) Powers of the Executive Board to issue or buy back shares: See the summary table of delegations of authority in Section 8.8 of this Universal Registration Document;

●	(ix) Main agreements entered into by the Company that will be amended or terminated in the event of a change in control of the Company: as part of the bond issue of €500 million carried out in 2021 and maturing in November 2026, all bondholders may request the early repayment of all amounts owed in the event of a change in control of the Company;

●	(x) Agreements providing for compensation for the Company’s executives and employees, if they resign or are dismissed without real and serious grounds or if their employment ends due to a public offer: None.

Your Supervisory Board made no comments on the Executive Board’s report or on the consolidated and company financial statements as presented.

Neuilly sur Seine, 6 February 2024

The Supervisory Board

6. 2023 Consolidated financial statements

Consolidated balance sheet as at 31 December 2023	145

Consolidated income statement	146

Statement of income and expenses recognised	147

Consolidated cash flow statement	148

Statement of changes in consolidated equity	149

Notes to the consolidated financial statements	150

Report of the Statutory Auditors on the consolidated financial statements under IFRS for the year ended 31 December 2023	182

6.1. Consolidated balance sheet as at 31 December 2023

ASSETS (in thousands of euros)	Notes	31.12.2023	31.12.2022
Non-current assets:
Goodwill	8	55,648	55,648
Other intangible assets	9	1	2
Tangible fixed assets	10	11,291	11,445
Assets under construction	11.1	119,142	63,834
Investment properties	11.2	3,731,278	3,996,070
Investments in associates	17
Financial derivative instruments	12	16,373	30,814
Other non-current assets	13	1,830	1,810
Total non-current assets		3,935,563	4,159,623

Current assets:
Trade receivables	14	38,604	46,877
Other current assets	15	27,543	40,689
Other financial assets at fair value through income
Cash and cash equivalents	16	51,963	169,250
Total current assets		118,110	256,817
Assets held for sale	18	17,464	22,814
TOTAL ASSETS		4,071,136	4,439,254

LIABILITIES (in thousands of euros)	Notes	31.12.2023	31.12.2022
Shareholders’ equity:
Capital	19.1	46,159	45,903
Premiums	19.1	229,418	291,266
Reserves		1,851,369	1,774,554
Treasury shares	19.3	-877	-791
Revaluation of financial instruments	12	25,179	11,467
Income		-263,449	95,090
Total equity, share of owners of the parent company		1,887,799	2,217,489
Minority interests		34,624	37,623
Total consolidated shareholders’ equity		1,922,422	2,255,112

Non-current liabilities:
Long-term portion of financial liabilities	20	1,841,485	1,820,132
Financial derivative instruments	12	10,850
Security deposits	22	12,141	11,172
Provisions	23
Total non-current liabilities		1,864,476	1,831,304

Current liabilities:
Short-term portion of financial liabilities	20	167,386	226,207
Financial derivative instruments	12		4
Short-term tax liabilities	24		5
Debts on fixed assets		16,814	18,388
Provisions	23	74	87
Other current liabilities	25	91,928	98,333
Total current liabilities		276,201	343,023
Liabilities related to assets held for sale	21	8,036	9,814
TOTAL LIABILITIES		4,071,136	4,439,254

6.2. Consolidated income statement

Period from 1 January 2023 to 31 December 2023

In thousands of euros	Notes	31.12.2023	31.12.2022
Rental income		183,648	166,078
Rebilled rental expenses and rental taxes		33,902	28,644
Rental expenses and rates		-35,094	-30,414
Other income from buildings		3,227	3,197
Other expenses on buildings		-216	-435
Net income from buildings	26	185,469	167,071

Other income from operations
Personnel expenses		-7,384	-9,281
External expenses		-4,835	-5,719
Taxes		-901	-1,133
Amortisation, depreciation and provisions		-268	-255
Other operating income and expenses		65	-185
Current operating income		172,145	150,498

Other operating income and expenses	11.5.1		-500
Income from disposals	11.5.2	-205	-216
Change in fair value of investment properties	11	-373,113	-32,944
Operating income		-201,172	116,839

Income from cash and cash equivalents	27	11,069	582
Cost of gross financial debt	27	-56,702	-41,692
Cost of net financial debt	27	-45,632	-41,110
Other financial income and expenses	28	-19,657	19,205
Tax expense or income	29		-33
Share of income from associates	17	13	-32
Net income		-266,449	94,869

Equity holders of the parent		-263,449	95,090
Non-controlling interests		-2,999	-221

Earnings per share in euros	30	-11.41	4.14

Diluted earnings per share in euros	30	-11.44	4.17

6.3. Statement of income and expenses recognised

In thousands of euros	Notes	31.12.2023	31.12.2022
Earnings for the period		-266,449	94,869
Effective portion of gains and losses on hedging instruments	12	-5,389	15,685
Total gains and losses recognised directly in equity		-5,389	15,685
Earnings for the period and gains and losses recognised directly in equity		-271,838	110,554
- Of which Group share		-268,839	110,775
- Of which non-controlling interests		-2,999	-221

6.4. Consolidated cash flow statement

In thousands of euros	Notes	31.12.2023	31.12.2022
Consolidated net income (including minority interests)		-266,449	94,869
Net depreciation expense and provisions		268	255
Unrealised gains and losses related to changes in fair value of investment properties	11	373,113	32,944
Unrealised gains and losses related to changes in fair value of derivative instruments	12	19,657	-19,205
Calculated expenses		643	3,786
Other operating income and expenses	11.5.1		500
Income from disposals of assets, grants received	11.5.2	205	216
Share of income related to associates	17	-13	32
Cost of net financial debt	27	45,632	41,110
Cost of net financial debt - Cargo transaction	25
Tax expense (including deferred taxes)	29		33
Cash from operations before cost of debt and tax (A)		173,056	154,540
Current taxes (B)		-38	-31
Change in operating WCR (C)		13,268	-18,593
Net cash flow from operations (D) = (A + B + C)		186,286	135,916
Acquisitions of property, plant and equipment	10	-136	-152
Acquisitions of investment property fixed assets	11	-172,315	-252,693
Change in fixed asset liabilities		-1,574	-6,415
Disposals of fixed assets		12,852	13,777
Acquisitions of financial capital assets	13	137	-612
Decreases in financial capital assets
Impact of business combinations	32
Dividends received (equity-accounted companies)	17
Other investing cash flow items	13	-157	-193
Net investing cash flow (E)		-161,193	-246,288
Capital increase and reduction
Purchase and resale of treasury shares	19.3	55	-951
Investment grant received
Dividend paid (shareholders of the parent company and minority interests)	19.2	-61,551	-21,752
Receipts from borrowing	20.1	233,844	307,472
Repayment of borrowings	20.1	-269,499	-487,409
Net cash flow from financial income and expenses	27	-45,300	-40,939
Other financing cash flow items (lessee advances)
Net financing cash flow (F)		-142,450	-243,579
Net cash flow (D + E + F)		-117,357	-353.951
Opening cash position		169,088	523,039
Cash position on the balance sheet date	31	51,730	169,088

6.5. Statement of changes in consolidated equity

(in thousands of euros)	Capital	Premiums and Reserves	Treasury shares	Accounting gains and losses recognised in equity	Earnings	Shareholders’ equity Group share	Shareholders’ equity minority interests	Total shareholders’ equity
Shareholders’ equity as at 31 December 2021	45,177	1,420,188	-90	-7,757	668,113	2,125,631	37,844	2,163,475
Dividend	725	36,245	-701		-58,723	-21,752	-221	-21,752
Allocation of retained earnings		605,852		3,538	-609,390	0		0
Treasury shares						-701		-701
Free share allocation		3,786				3,786		3,786
Capital increases						0		0
Income from disposal of treasury shares		-250				-250		-250
Comprehensive income as at 31 December 2022				15,685	95,090	110,775		110,554
Impact of changes in scope						0		0
Other changes						0		0
Shareholders’ equity as at 31 December 2022	45,903	2,065,820	-791	11,467	95,090	2,217,489	37,623	2,255,112
Dividend	197	7,160	-86		-68,907	-61,550	-2,999	-61,550
Allocation of retained earnings		7,084		19,100	-26,184	0		0
Treasury shares						-86		-86
Free share allocation		643				643		643
Capital increases	60	-60				0		0
Income from disposal of treasury shares		142				142		142
Comprehensive income as at 31 December 2023				-5,389	-263,449	-268,839		-271,838
Impact of changes in scope						0		0
Shareholders’ equity as at 31 December 2023	46,159	2,080,787	-877	25,179	-263,449	1,887,799	34,624	1,922,422

6.6. Notes to the consolidated financial statements

Period from 1 January to 31 December 2023

1.	General information			152

2.	Significant events			152

3.	Background to the preparation of the consolidated financial statements			152

4.	General principles of measurement and preparation			153

5.	Use of estimates			154

6.	Accounting principles, rules and methods			154

	6.1.		Consolidation methods	154
	6.2.		Consolidation period	154
	6.3.		Intergroup transactions	154
	6.4.		Business combinations	154
	6.5.		Intangible assets	154
	6.6.		Investment properties (IAS 40)	155
		6.6.1.	Methodology	155
		6.6.2.	Fair Value	155
	6.7.		Finance leases on investment properties	156
	6.8.		Lease agreements on investment properties	156
	6.9.		Tangible fixed assets	156
	6.10.		Investment properties under construction	157
	6.11.		Impairment of goodwill and fixed assets	157
		6.11.1	Impairment of goodwill	157
		6.11.2.	Impairment of fixed assets	158
	6.12.		Trade and other receivables	158
	6.13.		Financial assets	158
		6.13.1.	Loans and receivables	158
		6.13.2.	Financial instruments	158
		6.13.3.	Financial assets at fair value through income	159
		6.13.4.	Cash and cash equivalents	159
		6.13.5.	Assets and liabilities held for sale	159
	6.14.		Shareholders’ equity	160
		6.14.1.	Treasury shares	160
		6.14.2.	Investment grants	160
		6.14.3.	Free share allocation scheme	160
	6.15.		Financial liabilities	160
	6.16.		Security deposits from lessees	161
	6.17.		Provisions	161

	6.18.		Suppliers	161
	6.19.		Taxes	161
		6.19.1.	Current taxes	161
		6.19.2.	Deferred taxes	161
		6.19.3.	SIIC regime	161
	6.20.		Post-employment benefits granted to employees	162
	6.21.		Rental income	162
	6.22.		Rental income and expenses	162
	6.23.		Other income and expenses on buildings	162
	6.24.		Earnings per share	162
	6.25.		Presentation of the financial statements	163
	6.26.		Operating sectors	163
	6.27.		Risk management	163
		6.27.1.	Market risk	163
		6.27.2.	Counterparty risk	164
		6.27.3.	Liquidity risks	164
		6.27.4.	Interest rate risk	164
		6.27.5.	Equity market risk	164
		6.27.6.	Asset valuation risk	164
		6.27.7.	Risk associated with the SIIC regime	165
		6.27.8.	Effects of climate-related changes	165
7.	Scope of consolidation			166

8.	Goodwill			166

9.	Intangible assets			166

10.	Tangible fixed assets			166

11.	Investment properties			167

	11.1.		Assets under construction	167
	11.2.		Investment properties	167
	11.3.		Fair value hierarchy	168
	11.4.		Summary of investment properties and assets under construction	168
	11.5.		Other operating income and expenses and income from the disposal of properties	170
		11.5.1.	Other operating income and expenses:	170
		11.5.2.	Income from disposal of buildings:	170
	11.6.		Minimum rents receivable	170

12.	Financial derivative instruments and interest rate risk management			171

13.	Other non-current financial assets			172

14.	Trade receivables		173

15.	Other current assets		173

16.	Cash and cash equivalents		173

17.	Investments in associates		173

18.	Assets held for sale		174

19.	Consolidated shareholders’ equity		174

	19.1.	Composition of share capital	174
	19.2.	Dividend paid	174
	19.3.	Treasury shares	174
	19.4.	Free shares	174

20.	Financial liabilities		175

	20.1.	Change in financial liabilities and guarantees given	175
	20.2.	Maturities of financial liabilities and fixed-rate/variable-rate breakdown	175
	20.3.	Due dates for finance lease payments	176
	20.4.	Net financial debt	176

21.	Liabilities held for sale		176

22.	Security deposits		177

23.	Provisions		177

24.	Tax liability	177

25.	Other current liabilities	177

26.	Net income from buildings	177

27.	Cost of net financial debt	178

28.	Other financial income and expenses	178

29.	Reconciliation of tax expense	178

30.	Earnings per share	178

31.	Breakdown of cash in the cash flow statement	179

32.	Impact of business combinations on cash flows	179

33.	Off-balance sheet commitments	179

34.	Recognition of financial assets and liabilities	180

35.	Related party relationships	181

36.	Headcount	181

37.	Statutory auditors’ fees	181

38.	Post-closing events	181

1. General information

ARGAN’s business is the construction, acquisition and rental of logistics facilities and warehouses.

The company has been covered by the tax regime for listed real estate investment companies (SIICs) since 1 July 2007.

The Group has held a 49.90% stake in SCCV Nantour since 9 September 2016.

On 15 May 2018, SCI Avilog was created. The Group holds 100% of the shares of this subsidiary.

On 18 February 2021, SCI CARGAN-LOG was created. The Group holds 60% of the shares of this subsidiary. On 16 September 2021, SCI NEPTUNE was created. The Group holds 99.90% of the shares of this subsidiary. Argan has been listed on NYSE Euronext Paris since 25 June 2007. It is part of compartment A.

2. Significant events

In 2023, the Group delivered five new warehouses (including an expansion) in PRIME locations, totalling €132 million in investments and 100,000 sq. meters, for an average rate of return of 5.2%.

These deliveries include two acquisitions of new warehouses, carried out on financial terms negotiated at the end of 2021 before the rate hike, with an average yield of 4.4%, in:

●	Janneyrias (38), on the outskirts of Lyon, next to the A432 motorway, for BUT, the leading French furniture retailer, for a fixed term of 9.5 years. This 38,000 sq. meter platform is equipped with presence-sensing LED lighting and a photovoltaic power plant for self-consumption; and

●	Mionnay (01), to the north-east of Lyon, delivering a total surface area of 15,000 sq. meters, for COVERGUARD, the market leader in personal protective equipment (PPE). With the Aut0nom® label, this warehouse, with direct access to the A46 motorway, consists of two units of approximately 6,500 sq. meters each, and an office block of 1,500 sq. meters.

In addition, ARGAN has developed three proprietary logistics platforms, which represent half of its investments in 2023, with an average return of 6.1%, in:

●	Montbartier (82), near Toulouse, at the junction of the A62 and A20 motorways, by supporting DECATHLON with the delivery of a 4th site with the Aut0nom® label, the warehouse that produces its own green energy, for a total surface area of 19,000 sq. meters;

●	St-Jean-sur-Veyle (01), on the A40 motorway in the immediate vicinity of Mâcon and the A6 motorway, for the delivery of a new 14,500 sq. meters triple-temperature building with the Aut0nom® label operated by BACK EUROP FRANCE, the French leader in bakery and pastry distribution, under a 12-year lease; and

●	La Crèche (79), to the east of Niort, at the crossroads of the A10 and A83 motorways, for a 12,500 sq. meters negative cold extension of the fresh products storage site of EURIAL, the Milk branch of the Agrial Cooperative, with a long-term lease for a fixed term of 12 years covering the entire site, signed as part of this new delivery. The ecological footprint is also significantly reduced as the new entity is now Aut0nom® certified.

At the same time, last March ARGAN sold a 20,000 sq. meter logistics platform located in Bonneuil (94).

Finally, the Company joined the EPRA Europe index on 20 March 2023.

3. Background to the preparation of the consolidated financial statements

The consolidated annual financial statements for the period from 1 January to 31 December 2023 were adopted by the Executive Board on 15 January 2024.

In accordance with Regulation (EC) No 1606/2002 of 19 July 2002 on the application of international accounting standards, the ARGAN Group’s consolidated financial statements are prepared in accordance with IFRS as adopted in the European Union. These standards are available on the European Commission’s website: https://eur-lex.europa.eu/FR/legal-content/summary/international-financial-reporting-standards-ifrss.html

The new standards, amendments and interpretations adopted by the European Union and whose application is mandatory from 1 January 2023 are:

●	Amendments to IAS 1 - Disclosures on accounting policies.

These amendments are intended to clarify the disclosures in the financial statements on significant accounting policies (“material” as defined in IAS 1). Practice Statement 2 “Making materiality judgements” has been updated with the addition of an approach for analysing the materiality of accounting information and examples of the application of the amended principles of IAS 1

●	Amendments to IAS 8 - Definition of an accounting estimate.

The purpose of these amendments is to define the concept of an accounting estimate as “a monetary amount in the financial statements that is subject to uncertainty with respect to its valuation”. They also specify that an entity prepares accounting estimates if accounting policies require items in the financial statements to be measured in a way that involves measurement uncertainty (monetary amounts that are not directly observable);

●	Amendments to IAS 12 - Deferred taxes relating to assets and liabilities arising from the same transaction.

These amendments clarify that deferred tax should be recognised on transactions for which the company recognises both an asset and a liability, such as leases.

These new standards and amendments had no impact on the Group.

●	IFRS 17 - Insurance Contracts (replacing IFRS 4);

●	IFRS 17 and IFRS 9 - First-time application, comparative information.

These new standards and amendments are not applicable to the Group.

The Group opted not to implement the standards, amendments to standards and interpretations adopted by the European Union that were eligible for early application from 1 January 2023.

The standards, amendments to standards and interpretations currently being adopted by the European Union have not been applied early.

4. General principles of measurement and preparation

The financial statements are presented in thousands of euros.

They are prepared according to the historical cost principle, except for investment properties and financial derivative instruments, which are measured at fair value.

Application of IFRS 13 “Fair Value Measurement”

Since 1 January 2013, the ARGAN Group has applied IFRS 13, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a three-level fair value hierarchy for the inputs used in the valuations:

●	Level 1: Unadjusted quoted prices in an active market for identical assets and liabilities that the entity can access at the measurement date;

●	Level 2: Valuation model using inputs that are directly or indirectly observable in an active market;

●	Level 3: Valuation model using non-observable inputs in an active market.

The hierarchical fair value level is therefore determined with reference to the levels of the inputs in the valuation technique. If a valuation technique is used with inputs at different levels, the asset or liability is included in one of the three levels on the basis of the lowest-level input that is significant to its valuation.

5. Use of estimates

Preparing the consolidated financial statements in accordance with the principles established by IFRS requires Management to make a number of estimates and certain assumptions that affect the amounts included in assets and liabilities, and the amounts included in the income and expense accounts during the financial year. These estimates are based on the going concern assumption and are on the information available at the time they are prepared.

Management’s key estimates in preparing the financial statements cover:

●	The assumptions used in valuing investment properties;

●	Asset impairment and provisions;

●	Current and non-current maturities of certain credit lines with outstanding drawdowns;

●	Assessment of lease agreements, rental costs, taxes and insurance when these amounts are not known on the balance sheet date.

Management regularly reviews its estimates and assessments to account for past experience and incorporate factors deemed relevant to economic conditions. However, since assumptions are by nature uncertain, actual figures may differ from the estimates.

6. Accounting principles, rules and methods

6.1. Consolidation methods

Companies controlled by the Group, i.e. those in which the Group has the power to govern the financial and operational policies so as to obtain benefits, are fully consolidated.

The list of consolidated companies is given in Note 7, “Scope of consolidation”.

6.2. Consolidation period

All companies included in the scope prepare financial statements or interim financial reports on the same date as the consolidated financial statements.

6.3. Intergroup transactions

Receivables, debts, income and expenses arising from transactions between consolidated companies are eliminated.

6.4. Business combinations

Business combinations are treated in accordance with IFRS 3. Under this method, when an entity over which the Group acquires sole control is consolidated for the first time, the assets and any liabilities acquired are recognised at fair value as at the acquisition date.

The difference between the purchase price and the purchaser’s interest in the fair value of the assets and liabilities acquired is recorded as Goodwill.

6.5. Intangible assets

Intangible assets acquired are recorded in the balance sheet at their acquisition cost less accumulated depreciation and impairment losses. These are primarily licenses for the use of low unit cost software.

6.6. Investment properties (IAS 40)

Real estate assets held directly or under a finance lease agreement to generate rental income or for capital appreciation or both are classified as “Investment properties” in the balance sheet.

Real estate assets consist solely of buildings under construction and buildings let under operating leases which meet the definition of investment properties.

Argan has opted to value its investment properties at fair value as defined by IFRS 13 (see Note 4). These buildings are therefore not subject to depreciation or impairment.

Buildings under construction or under development are recognised at fair value when this can be measured reliably. The Company’s view is that fair value can be measured reliably when there are no further major uncertainties about the cost price for the building. In most cases, the group considers that it is able to reliably determine the cost price of the building when the construction progress rate is greater than 50%. If fair value cannot be reliably determined, the property is recognised at its last known value plus any fixed costs over the period.

The fair value is applied on the basis of valuations carried out by a reputable independent appraiser. The appraisals conform to the national professional standards of the February 2000 COB/AMF report (Barthes de Ruyter) and the Charte de l’Expertise en Evaluation Immobilière (Charter of real estate valuation) developed under the guidance of IFEI. They also conform to the TEGOVA European professional standards. Specifically, the portfolio was valued in accordance with the Charter of real estate valuation. This assessment is carried out by the independent expert on a half-yearly basis.

6.6.1. Methodology

The main methodology used is the net income capitalisation or discounted future cash flow methods.

The values used exclude transfer taxes and fees. The difference in fair values from one period to the next is recognised in income.

The change in fair value of each building recorded in the income statement is calculated as follows: Market value n – (market value n-1 + amount of work and expenditure capitalised in year n).

Capitalised expenses are the prices paid, transfer taxes and acquisition costs for buildings.

The gain on disposal of an investment properties is the difference between:

●	The net selling proceeds after deduction of related costs and rent guarantees granted;

●	The most recent fair value recorded in the closing balance sheet for the previous financial year.

6.6.2. Fair Value

The fair value measurement must take into account the highest and best use of the asset. ARGAN Group has not identified any highest and best use of an asset that is different from the current use. As a result, the implementation of IFRS 13 did not change the assumptions used when valuing the assets.

Fair value measurement of investment properties involves the use of different valuation methods using unobservable or observable inputs to which certain adjustments have been applied. As a result, the Group’s assets are deemed to fall under Level 3 of the fair value hierarchy enacted by IFRS 13, notwithstanding the consideration of certain observable Level 2 inputs as set out below.

Key inputs	Level
Warehouses and Offices
- rate of return	3
- discount rate and terminal value of the DCF rate	3
- market rental value	3
- rent accrued	2

6.7. Finance leases on investment properties

Leases that transfer substantially all the risks and rewards of ownership incidental to the leased assets to the Group as lessee are classified as finance leases. The fair value of buildings covered by a finance lease agreement is recorded in assets. The principal owed to the lessor is recorded in current and non-current liabilities.

The buildings in question are recognised at period-end according to the fair value method (see paragraph 6.6).

Payments made under a lease agreement are broken down between financial expense and amortisation of the outstanding debt.

6.8. Lease agreements on investment properties

Lease agreements are recognised in the balance sheet from inception of the lease agreement at the discounted present value of future lease payments.

In accordance with IFRS 16, when real estate or movable property is held under a lease, the lessee shall recognise an asset in respect of the right-of-use and a lease liability at amortised cost.

Assets recognised as rights of use are included in the items where the corresponding underlying assets would be presented if they belonged to it. The lessee depreciates the right of use on a straight-line basis over the term of the lease, except for rights relating to investment properties, which are measured at fair value.

The Group has adopted the simplified retrospective method by applying the simplified measures provided for in the standard and has decided to exclude the initial direct costs in determining the right-of-use.

At 31 December 2023, ARGAN’s lease agreements relate only to leases on lands under farm-out agreements (airports, ports, etc.). These are therefore measured at fair value, and the difference between the fair values from one period to the next is recognised in income.

“The Group excludes the following contracts (no contract meeting these criteria at the closing date):

●	Tacit leases or those with a term of less than one year; and

●	Contracts relating to assets with a value of less than €5,000.

The discount rate used is based on the Group’s average debt ratio as at 1 January 2019, adjusted to account for the average term of all the relevant contracts, i.e. 40 years at the initial recognition date. The discount rate for measuring rental debt is 2.241% for all existing agreements as at 1 January 2019. For policies taken out in 2022, the rate is 2.79%, and for policies taken out in 2023, the rate is 3%.

The Group has not identified any future cash outflow not taken into account in the measurement of rental commitments (variable rents, extension options, residual value guarantees, etc.).

6.9. Tangible fixed assets

Tangible fixed assets other than investment properties are recorded at their cost less accumulated depreciation and impairment losses.

Depreciation is recognised as expenses on a straight-line basis over the estimated useful life of tangible capital assets. Components with shorter useful lives than the asset to which they pertain are depreciated over their individual service lives.

Useful lives are estimated as:

●	Buildings: 10 to 60 years;

●	Other tangible fixed assets: 3 to 10 years.

6.10. Investment properties under construction

Sites for construction of a real estate complex intended for rent, as well as construction in progress, are recognised as investment properties in progress using the valuation methods described in paragraph 6.6 “Investment properties (IAS 40)”.

6.11. Impairment of goodwill and fixed assets

6.11.1. Impairment of goodwill

The Group is recognised as a single Cash-Generating Unit (CGU).

The single CGU to which goodwill has been assigned is tested for impairment each year, or more frequently if there is an indication that the unit may have lost value.

The value of goodwill in the balance sheet is compared with the recoverable value, which is the higher of the value in use and the fair value (less disposal costs). The recoverable value of fixed assets that do not generate a cash flow independently of other assets is calculated by combining them within the Cash-Generating Unit (CGU).

The value in use of the CGU is calculated using the discounted future cash flows (DCF) method over five years.

The recoverable value of the CGU calculated in this way is then compared with the contributory value in the consolidated balance sheet of the assets tested (including goodwill). An impairment loss is recognised, where applicable, if this value in the balance sheet is greater than the recoverable value of the CGU. It is charged first to goodwill and then to the other assets in the unit at the pro rata carrying amount of each of the assets in the unit. The impairment loss is first reduced by the carrying amount of any goodwill allocated to the unit.

This impairment loss is recognised in operating income. An impairment loss recognised for goodwill is not recovered in a subsequent period. An impairment test is performed annually.

As at 31 December 2023, the impairment test was performed on the basis of the following assumptions: WACC of 4.94%, perpetual growth rate of 2%.

No impairment is required on this basis.

Sensitivity tests were also carried out: a 100 basis point increase in the WACC rate and a 100 basis point decrease in the growth rate would not lead to goodwill impairment.

6.11.2. Impairment of fixed assets

Intangible fixed assets with indefinite useful lives are tested for impairment at each annual or semi-annual balance sheet date and whenever there is any indication that a decrease in value may have occurred. Other intangible and tangible fixed assets are also tested whenever there is an indication of an impairment loss.

Impairment loss is the difference between the net carrying amount and the recoverable value of the asset, which is its useful value or selling value, less disposal costs, if the selling value is greater than the useful value.

Investment properties are measured at fair value and are therefore not subject to any impairment.

6.12. Trade and other receivables

Trade receivables are initially stated at fair value and, where the impact is material, they are subsequently measured at their amortised cost, less provisions for impairment, using the effective interest rate method. The impairment model requires the recognition of expected credit losses (“ECLs”) on receivables resulting from lease agreements and commercial receivables. The aim of this new approach is earlier recognition of expected losses, while the provisioning model prior to IFRS 9 was conditional on the occurrence of an incurred loss event. The impairment amount represents the difference between the carrying amount of the asset and the value of estimated future cash flows, discounted at the original effective interest rate. The asset’s carrying amount is reduced via an impairment account and the amount of the loss is recognised in the income statement. Non-recoverable receivables are derecognised and offset by reversal of the impairment to trade receivables. When a previously derecognised receivable is recovered the amount is credited to the income statement.

6.13. Financial assets

Financial assets include assets held to maturity, available-for-sale assets, loans and receivables, asset derivative instruments, assets at fair value through income, and cash and cash equivalents.

6.13.1. Loans and receivables

These are financial assets with determined or determinable payments that are not listed on an active market. Loans and receivables are recognised at issue at fair value and are subsequently remeasured at amortised cost using the effective rate method. Any potential impairment recorded in the income statement under the heading of “Other financial income and expenses”.

The non-current “Loans and receivables” item includes deposits and guarantees paid with maturities of more than 12 months.

Other financial assets with a maturity of less than twelve months that are not designated as “financial assets at fair value through income” are recorded as “Other current assets” in balance sheet assets.

6.13.2. Financial instruments

IFRS 13 requires that the credit risk of a counterparty (i.e., the risk that a counterparty may default on any of its obligations) be taken into account when measuring the fair value of financial assets and liabilities.

IFRS 13 retains the IFRS 7 disclosure requirements about the three-level fair value hierarchy, whereby an entity is required to differentiate between the fair values of financial assets and financial liabilities on the basis of the observable nature of the inputs used to determine fair value.

As at 31 December 2013, the Group’s first application of IFRS 13 had not affected the fair value hierarchy for financial instruments, which had hitherto been Level 2 in accordance with IFRS 7 (valuation model based on observable market data) given that credit risk adjustment is considered to be an observable input.

Borrowings that are initially issued at a variable rate expose the Group to the risk of cash flows on interest rates. Borrowings that are initially issued at a fixed rate expose the Group to the risk of variations in the fair value of instruments associated with interest rate fluctuations.

The Group uses derivative instruments to hedge its variable-rate debt against interest rate risk (hedging of future cash flows) and applies hedge accounting when the documentation and effectiveness conditions are fulfilled:

•	Derivatives that do not meet the eligibility criteria for hedge accounting are recorded in the balance sheet at fair value with changes in fair value stated in the income statement;

•	A hedge is deemed to be effective if the changes in cash flow of the hedged item are offset by a change in the hedging instrument within a range of 80 to 125%. In this case, the effective portion of the change in fair value of the hedging instrument is recognised in equity, and the change in fair value of the hedged portion of the hedged item is not recorded in the balance sheet. The change in value of the ineffective portion is recorded immediately in income for the period. Accumulated gains or losses in equity are transferred to income under the same heading as the hedged item over the same periods during which the hedged cash flows impact on income.

The fair value of the derivative instruments is measured using generally accepted models (discounted future cash flow method, etc.) and based on market data. There was no material impact from counterparty credit risk in measuring the fair value of the Group’s financial instruments as at 31 December 2023.

Derivatives are classified in the balance sheet depending on their maturity dates.

6.13.3. Financial assets at fair value through income

Financial assets measured at fair value through income are held for trading, i.e., purchased at the outset with the intention to sell in the short term. They may also be assets purposely recorded in this class because they are managed on the basis of a net asset value that represents fair value, with an original maturity of more than three months.

Financial assets at fair value carried through income are presented in the cash flow statement under “Change in working capital”.

The fair value stated in assets is based on valuations reported by banks and changes in fair value are recognised in the income statement.

6.13.4. Cash and cash equivalents

This item includes cash in hand, short-term investments and other liquid and easily convertible instruments for which there is a negligible risk of impairment and which mature within three months of purchase at the latest. Investments held for over three months and frozen or pledged accounts are excluded from cash. Cash and cash equivalents are recognised at fair value and any changes in value are recorded in profit or loss.

6.13.5. Assets and liabilities held for sale

Non-current assets or a group of assets and liabilities are held for sale if the carrying amount will be recovered primarily through a sale rather than ongoing use. For this to be the case, the asset must be available for immediate sale and its sale must be highly probable. The relevant assets and liabilities are reclassified under “Assets held for sale” and “Liabilities related to assets held for sale” without the possibility of offsetting. The fair value of properties covered by an agreement to sell corresponds to the sale value stated in the agreement.

6.14. Shareholders’ equity

6.14.1. Treasury shares

Pursuant to IAS 32, treasury shares and directly associated transaction costs are recognised as a deduction from consolidated equity. Proceeds from the sale of treasury shares are recognised in equity.

6.14.2. Investment grants

Investment grants received are all related to investment properties. They are deducted on receipt from the value of the relevant asset.

6.14.3. Free share allocation scheme

On 09 July 2019, the Executive Board set up a plan under which free shares would be allocated subject to certain performance criteria being exceeded in relation to the results for financial years 2019, 2020 and 2021. The free share allocation depends on the improvement in the Company’s performance as measured on 31 December 2021, the end date for the current three-year plan.

The Executive Board meeting of 17 January 2022 allocated 30,074 shares of the Company to the members of the Company’s Executive Board. These free shares were acquired definitively by the beneficiaries referred to above on 16 January 2023.

On 28 March 2022, the Executive Board set up a plan under which free shares would be allocated subject to certain performance criteria being exceeded in relation to the results for financial years 2022, 2023 and 2024. The free share allocation depends on the improvement in the Company’s performance as assessed on 31 December 2024, the end date for the current three-year plan, on the basis of two criteria:

•	The property developer margin on developments and acquisitions, plus income from disposals, less the shortfall related to asset vacancies over the three financial years;

•	The sum of the increase in the Recurring Income generated in each of the three financial years.

The maximum number of free shares that may be allocated for all three financial years, 2022, 2023 and 2024, is 55,000 shares for all employees.

Free shares will be awarded, at the end of the scheme, in January 2025, according to the performance of the three-year plan. Over the first two years, 2022 and 2023, an interim amount, equal to 25% of the maximum amount that may be allocated, will be awarded and converted into shares by dividing it by the average share price in the 4th quarter of the year in question. In the event that the quantity to be allocated at the end of the 3-year period is less than the interim allocations made, the recipients shall remain entitled to the interim allocations. This free share allocation scheme stipulates a one-year vesting period and a one-year retention period.

At its meeting of 16 January 2023, the Executive Board allocated the first interim payment of 25% converted into 12,681 company shares for the benefit of all company employees. These free shares may only vest to the beneficiaries referred to above at the end of a period of one year from the said meeting of the Executive Board.

Pursuant to IFRS 2 “Share-based payments”, the fair value of these free shares represents an expense that will be recorded on a straight-line basis over the one-year vesting period from the date of the allocation. The fair value of the free shares was determined using the price on the allocation date less known future dividends. These additional expenses are classified as staff costs.

6.15. Financial liabilities

Interest-bearing borrowings are initially recognised at fair value less attributable transaction costs and are measured subsequently at amortised cost using the effective interest rate method.

The long-term portion of borrowings with a maturity of more than 12 months from the balance sheet date is classified as non-current debts and the short-term portion is classified as current debts. Where no final maturity has been set as at the date the financial statements are prepared, the company makes an estimate.

Borrowing costs are reported as a deduction from the borrowing in order to recognise the actual cash proceeds from subscriptions for such borrowing.

However, borrowing costs related to the acquisition or production of a property asset are capitalised as part of the cost of the asset when it is likely that they will generate future economic benefits for the business and the costs can be reliably assessed.

6.16. Security deposits from lessees

Security deposits are not discounted since the impact of discounting would be immaterial.

6.17. Provisions

In accordance with IAS 37, a provision is booked if, at the balance sheet date, the Group has an obligation as result of a past event, when it is likely that an outflow of resources representing economic benefits will be required and the amount of the obligation can be reliably estimated. The amount of the provision is discounted at the risk-free rate if the time value of the money is material and if a reliable schedule can be determined. Increases in provisions to reflect the passage of time are recorded in financial expenses. Provisions maturing beyond one year or with no fixed maturity are classified as non-current liabilities.

Contingencies are not recognised.

6.18. Suppliers

Trade payables are recognised initially at fair value and measured subsequently at amortised cost. When such liabilities have short maturities, the amounts obtained by applying this method are very close to the nominal value of the debts, which is therefore used.

6.19. Taxes

6.19.1. Current taxes

Some of the income of Argan SA, a company that opted for the SIIC regime, is still subject to corporate tax at the standard rate.

The operations of Argan SA’s subsidiaries, in particular SCI Cargan-Log and SCI Neptune, do not qualify for the tax regime for listed real estate investment companies (SIICs).

6.19.2. Deferred taxes

Deferred taxes are recognised for all temporary differences between the carrying amount of assets and liabilities and their tax bases and are recorded using the liability method. They are calculated according to the regulations and the tax rates that have been adopted or announced as at the balance sheet date and taking into account the company’s tax status on the reporting date. Deferred tax assets and liabilities are calculated at the rate of 25% applicable for financial years beginning in 2022. In accordance with IAS 12, the calculated amounts are not discounted.

6.19.3. SIIC regime

The company has been covered by the tax regime for listed real estate investment companies (SIICs) since 1 July 2007.

Companies that adopt the SIIC regime are exempt from corporate tax on rental income and capital gains on the sale of property or certain interests in real estate companies.

In consideration of this tax exemption, SIICs are required to make a distribution to their shareholders of at least 95% of their exempt profits from rental operations and 70% of the exempt profits from capital gains on the sale of buildings or interests in real estate companies. They must also distribute 100% of the dividends received from any subsidiary subject to corporate tax that has adopted the SIIC regime.

Adoption of the SIIC scheme, subject to compliance with the conditions provided for by law regarding its corporate purpose, the composition of its assets, the amount of its share capital and its listing on a French regulated market, led to payment of corporate tax at the rate of 16.5%, assessed on the difference between the market value of its real estate assets on the date the SIIC regime was adopted and their taxable value. This tax, also referred to as exit tax, was paid in four equal instalments. Since 1 January 2019, the rate has increased to 19%.

6.20. Post-employment benefits granted to employees

Post-employment benefits with defined benefits granted to Group employees comprise lump-sum payments made on the retirement date.

Group employee pensions are paid by ‘pay as you go’ national pension organisations. Since the Group considers that it has no obligation beyond the payment of contributions to these bodies, contributions are recorded as an expense in the periods in which they are called.

6.21. Rental income

Rental income is recognised on the invoicing date and income from a rental period that extends beyond the balance sheet date is included in prepaid income.

To account fully for the economic benefits provided by assets, inducements granted to tenants (rent-free periods, rent ceilings, etc.), for which the counterpart is the level of rent assessed for the whole of the tenant’s commitment period, are spread over the probable term of the lease as estimated by the company without taking into account the impact of indexed rent increases, where this is material.

The impact resulting from this linearisation of revenue is included in the value of the investment properties.

6.22. Rental income and expenses

Property operating expenses and rates include all operating expenses and rates for rented or vacant premises, be they responsibility of the tenant or the owner.

Property operating expenses and rates are charged back to the tenant either euro for euro or at a flat rate.

Argan acts as principal on rental income and expenses.

6.23. Other income and expenses on buildings

Other property operating income is income that cannot be classified as rent or rebilled rental expenses (professional fees and miscellaneous services, etc.).

Other property operating expenses correspond to legal fees, doubtful receivables and expenses for works that are not by nature rental expenses.

As they are included in the fair value of investment properties, initial direct costs incurred in connection with the negotiation and drafting of operating leases are recognised as expenses at the time of signature of the leases to which they are attached and are therefore not expensed over the rental period.

In the particular case of leases entered into at the end of the year with rental income commencing only as from the following year, other property expenses are recorded as prepaid expenses.

With effect from 1 January 2019, the date of first application of IFRS 16, rental payments for lands under construction leases are no longer charged back with netting of these expenses. Instead, they are allocated to financial expense and depreciation expense.

6.24. Earnings per share

Net earnings per share (before dilution) is calculated as net income, Group share for the financial year divided by the weighted average number of shares outstanding during the financial year.

Diluted net earnings per share takes into account outstanding shares and dilutive financial instruments giving deferred access to the Group’s capital. The dilutive effect is calculated using the “share buyback” method, whereby the theoretical number of shares that would be issued at market price (average price of the share) is then deducted from the total number of shares resulting from the exercise of the dilutive instruments.

Treasury shares are deducted from the weighted average number of outstanding shares used as the basis for calculating net earnings per share (before and after dilution).

6.25. Presentation of the financial statements

Assets and liabilities with maturities of less than 12 months are classified in the balance sheet as current assets and liabilities. If their maturity exceeds 12 months. They are classified as non-current assets or liabilities.

Expenses in the income statement are shown by type.

In the cash flow statement, the net cash flow from operations is determined using the indirect method, whereby this net cash flow is derived from net income adjusted for non-monetary transactions, factors associated with net cash flows from investment and financing activities and changes in the working capital requirement.

Finance lease investments are excluded from investment activities in the cash flow statement. The portion of charges corresponding to the payment of financial expenses is shown in financing cash flow items. The portion of the charge corresponding to capital repayment is shown in financing items.

6.26. Operating sectors

The company has not identified distinct operating sectors insofar as its chief business is property investment, specifically the operation of investment properties that generate rental income. The Group does not offer any other products or services that could be considered a distinct component of the entity.

The portfolio consists solely of logistics hubs on French territory.

6.27. Risk management

6.27.1. Market risk

Changes in the general economic environment are likely to influence demand for new warehouse space, as well as having an impact on the occupancy rate and tenants’ ability to pay their rents. The current inflationary environment could affect the profitability of our tenant clients and cause their solvency and, by extension, the Company’s ability to recover part of its rents, to deteriorate.

Economic developments have an impact on changes in the ILAT index (Tertiaries Activities Rent Index) to which the Company’s rents are indexed. As a reminder, in 40% of its leases, the Company has implemented a collar indexation clause or pre-indexation of rents that limits the effects of indexation under the ILAT index.

In addition, the Company is exposed to changes in the real estate market, which could adversely affect its investment and trade-off policy, as well as its operations, financial position, performance and outlook.

6.27.2. Counterparty risk

The Company’s client portfolio is largely made up of leading companies whose financial position limits credit risk in principle.

Prior to signing leases, the financial situation and other aspects of potential lessees’ situation are considered, and changes in their business and their financial solvency are monitored throughout the term of the lease.

Leases include the following guarantees: security deposit or bank guarantee equivalent to 3 months’ minimum rent which may, if applicable, be increased depending on the user’s potential risk profile.

The slowdown in the economy could adversely affect our tenants’ business operations and increase the Company’s exposure to counterparty risk for 2023.

6.27.3. Liquidity risks

The Company’s liquidity risk policy is to ensure that at all times, rental revenue exceeds what the Company needs to cover its operating expenses, interest and repayment charges for any financial debt it may take on in implementing its investment programme.

With regard to rents, leases entered into over relatively long fixed periods, the quality of the tenants and the zero vacancy to date provide good visibility on the collection of rents and the projected level of cash flow.

With regard to debt, asset-backed financing with an obligation to comply with the LTV ratio on the Company’s assets (obligation to comply with a net LTV ratio excluding duties of less than 70%, mainly), accounted for 55% of all financing taken out, plus bonds, with the obligation to respect a net LTV ratio excluding taxes of less than 65%, which accounted for 26% of all financing taken out. The Company’s net LTV ratio excluding duties stood at 50% at 31 December 2023, well below the level of its covenants.

Given the cash available to the Company and its confirmed credit lines, the Company believes it will have no difficulty meeting its loan repayments due within one year. The Company also believes it is able to finance its development operations via medium/long-term financing from financial institutions.

6.27.4. Interest rate risk

The Company’s policy is to favour fixed-rate debt. For its variable-rate debt, the company limits the sensitivity of financial expenses to fluctuations in interest rates by setting up hedging instruments (fixed- for variable-rate swaps, Caps and Collars). Interest rate risk is managed by the company in this regard, and its residual exposure to variable rates is low, with around 5% of its debt being unhedged, variable-rate debt, as described in Note 12.

6.27.5. Equity market risk

As the Company holds a number of treasury shares, it is sensitive to fluctuations in the market price of its own shares which impact its equity. This risk is not material, given the small number of treasury shares held (see Note 19.3).

6.27.6. Asset valuation risk

The Company has adopted the fair value method for recognising investment properties. This fair value corresponds to the market value determined by appraisal, as the Company uses an independent appraiser to measure its assets. The Company’s income statement may therefore be impacted by a negative change in the fair value of its buildings resulting from a fall in market values. On the other hand, the downward trend in market values may have an impact on obligations to comply with ratios or covenants vis-à-vis certain financial institutions under loan agreements.

In a persistently turbulent economic and financial environment, some investors waited for more favourable market signals. Yields therefore continue to rise. However, the logistics asset class remains resilient due to the scarcity of land, the abundance of liquidity to invest in this segment and the increase in rents, which partly offset the impact of the increase in yields and market values.

6.27.7. Risk associated with the SIIC regime

These risks relate to the requirements of the tax regime applicable to listed real estate investment companies and possible changes in or loss of this status. The Company is eligible for the SIIC tax regime and, as such, is exempt from corporate tax. Eligibility for this tax regime is conditional on compliance with the obligation to redistribute a significant share of profits and with conditions relating to the Company’s shareholder base. Should the Company fail to comply with these conditions, its status as an SIIC may be jeopardised, or there may be financial consequences. In addition, the obligation for the Company to hold the assets acquired that entitle it to taxation under Article 210 E of the French General Tax Code for a minimum of five years could be a constraint, but the Company points out that both the assets that qualified for this treatment were acquired more than five years ago. Finally, loss of SIIC tax status and the corresponding tax saving or any substantial changes to the provisions applicable to SIICs would be likely to affect the Company’s business, results and financial position.

6.27.8. Effects of climate-related changes

ARGAN profoundly overhauled its ESG strategy in 2023. It was published in October 2023 and includes, for the first time, a carbon assessment and a trajectory for reducing emissions for the three scopes. This strategy will be enhanced by 2026, when ARGAN will be officially subject to the CSRD. Biodiversity and resilience issues will need to be addressed in greater depth within this timeframe.

With regard to Scope 3, directly linked to ARGAN’s rental assets, an initial decarbonisation target has been published for emissions related to the energy consumption of its buildings: -50% by 2030.

In 2024, ARGAN planned to engage in consultation with the companies that build its warehouses through Real Estate Development Contracts in order not only to post a target for reducing emissions related to the construction and end-of-life of its buildings (published by the end of the year), but also to discuss the impacts related to climate change.

Over the last three years, the only major claims reported relate to hail (damage to roofs and sealing systems), which are fully covered by the “All Risks Except” policy. At this stage, no building has suffered any damage related to climate change directly.

Note that ARGAN’s real estate assets are all located in mainland France and none in mountain areas or close to a coastline.

It should also be remembered that ARGAN complies with the reinforced requirements resulting from the various town planning regulations, as well as those resulting from environmental studies.

However, once the discussion process with our manufacturers has been completed, ARGAN intends to have a study conducted in 2025 on climate change-related risks in order to ensure the resilience of its assets for the coming years.

Thus, at 31 December 2023, taking into account the effects of climate change had no significant impact on the judgements and main estimates necessary for the preparation of the Argan Group’s financial statements.

7. Scope of consolidation

Form	Companies	Company registration N° (SIREN)	% interest and control as at 31/12/2023	% interest and control as at 31/12/2022
SA	ARGAN	393,430,608	100%	100%
SCI	NEPTUNE	903,397,784	99.90%	99.90%
SCCV	NANTOUR	822,451,340	49.90%	49.90%
SCI	AVILOG	841,242,274	100.00%	99.90%
SCI	CARGAN-LOG	894,352,780	60.00%	60.00%

Companies in which ARGAN holds more than a 50% share are fully consolidated. SCCV Nantour is consolidated using the equity method.

The Nantour and Avilog companies had no activity during the financial year.

8. Goodwill

(in thousands of euros)	Total
Gross values
Balance at 31.12.2022	55,648
Additional amounts recognised as a result of business combinations during the year
Reclassified as held for sale
Balance at 31.12.2023	55,648
Cumulative impairment losses
Balance at 31.12.2022
Impairment
Balance at 31.12.2023	0
Net value
Net value at 31 December 2022	55,648
Net value at 31 December 2023	55,648

9. Intangible assets

(in thousands of euros)	Gross value as at 31.12.2022	Increase	Decrease	Change in consolidation	Other changes	Gross value as at 31.12.2023
Other intangible assets (software)	80					80
Amortisation Other intangible assets	-78	-1				-79
Net value	2	-1	0	0	0	1

10. Tangible fixed assets

(in thousands of euros)	Gross value as at 31.12.2022	Increase	Decrease	Other changes	Gross value as at 31.12.2023
Land	8,651				8,651
Constructions	3,001				3,001
Depreciation of buildings	-616	-137			-755
Office furniture and equipment	1,074	136	-91		1,119
Depreciation of office furniture and equipment	-662	-130	67		-725
Net value	11,445	-129	-23	0	11,291

11. Investment properties

11.1. Assets under construction

(in thousands of euros)	Gross value as at 31.12.2022	Increase	Decreases(1)	Line item to line item transfers(2)	Change in fair value	Gross value as at 31.12.2023
Value of constructions in progress	63,834	170,243	-33	-134,066	19,163	119,142

(1)	Corresponds to development projects abandoned during the financial year.

(2)	Corresponds to the N-1 work in progress commissioned for the year and line item to line item transfers.

Buildings under construction or under development are recognised at fair value when this can be measured reliably. If fair value cannot be reliably determined, the property is recognised at its last known value plus any fixed costs over the period. At each balance sheet date, an impairment test is used to confirm that the recognised value does not exceed the recoverable value of the building.

As at 31 December 2023, the balance of assets under construction is mainly composed of sites for construction and buildings for which delivery is planned for the first half of 2024.

11.2. Investment properties

“Investment properties” on the asset side of the balance sheet consists of investment properties and IFRS 16 rights of use relating to investment properties.

(in thousands of euros)	Net value as at 31.12.2022	Increase	Decrease	Other changes(1)	Line item to line item transfers(2)	Fair value	IFRS 5 reclassification	Net value as at 31.12.2023
IFRS 16 rights of use	66,730	5,862				-2,349		70,242
Owned investment properties	3,455,710	4,079		1,562	224,906	-375,793	-17,464	3,293,001
Investment properties under finance lease arrangements	473,630	-264		-356	-90,841	-14,134		368,035
Total investment properties	3,996,070	9,677	0	1,206	134,066	-392,276	-17,464	3,731,278

(1)	For owned investment properties, the amount indicated corresponds to the deferral of rent-free periods.

(2)	Corresponds to the N-1 in progress work commissioned for the year and the reclassification of the fair value at 1 January 2023 of properties subject to early option exercised for €90,841K.

The average rate of return from the independent valuation of the company’s assets was up from 4.45% excluding taxes as at 31 December 2022 to 5.11% excluding taxes as at 31 December 2023 (or 4.83% including taxes).

The sensitivity of the portfolio’s market value to the change in this average capitalization rate excluding transfer taxes is as follows:

●	An increase of 0.5% in the rate results in a decrease of 8.90% in the market value of the assets;

●	A decrease of 0.5% in the rate results in an increase of 10.80% in the market value of the assets.

11.3. Fair value hierarchy

	Fair value at 31.12.2023			Fair value at 31.12.2022
Asset classification	level 1	level 2	level 3	level 1	level 2	level 3
Warehouse buildings	0	0	3,661,036	0	0	3,929,340
Office buildings	0	0	0	0	0	0
Total	0	0	3,661,036	0	0	3,929,340

11.4. Summary of investment properties and assets under construction

	Amount as at 31.12.2023	Amount as at 31.12.2022
Opening value (of which work in progress)	4,059,904	3,846,115
Change in fair value of investment properties through operating income	-389,927	-33,315
Change in fair value of assets under construction through operating income	19,163	1,537
Acquisitions of investment properties
Works and construction of investment properties	3,815	142,220
Work and construction of assets under construction	170,243	111,052
Deferral of rent-free periods	1,206	1,044
Buildings held for sale	-17,464	-13,000
Disposal costs of buildings held for sale
Disposals of buildings
Disposals of assets under construction	-33	-104
New leases related to rights of use under IFRS 16	1,950	13,889
Annual indexing of rights of use under IFRS 16	3,912	1,297
Other changes in rights of use under IFRS 16		-9,664
Change in fair value of rights of use under IFRS 16	-2,349	-1,165
Closing value	3,850,420	4,059,904
Of which assets under construction	119,142	63,834
Of which Investment properties	3,731,278	3,996,070

The various assumptions used by the independent appraiser in measuring fair values are as follows:

Values by geographic area	Number of assets(1)	Total value excl. taxes (in thousands of euros)	Rent € / sq. meter / year	Rental value € / sq. meter / year	Discount rate on firm flows	Discount rate on unsecured flows	Rate of return on sale	Tax rates included (including land value if land reserve)
Highest/Average /Lowest			+high / Average / +low	+high / Average / +low	+high / Average / +low	+high / Average / +low	+high / Average / +low	+high / Average / +low
Ile de France / Oise	42	1,533,200	€170 / €61 / €30(1)	€137 / €63 / €36	6.00% / 5.39% / 4.85%	6.50% / 5.76% / 4.25%	6.50% / 5.51% / 4.95%	6.64% / 4.79% / 3.01%
Rhône Alpes / Bourgogne / Auvergne	14	611,140	€112 / €46 / €31	€100 / €52 / €40	6.60% / 5.77% / 4.85%	6.80% / 5.95% / 4.95%	6.20% / 5.45% / 4.85%	6.54% / 4.70% / 3.63%
Hauts de France	7	270,530	€58 / €48 / €29	€71 / €50 / €38	6.05% / 5.69% / 5.40%	6.30% / 5.96% / 5.65%	6.05% / 5.54% / 5.30%	5.26% / 5.09% / 4.78%
Brittany/Pays de la Loire	6	148,060	€91 / €45 / €26	€87 / €48 / €36	6.45% / 6.24% / 5.75%	7.40% / 6.85% / 6.25%	6.30% / 6.12% / 5.75%	6.20% / 5.48% / 5.16%
Grand Est	8	437,820	€99 / €54 / €37	€95 / €53 / €38	6.63% / 5.52% / 4.60%	7.15% / 5.89% / 4.85%	6.75% / 5.69% / 5.00%	5.62% / 4.69% / 4.07%
Centre Val de Loire	6	282,430	€96 / €42 / €32	€95 / €50 / €40	6.20% / 5.53% / 5.20%	6.45% / 5.91% / 5.60%	6.30% / 5.66% / 5.05%	5.33% / 4.90% / 4.44%
Other regions	13	377,080	€98 / €53 / €35	€95 / €61 / €38	7.00% / 5.75% / 4.85%	7.55% / 6.14% / 5.10%	6.97% / 5.74% / 5.35%	6.49% / 4.89% / 3.65%

(1)	Excluding the assets under promise of sale in Saint André sur Orne, classified as assets held for sale.

All 96 assets comprising ARGAN’s portfolio and that of its subsidiary, CARGAN LOG, were taken into account in this overview.

These are standard logistics warehouses but also specific assets such as cold stores, standard and cold fulfilment centres and assets not held in full ownership but built on a Temporary Occupation Permit or an organic greenhouse.

11.5. Other operating income and expenses and income from the disposal of properties

11.5.1. Other operating income and expenses:

	Other operating income and expenses 31.12.2023	Other operating income and expenses 31.12.2022
Other operating income
Other operating expenses		-500
Total other operating income and expenses	0	-500

11.5.2. Income from disposal of buildings:

	Income from disposal of investment properties 31.12.2023	Income from disposal of investment properties 31.12.2022
Disposal price of buildings sold	13,000	14,150
Sale price of assets under construction	0	0
Fair value at opening of the properties sold	-13,000	-14,150
Fair value at opening of assets under construction sold	-33	-104
Disposal costs and investments	-195	-120
Price adjustments on previous disposals
Capital gains and losses on disposals of other fixed assets	23	8
Total income from disposals	-205	-216

11.6. Minimum rents receivable

(in thousands of euros)	Within less than one year	Within one to five years	Within more than five years	Total
Minimum rents receivable	197,717	569,788	363,156	1,130,660

This table shows rental commitments from tenants in the form of fixed periods of 3, 6, 9 or 12 years.

12. Financial derivative instruments and interest rate risk management

(in thousands of euros)	Fair value at 31.12.2023	Fair value at 31.12.2022	Change in fair value	Of which change in fair value through equity	Of which change in fair value through income	Of which cash equalization payment
Fixed-payer interest rate swaps	6,052	11,629	-5,578	-5,578		232
Caps and collars	-529	19,181	-19,709		-19,709	10
Amortising cash				188		-188
Total cash flow hedging instruments	5,523	30,810	-25,287	-5,389	-19,709	54
Of which against equity	25,179	11,467	13,712
Of which against income	-19,709	19,101	-38,810
Of which against debt (balancing payment)	54	242	-188

	Amount as at 31.12.2023			Amount as at 31.12.2022
(in thousands of euros)	Fixed	Hedged variable	Unhedged variable	Fixed	Hedged variable	Unhedged variable
Borrowings	1,066,342	428,125	313,332	1,177,412	451,455	253,350
Finance lease debt		47,050	21,511		56,636	42,596
Borrowings on RCF			70,010			1,010
Macroeconomic swap
Collar macroeconomic swap		300,000	-300,000		147,377	-147,377
Financial liabilities	1,066,342	775,175	104,853	1,177,412	655,468	149,579
Total	1,946,370			1,982,460

The Group uses derivative instruments to manage and reduce its net exposure to interest rate fluctuations.

The Group has entered into interest swaps and collars with a zero premium; these limit the impact of volatility of future cash flows from interest payments on variable-rate loans.

Under the terms of these swaps, the Group pays fixed interest rates as specified below and receives variable interest on the amounts of the hedged principal, calculated using 3-month Euribor.

Collars are derivative instruments used to regulate the change in a variable rate.

List of hedging and trading instruments already taken out as at 1 January 2023:

(in thousands of euros)	Amount originally hedged	Amount as at 31.12.2023	Type	Fixed rate/Collar	Variable rate	Period covered
Swap 17	22,000	9,167	Fixed- for variable-rate	0.561%	3-month Euribor	2015-2030
Collar 24	9,037	2,597	Zero premium collar	-0.25%/+1.5%	3-month Euribor	2017-2024
Collar 25	16,357	6,097	Zero premium collar	-0.30%/+ 1.5%	3-month Euribor	2017-2024
Collar 27	8,482	3,222	Zero premium collar	-0.30%/+ 1.5%	3-month Euribor	2017-2024
Collar 29	26,009	15,407	Zero premium collar	-0.28%/+1.5%	3-month Euribor	2017-2024
Collar 30	5,364	167	Zero premium collar	-0.32%/+1.5%	3-month Euribor	2017-2024
Collar 38	17,431	11,144	Zero premium collar	-0.02%/+1.25%	3-month Euribor	2017-2024
Collar 41	28,190	11,013	Zero premium collar	0%/+1.5%	3-month Euribor	2018-2025
Swap 42	2,505	1,508	Fixed- for variable-rate	0.630%	3-month Euribor	2018-2026
Swap 43	43,000	33,020	Fixed- for variable-rate	1.010%	3-month Euribor	2018-2030
Swap 44	10,900	8,492	Fixed- for variable-rate	0.530%	3-month Euribor	2019-2029
Collar 43	109,058	90,848	Zero premium collar	-0.40%/+1.5%	3-month Euribor	2020-2029
Collar 44	20,700	16,853	Zero premium collar	-0.64%/+2.5%	3-month Euribor	2020-2028
Collar 45	3,080	2,618	Zero premium collar	-0.5%/+1.75%	3-month Euribor	2020-2025
Collar 46	8,000	6,402	Zero premium collar	-0.54%/+1.2%	3-month Euribor	2020-2028
Collar 47	18,900	14,939	Zero premium collar	-0.54%/+1.2%	3-month Euribor	2020-2028
Collar 49	6,160	4,911	Cap with smooth premium 0.1675%	1	3-month Euribor	2020-2028
Collar 50	67,200	60,131	Zero premium collar	-0.745%/+1.5%	3-month Euribor	2021-2026
Collar 51	7,200	6,443	Zero premium collar	-0.525%/+1.5%	3-month Euribor	2021-2026
Collar 52	83,760	75,413	Cap Spread	-1.5%/+3.0%	3-month Euribor	2022-2026
Collar 53	8,080	7,933	Cap Spread	2%/4%	3-month Euribor	2023-2029
Collar 54	90,000	86,850	Fixed- for variable-rate	1.870%	3-month Euribor	2023-2029

List of hedging and trading instruments taken out during the 2023 financial year:

(In thousands of euros)	Amount originally hedged	Amount as at 31.12.2023	Type	Fixed rate/Collar	Variable rate	Period covered
Collar 55	300,000	300,000	Zero premium collar	-3%/+3.56%	3-month Euribor	2023-2028

13. Other non-current financial assets

(in thousands of euros)	Amount as at 31.12.2022	Increase	Decrease	Reclassification maturing within 1 year	Amount as at 31.12.2023
Deposits and guarantees paid	496	157			653
Advances paid on fixed assets	1,314	870	-1,007		1,177
Total	1,810	1,027	-1,007	0	1,830

14. Trade receivables

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Trade and other receivables	38,604	46,877
Doubtful receivables
Total gross trade receivables	38,604	46,877
Impairment	0	0
Total net trade receivables	38,604	46,877

Receivables mainly correspond to invoices for rents for Q1 2024, which are produced before 31 December 2023.

15. Other current assets

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Tax and social security receivables	11,211	10,945
Other operating receivables	14,483	26,603
Deferral of rent-free periods under IFRS 16	801	1,002
Other prepaid expenses	1,048	2,140
Other current operating assets	27,543	40,689
Accrued interest on finance lease transactions
Other current financial assets	0	0
Total other current assets	27,543	40,689

Tax receivables mainly relate to recoverable VAT. Other operating receivables recognise provisions on notarial costs, among others.

16. Cash and cash equivalents

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022	Change
Risk-free, highly liquid investment securities	1	115,036	-115,035
Cash in hand	51,962	54,214	-2,252
Cash	51,963	169,250	-117,287

Investment securities consist primarily of term deposits and money market OEIC funds.

17. Investments in associates

(in thousands of euros)	Equity- accounted investments	Impairment of equity- accounted investments	Net
As at 01.01.2023	-87	87	0
Share of income 31.12.2023	13		13
Share of dividend distribution			0
Reclassification of provisions on equity-accounted investments (see §23)		-13	-13
Balance at 31.12.2023	-74	74	0

The Group’s share in the net fair value of the entity’s identifiable assets and liabilities amounted €0 as at 31 December 2023.

18. Assets held for sale

(in thousands of euros)	Amount as at 31.12.2022	Increase	Decrease	Amount as at 31.12.2023
Investment properties	22,814	17,464	-22,814	17,464
Assets held for sale	22,814	17,464	-22,814	17,464

Details of assets held for sale are presented in Note 11.2.

19. Consolidated shareholders’ equity

19.1. Composition of share capital

(in thousands of euros)	Number of shares issued	Par value (in €)	Total capital after the transaction	Share premium after the transaction
Position as at 1 January 2023	22,951,290	2	45,903	291,266
Free shares	30,074	2	60	-60
Dividend in shares	98,333	2	197	7,140
Dividend				-68,928
Amount of capital as at 31 December 2023	23,079,697	2	46,159	229,418

19.2. Dividend paid

(in thousands of euros)	31.12.2023	31.12.2022
Net dividend per share (in euros)	3.00	2.60
Overall dividend paid	68,907	58,723
Impact of the option to pay the dividend in shares	-7,356	-36,971
Dividend paid	61,551	21,752

19.3. Treasury shares

(in thousands of euros)	Closing amount	Opening amount	Change	Income from disposal	Cash impact
Acquisition cost	877	791	86	142	55
Impairment	0	0	0
Net value	877	791	86
Number of treasury shares	10,880	10,363	7,144

19.4. Free shares

(in euros)	2022/2023/2024 plan	2019/2020/2021 plan (1)
Allocation date	16/01/2023	17/01/2022
Number of beneficiaries	24	7
Acquisition date	15/01/2024	17/01/2023
Number of free shares	12,681	30,074
Price on the allocation date (in €)	80.7	112.64
Dividend/share expected year N+1 (in €)	3.00	2.60
Fair Value of shares (in €)	77.7	110.04
Expense recognised for the period (in €)	1,130,992	-487,788

(1)	The expense recognised for the period does not take into account the employer’s contribution paid of €482k, which is presented under “Payroll costs”.

20. Financial liabilities

20.1. Change in financial liabilities and guarantees given

(in thousands of euros)	Amount as at 31.12.2022	Change in consolidation	Increase (1)	Decrease	Other changes (2)	Line item to line item transfers	Amount as at 31.12.2023
Borrowings	1,180,435		130,415			-88,012	1,222,838
Lines of credit	0					10	10
Bond issues	500,000						500,000
Finance lease	82,242					-26,931	55,312
Issue costs	-13,055		-1,571			3,473	-11,153
Non-current IFRS 16 lease liabilities	70,510		1,950		4,348	-2,329	74,478
Non-current financial liabilities	1,820,132	0	130,794	0	4,348	-113,789	1,841,484
Borrowings	72,792			-74,834		78,966	76,924
Lines of credit	0		105,000	-36,000		1,000	70,000
Bond issues	130,000			-130,000			0
Finance lease	16,989			-30,670		26,931	13,249
Issue costs	-3,632			3,702		-3,473	-3,402
Accrued interest on loans	8,443				289		8,733
Bank loans	162				71		233
Current IFRS 16 lease liabilities	1,450			-1,696	-10,249	12,143	1,648
Current financial liabilities	226,207	0	105,000	-269,499	-9,889	115,567	167,388
Borrowings on assets held for sale	9,814					-1,778	8,036
Total gross financial liabilities	2,056,153	0	235,794	-269,499	-5,540	0	2,016,909

(1)	see §2 - Significant events.

(2)	Includes the impact of the annual indexation of IFRS 16 rents and the reclassification of the cost of issuing new loans.

Most of the borrowings were covered by the following guarantees to financial institutions when they were set up:

●	mortgages and lenders’ liens on the buildings concerned, amounting to:

o	as at 31 December 2023: €1,307,442k; and

o	as at 31 December 2022: €1,250,432K.

ARGAN did not grant any guarantees during the financial years ended 31 December 2023 and 31 December 2022.

20.2. Maturities of financial liabilities and fixed-rate/variable-rate breakdown

(in thousands of euros)	31.12.2023	Portion due in less than one year	Portion due in more than one year and less than 5 years	Portion due in more than 5 years
Variable rate borrowings (a)	724,340	53,833	204,854	465,652
Fixed rate borrowings	1,083,459	31,127	826,808	225,524
Variable-rate credit lines (a)	70,010	70,000	10	0
Variable rate capital lease obligations (a)	68,561	13,249	25,958	29,354
Fixed rate capital lease obligations	0	0	0	0
IFRS 16 lease liabilities	76,127	1,648	6,993	67,485
Issue costs	-14,555	-3,402	-8,847	-2,306
Accrued interest on loans	8,733	8,733
Bank loans	233	233
Capital financial liabilities	2,016,909	175,423	1,055,776	785,708

(a)	Original variable rate – the hedged portion of these borrowings is specified in Note 12

The Company has estimated the maturities for its credit lines.

Taking into account the interest rate hedges put in place by the Group, a change of +50bp in the 3-month Euribor would have an impact of +€2.2 million on the finance costs for the period.

20.3. Due dates for finance lease payments

(in thousands of euros)	Finance lease commitment as at 31.12.2023	Portion due in less than one year	Portion due in more than one year and less than 5 years	Portion due in more than 5 years	Option exercise price
Fixed-rate lease payments
Variable-rate lease payments	76,438	16,173	30,638	3,857	25,770
Total future lease payments	76,438	16,173	30,638	3,857	25,770

The maturities (capital and interest) of variable rate finance leases included in the commitment amount shown above under lease agreements were calculated using the interest rate applicable on the reporting date.

20.4. Net financial debt

Net financial debt consists of gross financial debt less net cash.

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022	Change
Gross financial liabilities	1,940,783	1,974,379	-33,596
Cash and cash equivalents	-51,963	-169,250	117,287
Net financial debt before IFRS 16	1,888,820	1,805,129	83,691
IFRS 16 lease liabilities	76,127	81,774	-5,647
Net financial debt	1,964,947	1,886,904	78,044

Changes in the liabilities included in the Group’s financing activities result from:

(in thousands of euros)	Amount as at 31.12.2022	Cash flow	Change in Consolidation	Fair values	IFRS 5 reclassification	Amount as at 31.12.2023
Cash and cash equivalents	169,250	-117,287				51,963
Non-current financial liabilities	1,749,622	17,386				1,767,007
Current financial liabilities	224,757	-50,982			-8,036	165,738
Borrowings on assets held for sale					8,036	8,036
Gross debt before IFRS 16	1,974,379	-33,596	0	0	0	1,940,782
Net financial debt before IFRS 16	1,805,129	83,690	0	0	0	1,888,820
IFRS 16 lease liabilities	71,960	-5,647			9,814	76,127
Borrowings on assets held for sale	9,814				-9,814	0
Gross debt	2,056,153	-39,243	0	0	0	2,016,909
Net financial debt	1,886,904	78,043	0	0	0	1,964,945

21. Liabilities held for sale

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022	Change
Borrowings	8,036		8,036
Lease liabilities		9,814	-9,814
Net financial debt	8,036	9,814	-1,778

22. Security deposits

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022	Change
Tenant security deposits	12,141	11,172	969

23. Provisions

(in thousands of euros)	Amount as at 31.12.2022	Increase	Decrease	Changes in scope	Amount as at 31.12.2023
Provisions for current equity-accounted investments	87		-13		74
Provisions for non-current contingencies					0
Provisions for current expenses					0
Provisions for liabilities and charges	87	0	-13	0	74
Of which provisions used			-13
Of which unused provisions

As the net position of SCCV NANTOUR was negative at 31 December 2023, equity-accounted securities were reclassified as provisions.

24. Tax liability

The tax liability amounted to €0K at 31 December 2023 compared with €5K at 31 December 2022.

25. Other current liabilities

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Trade and other payables	18,035	29,938
Tax liabilities	8,775	8,381
Social security liabilities	1,243	1,034
Other current liabilities	2,946	2,910
Prepaid income	60,928	56,069
Total other current liabilities	91,928	98,333

Tax liabilities relate primarily to VAT collected on receipts and accrued expenses.

Since rents are invoiced quarterly in advance, deferred income relates to rents for the quarter following the reporting date.

26. Net income from buildings

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Rental income	183,648	166,078
Rebilled rental expenses and rental taxes	33,902	28,644
Other income from buildings	3,227	3,197
Total income from buildings	220,778	197,919
Rental expenses and rates	35,094	30,414
Other expenses on buildings	216	435
Total expenses on buildings	35,309	30,849
Net income from buildings	185,469	167,071

27. Cost of net financial debt

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Income from money market investment securities < 3 months
Income from cash and cash equivalents	1,533	582
Income from interest rate hedges
Income from cash	1,533	582
Interest on loans and overdrafts	-41,363	-28,440
Interest on IFRS 16 lease liabilities	-1,859	-1,651
Derivative instruments	-241	-910
Borrowing costs	-3,702	-4,154
Exit penalties relating to bank loans and borrowing costs		-6,536
Cost of gross financial debt	-47,165	-41,692
Cost of net financial debt	-45,632	-41,110
Change in accrued interest	280	66
Deferral of early repayments swaps	53	105
Net cash flow from financial income and expenses	-45,300	-40,939

28. Other financial income and expenses

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Fair value financial income on trading instruments		19,205
Fair value financial expenses on trading instruments	-19,657
Interest on current accounts of associates
Other financial income and expenses	-19,657	19,205

29. Reconciliation of tax expense

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Profit before tax	-266,462	94,448
Theoretical tax expense (income) at the prevailing rate in France	66,615	-23,612
Impact of the non-taxable sector	-66,615	23,579
Exceptional contribution of 3% on distribution
Corporate tax on previous financial years
Unused tax losses
Actual tax expense	0	-33

30. Earnings per share

Calculation of earnings per share	Amount as at 31.12.2023	Amount as at 31.12.2022
Net income, Group share (in thousands of €)	-263,449	95,090
Weighted average number of capital shares	23,047,749	22,836,007
Treasury shares (weighted)	-17,507	-8,162
Number of shares retained	23,030,242	22,827,845
Diluted earnings per share (in euros)	-11.44	4.17

31. Breakdown of cash in the cash flow statement

Cash net of bank overdrafts is as follows:

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Cash and cash equivalents	51,963	169,250
Bank loans, commercial paper and accrued interest	-233	-162
Cash in the cash flow statement	51,730	169,088

32. Impact of business combinations on cash flows

None.

33. Off-balance sheet commitments

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Commitments received:
Credit lines received and unused	201,990	234,990
Signed loans undisbursed	26,384	79,799
Sureties received from tenants	83,389	84,565
Total commitments in assets	311,763	399,354

Commitments given:
Sureties and guarantees given	543	3,002
Commitments to acquire investment properties
Work undertaken head office
Total commitments in liabilities	543	3,002

Reciprocal commitments:
Commitments to build investment properties	61,609	53,753
Total commitments in assets and liabilities	61,609	53,753

34. Recognition of financial assets and liabilities

(in thousands of euros)	Assets/ liabilities measured at fair value through income	Assets/ liabilities held to maturity	Available for-sale assets	Loans and receivables	Assets/ Liabilities at amortised cost	Historical cost	Fair value through equity	Total	Fair Value
Financial assets		653				1,177		1,830	1,830
Cash in hand	51,962				1			51,963	51,963
Current and non-current financial instruments							16,373	16,373	16,373
Other assets						65,099		65,099	65,099
TOTAL FINANCIAL ASSETS	51,962	653	0	0	1	66,276	16,373	135,265	135,265
Non-current IFRS 16 financial liabilities and lease liabilities		1,341,485			500,000			1,841,485	1,841,485
Current and non-current financial instruments							10,850	10,850	10,850
Current IFRS 16 financial liabilities and lease liabilities						167,386		167,386	167,386
Financial liabilities on assets held for sale		8,036						8,036	8,036
Other liabilities						31,000		31,000	31,000
Security deposit						12,141		12,141	12,141
TOTAL FINANCIAL LIABILITIES	0	1,349,521	0	0	500,000	210,527	10,850	2,070,898	2,070,898

35. Related party relationships

The remuneration over the period of the members of the Executive Board and the members of the Supervisory Board is as follows:

(in thousands of euros)	Amount as at 31.12.2023	Amount as at 31.12.2022
Salaries	1,030	1,084
Attendance fees	138	144
Overall remuneration	1,168	1,228

The company has not made any special pension or severance arrangements in the event of termination of the duties of corporate officers. Other than senior managers, no other related parties have been identified.

36. Headcount

	Executives	Non- executives	Total
Average headcount as at 31 December 2022	24	3	27
Average headcount as at 31 December 2023	26	3	29

37. Statutory auditors’ fees

	Mazars		Exponens		Total
(in thousands of euros)	31.12.2023	31.12.2022	31.12.2023	31.12.2022	31.12.2023	31.12.2022
Audit, statutory auditor, certification, review of individual and consolidated financial statements
ARGAN	115	115	72	71	187	186
CARGAN-LOG	18	17	0	0	18	17
Sub-total	133	132	72	71	205	203
Services other than certifying the financial statements
ARGAN	5	8	2	3	7	10
CARGAN-LOG	0	0	0	0	0	0
Sub-total	5	8	2	3	7	10

Grand total	138	140	74	73	212	213

38. Post-closing events

None.

6.7. Report of the Statutory Auditors on the consolidated financial statements under IFRS for the year ended 31 December 2023

ARGAN

Public limited company with an Executive Board and Supervisory Board with capital of €46,184,756
Registered office: 21, rue Beffroy – 92200 NEUILLY-SUR-SEINE, France
Trade and Companies Register: NANTERRE B 393 430 608

Statutory auditors’ report on the
consolidated financial statements

General Meeting approving the financial statements for
the financial year ended 31 December 2023

EXPONENS	MAZARS

ARGAN

Public limited company with an Executive Board and Supervisory Board

Statutory auditors’ report

on the consolidated financial statements

To the Argan General Meeting,

Opinion

In performance of the assignment entrusted to us by your General Meeting, we have audited the consolidated financial statements of ARGAN for the financial year ended 31 December 2023, as appended to this report.

We certify that the consolidated financial statements are accurate and consistent and give a true and fair view of the income from operations for the past financial year as well as the financial position and assets of the group of consolidated companies at the end of the year, in accordance with IFRS as adopted by the European Union.

The opinion set out above is consistent with the content of our report to the Audit Committee.

Basis of opinion

Auditing standards

We conducted our audit in accordance with the professional standards applicable in France. We believe that the evidence collected in our audit is sufficient and appropriate to provide a basis for our opinion.

Our responsibilities pursuant to these standards are described in the section of this report on “Responsibilities of the Statutory Auditors in the audit of the consolidated financial statements”.

Independence

We conducted our audit in accordance with the rules of independence imposed by the French Commercial Code and the code of ethics of the profession of statutory auditor for the period from 1 January 2023 to the issue date of our report, and in particular we did not provide any services prohibited by Article 5(1) of Regulation (EU) no. 537/2014.

Justification of assessments – Key points of the audit

In accordance with the provisions of Articles L.821-53 and R.821-180 of the French Commercial Code relating to the justification of our assessments, we draw to your attention the key points of the audit relating to the risks of material misstatement which, in our professional judgement, were of most significance in the audit of the consolidated financial statements for the financial year, and our responses to these risks.

These assessments were part of our audit of the consolidated financial statements, taken as a whole, and contributed to the opinion we formed which is expressed above. We do not express an opinion on elements of these consolidated financial statements taken individually.

Valuation of investment properties

(Notes 6.6, 6.10 and 11 to the consolidated financial statements)

Identified risk

Nearly all Argan’s real estate assets are investment properties that have been delivered and/or are under construction and are let on operating leases.

As at 31 December 2023, the net value of the investment properties (delivered and in progress) was €3,850 million, compared with total assets of €4,071 million.

As stated in the Notes to the consolidated financial statements, Argan opted, as permitted by IAS 40, for a fair value valuation of investment properties. This applies to leased buildings and buildings under construction or under development, where fair value can be reliably measured. The fair value is applied on the basis of valuations by an independent Property Appraiser.

The majority of these valuations are based on unobservable Level 3 data, as defined in IFRS 13 “Fair Value Measurement” and described in the Notes to the consolidated financial statements, which are therefore based on estimates. The Property Appraiser’s valuation of investment properties considers specific information such as the nature of each asset, its location, its rental income, the remaining fixed term of the leases, the rate of return and investment expenditures.

We considered the valuation of investment properties to be a key point in our audit because of the materiality of this item as regards the consolidated financial statements, the high degree of judgement required from Management to determine the main assumptions used and in view of the sensitivity of the fair value of investment properties to these assumptions.

Our response

Under these circumstances, our work consisted of:

●	Assessing the Property Appraiser’s qualifications, certifications and independence, based on their engagement letter;

●	Assessing the completeness of the scope evaluated by the Property Appraiser by comparison with the managed rental income statement as at 31 December 2023;

●	Carrying out a critical review of the valuation method used at the end of the financial year for investment properties under construction (historical cost or fair value);

●	Assessing the relevance of the information provided by the Group to the Property Appraiser (rental income statements, investment expenditure budget), more specifically for acquisitions/extensions/deliveries of investment properties in the financial year;

●	Obtaining the property valuation reports and confirming the change in fair value of the property portfolio in light of the valuation methods used, changes in the scope and the market inputs on which the Property Appraiser’s valuations are based, such as the discount rate, the rate of return and the market rental value;

●	Conducting an interview with the Finance Department and the Property Appraiser to justify the overall valuation of the portfolio and the appraisal values for specific assets that have come to our attention;

●	Assessing the appropriateness of the information shown in the Notes to the consolidated financial statements.

Specific verifications

We also performed specific verifications of the information about the Group given in the Executive Board’s management report, as required under statutory and regulatory provisions in accordance with the professional auditing standards applicable in France.

We have no matters to report regarding the fair presentation of this information and its consistency with the consolidated financial statements.

Other verifications or information required by legal and regulatory texts

Presentation format of the consolidated financial statements to be included in the annual financial report

In accordance with the professional standards relating to the statutory auditor’s due diligence on the annual and consolidated financial statements presented in accordance with the single European electronic reporting format, we also verified compliance with this format as defined by Delegated European Regulation No. 2019/815 of 17 December 2018 in the presentation of the annual financial statements intended to be included in the consolidated financial report referred to in Article L. 451-1-2 of the French Monetary and Financial Code, drawn up under the responsibility of the Chairman of the Executive Board. As these are consolidated financial statements, our due diligence includes verifying that the tagging of these accounts complies with the format defined in the aforementioned regulation.

On the basis of our work, we conclude that the presentation of the annual accounts intended to be included in the consolidated financial report complies, in all material respects, with the single European electronic information format.

Due to the technical limits inherent in the macro-balancing of the consolidated financial statements in accordance with the European single electronic information format, it is possible that the content of certain tags in the notes is not replicated identically in the consolidated financial statements attached to this report.

It is also not our responsibility to verify that the consolidated financial statements that will actually be included by your company in the annual financial report filed with the AMF correspond to those we have used to carry out our work.

Appointment of Statutory Auditors

We were appointed as Statutory Auditors of Argan by your General Shareholders’ Meeting of 20 December 2006 (Mazars) and the Combined Shareholders’ Meeting of 15 April 2008 (Exponens Conseil & Expertise).

As at 31 December 2023, Mazars was in its 19th consecutive year of appointment and Exponens Conseil & Expertise in its 16th year, marking their 18th and 16th years, respectively, since the company’s securities were admitted to trading on a regulated market.

Responsibilities of management and of the persons charged with corporate governance in relation to the consolidated financial statements

The management is responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with IFRS as adopted in the European Union and for implementing the internal controls it deems necessary for the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

When preparing the consolidated financial statements, management is responsible for assessing the company’s ability to continue as a going concern, for presenting the information required in these financial statements, where applicable, in relation to the continuity of operations, and for applying the going concern accounting policy, unless there is a plan to liquidate the company or cease its operations.

The Audit Committee is responsible for monitoring the financial reporting process and the effectiveness of the internal control and risk management systems, as well as internal auditing, where appropriate, with regard to the procedures for preparing and processing accounting and financial information.

The consolidated financial statements have been approved by the Executive Board.

Responsibilities of the Statutory Auditors in the audit of the consolidated financial statements

Audit objective and procedure

We are responsible for preparing a report on the consolidated financial statements. Our objective is to obtain reasonable assurance that the consolidated financial statements taken as a whole are free from material misstatement. Reasonable assurance means a high level of assurance, but this does not guarantee that an audit carried out in accordance with professional standards can always detect every material misstatement. Misstatements may result from fraud or error and are considered material when it can reasonably be expected that they might, individually or collectively, influence the financial decisions taken by users of the financial statements on the basis of those statements.

As specified in Article L.821-55 of the French Commercial Code, our certification of the financial statements does not involve any guarantee of the viability or quality of your company’s management.

In an audit carried out in accordance with the professional standards applicable in France, the statutory auditor exercises professional judgement throughout the audit. In addition, the statutory auditor:

●	identifies and assesses the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, develops and implements audit procedures in response to these risks, and gathers information that it considers sufficient and appropriate to support its opinion. The risk of failing to detect a material misstatement resulting from fraud is greater than in the case of a material misstatement resulting from error, since fraud may involve collusion, falsification, deliberate omissions, false declarations or the circumvention of the internal control system;

●	obtains an understanding of the aspects of internal control that are relevant for the audit in order to develop appropriate audit procedures in the circumstances, and not to express an opinion as to the effectiveness of the internal control systems;

●	assesses the appropriateness of the accounting policies used, and the reasonableness of the accounting estimates made by the management and the related information provided in the consolidated financial statements;

●	assesses the appropriateness of the management’s application of the going concern accounting principle and, according to the evidence collected, whether there is material uncertainty connected with events or circumstances that could jeopardise the company’s ability to continue its operations. This assessment is based on the evidence collected up to the date of the statutory auditor’s report, but it is noted that subsequent circumstances or events could jeopardise the continuity of operations. If the auditor concludes that there is material uncertainty, they draw the attention of readers of the report to the information provided in the consolidated financial statements concerning this uncertainty or, if this information is not provided or is not relevant, it issues a certification with reservations or refuses to certify;

●	appraises the overall presentation of the consolidated financial statements and evaluates whether the consolidated financial statements reflect the underlying transactions and events in a way that gives a true and fair view;

●	the auditor collects evidence on the financial information of the persons or entities included in the scope of consolidation that it considers sufficient and appropriate to express an opinion on the consolidated financial statements. It is responsible for the management, supervision and performance of the audit of the consolidated financial statements as well as for the opinion expressed on these financial statements.

Report to the Audit Committee

We provide the Audit Committee with a report that describes the scope of the audit and the programme of work carried out, as well as the conclusions resulting from our work. We also draw its attention to any significant weaknesses in the internal control system that we have identified with regard to the procedures for preparing and processing accounting and financial information.

The report to the Audit Committee includes information on the risks of material misstatement that we consider to have been the most important for the audit of the consolidated financial statements for the financial year and which therefore constitute the key audit matters that we have to describe in this report.

We also provide the Audit Committee with the declaration set out in Article 6 of Regulation (EU) No. 537/2014 confirming our independence, within the meaning of the rules applicable in France laid down by Articles L.821-27 to L.821-34 of the French Commercial Code and in the French Code of Ethics for Statutory Auditors. Where necessary, we discuss the risks to our independence and the safeguard measures applied with the Audit Committee.

The Statutory Auditors.

Mazars Paris La Défense, 21 February 2024	Exponens Conseil et Expertise Paris, 21 February 2024

Saïd Benhayoune	Yvan Corbic

7 Parent company financial statements of Argan SA

Balance Sheet - Assets	189

Balance Sheet - Liabilities	190

Income statement	191

Accounting rules and methods	193

Significant events	196

Notes on the balance sheet	197

Monitoring of merger losses	204

Change in shareholders equity	205

Notes on the income statement	206

Other information	208

Cash flow statement	210

Breakdown of income and related distribution obligations	211

Degree of market risk exposure	212

Post-closing events	212

Statutory auditors’ report on the annual financial statements	214

Statutory auditors’ special report on regulated agreements	220

7.1. Balance Sheet - Assets

	Gross	Amortisation and Depreciation	Net 31/12/2023	Net 31/12/2022
Uncalled subscribed capital
FIXED ASSETS
Intangible assets
Set-up costs
Research and development costs
Concessions, patents, licences, software and similar righ	80,218	79,108	1,110	2,128
Goodwill (1)
Other intangible assets	159,153		159,153	159,153
Advances and deposits on intangible assets
Tangible fixed assets
Lands	298,468,685		298,468,685	280,825,258
Buildings	1,892,772,158	388,401,916	1,504,370,243	1,471,982,092
Industrial plant, tools and equipment
Other tangible fixed assets	315,964,187	44,830,844	271,133,343	282,107,128
Tangible assets under construction	29,664,848		29,664,848	39,788,708
Advances and deposits	718,190		718,190	606,384
Financial assets (2)
Investments (equity accounted)
Other equity investments	44,515,427		44,515,427	44,515,419
Receivables on investments
Other long-term investments
Loans	9,249,590		9,249,590	14,376,640
Other financial assets	652,395		652,395	495,693
TOTAL FIXED ASSETS	2,592,244,851	433,311,868	2,158,932,984	2,134,858,602
CURRENT ASSETS
Inventory and work in progress
Raw materials and supplies
Work in progress (goods and services)
Intermediate and finished products
Goods
Advances and deposits paid on orders	304,974		304,974	112,055
Receivables (3)
Trade and other	38,865,557		38,865,557	46,093,884
Other receivables	29,188,162		29,188,162	35,192,328
Capital subscribed and called, not paid up
Miscellaneous
Transferable securities	904,146	26,596	877,550	105,812,478
Cash in hand	41,954,288		41,954,288	50,450,834
Prepaid expenses (3)	796,241		796,241	1,674,040
TOTAL CURRENT ASSETS	112,013,369	26,596	111,986,773	239,335,620
Borrowing costs to be deferred	6,848,329		6,848,329	8,526,727
Redemption premiums on bonds
Conversion differences - assets
GRAND TOTAL	2,711,106,549	433,338,464	2,277,768,085	2,382,720,949
(1) Of which right to lease
(2) Of which falling due within one year (gross)			2,801,052	3,755,865
(3) Of which falling due after one year (gross)			11,761,098	2,077,415

7.2. Balance Sheet - Liabilities

	31/12/2023	31/12/2022
SHAREHOLDERS’ EQUITY
Capital	46,159,394	45,902,580
Issue, merger, acquisition premiums, etc.	230,382,420	292,230,200
Revaluation difference
Legal reserve	4,615,939	4,590,258
Reserves required under the Articles of Association or contractually
Regulated reserves
Other reserves	37,296	6,929
Carried forward
INCOME FOR THE YEAR (profit or loss)	15,488,020	15,587
Investment grants	5,579,667	3,845,842
Regulated provisions	7,235,349	5,268,999
TOTAL SHAREHOLDERS’ EQUITY	309,498,086	351,860,395

OTHER EQUITY
Income from issues of equity securities
Conditional advances
TOTAL OTHER EQUITY

PROVISIONS FOR LIABILITIES AND CHARGES
Provisions for liabilities
Provisions for charges
TOTAL PROVISIONS FOR LIABILITIES AND CHARGES

DEBT (1)
Convertible bond issues
Other bond issues	500,000,000	630,000,000
Bank borrowings (2)	1,342,730,003	1,235,800,070
Loans and other financial liabilities (3)	11,844,920	10,880,665
Advances and deposits paid on orders in progress
Trade and other payables	19,163,205	31,424,234
Tax and social security payables	10,119,405	9,440,650
Payables on fixed assets and related accounts	19,364,403	52,876,812
Other payables	2,903,395	2,850,243
Prepaid income	62,144,669	57,587,880
TOTAL DEBT (1)	1,968,269,999	2,030,860,554
Conversion differences - liabilities
GRAND TOTAL	2,277,768,085	2,382,720,949
(1) Of which falling due after more than one year (a)	1,691,134,854	1,666,216,140
(1) Of which falling due within one year (a)	277,135,145	364,644,414
(2) Of which bank loans and bank credit balances	207,210	158,613
(3) Of which participation borrowings
(a) With the exception of advances and deposits received on orders in progress

7.3. Income statement

	FRANCE	Exports	31/12/2023	31/12/2022
Operating income (1)
Sales of goods
Production sold (goods)
Production sold (services)	215,384,088		215,384,088	194,773,219
Net sales	215,384,088		215,384,088	194,773,219
Production in inventory
Capitalised production			111,590,228	98,186,296
Operating subsidies
Write-backs of provisions (and depreciation), transfers of expenses			11,728,516	5,808,686
Other income			55,013	51,508
Total operating income (I)			338,757,844	298,819,709
Operating expenses (2)
Purchases of goods
Changes in inventory
Purchases of raw materials and supplies
Changes in inventory
Other purchases and external expenses (a)			164,538,328	153,125,781
Taxes and similar payments			24,186,724	22,561,776
Wages and salaries			4,411,492	3,885,973
Social security contributions			2,329,193	1,609,199
Amortisation and depreciation:
- On fixed assets: depreciation			97,347,727	91,083,639
- On fixed assets: impairment
- On current assets: impairment
- For liabilities and charges: provisions
Other expenses			215,305	189,226
Total operating expenses (II)			293,028,770	272,455,595
OPERATING INCOME (I-II)			45,729,075	26,364,114
Share of income from joint operations
Profit appropriated or loss transferred (III)
Loss incurred or profit transferred (IV)
Financial income
From equity investments (3)			103,357	20,236
From other transferable securities and fixed asset receivables (3)			512,913	216,370
Other interest and similar income (3)			10,962,006	550,550
Write-backs on provisions and impairment and transfers of expenses			3,046
Positive translation differences
Net income from disposals of transferable securities			272,320	49,186
Total financial income (V)			11,853,642	836,343
Financial expenses
Amortisation, depreciation and provisions			29,642
Interest and similar expenses (4)			46,148,355	31,465,658
Negative translation differences
Net expenses on disposals of transferable securities			62,589	305,565
Total financial expenses (VI)			46,240,585	31,771,223
FINANCIAL INCOME (V-VI)			-34,386,944	-30,934,880
RECURRING INCOME before tax (I-II+III-IV+V-VI)			11,342,131	-4,570,766

	31/12/2023	31/12/2022
Extraordinary income
On management transactions	270,380
On capital transactions	14,007,123	14,443,593
Write-backs on provisions and impairment and transfers of expenses		491,942
Total extraordinary income (VII)	14,277,502	14,935,535
Extraordinary expenses
On management transactions	577	29
On capital transactions	8,164,686	9,003,913
Amortisation, depreciation and provisions	1,966,350	1,312,281
Total extraordinary expenses (VIII)	10,131,613	10,316,223

EXTRAORDINARY INCOME (VII-VIII)	4,145,889	4,619,312

Employee profit-sharing (IX)
Income tax (X)		32,959

Total income (I+III+V+VII)	364,888,988	314,591,586
Total expenses (II+IV+VI+VIII+IX+X)	349,400,968	314,576,000

PROFIT OR LOSS	15,488,020	15,587
(a) Including
- Equipment leasing fees
- Real estate leasing fees	23,953,966	23,673,066
(1) Of which income relating to previous financial years
(2) Of which expenses relating to previous financial years
(3) Of which income relating to related entities	103,357	20,236
(4) Of which interest relating to related entities

7.4. Accounting rules and methods

Name of the Company: SA ARGAN

Notes to the balance sheet before distribution for the financial year ended 31/12/2023, for which the total is €2,277,768,085 and the income statement for the financial year, presented in list form and showing a profit of €15,488,020.

The financial year lasts for 12 months and covers the period from 01/01/2023 to 31/12/2023.

The notes or tables below form an integral part of the annual financial statements.

The annual financial statements were approved by the Executive Board on 15/01/2024.

General rules

The annual financial statements for the financial year as at 31/12/2023 were prepared in accordance with French Accounting Standards Authority regulation No. 2014-03 consolidated as at 1 January 2023.

The accounting principles were applied consistently in line with the principle of prudence, in accordance with the following basic assumptions:

●	going concern,

●	consistency of accounting methods from one financial year to the next,

●	independence of financial years.

and in accordance with the general rules governing the preparation and presentation of the annual financial statements.

The basic method used when stating the value of items in the financial statements is the historical cost method.

Only material information is disclosed. Unless otherwise stated, amounts are expressed in euros.

Intangible and tangible fixed assets

Intangible and tangible fixed assets are valued at their acquisition cost for assets acquired for consideration, at their production cost for assets produced by the company and at their market value for assets acquired free of charge and through exchange.

The cost of a capital asset consists of its purchase price, including customs duties and non-recoverable taxes, after deduction of rebates, trade discounts and cash discounts from all directly attributable costs incurred in creating and developing the asset such that it is operational for its intended use. Transfer taxes, fees or commissions and legal costs related to the acquisition are not allocated to this acquisition cost. All costs that are not part of the acquisition price of the capital asset and that cannot be allocated directly to the costs required to create and develop the asset such that it is operational for its intended use are recognised as expenses.

The gross value of tangible fixed assets is reduced by any accumulated depreciation and impairment losses, as determined from the fair value of the assets. In this regard, Management has introduced a process for valuation of the property portfolio by an independent Property Appraiser, to estimate the fair value of the assets. This is described in the note on “Valuation of equity securities and the real estate portfolio”.

Intangible assets consist of rights to leases.

In accordance with the French general chart of accounts (Article 745-5), technical losses have been assigned to identifiable assets contributed for which an actual value can be reliably estimated.

Technical losses resulting from the universal transfers of assets from the SCIs in the Cargo scope were allocated to the real estate assets contributed, using the values determined by the independent appraiser as at 31 December 2019.

The technical loss resulting from the merger of SAS PORTIMMO into ARGAN SA was allocated to real estate assets.

As at 31 December 2023, technical losses were allocated to the following identifiable asset groups:

●	€159,153 in technical losses on intangible assets, excluding goodwill

●	€314,845,257 in technical losses on tangible fixed assets.

For the purpose of depreciation, the same accounting treatment is applied to the technical loss as to the underlying asset to which it is allocated: if the underlying asset is depreciable, the share of the affected technical loss is depreciated at the same rate.

Depreciation

Depreciation is calculated by component. For simplicity, movable property is depreciated over the period of use:

●	Logistics hub:

o	Roads and external works: 30 years

o	Envelope: 15 and 30 years

o	Equipment: 10 to 20 years

o	General equipment and sundry fixtures and fittings: 10 years

●	Offices

o	Structure: 60 years

o	Frontage: 30 years

o	Equipment: 20 years

o	Fittings: 10 years

●	Other capital assets

o	Concessions, software and patents: 1 to 3 years

o	Vehicles: 4 to 5 years

o	Office equipment: 5 to 10 years

o	Computer hardware: 3 years

o	Furniture: 10 years

The company applies the special depreciation allowance in order to qualify for the tax deduction for capital assets with an accounting lifetime that exceeds the tax lifetime. When acquiring a property that was previously on a finance lease, the company has chosen not to recognise a special depreciation allowance on the portion of the tax basis of the building corresponding to the basic exit tax paid when the SIIC regime was adopted.

Valuation of equity securities and the real estate portfolio

The real estate portfolio held directly or indirectly by Argan SA is valued biannually by an independent appraiser.

The appraisals carried out meet the French national professional standards of the Charte de l’Expertise en Evaluation Immobilière (Charter of real estate valuation) developed under the guidance of IFEI and the COB report of February 2002 (COB has been AMF since 2004). These appraisals also conform to the TEGOVA European professional standards and the principles of the Royal Institution of Chartered Surveyors (RICS).

The main methodologies used are the net income capitalisation or discounted future cash flow methods. The latter method is preferred in view of the reduction in fixed terms for most assets and the complex change in cash flows provided for in the leases. Consequently, the valuation of the assets may not be equivalent to their realisable value in the event of a disposal.

At each closing date, the net book value of each real estate asset is compared with the appraisal value excluding taxes carried out by an independent appraiser. The Company, with regard to the value communicated by the independent appraiser, may be required to depreciate its real estate assets, if the appraised value of an asset proves to be significantly lower than its net book value and the technical loss, if any.

Properties for sale or intended for sale in the short term are valued by reference to their market value and are subject to impairment if this amount is less than the net book value.

Buildings under construction or delivered during the year are only tested for impairment if there is evidence of a proven loss of value (vacancy, technical malfunction, etc.).

Equity securities are recognised at their acquisition or subscription cost, including acquisition charges. The book value of the equity securities is determined by reference to the use value of the equity investment. If applicable, it also takes into account the appraisal value of the property assets of the controlled entity.

Receivables

Receivables are valued at their nominal value. An impairment is applied if the asset value is less than the carrying amount.

Provisions

Any current obligation resulting from a past company event vis-à-vis a third party, which may be estimated with sufficient reliability, and covering identified risks, is recognised as a provision.

Borrowing costs

The Company has opted to defer the borrowing costs as defined in accordance with CNC opinion no. 2006-A of 7 June 2006.

Work in progress

Project management in progress is recorded using the percentage of completion method.

Rental income

Rental income is recognised on the invoicing date and income from a rental period that extends beyond the balance sheet date is included in prepaid income. Rent-free periods granted are not treated as deferred rent.

Accordingly, no income is recognised during the rent-free period.

Taxes

The Company recognises corporate tax at the standard rate on activities not covered by the SIIC regime.

Financial futures and hedging transactions

The Company uses derivative financial instruments (swaps, caps and interest rate collars) to hedge its exposure to market risk arising from fluctuations in interest rates.

The use of derivatives is carried out as part of the Company’s policy for managing interest rate risks.

In the case of hedging derivative instruments, unrealised gains and losses resulting from the difference between the market value of the contracts estimated at the reporting date and their nominal value are not recognised. The fair value of the derivative instruments presented in the appendix is measured using generally accepted models (discounted future cash flow method, etc.) and based on market data.

Extraordinary income and expenses

Extraordinary income and expenses reflect items that do not relate to normal day-to-day operations.

Identity of consolidating parent company

Company: ARGAN

Form: French public limited company

Capital of: €46,159,394

Registered office: 21 rue Beffroy 92200 Neuilly-sur-Seine, France

SIRET (Business registration number): 393,430,608

7.5. Significant events

Other significant items

In 2023, the Group delivered five new warehouses (including an expansion) in PRIME locations, totalling €132 million in investments and 100,000 sq. meters, for an average rate of return of 5.2%.

These deliveries include two acquisitions of new warehouses, carried out on financial terms negotiated at the end of 2021 before the rate hike, with an average yield of 4.4%, in:

●	Janneyrias (38), on the outskirts of Lyon, next to the A432 motorway, for BUT, the leading French furniture retailer, for a fixed term of 9.5 years. This 38,000 sq. meters platform is equipped with presence-sensing LED lighting and a photovoltaic power plant for self-consumption;

●	Mionnay (01), to the north-east of Lyon, delivering a total surface area of 15,000 sq. meters, for COVERGUARD, the market leader in personal protective equipment (PPE). With the Aut0nom® label, this warehouse, with direct access to the A46 motorway, consists of two units of approximately 6,500 sq. meters each, and an office block of 1,500 sq. meters.

In addition, ARGAN has developed three proprietary logistics platforms, which represent half of its investments in 2023, with an average return of 6.1%, in:

●	Montbartier (82), near Toulouse, at the junction of the A62 and A20 motorways, by supporting DECATHLON with the delivery of a 4th site with the Aut0nom® label, the warehouse that produces its own green energy, for a total surface area of 19,000 sq. meters;

●	St-Jean-sur-Veyle (01), on the A40 motorway in the immediate vicinity of Mâcon and the A6 motorway, for the delivery of a new 14,500 sq. meters triple-temperature building with the Aut0nom® label operated by BACK EUROP FRANCE, the French leader in bakery and pastry distribution, under a 12-year fixed-term lease;

●	La Crèche (79), to the east of Niort, at the crossroads of the A10 and A83 motorways, for a 12,500 sq. meter negative cold extension of the fresh products storage site of EURIAL, the Milk branch of the Agrial Cooperative, with a long-term lease for a fixed term of 12 years covering the entire site, signed as part of this new delivery. The ecological footprint is also significantly reduced as the new entity is now Aut0nom® certified.

At the same time, last March ARGAN sold a 20,000 sq. meter logistics platform located in Bonneuil (94).

Finally, the Company joined the EPRA Europe index on 20 March 2023.

7.6. Notes on the balance sheet

Fixed assets

Fixed asset schedule

	At the start of the period	Increase	Decrease	At the end of the period
Set-up and development costs
Goodwill
Other intangible assets	239,371			239,371
Intangible assets	239,371			239,371

Lands	280,825,258	17,643,428		298,468,685
Buildings on freehold land	1,702,905,537	124,285,655	13,344,130	1,813,847,062
Buildings on non-freehold land	79,830,966	13,344,130	14,250,000	78,925,096
General building fixtures and fittings
Industrial plants, tools and equipment
General fixtures and fittings	92,805			92,805
Vehicles	720,168	124,767	90,717	754,218
Office and IT equipment, furniture	260,760	11,146		271,907
Merger losses on tangible assets	314,845,257			314,845,257
Tangible assets under construction	39,788,708	67,125,099	77,248,959	29,664,848
Advances and deposits	606,384	411,045	299,239	718,190
Tangible fixed assets	2,419,875,843	222,945,271	105,233,045	2,537,588,069

Equity-accounted investments
Other equity investments	44,515,419	8		44,515,427
Other long-term investments
Loans and other financial assets	14,872,333	156,862	5,127,211	9,901,984
Financial assets	59,387,752	156,870	5,127,211	54,417,411
FIXED ASSETS	2,479,502,966	223,102,141	110,360,256	2,592,244,851

The asset flows are as follows:

	Intangible assets	Tangible fixed assets	Financial assets	Total
Breakdown of increases
Line item to line item transfers		90,344,533		90,344,533
Current asset transfers			156,862	156,862
Acquisitions		132,600,738		132,600,738
Contributions
Creations			8	8
Revaluations
Increases in the financial year		222,945,271	156,870	223,102,141

Breakdown of decreases
Line item to line item transfers		90,344,533	5,127,211	90,344,533
Transfers to current assets				5,127,211
Disposals		14,888,512		14,888,512
Spin-offs
Decommissioning
Decreases in the financial year		105,233,045	5,127,211	110,360,256

Financial assets

List of subsidiaries and equity investments

Detailed information on each security

	Capital	Shareholders’ equity (other than capital)	Share of capital held	Income for the last financial year ended

-Subsidiaries
(ownership of more than 50%)
SCI CARGAN-LOG 92200 NEUILLY-SUR-SEINE, France	7,415,250	65,004,171	60.00	-1,881,856
SCI NEPTUNE 92200 NEUILLY SUR SEINE, France	10,000	-91	99.90	-115,865
SCI AVILOG 92200 NEUILLY-SUR-SEINE, France	10,000	-1,560	100.00	-983
-Equity investments (ownership of between 10 and 50%)
SCI SCCV NANTOUR 75008 PARIS, France	10,000	-119,851	49,90	-38,417

Comprehensive information on all subsidiaries

	Gross carrying amount	Net carrying amount	Amounts of loans and advances	Sureties and endorsements	Dividends received
-Subsidiaries (ownership of more than 50%)	44,510,437	44,510,437

-Equity investments (ownership of between 10 and 50%)	4,990	4,990

- Other French subsidiaries
- Other foreign subsidiaries
- Other French equity investments
- Other foreign equity investments

Depreciation of fixed assets

	At the start of the period	Increase	Decrease	At the end of the period
Set-up and development costs
Goodwill
Other intangible assets	78,090	1,018		79,108
Intangible assets	78,090	1,018		79,108

Lands
Buildings on freehold land	287,789,541	81,957,801		369,747,343
Buildings on non-freehold land	22,964,870	2,346,156	6,656,453	18,654,573
General building fixtures and fittings
Industrial plants, tools and equipment
General fixtures and fittings	6,781	1,931		8,711
Vehicles	456,225	102,861	67,372	491,714
Office and IT equipment, furniture	199,294	24,925		224,218
Merger losses on tangible assets	33,149,564	10,956,637		44,106,201
Tangible fixed assets	344,566,274	95,390,311	6,723,825	433,232,760

FIXED ASSETS	344,644,364	95,391,329	6,723,825	433,311,868

Current assets

Receivables schedule

Total receivables at the end of the financial year were €78,751,945. The detailed ranking by maturity is as follows:

	Gross amount	Maturities within one year	Maturities of more than one year
Fixed asset receivables:
Receivables on equity investments		2,801,052
Loans	9,249,590		6,448,538
Other	652,395		652,395
Current asset receivables:
Trade and other receivables	38,865,557	38,865,557	11,761,098
Other	29,188,162	17,427,064
Capital subscribed – called, not paid up
Prepaid expenses	796,241	796,241
Total	78,751,945	59,889,914	18,862,030
Loans granted during the financial year
Loans recovered during the financial year	5,127,050

Accrued income

Amount
Unbilled trade receivables	1,215,273
Supplier credit notes outstanding	10,568
Accrued income	16,974
Bank- accrued interest receivable	200,791
Other accrued income	405,997
Government - Investment Income Withholding Tax	3,824
Total	1,853,427

Asset depreciation

The asset flows are as follows:

	Impairment at the start of the period	Provisions for the financial year	Reversals for the financial year	Impairment at the end of the period
Intangible assets
Tangible fixed assets
Financial assets
Inventory
Receivables and Transferable securities
TOTAL
Breakdown of provisions and reversals
Operating
Financial
Exceptional

Shareholders’ equity

Composition of share capital

Share capital of €46,159,394.00 divided into 23,079,697 securities with a par value of €2.00.

	Number	Par value
Securities making up the share capital at the start of the period	22,951,290	2.00
Securities issued during the period	128,407	2.00
Securities redeemed during the period
Securities making up the share capital at the end of the period	23,079,697	2.00

Regulated provisions

	Provisions at the start of the period	Provisions for the financial year	Reversals for the financial year	Provisions at the end of the period
Petroleum depletion
For investments
For price increases
Special depreciation allowances	5,268,999	1,966,350		7,235,349
Start-up loans
Other provisions		29,642	3,046	26,596
TOTAL	5,268,999	1,995,992	3,046	7,261,945

Breakdown of provisions and reversals
Operating
Financial		29,642	3,046
Exceptional		1,966,350

Payables

Schedule of payables

Total payables at the end of the financial year were €1,968,269,999. The detailed ranking by maturity is as follows:

	Gross amount	Maturities within one year	Maturities of more than one year	Maturities of more than 5 years
Convertible bonds (*)
Other bonds (*)	500,000,000		500,000,000
Loans (*) and other borrowings from credit institutions of which:
- due within a maximum of 1 year from the outset	207,210	207,210
- due more than 1 year from the outset	1,342,522,793	161,597,693	509,883,119	671,041,980
Loans and other financial liabilities (*)	11,842,232	1,635,165	1,776,185	8,430,882
Trade and other payables	19,163,205	19,163,205
Tax and social security payables	10,119,406	10,119,406
Payables on fixed assets and related accounts	19,364,403	19,364,403		2,688
Group and partner	2,688
Other liabilities (**)	2,903,395	2,903,395
Prepaid income	62,144,669	62,144,669
TOTAL	1,968,269,999	277,135,145	1,011,659,304	679,475,550

(*) Loans underwritten during the period	216,192,106
(*) Loans repaid over the period including:	239,558,188
(**) Of which to groups and affiliates

Accrued expenses

Amount
Invoices receivable	16,604,900
Invoices receivable from fixed assets suppliers Invoices not received	10,853,973
Accrued interest on loans	8,248,340
Banks – accrued interest payable	172,984
Provisions for paid leave	221,392
Provisions for profit-sharing bonus	461,456
Provisions for contributions on paid leave	104,394
Government – sundry provisions	538,054
Government – organic provision	296,000
Government – provision for tax on company vehicles	21,055
Trade credit notes to be issued	784,139
Total	38,306,687

Adjustment accounts

Prepaid expenses

	Operating expenses	Financial expenses	Extraordinary expenses
Prepaid expenses	796,241
Total	796,241

Prepaid income

	Operating income	Financial income	Extraordinary income
Prepaid income	57,181,406
Prepaid income on deferred rental surcharge - Croissy	25,511
Prepaid income on deferred rental surcharge – Flevy	13,130
Prepaid income on deferred rental surcharge - Ferrières	24,145
Prepaid income on deferred rental surcharge - Chanteloup	76,256
Prepaid income on deferred rental surcharge - Trappes	23,007
Prepaid income on deferred rental surcharge - Athis-Mons	108,106
Prepaid income on deferred rental surcharge – Fleury	491,065
Prepaid income on deferred rental surcharge - Chanceaux	34,954
Prepaid income on deferred rental surcharge - Vendenheim	32,569
Prepaid income on deferred rent – Green Yellow	2,898,148
Prepaid income on deferred rental surcharge – Gondreville	494,157
Prepaid income on deferred rental surcharge – Escrennes	7,967
Prepaid income on deferred rental surcharge - Serris	161,976
Prepaid income on deferred rental surcharge - St-Jean	69,410
Prepaid income on deferred rental surcharge – Montbartier	148,429
Prepaid income on deferred rental surcharge - Janneyrias	79,157
Prepaid income on deferred rental surcharge - Rouvignies Dallage	106,634
Prepaid income on deferred rental surcharge - Ferrières Parking	168,641
Total	62,144,669

7.7. Monitoring of merger losses

In accordance with the French general chart of accounts (Article 745-5), ARGAN assigned technical losses to identifiable assets contributed for which an actual value can be reliably estimated.

Technical losses resulting from the universal transfers of assets from the SCIs in the Cargo scope were allocated to the real estate assets contributed, using the values determined by the independent appraiser as at 31 December 2019.

The loss resulting from the merger of Portimmo into ARGAN SA was allocated to real estate assets.

	Fixed assets				Depreciation				Net carrying amount
In euros	31/12/2022	Increases	Decreases	31/12/2023	31/12/2022	Increases	Decreases	31/12/2023	31/12/2023
Capri Artenay	37,543,085			37,543,085	3,995,404	1,331,801		5,327,206	32,215,879
Capri Allones	22,392,837			22,392,837	2,300,758	766,919		3,067,678	19,325,159
Capri Luneville	24,736,394			24,736,394	2,736,046	912,015		3,648,062	21,088,332
Capri Laudun	15,716,507			15,716,507	1,735,943	578,648		2,314,590	13,401,917
Capri Aulnay	22,557,847			22,557,847	1,982,386	660,795		2,643,182	19,914,665
Capri Bourges	16,131,981			16,131,981	1,741,263	580,421		2,321,684	13,810,297
Capri Vendin	24,768,311			24,768,311	2,714,950	904,983		3,619,933	21,148,378
Capri Epaux-Bézu	14,609,560			14,609,560	1,648,264	549,421		2,197,685	12,411,875
Capri Bagé La Ville	17,383,955			17,383,955	1,793,721	597,907		2,391,628	14,992,327
Capri Savigny sur Clairis	13,639,492			13,639,492	1,518,272	506,091		2,024,362	11,615,130
Capri Cholet	15,929,501			15,929,501	1,742,842	580,947		2,323,789	13,605,712
Capri Crépy	8,510,305			8,510,305	774,076	258,025		1,032,101	7,478,204
Capri Billy	9,133,660			9,133,660	998,310	332,770		1,331,080	7,802,580
Capri La Courneuve	12,167,584			12,167,584	1,186,415	395,472		1,581,886	10,585,698
Capri Combs La Ville	8,156,855			8,156,855	817,250	272,417		1,089,666	7,067,189
Capri Brie Comte Robert	13,819,739			13,819,739	1,276,695	425,565		1,702,260	12,117,479
Capri Plaisance du Touch	7,790,738			7,790,738	828,212	276,071		1,104,283	6,686,455
Capri Labenne	5,032,198			5,032,198	491,020	163,673		654,693	4,377,505
Capri Cestas	8,415,685			8,415,685	866,303	288,768		1,155,070	7,260,615
Capri Saint Quentin Fallavier	4,252,206			4,252,206	415,525	138,508		554,033	3,698,173
Capri Bain de Bretagne	3,744,056			3,744,056	397,150	132,385		529,541	3,214,515
Capri Ploufragan	1,014,812			1,014,812	84,738	28,246		112,983	901,829
Sub-total for Cargo	307,447,307	0	0	307,447,307	32,045,547	10,681,849	0	42,727,397	264,719,910
Immotournan	275,345			275,345	0			0	275,345
Immogonesse	41,341			41,341	14,591	2,432		17,023	24,318
Portimmo (Gennevilliers)	7,081,263			7,081,263	1,089,425	272,356		1,361,781	5,719,482
Total of Technical losses	314,845,256	0	0	314,845,257	33,149,564	10,956,637	0	44,106,201	270,739,056

7.8. Change in shareholders’ equity

	31/12/2022	Free share allocation	Allocation of income and decision to distribute a dividend (CSM 23/03/2023)	Impact of payment in shares of the dividend decided by the CSM of 23/03/2023	Income 31/12/2023	31/12/2023
Share capital	45,902,580	60,148		196,666		46,159,394
Issue premium	87,410,448	-66,163		7,139,959		94,484,245
Acquisition premium	204,819,752		-68,921,576			135,898,176
Legal reserve	4,590,258	6015		19,667		4,615,939
Other Reserves	6,929		-6,929	37,296		37,296
Income for the period to 31/12/22	15,587		-15,587			0
Income for the period to 31/12/23					15,488,020	15,488,020
Shareholders’ equity before grants and special depreciation allowances	342,745,554	0	-68,944,092	7,393,588	15,488,020	296,683,070

The Combined Shareholders’ Meeting of 23 March 2023:

●	Allocated the profit for the 2022 financial year to the dividend distribution for €15,586.77;

●	Resolved to withdraw €68,921,576,23 from the issue premium account;

●	Resolved to withdraw €6,929 from the Other reserves account;

●	Resolved to distribute a dividend of €3.00/share, i.e. €68,944,092.

At its meeting of 25 April 2023, the Executive Board declared that the dividend was distributed as follows:

●	Payment in shares for an amount of €7,356,292; and

●	Cash payment for an amount of €61,587,800.

Treasury shares

ARGAN holds 10,880 treasury shares as at 31 December 2023, i.e., less than 0.047% of the capital.

The value of the shares is €903,149 and no impairment was recognised given the market value for €26,656. Changes in treasury shares during the financial year involved 254,595 purchases and 254,078 sales.

Free share allocation

The Combined Shareholders’ Meeting of 8 April 2010 authorised the Executive Board to make free allocations of shares either in issue or to be issued, for the benefit of employees and corporate officers of the Company or related companies. The total number of shares that may be issued or purchased may not exceed 2% of the share capital.

Allocation of the shares to their beneficiaries will only be final at the end of a minimum vesting period of 1 year. In addition, beneficiaries may only dispose of the shares allocated to them after a minimum retention period of 1 year.

The Executive Board set up a plan under which free shares would be allocated subject to certain performance criteria being exceeded in relation to the results for financial years 2019, 2020 and 2021. The Executive Board meeting of 17 January 2022 allocated 30,074 shares of the Company to the members of the Company’s Executive Board.

The Executive Board set up a plan under which free shares would be allocated subject to certain performance criteria being exceeded in relation to the results for financial years 2022, 2023 and 2024. The free share allocation depends on the success of the three-year plan, which will be measured on 31 December 2024, the end date for this three-year plan. During its meeting of 16 January 2023, the Executive Board allocated an interim payment of 25% converted into 12,681 company shares for the benefit of all company employees.

7.9. Notes on the income statement

Sales

Breakdown by business sector

BUSINESS SECTOR	31/12/2023
RENTS	178,527,573
PROJECT MANAGEMENT	368,240
MANAGEMENT FEES	0
MISCELLANEOUS RENTALS	200
REBILLED EXPENSES	36,488,075
TOTAL	215,384,088

Operating and financial expenses and income

Remuneration of statutory auditors Statutory auditors

Fee for certification of accounts: €187,000

Fee for other services: €7,000

Related parties

Amount included in financial income:

●	With CSCV Nantour for €13,537;

●	With SCI Neptune for €89,820.

Extraordinary expenses and income

Extraordinary income

Transactions in the period

	Expenses	Income
Contract penalties
Sanctions, tax penalties and criminal fines	577
Carrying amounts of assets disposed of	8,164,686
Special depreciation allowances	1,966,350
Other exceptional income from management operations		5,217
Proceeds from disposals of assets		13,560,637
Investment grants transferred to income		441,268
Miscellaneous extraordinary income		270,380
TOTAL	10,131,613	14,277,502

Income and income taxes

Tax breakdown

	Income before tax	Corresponding tax	Income after tax
+ Recurring income	11,342,131		11,342,131
+ Extraordinary income	4,145,889		4,145,889
+ Employee profit-sharing
Accounting income	15,488,020		15,488,020

Other information

Headcount

Average headcount: 29 people.

The average headcount breaks down as follows:

●	Executives: 26 people

●	Employees: 3 people

Information on senior managers

Remuneration allocated to members of the management bodies

This information is not mentioned because it would indirectly lead to providing individual remuneration. The remuneration allocated to members of the management bodies amounted to €1,030,329.

The remuneration allocated to members of the supervisory bodies amounted to €234,000, broken down as follows:

●	Attendance fees: €138,000;

●	Chairman’s allowance: €96,000.

7.10. Other information

Financial commitments

Commitments given	Amount in euros
Discounted unexpired bills
Endorsements and sureties	543,499
Pension commitments
Commitments under equipment leases
Commitments under real estate leases	76,438,237
FINANCIAL LIABILITIES SUBJECT TO INTEREST RATE/SWAP HEDGING ARRANGEMENTS	139,037,000
FINANCIAL LIABILITIES SUBJECT TO INTEREST RATE/COLLAR HEDGING ARRANGEMENTS	636,138,000
Other commitments given	775,175
TOTAL	852,931,911

Of which pertaining to:
Senior managers
Subsidiaries
Equity investments
Other related companies
Commitments backed by collateral

The maturities of the commitments given for endorsements and sureties in the following financial years are as follows:

●	2025: €232K

●	2026: €311K

Pension commitments are considered immaterial.

For 2023, the Company hedged its interest rates via swap and collar arrangements.

These hedges provide a 5- to 15-year guarantee of a fixed rate for a variable rate on a capital outstanding of €139,037k (Swap) and €636,138k (Collar) on the reporting date for 2023.

Commitments received	Amount in euros
Signed loans undisbursed	1,107,019

Sureties received from tenants	83,171,788

TOTAL	311,545,672

Finance Lease

	Land	Constructions	Tools and Equipment	Other	Total

Original value		199,487,183			199,487,183

Total from previous periods
Provisions for the financial year
Depreciation

Total from previous periods		147,538,609			147,538,609
Financial year		16,487,377			16,487,377
Fees paid		164,025,986			164,025,986

Within one year		16,172,902			16,172,902
More than one year and less than five years		30,637,799			30,637,799
More than five years		3,857,428			3,857,428
Fees payable		50,668,130			50,668,130

Within one year		2,775,000			2,775,000
More than one year and less than five years		19,995,106			19,995,106
More than five years		3,000,000			3,000,000
Residual value		25,770,107			25,770,107

Amount defrayed during the financial year		23,953,966			23,953,966

7.11. Cash flow statement

HEADINGS	31/12/2023	31/12/2022

Net income	15,488,020	15,587

Net depreciation expense and provisions	99,314,077	91,903,978
Other calculated income and expenses	-441,268	-281,095
Gains and losses on disposal	-5,395,951	-5 153 587

Cash from operations after net cost of debt and tax	108,964,878	86 484 883

Cost of net financial debt	34,463,704	30 955 117
Tax expense		32 959

Cash from operations before net cost of debt and tax (A)	143,428,582	117 472 959

Tax paid	-38,215	-30 755
Change in operating WCR	7,947,513	-15 796 260

NET CASH FLOW GENERATED BY ACTIVITY ( D )	151,337,880	101 645 944

Disbursements related to acquisitions of tangible and intangible assets	-166,279,340	-267 597 479
Receipts related to disposals of tangible and intangible assets	13,560,637	14 157 500
Disbursements related to acquisitions of financial assets	-111,814	85 943
Receipts related to disposals of financial assets
Impact of changes in scope
Change in loans and advances granted	-156,702	-193,235
Investment grants received	2,175,093	3 048 381

NET INVESTING CASH FLOW (E)	-150,812,126	-250 498 890

Purchases and resales of treasury shares	-112,421	-701 117
Dividends paid (to shareholders of the parent company and minority interests)	-61,550,505	-21,752,318
Receipts from new borrowing	216,192,106	294,748,992
Repayments of borrowings	-239,558,189	-453,026,677
Net financial interest paid	-34,216,287	-30,845,917
Other financing cash flow items	5,127,050	4,838,219

NET FINANCING CASH FLOW (F)	-114,118,246	-206,738,818

Impact of changes in exchange rates (G)

CHANGE IN NET CASH FLOW H = (D + E + F + G)	-113,592,492	-355,591,764
OPENING CASH POSITION	155,313,997	510,905,761
CLOSING CASH POSITION	41,721,505	155,313,997

7.12. Breakdown of income and related distribution obligations

Breakdown of income and related distribution obligations:

	Amount of income	Loss carry forwards	Net income after losses	Distribution obligations
	Financial year N			N+1	N+2
Rental	33,230,378		33,230,378	31,568,859
Capital gains on disposals	5,406,453		5,406,453	0	3,784,517
Dividends
Exempt income before loss carryforwards	38,636,831	0	38,636,831		35,353,376
Loss carried forward	0
Exempt income after loss carryforwards	38,636,831
Taxable income	-582,377
Accounting income	15,488,020

The distribution obligation is equal to €35,353,376, taking into account the amount of exempt income.

Monitoring of distribution obligations made in N:

	Obligations			Accounting		Obligations to be
Financial year in which the	Obligations deferred		Bonds in	income of	Distribution	deferred
exempt income originated	3	4	N	N – 1	made in N	3	4
N - 1
N - 2
N - 3
N - 4
N - 5
		0			0	0	0

7.13. Degree of market risk exposure

(in thousands of euros)	Notional as at 31.12.2023	Fair value at 31.12.2023	Fair value at 31.12.2022	Change in fair value
Fixed-payer interest rate swaps	139,037	6,052	11,629	-5,578
Rate caps and collars	636,138	-529	19,181	-19,709
Amortising cash
Total cash flow hedging instruments	775,175	5,523	30,810	-25,287

	Amount as at 31.12.2023			Amount as at 31.12.2022
(in thousands of euros)	Fixed	Hedged variable	Unhedged variable	Fixed	Hedged variable	Unhedged variable
Borrowings	1,031,818	428,125	304,322	1,161,413	451,455	243,763
Finance lease debt		47,050	21,511		56,636	42,596
Borrowings on RCF			70,010			1,010
Macroeconomic swap
Collar macroeconomic swap		300,000	-300,000		147,377	-147,377
Financial liabilities	1,031,818	775,175	95,843	1,161,413	655,468	139,992
Total		1,902,836			1,956,872

The Group uses derivatives to manage and reduce its net exposure to interest rate fluctuations.

The Group has entered into interest swaps and collars with a zero premium; these limit the impact of volatility of future cash flows from interest payments on variable-rate loans.

Under the terms of these swaps, the Group pays fixed interest rates and receives variable interest on the amounts of the hedged principal, calculated using 3-month Euribor.

Collars are derivative instruments used to regulate the change in a variable rate.

7.14. Post-closing events

None.

ARGAN

Public limited company with an Executive Board and Supervisory Board with capital of €46,184,756
Registered office: 21, rue Beffroy – 92200 NEUILLY-SUR-SEINE, France
Trade and Companies Register: NANTERRE B 393 430 608

Statutory auditors’ report on the
annual financial statements

General Meeting approving the financial statements for
the financial year ended 31 December 2023

EXPONENS	MAZARS

7.15. Statutory auditors’ report on the annual financial statements

ARGAN

Public limited company with an Executive Board and Supervisory Board

Statutory auditors’ report

on the annual financial statements

To the Argan General Meeting,

Opinion

In performance of the assignment entrusted to us by your General Meeting, we have audited the consolidated financial statements of ARGAN for the financial year ended 31 December 2023, as appended to this report.

We certify that the annual financial statements are accurate and consistent and give a true and fair view of the income from operations for the past financial year as well as the financial position and assets of the company at the end of the year, in accordance with French accounting rules and principles.

The opinion set out above is consistent with the content of our report to the Audit Committee.

Basis of opinion

Auditing standards

We conducted our audit in accordance with the professional standards applicable in France. We believe that the evidence collected in our audit is sufficient and appropriate to provide a basis for our opinion.

Our responsibilities pursuant to these standards are described in the section of this report on “Responsibilities of the Statutory Auditors in the audit of the annual financial statements”.

Independence

We conducted our audit in accordance with the rules of independence imposed by the French Commercial Code and the code of ethics of the profession of statutory auditor for the period from 1 January 2023 to the issue date of our report, and in particular we did not provide any services prohibited by Article 5(1) of Regulation (EU) no. 537/2014.

Justification of assessments – Key points of the audit

In accordance with the provisions of Articles L.821-53 and R.821-180 of the French Commercial Code relating to the justification of our assessments, we draw to your attention the key points of the audit relating to the risks of material misstatement which, in our professional judgement, were of most significance in the audit of the annual financial statements for the financial year, and our responses to these risks.

These assessments were part of our audit of the annual financial statements, taken as a whole, and contributed to the opinion we formed which is expressed above. We do not express an opinion on elements of these annual financial statements taken individually.

Valuation of the real estate portfolio

(Note on “Accounting rules and methods”, paragraphs on “Intangible and tangible fixed assets” and “Valuation of equity securities and the real estate portfolio” and notes on “Fixed asset schedule” and “Depreciation of fixed assets” in the notes to the annual financial statements)

Identified risk

Property, plant and equipment represented a net book value of €2,104 million at 31 December 2023, representing 92.4% of the company’s assets. They are primarily real estate assets considered to be investment properties.

Tangible assets are recognised at acquisition cost less accumulated depreciation and any impairment losses, as determined from the fair value of the assets. In this regard, Management has introduced a process for valuation of the property portfolio by an independent Property Appraiser, to estimate the fair value of the assets. This is described in the note on “Valuation of equity securities and the real estate portfolio” in the notes to the annual financial statements.

Valuation of the real estate portfolio is an estimation exercise. The independent Property Appraiser’s valuation of the real estate assets considers specific information such as the nature of each asset, its location, its rental income, the remaining fixed term of the leases, the rate of return and investment expenditure.

This valuation may result, where applicable, in the recognition of an impairment if the value of the real estate assets estimated by the Property Appraiser turns out to be significantly lower than their net carrying amount.

We considered the valuation of the real estate portfolio to be a key point in our audit because of the material nature of this item as regards the annual financial statements, the high degree of judgement required from Management to determine the main assumptions used and in view of the sensitivity of the fair value of real estate assets to these assumptions.

Our response

Under these circumstances, our work consisted of:

●	Assessing the Property Appraiser’s qualifications, certifications and independence, based on their engagement letter;

●	Assessing the completeness of the scope evaluated by the Property Appraiser by comparison with the managed rental income statement as at 31 December 2023;

●	Assessing the relevance of the information provided by the company for the Property Appraiser (rental income statements, investment expenditure budget), more specifically for acquisitions / extensions / deliveries of real estate assets in the financial year;

●	Obtaining the property valuation reports and confirming the fair value of the real estate assets in light of the valuation methods used, changes in the scope and the market inputs on which the Property Appraiser’s valuations are based, such as the discount rate, the rate of return and the market rental value;

●	Conducting an interview with the Finance Department and the Property Appraiser to justify the appraisal values for specific assets that have come to our attention;

●	On this basis, comparing the fair value and the net carrying amount of the property assets, and assessing whether adequate impairment losses have been recognised;

●	Assessing the appropriateness of the information shown in the Notes to the annual financial statements indicated above.

Specific verifications

We also performed specific verifications as required under statutory and regulatory provisions in accordance with the professional auditing standards applicable in France.

Information given in the management report and other documents sent to shareholders on the financial position and annual financial statements

We have no matters to report regarding the fair presentation and consistency with the annual financial statements of the information in the Executive Board’s management report and in the other documents on the financial position and the annual financial statements sent to shareholders.

We certify that the annual financial statements are consistently accurate as regards the information on terms of payment laid down in Article D.441-6 of the French Commercial Code.

Corporate governance report

We certify that the information required by Articles L.225-37-4, L.22-10-10 and L.22-10-9 of the French Commercial Code is included in the Supervisory Board’s report on corporate governance.

We verified that the information provided pursuant to the provisions of Article L.22-10-9 of the French Commercial Code on the remuneration and benefits paid or allocated to corporate officers as well as the commitments made in their favour is consistent with the financial statements or with the data used to prepare these financial statements. Where applicable, we also verified that this information is consistent with the evidence collected by your company from companies that it controls that fall within the scope of consolidation. On the basis of this work, we certify that this information is accurate and fairly presented.

Other verifications or information required by legal and regulatory texts

Presentation format of the annual financial statements to be included in the annual financial report

In accordance with the professional standards relating to the statutory auditor’s due diligence on the annual and consolidated financial statements presented in accordance with the single European electronic reporting format, we also verified compliance with this format as defined by Delegated European Regulation No. 2019/815 of 17 December 2018 in the presentation of the annual financial statements intended to be included in the annual financial report referred to in Article L. 451-1-2 of the French Monetary and Financial Code, drawn up under the responsibility of the Chairman of the Executive Board.

On the basis of our work, we conclude that the presentation of the annual accounts intended to be included in the annual financial report complies, in all material respects, with the single European electronic information format.

It is not our responsibility to verify that the annual financial statements that will actually be included by your company in the annual financial report filed with the AMF correspond to those we have used to carry out our work.

Appointment of Statutory Auditors

We were appointed as Statutory Auditors of Argan by your Ordinary General Meeting of 20 December 2006 (Mazars) and the Combined General Meeting of 15 April 2008 (Exponens Conseil & Expertise).

As at 31 December 2023, Mazars was in its 19th consecutive year of appointment and Exponens Conseil & Expertise in its 16th year, marking their 18th and 16th years, respectively, since the company’s securities were admitted to trading on a regulated market.

Responsibilities of management and of the persons charged with corporate governance in relation to the annual financial statements

The management is responsible for the preparation of annual financial statements that give a true and fair view in accordance with French accounting rules and principles and for implementing the internal controls it deems necessary for the preparation of annual financial statements that are free from material misstatements, whether due to fraud or error.

When preparing the annual financial statements, management is responsible for assessing the company’s ability to continue as a going concern, for presenting the information required in these financial statements, where applicable, in relation to the continuity of operations, and for applying the going concern accounting policy, unless there is a plan to liquidate the company or cease its operations.

The Audit Committee is responsible for monitoring the financial reporting process and the effectiveness of the internal control and risk management systems, as well as internal auditing, where appropriate, with regard to the procedures for preparing and processing accounting and financial information.

The annual financial statements have been adopted by the Executive Board.

Responsibilities of the Statutory Auditors in the audit of the annual financial statements

Audit objective and procedure

We are responsible for preparing a report on the annual financial statements. Our objective is to obtain reasonable assurance that the annual financial statements taken as a whole are free from material misstatement. Reasonable assurance means a high level of assurance, but this does not guarantee that an audit carried out in accordance with professional standards can always detect every material misstatement. Misstatements may result from fraud or error and are considered material when it can reasonably be expected that they might, individually or collectively, influence the financial decisions taken by users of the financial statements on the basis of those statements.

As specified in Article L.821-55 of the French Commercial Code, our certification of the financial statements does not involve any guarantee of the viability or quality of your company’s management.

In an audit carried out in accordance with the professional standards applicable in France, the statutory auditor exercises professional judgement throughout the audit. In addition, the statutory auditor:

●	identifies and assesses the risks of material misstatement in the annual financial statements, whether due to fraud or error, develops and implements audit procedures in response to these risks, and gathers information that it considers sufficient and appropriate to support its opinion. The risk of failing to detect a material misstatement resulting from fraud is greater than in the case of a material misstatement resulting from error, since fraud may involve collusion, falsification, deliberate omissions, false declarations or the circumvention of the internal control system;

●	obtains an understanding of the aspects of internal control that are relevant for the audit in order to develop appropriate audit procedures in the circumstances, and not to express an opinion as to the effectiveness of the internal control systems;

●	assesses the appropriateness of the accounting policies used, and the reasonableness of the accounting estimates made by the management and the related information provided in the annual financial statements;

●	assesses the appropriateness of the management’s application of the going concern accounting principle and, according to the evidence collected, whether there is material uncertainty connected with events or circumstances that could jeopardise the company’s ability to continue its operations. This assessment is based on the evidence collected up to the date of the statutory auditor’s report, but it is noted that subsequent circumstances or events could jeopardise the continuity of operations. If the auditor concludes that there is material uncertainty, they draw the attention of readers of the report to the information provided in the annual financial statements concerning this uncertainty or, if this information is not provided or is not relevant, it issues a certification with reservations or refuses to certify;

●	appraises the overall presentation of the annual financial statements and evaluates whether the annual financial statements reflect the underlying transactions and events in a way that gives a true and fair view.

Report to the Audit Committee

We provide the Audit Committee with a report that describes the scope of the audit and the programme of work carried out, as well as the conclusions resulting from our work. We also draw its attention to any significant weaknesses in the internal control system that we have identified with regard to the procedures for preparing and processing accounting and financial information.

The report to the Audit Committee includes information on the risks of material misstatement that we consider to have been the most important for the audit of the annual financial statements for the financial year and which therefore constitute the key audit matters that we have to describe in this report.

We also provide the Audit Committee with the declaration set out in Article 6 of Regulation (EU) No. 537/2014 confirming our independence, within the meaning of the rules applicable in France laid down by Articles L.821-27 to L.821-34 of the French Commercial Code and in the French Code of Ethics for Statutory Auditors. Where necessary, we discuss the risks to our independence and the safeguard measures applied with the Audit Committee.

The Statutory Auditors

Mazars Paris La Défense, 21 February 2024	Exponens Conseil et Expertise Paris, 21 February 2024

Said Benhayoune	Yvan Corbic

7.16. Statutory auditors’ special report on regulated agreements

ARGAN

Public limited company with an Executive Board and Supervisory Board with capital of €46,184,756

Registered office: 21, rue Beffroy – 92200 NEUILLY-SUR-SEINE, France

Trade and Companies Register: NANTERRE B 393 430 608

Statutory auditors’ special report on

regulated agreements

General Meeting approving the financial statements for

the financial year ended 31 December 2023

EXPONENS	MAZARS

ARGAN

Public limited company with an Executive Board and Supervisory Board

Statutory auditors’ special report on regulated agreements

General Meeting to approve the financial statements for the year ended 31 December 2023

To the shareholders,

In our capacity as statutory auditors of your company, we present below our report on regulated agreements.

Our obligation is to inform you, on the basis of the information given to us, of the characteristics and the main terms of the agreements of which we were informed or which we discovered in the course of our work, along with the reasons they are beneficial to the company. We do not comment as to their usefulness or appropriateness, or investigate whether any additional agreements exist. Your obligation, under the terms of Article R. 225-58 of the French Commercial Code, is to determine whether the agreements are of benefit and should be approved.

It is also our responsibility, where applicable, to provide you with the information provided for in Article R. 225-58 of the French Commercial Code relating to the execution, during the past financial year, of agreements already approved by the General Meeting.

We have followed due diligence as we deemed necessary as a result of the professional standards of the French national institute of statutory auditors (Compagnie nationale des commissaires aux comptes) relating to this assignment. This due diligence involved verifying the consistency of the information provided to us with the basic documents from which it was obtained.

AGREEMENTS SUBJECT TO APPROVAL BY THE GENERAL MEETING

Pursuant to Article L.225-88 of the French Commercial Code, we were informed of the following agreement entered into during the past fiscal year, which was subject to the prior authorisation of your Supervisory Board.

Service agreement with Kerlan SAS

Persons concerned: Kerlan SAS, a shareholder holding more than 10% of the share capital, and Mr Jean-Claude Le Lan, Chairman of Kerlan SAS and Chairman of the Supervisory Board of Argan SA.

Subject: your Supervisory Board meeting of 18 January 2023 authorised the signing of a service agreement including the keeping of accounting entries for Kerlan SAS and one of its subsidiaries, it being specified that the accounting is carried out by a chartered accountant at the initiative and at the expense of Kerlan SAS, and the maintenance of a real estate asset acquired through SCI Vénus, a 99%-owned subsidiary of Kerlan SAS.

Term: the effective date of the agreement is set at 18 January 2023 for an initial period ending on 31 December 2023 and tacitly renewable for periods of two calendar years, it being specified that the agreement will end on 31 December 2030 at the latest.

Terms: the annual amount of the service is set at €50,000 excl. tax per year corresponding to 40 working days at €1,250 excl. tax. The amount invoiced by Argan SA to Kerlan SAS under this agreement for the 2023 financial year was €47,715.05 excl. tax.

Reasons given by the Supervisory Board justifying the benefits of this agreement for the company: Kerlan SAS, the main shareholder of Argan SA, has no employees.

AGREEMENTS ALREADY APPROVED BY THE GENERAL MEETING

Pursuant to Article R. 225-57 of the French Commercial Code, we were informed that the following agreements, approved by the General Meeting in previous financial years, continued to be performed during the past financial year.

Service Agreement with Mr Hubert Rodarie

Subject: Participation of Mr Hubert Rodarie in team meetings organised by Argan SA or the provision by Mr Hubert Rodarie of face-to-face consulting services in the form of half-day sessions in order to share with the teams his experience and expertise on the various topics that will be discussed there.

Companies concerned: Argan SA and RDR Conseil, represented by Mr Hubert Rodarie (Vice-Chairman of the Supervisory Board, member of the Audit Committee)

Terms:

●	monthly invoicing and fixed remuneration calculated on the basis of €1,000, excluding tax, per half-day;

●	The expense recorded during the 2023 financial year amounted to €5,000.

Duration: Signature of the agreement on 1 December 2021 for two renewable years; by way of exception, the agreement will cease to have effect should Mr Hubert Rodarie lose his position as a member of the Supervisory Board for any reason whatsoever.

Reasons given by the Supervisory Board justifying the interest of this agreement for the company: Mr Hubert Rodarie’s involvement with Argan SA’s teams and his participation in the meetings organised by Argan SA would bring a certain added value, particularly in light of his financial expertise and his extensive experience.

The Statutory Auditors

Mazars Paris La Défense, 21 February 2024	Exponens Conseil et Expertise Paris, 21 February 2024

Said Benhayoune	Yvan Corbic

8 Legal and organisational information

Organisation chart	224
Share capital, shareholding and stock market performance	225
Information on the capital	225
Group share ownership	229
Dividends paid for the last three financial years	232
Transactions on the Company’s securities	233
Stock market performance and NAV	234
Financial communication policy and timetable	237
Principles and organisation of Argan’s financial communication	237
Financial reporting timetable	237
Shareholders’ agreements	238
Shareholders’ agreement between the members of the Le Lan family	238
Shareholders’ agreement between the Le Lan family, CRFP 8 and Predica	239
Other information relating to the Group’s shareholding and capital	239

Rules for allocation and distribution of profits (Article 43 of the Articles of Association)	240
General Meetings	241
Meeting notice (Article 32 of the Articles of Association)	241
Agenda (Article 33 of the Articles of Association)	241
Admission to Shareholders’ Meetings – Powers (Article 34 of the Articles of Association)	241
Meeting procedures – Meeting officers – Minutes (Article 35 of the Articles of Association)	242
Quorum – Voting (Article 36 of the Articles of Association)	242
Ordinary General Meeting (Article 37 of the Articles of Association)	242
Extraordinary General Meeting (Article 38 of the Articles of Association)	243
Special Shareholders Meetings (Article 39 of the Articles of Association)	243
Current delegations of authority	243
Delegations of authority granted to the Executive Board by the Combined General Meeting of 23 March 2023	243
Delegations of authority submitted by the Executive Board to the Combined General Meeting of 21 March 2024	245

8.1. Organisation chart

As at 31 December 2023, the Group’s legal structure is as follows:

Argan and its subsidiaries form the Argan Group (the “Group”).

At 31 December 2023, the Group included ARGAN and the NANTOUR SCCV subsidiaries, which are 49.90% owned, AVILOG SCI, 100% owned, NEPTUNE SCI, 99.9% owned, as well as CARGAN-LOG SCI, 60% owned (see Financial Information in Chapter 3, paragraph 3.3.3 - Main Subsidiaries).

All five companies have the same primary corporate purpose, namely, “The purchase and/or construction of all lands, buildings and property assets and rights for rental, management or leasing; the development of all lands and property assets and rights; fitting out all property units for rental; and all other ancillary or related activities pertaining to the above-mentioned business activity; all being performed directly or indirectly, either alone, in partnership or as part of a joint venture, grouping or company, with any other persons or companies”.

SCI AVILOG, SCI NEPTUNE and SCI CARGAN-LOG are fully consolidated, and SCCV NANTOUR is consolidated using the equity method.

At 31 December 2023, 94 buildings were owned by ARGAN and 3 buildings were owned by CARGAN-LOG. At that date, the other subsidiaries do not own any completed buildings.

The Group presents its consolidated financial statements in accordance with IFRS and has opted to recognise its portfolio of real estate assets at fair value on the balance sheet. ARGAN adopted the SIIC tax regime on 1 July 2007.

It has thirty (30) employees (including 29 full-time employees) as at 31 December 2023. They deal with asset management and property and rental management of the asset portfolio and implement the policy on acquisitions, arbitrage and development with the support of the Administration and Finance Department and the Legal Department.

ARGAN takes the form of a public limited company with an Executive Board and a Supervisory Board. As at 31 December 2023, its share capital comprised 23,079,697 shares, each with a nominal value of €2.

ARGAN is listed on Euronext Paris, in Compartment A, and is part of the SBF 120 and FTSE EPRA Europe as at 31 December 2023.

8.2. Share capital, shareholding and stock market performance

8.2.1. Information on the capital

The Company is controlled by its main shareholder (see table of main shareholders in section 8.2.2.1 on the following pages).

At 31 January 2024, the share capital was set at FORTY-SIX MILLION ONE HUNDRED AND EIGHTY-FOUR THOUSAND SEVEN HUNDRED AND FIFTY-SIX EUROS (€46,184,756).

It is divided into TWENTY-THREE MILLION NINETY-TWO THOUSAND THREE HUNDRED AND SEVENTY-EIGHT (23,092,378)

shares, all of the same class, with a par value of TWO (2) euros each, fully paid up.

8.2.1.1. Change in share capital

The table below shows how the Company’s share capital has changed over the past three years:

Date	Transaction	Capital increase/ reduction	Par value	Issue, contribution or merger premium	Number of shares created / cancelled	Total number of shares	Capital after transaction
29/04/21	Capital increase by payment of the dividend in shares	558,636	€2	€21,035,439	279,318	22,588,545	45,177,090
26/04/22	Capital increase by payment of the dividend in shares	725,490	€2	€36 245 480	362,745	22,951,290	45,902,580
16/01/23	Capital increase resulting from the free allocation of shares	60,148	€2	€-66,163	€30,074	22,981,364	45,962,728
25/04/23	Capital increase by payment of the dividend in shares	196,666	€2	7,159,626	98,333	23,079,697	46,159,394

8.2.1.2. Statutory information on share capital

8.2.1.2.1. Change in share capital (Article 8)

Share capital increase

The share capital may be increased by any means and in accordance with all the terms and conditions provided for by the applicable laws and regulations.

The Extraordinary General Meeting has sole authority on the Executive Board’s report to decide to increase the capital. It may delegate this authority to the Executive Board under the conditions set by the applicable laws and regulations.

The share capital may be increased either by issuing ordinary shares or preferred shares or by increasing the nominal amount of existing capital securities. It may also be increased via the exercise of rights attached to transferable securities giving access to the capital, under the conditions provided for by the applicable laws and regulations.

Shareholders have a preferential right in proportion to the amount of their shares to the subscription of cash shares issued to carry out a capital increase. Shareholders may waive their preferential right on an individual basis.

The right to allocate new shares to shareholders, following the capitalisation of reserves, profits or issue premiums, belongs to the bare owner, subject to the rights of the beneficiary.

Payment for shares

New equity securities are issued either at their nominal amount or at this amount plus an issue premium. Payment in consideration for such securities may be made in cash, including by offset against debts due and payable by the Company, or by contributions in kind, by capitalisation of reserves, profits or issue premiums, or as the result of a merger or a demerger. They may also be paid up following the exercise of a right attached to transferable securities giving access to the capital including, where applicable, the payment of the corresponding sums.

For shares subscribed in cash, at least one quarter of their nominal value must be paid up at the time of subscription together with, where applicable, the entirety of the issue premium. The balance should be paid in one or more instalments, as decided by the Executive Board, within five years from the day on which the capital increase was completed.

Subscribers are notified of calls for funds by registered letter with acknowledgement of receipt sent at least fifteen days prior to the date set for each payment. Payments shall be made either at the registered office or at any other place indicated for this purpose.

Any delay in the payments due on the unpaid amount of the shares will automatically, and without any further formalities whatsoever, result in payment of interest at the statutory rate, accruing from the date such payment was due, without prejudice to actions that the Company may bring against the defaulting shareholder or any enforcement measures provided by the applicable laws and regulations.

Capital reduction

The Extraordinary General Meeting may authorise a capital reduction or decide to reduce the capital, and may delegate the broadest powers to the Executive Board to complete the reduction. It may not, under any circumstances, derogate from the principle of equality of shareholders.

The share capital may only be reduced to an amount below the legal minimum on the condition precedent of a capital increase intended to increase it to at least this minimum amount, unless the Company is converted into a different form of company.

In the event of failure to comply with these provisions, any interested party may seek the dissolution of the Company in court.

The court may not order the dissolution of the Company, however, if the situation has been remedied on the date on which it rules on the case.

Capital depreciation

The capital may be depreciated as provided for by the applicable laws and regulations. Depreciated shares are called dividend shares; the right to any distribution or reimbursement on the nominal value of the securities is reduced by the amount of the depreciation, but they retain their other rights.

8.2.1.2.2. Form of shares (Article 9 of the Articles of Association)

Identification of shareholders

Shares may be either registered shares or bearer shares as decided by the holder. Registered shares may be converted to bearer shares and vice versa, subject to the applicable laws and regulations.

Ownership of the shares results from their entry in the account under the conditions and in the manner stipulated by the applicable laws and regulations.

For the purpose of identifying the holders of bearer securities, the Company or its representative is entitled to request, under the applicable legal and regulatory conditions, information concerning the owners of its shares and securities conferring the immediate or future right to vote at its own shareholders’ meetings. Such information may be requested at any time and at the Company’s own expense, either from the central custodian in charge of the administration of its share issue account, or directly from one or more financial intermediaries mentioned in Article L.211-3 of the French Monetary and Financial Code.

Where the deadline stipulated by the applicable laws and regulations for disclosure of such information is not met, or where the information provided is incomplete or incorrect, the central custodian, the Company or its representative or the account administrator may apply to the presiding judge of the court ruling in summary proceedings to enforce fulfilment of the disclosure obligation.

Under the conditions specified by the applicable laws and regulations (particularly those concerning time limits), intermediaries acting on behalf of owners of registered securities who are domiciled outside France are required to disclose information about the owners of such securities, at the request of the Company or its representative, which may be made at any time.

Should the Company deem that certain holders of bearer or registered securities whose identity has been disclosed to it hold such securities on behalf of third-party owners, it is entitled to ask these holders to disclose information about the owners of such securities held by each of them, under the conditions specified by the applicable laws and regulations.

In the event that the threshold of 10% of the Company’s capital is exceeded (where this is understood as holding 10% or more of the rights to dividends paid by the company), whether directly or indirectly, any shareholder who is not a natural person must state in their declaration of threshold crossing whether they are a Shareholder Subject to Withholding Tax (as defined in Article 43 of the Articles of Association). If such a shareholder declares itself to be a Shareholder Subject to Withholding Tax, it must register all the shares it actually owns in registered form and ensure that the entities that it controls within the meaning of Article L.233-3 of the French Commercial Code also register all the shares that they hold in registered form. Should such shareholder declare that it is not a Shareholder Subject to Withholding Tax, it must provide evidence of this at any such request from the company. Additionally, if the company requests it, the shareholder must provide a legal opinion from an international tax consultancy firm. Any shareholder other than a natural person who has reported that they have crossed the threshold of 10% of the company’s capital, whether directly or indirectly, must notify the company promptly of any change in its tax status that would cause it to acquire or lose the status of Shareholder Subject to Withholding Tax.

Declaration of thresholds crossing

In addition to the obligation to inform the Company of the holding of certain fractions of capital or voting rights pursuant to Articles L. 233-7 et seq. of the French Commercial Code, any natural or legal person, acting alone or in concert with others, who becomes the direct or indirect holder of a number of shares, voting rights or securities issued in representation of shares corresponding to 2% of the Company’s capital or voting rights shall be required, within five trading days from the date of the registration of the shares that mean it reaches or exceeds this threshold, to inform the Company by registered letter with acknowledgement of receipt of its total holding of number of shares, voting rights and securities giving access to the capital.

This reporting obligation will apply under the conditions above whenever the holder exceeds or falls below the next 2% threshold, no matter what the reason, and applies when the 5% threshold is exceeded.

In case of failure to comply with the provisions above and in paragraph 3, point 6, of this Article, the shareholder(s) concerned will, subject to the conditions and limits laid down by the applicable laws and regulations, be deprived of the voting rights relating to the securities above the thresholds subject to reporting, if one or more shareholders holding at least 2% of the capital or voting rights requests this at the General Meeting.

Rights and obligations attached to the shares (Article 12 of the Articles of Association)

Each share confers the right to a share of the profits and corporate assets that is proportional to the capital it represents and confers the right to vote and to be represented at General Meetings under the conditions laid down in the applicable legal and regulatory conditions and in these Articles of Association.

Pursuant to the option provided by Article L.225-123 of the French Commercial Code, any mechanism that automatically confers double voting rights on shares for which proof of registration in the name of one and the same shareholder for at least two years can be provided is expressly excluded by these Articles of Association.

All shareholders have the right to be informed about the Company’s operations and to access certain corporate documents at the time and under the conditions laid down by the applicable laws and regulations.

Shareholders are only liable for losses up to the amount of their contribution.

Subject to the legal and statutory provisions, no majority may impose an increase in shareholders’ commitments. The rights and obligations attached to shares are transferred with the shares.

Possession of a share automatically implies full adherence to the resolutions of the General Meeting and to these Articles of Association.

Transfer includes all dividends due that have not been paid and all dividends falling due in the future, as well as any share in reserve funds, unless otherwise stipulated to the Company.

Heirs, creditors, beneficiaries or other representatives of a shareholder may not be entitled on any grounds whatsoever to request that the Company’s assets and documents be placed under seal or request their distribution or sale by auction, or interfere in the administration of the Company; for the exercise of their rights, they should refer to the list of company assets and liabilities and the resolutions of the General Meeting.

Whenever it is necessary to hold a number of shares to exercise any particular right, for a share exchange, consolidation or allocation, or as a result of a capital increase or reduction, a merger or any other transaction, shareholders with isolated shares or with fewer shares than the number required are personally responsible for obtaining the number of shares necessary to exercise their rights, buying or selling shares if necessary to achieve this.

8.2.2. Group share ownership

8.2.2.1. Main shareholders

The purpose of the table below is to illustrate the distribution of the share capital amongst the shareholders on 31 December 2021, 2022 and 2023:

	31 December 2021			31 December 2022			31 December 2023
Main shareholders	Number of securities	% capital	% voting rights	Number of securities	% capital	% voting rights	Number of securities	% capital	% voting rights
Le Lan family (in concert) of whom:	9,096,045	40.27%	40.27%	9,163,515	39.93%	39.94%	9,328,205	40.42. %	40.44%
Jean-Claude Le Lan	704,955	3.12%	3.12%	704,955	3.07%	3.07%	400,000	1.73%	1.73%
KERLAN SAS (*)	4,237,220	18.76%	18.76%	4,237,220	18.46%	18.46%	6,995,830	30.31%	30.33%
Jean-Claude Le Lan Junior	862,724	3.82%	3.82%	879,661	3.83%	3.83%	215,701	0.94%	0.94%
Nicolas Le Lan	857,158	3.79%	3.79%	871,476	3.8%	3.8%	198,409	0.86%	0.86%
Charline Le Lan	857,155	3.79%	3.79%	874,403	3.81%	3.81%	157,609	0.68%	0.68%
Ronan Le Lan	839,206	3.72%	3.72%	850,229	3.70%	3.70%	500,467	2.17%	2.17%
Eugénie Le Lan	12,307	0.05%	0.05%	12,554	0.05%	0.05%	13,030	0.06%	0.06%
Véronique Le Lan Chaumet	627,872	2.78%	2.78%	633,610	2.76%	2.76%	500,000	2.17%	2.17%
Alexia Chaumet Le Lan	12,307	0.05%	0.05%	12,554	0.05%	0.05%	13,068	0.06%	0.06%
Charles Chaumet Le Lan	12,307	0.05%	0.05%	12,554	0.05%	0.05%	13,030	0.06%	0.06%
Karine Le Lan	72,834	0.32%	0.32%	74,299	0.32%	0.32%	321,061	1.39%	1.39%
Public, of whom:	13,491,697	59.73%	59.73%	13,777,412	60.03%	60.06%	13,740,612	59.54%	59.56%
Crédit Agricole Assurances	3,725,106	16.49%	16.49%	3,820,134	16.65%	16.65%	3,820,134	16.55%	16.56%
Other public	9,766,591	43.24%	43.24%	9,957,278	43.38%	43.40%	9,920,478	42.99%	43.00%
Treasury shares (**)	803	0.00%	0.00%	10,363	0.04%	0.00%	10,880	0.05%	0.00%
TOTAL	22,588,545	100.0%	100.0%	22,951,290	100.0%	100.0%	23,079,697	100.0%	100.0%

(*) KERLAN SAS is a company wholly owned by Mr Jean-Claude Le Lan and his five children.

(**) under the liquidity contract.

The main characteristics of the shareholders’ agreement between the members of the Le Lan family and the shareholders’ agreement signed as part of the purchase of the “Cargo” portfolio are set out in paragraph 8.4.2 of this Universal Registration Document – Shareholders agreements.

Regarding majority control of the Company by the Le Lan family, see Chapter 3, section 3.7, subsection 3.7.6, paragraph 3.7.6.1 - Risks associated with the departure of a key person, in particular a member of the Le Lan family.

As at 31 December 2023, the Company held 10,880 of its own shares with a par value of €2 each and a net book value on its balance sheet of €903,123.

8.2.2.2. Crossing of statutory thresholds and disclosure of intent

The various levels for reporting the crossing of thresholds are summarised in Section 8.2.1.2.2 of this Universal Registration Document.

●	In a letter dated 6 March 2023, COHEN & STEERS disclosed that it fell below the threshold of 4% of ARGAN’s capital and voting rights and now held 882,796 shares, representing 3.84% of the capital and voting rights;

●	In a letter dated 30 March 2023, Ameriprise Financial Group disclosed that it fell below the threshold of 2% of ARGAN’s capital and voting rights and now held 437,420 shares, representing 1.90% of the capital and voting rights;

●	In a letter dated 3 April 2023, Ameriprise Financial Group disclosed that it had exceeded the threshold of 2% of ARGAN’s capital and voting rights and now held 460,819 shares, representing 2.01% of the capital and voting rights;

●	In a letter dated 5 April 2023, COHEN & STEERS disclosed that it fell below the threshold of 2% of ARGAN’s capital and voting rights and now held 444,981 shares, representing 1.94% of the capital and voting rights;

●	In a letter sent to the Autorité des Marchés Financiers (AMF) dated 2 May 2023, the members of the family group Le Lan declared that they had crossed the threshold of 40% of the capital and voting rights of ARGAN, and held a total of 9,284,569 shares representing 40.23% of the capital and voting rights;

●	In a letter dated 1 December 2023, BNP Paribas Asset Management Holding disclosed that it had exceeded the threshold of 2% of ARGAN’s capital and voting rights and now held 511,183 shares, representing 2.22% of the capital and voting rights.

8.2.2.3. Managers’ transactions on the Company’s securities:

Managers carried out the following transactions on the Company’s shares during the 2023 financial year:

Reporting entity	Nature of the transaction	Description of the financial instrument	Date of transaction	Total amount of the transaction (in euros)	Exercise of the dividend distribution option in shares (X)
FRÉDÉRIC LARROUMETS	Assignment	Share	05/12/2023	€113,135.78
FRÉDÉRIC LARROUMETS	Assignment	Share	04/12/2023	€118,151.73
FRÉDÉRIC LARROUMETS	Assignment	Share	22/11/2023	€306,026.43
FRÉDÉRIC LARROUMETS	Assignment	Share	14/11/2023	€135,240.00
FRÉDÉRIC LARROUMETS	Assignment	Share	08/11/2023	€142,910.04
FRÉDÉRIC LARROUMETS	Assignment	Share	03/11/2023	€41,250.00
FRÉDÉRIC LARROUMETS	Assignment	Share	02/11/2023	€94,885.00
FRÉDÉRIC LARROUMETS	Assignment	Share	25/10/2023	€199,840.00
KERLAN SAS[4]	Acquisition	Share	25/10/2023	€194,068,213.50
VERONIQUE LE LAN CHAUMET	Contribution	Share	25/10/2023	€9,399,463.50
Charline Le Lan	Contribution	Share	25/10/2023	€52,762,500.00
RONAN LE LAN	Contribution	Share	25/10/2023	€26,381,250.00
JEAN CLAUDE JUNIOR LE LAN	Contribution	Share	25/10/2023	€49,245,000.00
NICOLAS LE LAN	Contribution	Share	25/10/2023	€49,245,000.00
JEAN-CLAUDE LE LAN	Contribution	Share	25/10/2023	€7,035,000.00
FRÉDÉRIC LARROUMETS	Assignment	Share	17/10/2023	€443.10
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	17/10/2023	€63,110.00
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	04/10/2023	€283,521.33

[4]	KERLAN SAS, a legal entity, is chaired by Jean-Claude Le Lan and its partners are the members of the Le Lan family (Jean-Claude, Jean-Claude Junior, Ronan, Véronique, Nicolas and Charline). Acquisition resulting from the contribution of the Le Lan family on 25 October 2023.

Reporting entity	Nature of the transaction	Description of the financial instrument	Date of transaction	Total amount of the transaction (in euros)	Exercise of the dividend distribution option in shares (X)
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	03/10/2023	€362,878.82
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	15/09/2023	€103,910.05
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	08/09/2023	€39,540.00
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	04/09/2023	€72,000.00
FRÉDÉRIC LARROUMETS	Assignment	Share	29/08/2023	€32,780.00
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	09/08/2023	€42,770.00
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	24/07/2023	€205,826.70
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	21/07/2023	€196,064.11
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	20/07/2023	€217,535.88
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	13/06/2023	€141,000.00
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	01/06/2023	€76,294.00
RONAN LE LAN	Acquisition	Share	29/05/2023	€143,888.06
RONAN LE LAN	Acquisition	Share	26/05/2023	€67,881.10
RONAN LE LAN	Acquisition	Share	25/05/2023	€250,271.70
RONAN LE LAN	Acquisition	Share	24/05/2023	€19,637.00
RONAN LE LAN	Acquisition	Share	22/05/2023	€7,225.00
RONAN LE LAN	Acquisition	Share	19/05/2023	€71,445.00
RONAN LE LAN	Acquisition	Share	18/05/2023	€147,250.26
RONAN LE LAN	Acquisition	Share	17/05/2023	€126,084.48
RONAN LE LAN	Acquisition	Share	16/05/2023	€101,971.94
RONAN LE LAN	Acquisition	Share	15/05/2023	€58,920.41
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	09/05/2023	€4,900.00
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	03/05/2023	€83,345.04
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	02/05/2023	€125,354.91
Alexia Chaumet Le Lan	Acquisition	Share	25/04/2023	€35,684.37	X
CHARLES CHAUMET	Acquisition	Share	25/04/2023	€35,609.56	X
NICOLAS LE LAN	Acquisition	Share	25/04/2023	€2,014,857.73	X
Charline Le Lan	Acquisition	Share	25/04/2023	€2,484,140.86	X
JEAN CLAUDE JUNIOR LE LAN	Acquisition	Share	25/04/2023	€59,773.19	X
EUGENIE LE LAN	Acquisition	Share	25/04/2023	€35,609.56	X
RONAN LE LAN	Acquisition	Share	25/04/2023	€443,847.73	X
KARINE LE LAN	Acquisition	Share	25/04/2023	€883,281.67	X
FLORENCE SOULE DE LAFONT	Assignment	Share	23/02/2023	€7,632.00

8.2.2.4. Acquisitions of equity interests and controlling interests during the 2023 financial year:

●	Takeovers: None

●	Equity investments: None

●	Disposals of equity investments: During the past financial year, our Company has not sold any equity investments.

8.2.3. Dividends paid for the last three financial years

8.2.3.1. Dividend distribution policy

The Company has historically distributed a dividend representing a yield of between 2 and 4%.

It intends to pursue a consistent distribution policy, in accordance with the rules of the SIIC tax regime, i.e. in short, a minimum of 95% of the results from rental operations, 70% of the realised capital gains and 100% of the dividends received from its subsidiaries.

In view of the Company’s excellent performance in 2023, it will be proposed to the Combined General Meeting of 21 March 2024 that a dividend of €3.15/share be approved, an increase of +5% compared with the previous year.

8.2.3.2. Dividend distribution table for the last three financial years

The following dividends have been paid for the last three financial years:

FINANCIAL YEAR	DIVIDEND
Financial year ended 31 December 2020	€2.10(*)
Financial year ended 31 December 2021	€2.60(**)
Financial year ended 31 December 2022	€3.00(***)

(*) Including €1.70 treated for tax purposes as a recapitalisation within the meaning of Article 112 1° of the French General Tax Code and therefore not constituting distributed income within the meaning of the provisions of Article 243 bis of that Code.

(**) Including €0.77 treated for tax purposes as a recapitalisation within the meaning of Article 112 1° of the French General Tax Code and therefore not constituting distributed income within the meaning of the provisions of Article 243 bis of that Code.

(***) Including €2.47 treated for tax purposes as a recapitalisation within the meaning of Article 112 1° of the French General Tax Code and therefore not constituting distributed income within the meaning of the provisions of Article 243 bis of that Code.

8.2.4. Transactions on the Company’s securities

On 16 December 2021, the Company entered into a liquidity contract with ODDO.

In running its liquidity contract, ARGAN carried out the following transactions on its own shares during 2023:

2023	Number of securities purchased	Number of securities sold
January	15,518	16,079
February	16,352	17,311
March	35,779	31,915
April	21,245	15,252
May	25,044	25,382
June	22,930	20,989
July	16,781	15,872
August	7,808	10,929
September	19,781	13,977
October	26,957	28,388
November	26,320	34,379
December	20,080	23,605
Total	254,595	254,078

On 1 January 2023, the liquidity account held the following assets:

●	10,363 securities

●	€433,994.35

On 31 December 2023, the liquidity account held the following assets:

●	10,880 securities

●	€1,331,303.94

In accordance with the provisions of Article L.225-211, paragraph 2 of the French Commercial Code, ARGAN has not acquired any shares for allocation to its employees under a profit-sharing plan.

8.2.5. Stock market performance and NAV

8.2.5.1. Change in share price since end-2017

Argan has been listed on Euronext Paris since 25 June 2007. It joined compartment B in January 2012 and then compartment A in January 2020. In 2023, it joined the FTSE EPRA Europe index (March) and the SBF 120 index (September).

The market capitalisation at 31 December 2023 was €1,966 billion based on a price of €85.2 per share.

Argan is part of the SBF 120, CAC All-Shares, FTSE EPRA Europe and IEIF SIIC France indices. ARGAN’s ISIN Code is FR0010481960.

The lowest and highest share prices over the past six years have been as follows:

	2018	2019	2020	2021	2022	2023
Lowest price	37.80	42.40	56.40	79.40	68.10	61.4
Highest price	47.40	78.00	90.80	118.00	121.80	88.7

8.2.5.2. Change in the share price and the EPRA NRV NAV

in Euros
Comparison of Argan stock price with NAV EPRA NRV
125.00
105.00
85.00
65.00
45.00
25.00
5.00
ARGAN STOCK
EPRA NRV NAV
January 2010
July 2010
January 2011
July 2011
January 2012
July 2012
January 2013
July 2013
January 2014
July 2014
January 2015
July 2015
January 2016
July 2016
January 2017
July 2017
January 2018
July 2018
January 2019
July 2019
January 2020
July 2020
January 2021
July 2021
January 2022
July 2022
January 2023
July 2023

	2010		2011		2012		2013		2014		2015		2016		2017		2018		2019		2020		2021		2022		2023
	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half	1st half	2nd half
ARGAN share price (half-year average)	11.7	12.9	14.3	11.9	11.4	11.4	12.8	13.5	15.8	17.4	21.1	20.3	22.0	24.1	29.2	37.7	40.8	44.6	53.5	67.1	76.2	83.0	87.7	109.7	110.1	83.8	75.0	70.9
EPRA NAV/share NRV in €	13.4	14.5	16.9	15.8	15.9	15.5	16.4	17.2	18.3	18.5	20.5	22.1	23.8	25.7	30.0	33.2	36.3	39.8	44.8	53.6	61.3	61.8	73.0	86.7	102.5	114.7	104.8	89.3
Discount - / Premium +	-13%	-11%	-16%	-24%	-28%	-26%	-22%	-22%	-14%	-6%	3%	-8%	-8%	-6%	-3%	14%	12%	12%	19%	25%	24%	34%	20%	26%	7%	-27%	-28%	-21%

*	For the financial years 2010 to 2018, this is the former NAV index, including transfer taxes.

This table shows the discount or premium on the ARGAN share in relation to its EPRA NRV NAV.

It compares the half-year average of the ARGAN share price to the last EPRA NRV NAV published at the end of the previous half-year. For example, the average closing price of the share in the second half of 2023, i.e. €70.9, represents a discount of -10% compared with the EPRA NTA NAV at 31 December 2023, i.e. €79.1.

For information, at 31 December 2023, the ARGAN share price was €85.2, with a premium of +8% compared with EPRA NTA NAV at 31 December 2023 (€79.1).

8.2.5.3. Change in the NAV per share5

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
EPRA Net Reinstatement Value per share (NRV)	16.9	15.9	16.4	18.3	20.5	23.8	30.0	36.3	44.8	61.3	73.0	102.5	104.8	90.6
Change year on year Y / Y-1	26%	-6%	3%	12%	12%	16%	26%	21%	23%	37%	19%	40%	2%	-14%
EPRA Net Disposal Value per share (NDV)	14.9	14.2	14.4	16.0	17.6	20.6	26.7	32.0	39.9	53.3	63.8	91.6	94.2	83.6
Change year on year Y / Y-1	26%	-5%	1%	11%	10%	17%	30%	20%	25%	34%	20%	44%	3%	-11%
EPRA Net Tangible Assets per share (NTA)											64.2	91.8	92.9	79.1
Change year on year Y / Y-1												43%	1%	-15%

The EPRA NRV NAV (replacement value) per share as at 31 December 2023 was accordingly €90.6, compared with €104.8 as at 31 December 2022, a decrease of -14%.

The EPRA NAV NTA per share increased from €92.9 to €79.1 in 2023. This decrease, mainly due to the decrease in the fair value of the assets due to the decompression of capitalization rates, breaks down as follows:

[5]	The NTA NAV is presented from 2020.

8.3. Financial communication policy and timetable

8.3.1. Principles and organization of Argan’s financial communication

Argan has a financial communication policy intended to inform the broadest possible public of the Group’s performance and financial news, as well as information related to Argan’s commercial developments, structural and organisational changes, as well as its ESG strategy and results. This communication policy is more broadly part of a desire for transparency with regard to the performances and trajectories that Argan sets itself.

Argan has a structure dedicated to investor relations and financial communication, and the information provided mobilises the management teams more broadly, but also the people directly responsible for specific operational topics depending on the topics addressed in the communications shared or questions addressed to the Group.

All documentation produced by Argan complies with the requirements set out in terms of regulated information (in accordance with the provisions of Articles 221-1 et seq. of the AMF General Regulation), with publications made on dates announced in advance, in particular for publications of results and rental income or for the holding of the Annual General Meeting. The full range of regulated information has been available since the 2007 IPO on the argan.fr website. The documentation is produced in French and English to ensure the widest possible accessibility.

At the time of the annual financial results publications, Argan also holds a conference in Paris at which the management team gives a summary presentation of the results. This conference is filmed, and a few days later the video (also translated into English) is made freely accessible on the property investment company’s website. In addition to videoconferencing, investor meetings are regularly organised in France and Europe to comment on the annual and half-year results and present the company’s strategy (financial, commercial or ESG).

All questions and clarifications requested in connection with financial communications may be sent by email to contact@argan.fr or by paper mail to 21, rue Beffroy 92200 Neuilly-sur-Seine (France).

8.3.2. Financial reporting timetable

8.3.2.1. Dates of the most recent financial communications

●	Revenue for Q4 2023: 3 January 2024

●	Annual results 2023: 18 January 2024

8.3.2.2. Provisional financial reporting timetable for 2024:

●	2024 General Meeting: 21 March 2024

●	Rental income for Q1 2024: 2 April 2024

●	Rental income for Q2 2024: 1 July 2024

●	First half-year results (H1 2024): 24 July 2024

●	Rental income for Q3 2024: 1 October 2024

8.3.2.3. Provisional financial reporting timetable for 2025:

●	Revenue for Q4 2024: 3 January 2025

●	Annual results 2024: 16 January 2025

●	2025 General Meeting: 20 March 2025

8.4. Shareholders’ agreements

8.4.1. Shareholders’ agreement between the members of the Le Lan family

A first shareholders’ agreement was concluded between the members of the Le Lan family on 10 October 2007 for a period of five years, renewable by tacit agreement every five years. It was amended by an amendment dated 27 June 2014 and then supplemented by a preferential agreement in December 2022.

Its purpose was to ensure control of ARGAN by formalising the joint action between the signatories and to manage the movements of the Company’s shares in order to ensure cohesion and representation of the signatories.

A new Agreement was entered into on 25 October 2023 between the members of the Le Lan and Kerlan family, in the presence of ARGAN, at the same time as the contribution of 2,758,610 shares in ARGAN held by Jean-Claude Le Lan and his five children to SAS KERLAN. It replaces the Agreement signed in 2007.

As a result of these contributions, KERLAN holds 6,995,830 ARGAN shares representing 30.31% of the capital. Adding the ARGAN shares held directly by members of the family, the Le Lan family group held 40.41% of the capital of ARGAN on 25 October 2023.

This Agreement is for a term of 10 years, renewable by express renewal. It should be noted that the agreement would automatically cease to have effect with regard to any party that no longer holds any ARGAN shares or KERLAN shares.

The main purpose of this agreement is to organise more precisely the objectives and terms of the joint action existing between the members of the Le Lan family group. The main provisions of this shareholders’ agreement are summarised as follows:

8.4.1.1. Governance:

The parties to the agreement reiterate their decision to act in concert with each other and undertake to implement a common sustainable management policy with regard to ARGAN with a view to ensuring the sustainability of family control. In this context, the parties undertake to consult each other prior to certain decisions subject to the approval of ARGAN’s Supervisory Board or its general meeting; this consultation is carried out through meetings of a shareholders’ committee made up of KERLAN’s shareholders.

The parties to the agreement undertake to vote in the manner determined by the Shareholders’ Committee within any ARGAN corporate body and in favour of each candidate proposed by the Shareholders’ Committee for a position as a member of the Supervisory Board.

8.4.1.2. Transfer of ARGAN shares:

●	Anti-dilution: in the event of an issue of ARGAN shares with maintenance of preferential subscription rights, each party undertakes to make his/her best efforts to subscribe to the issue in order to maintain his/her stake in the Company’s share capital in the same proportions as before the issue and, failing this, undertakes to assign the preferential subscription rights concerned to KERLAN for a unit price equal to the theoretical value of said preferential subscription rights;

●	Information on transfers, acquisitions and holding of ARGAN shares: the parties undertake to favour registration in pure registered form for all the ARGAN shares that they hold or that they may hold, subject to certain exceptions. The parties also undertake to notify KERLAN of any planned acquisition or disposal of ARGAN shares;

●	Right of first offer: the parties mutually agree, and as a priority to KERLAN, on a right of first offer applicable to any transfer of ARGAN shares, in any way whatsoever, regardless of the existence or otherwise of an offer from a third-party purchaser;

●	Limitations on transfers of ARGAN shares: the parties undertake, for a period of ten (10) years, not to sell, individually or collectively, a number of ARGAN shares per calendar year exceeding 1% of the total number of ARGAN shares in circulation on 1 January of the year in question.

Furthermore, it is specified that the non-concerted shareholders’ agreement with respect to ARGAN entered into on 10 July 2019 between the members of the family group and Prédica remains unchanged.

8.4.2. Shareholders’ agreement between the Le Lan family, CRFP 8 and Predica

For the purpose of acquiring the “Cargo” portfolio, the Le Lan family, the simplified joint stock company CRFP8 and the public limited company Predica Prévoyance Dialogue du Crédit Agricole (Prédica), decided to conclude a shareholders’ agreement on 10 July 2019 in the presence of ARGAN, whereby they do not intend to act in concert.

This agreement is concluded for a period of 5 years from 15 October 2019 and may be expressly renewed for successive 2-year periods. It was registered on 18 July 2019 with the Autorité des Marchés Financiers (the French Financial Markets Authority) under number 219C1208, in accordance with the applicable regulations.

The main provisions of the shareholders’ agreement are as follows:

Governance: ARGAN’s Supervisory Board will consist of 8 members and 2 non-voting members as of the date of completion of the transfer, as follows (i) 4 members appointed from among the candidates proposed by the Le Lan family (including the Chairman and the Vice-Chairman), (ii) 3 independent members within the meaning of a Corporate Governance code, (iii) Predica, as a legal entity, (iv) 1 non-voting member appointed by Predica, and (v) 1 non-voting member appointed by CRFP 8.

It should be noted that CRFP 8 resigned from its non-voting member position with effect from 9 December 2019 due to a sale whereby its equity investment fell below the threshold of 5% of the Company’s capital.

Standing Committees: two standing committees (the Audit, Risk and Sustainability Committee and the Appointments and Remuneration Committee) of the Supervisory Board were formed.

No action in concert: the parties to the shareholders’ agreement declare that they do not act in concert with each other vis-à-vis ARGAN within the meaning of Article L. 233-10 of the French Commercial Code, it being recalled that the members of the Le Lan family and Kerlan act jointly with each other vis-à-vis ARGAN under the shareholders’ agreement entered into between the members of the aforementioned Le Lan family.

8.5. Other information relating to the Group’s shareholding and capital

●	Existence of statutory restrictions on the exercise of voting rights and transfers of shares or clauses of agreements pursuant to Article L.233-11 of the French Commercial Code: None

●	List of holders of any security with special control rights and a description thereof: None

●	Control mechanism provided for in any employee share ownership scheme where control rights are not exercised by the employees: None

●	Agreement between shareholders of which the Company is aware and which may result in restrictions on the transfer of shares and the exercise of voting rights:

See the main characteristics of the shareholders’ agreement between the members of the Le Lan family and the shareholders’ agreement signed as part of the purchase of the “Cargo” portfolio described above in section 8.4.2 - Shareholders’ agreements.

●	Rules applicable to the appointment and replacement of members of the Executive Board as well as the amendment of the Company’s Articles of Association:

The Articles of Association stipulate that the members of the Executive Board are appointed by the Supervisory Board during the life of the company. Members of the Executive Board may be removed at any time by the General Meeting. Members of the Executive Board may also be removed by the Supervisory Board. Members of the Executive Board are still eligible for reappointment.

Direct or indirect amendments to the Articles of Association are decided or authorised by the Company’s Extraordinary Shareholders’ Meetings.

●	Powers of the Executive Board to issue or buy back shares:

See the summary table of delegations of authority in section 8.8 of this Universal Registration Document – Delegations of authority in force.

●	Agreements entered into by the Company that will be amended or terminated in the event of a change in control of the Company: as part of the bond issue of €500 million carried out in 2021 and maturing in November 2026, all bondholders may request the early repayment of all amounts owed in the event of a change in control of the Company.

●	Agreements providing for compensation for members of the Executive Board or employees if they resign or are dismissed without real and serious grounds or if their employment ends due to a public offer: None

●	Current delegations of authority and powers to increase capital: The delegations of authority and powers relating to capital increases granted by the General Shareholders’ Meeting of the Company are summarised in the table in paragraph 8.8 of this Universal Registration Document – Current delegations of authority, and their renewal will be proposed at the General Meeting of 21 March 2024.

8.6. Rules for allocation and distribution of profits (Article 43 of the Articles of Association)

Amounts to be set aside to reserves are deducted first from the profit for each financial year, less any prior losses, in accordance with the laws and regulations.

Accordingly, 5% is deducted to form the legal reserve; this deduction is no longer mandatory once the said fund reaches one-tenth of the share capital; the obligation applies once more if, for any reason, the legal reserve falls below this fraction.

Distributable profit consists of the profit for the financial year less prior losses and amounts set aside to reserves pursuant to the legal and regulatory provisions or the Articles of Association, plus retained earnings.

The General Meeting then determines the amount of this profit that it deems appropriate to transfer to any discretionary, ordinary or extraordinary reserves or to the retained earnings account.

Any remaining amount is divided between all shares in proportion to the amount paid up and not depreciated.

Except in the case of a capital reduction, however, no distribution may be made to shareholders when equity falls below an amount of the capital plus reserves which may not be distributed under the legal and regulatory provisions or the Articles of Association, or would fall below it subsequent to the distribution.

Any shareholder, other than a natural person:

(i) with a direct or indirect holding, at the time that any distribution is paid out, of at least 10% of the company’s divide nd rights, and (ii) whose own situation or that of its partners with a direct or indirect holding, in respect of the payment of any distribution, of 10% or more of its dividend rights renders the company liable for the withholding tax of 20% referred to in Article 208 C II ter of the French General Tax Code (the “Withholding Tax”) (such shareholder being hereinafter referred to as a “Shareholder Subject to Withholding Tax”), shall, at the time that any distribution is paid out, owe the company an amount corresponding to the Withholding Tax payable by the company in respect of the said distribution.

In the event that the company has a direct or indirect holding of 10% or more in one or more listed real estate investment companies referred to in Article 208 C of the French General Tax Code (a “Daughter SIIC”), the Shareholder Subject to Withholding Tax will also, at the time that any distribution is paid out, owe the company an amount equal to the difference (the “Difference”) between (i) the amount that would have been paid to the company by one or more Daughter SIICs if the said Daughter SIIC(s) had not been subject to Withholding Tax because of the Shareholder Subject to Withholding Tax, multiplied by the percentage of dividend rights held by shareholders other than the Shareholder Subject to Withholding Tax and (ii) the amount actually paid by the said Daughter SIIC(s) multiplied by the percentage of dividend rights held by shareholders other than the Shareholder Subject to Withholding Tax, such that the other shareholders do not have to pay any part of the Withholding Tax paid by any one of the SIICs in the chain of equity investments because of the Shareholder Subject to Withholding Tax. The company will be liable to shareholders other than Shareholders Subject to Withholding Tax for an amount equal to the Difference, in proportion to their dividend rights.

If there are multiple Shareholders Subject to Withholding Tax, each Shareholder Subject to Withholding Tax shall be liable to the company for the share of the Withholding Tax payable by the company that their direct or indirect investment has generated. The status of Shareholder Subject to Withholding Tax is assessed on the date of payment for the distribution.

Subject to the information provided in accordance with paragraph 3, point 6 of Article 9 of the Articles of Association (paragraph 8.2.1.2.2 of this Universal Registration Document), any shareholder who is not a natural person and who holds or acquires, directly or indirectly, at least 10% of the capital of the company shall be deemed to be a Shareholder Subject to Withholding Tax.

Payment of any distribution to a Shareholder Subject to Withholding Tax will be made as an entry in the shareholder’s individual current account (such sums will not produce interest); the current account will be reimbursed within five working days of the said entry once the sums owed by the Shareholder Subject to Withholding Tax have been offset, pursuant to the provisions set out above.

The General Meeting may decide to distribute all or part of the discretionary reserves in the form of a full or partial dividend, or as an exceptional distribution. In this case, the decision expressly identifies the reserve line items from which the amounts are to be debited. However, dividends are deducted first from the distributable profit for the year.

Following approval of the financial statements by the General Meeting, any losses are booked in a special account to be offset against future profits until the losses are eliminated.

8.7. General Meetings

8.7.1. Meeting notice (Article 32 of the Articles of Association)

General Meetings are convened either by the Executive Board or, failing that, by the Supervisory Board or the Statutory Auditor(s) or by any person authorised for this purpose by the statutory or regulatory provisions. General Meetings will be held at the registered office or at any other location given in the meeting notice.

General Meetings are convened and held in accordance with the applicable laws and regulations. In particular, any shareholder may, if the Executive Board so decides, participate and vote at the General Meeting by videoconference or by any other means of telecommunication enabling it to be identified under the conditions set by law and the regulations in force and shall be deemed present for the calculation of the quorum and majority.

8.7.2. Agenda (Article 33 of the Articles of Association)

Meeting agendas are prepared by the person convening the meeting.

One or more shareholders, representing at least the proportion of the share capital stipulated by the applicable laws and regulations or a group of shareholders fulfilling the conditions set out in Article L.225-120 of the French Commercial Code, have the right to request the inclusion of items or draft resolutions on the agenda. Requests to include items or draft resolutions on the agenda for the meeting must be sent to the registered office of the Company by registered letter with acknowledgement of receipt or in electronic form. The Shareholders’ Meeting cannot discuss an item that is not on the agenda, which cannot be amended if the meeting is convened a second time. However, it may, under any circumstances, remove one or more members of the Supervisory Board and replace them.

8.7.3. Admission to Shareholders’ Meetings – Powers (Article 34 of the Articles of Association)

In accordance with the applicable laws and regulations, shareholders are entitled to participate in the General Meeting if the securities are recorded in the securities account in their name or the name of the registered intermediary (in accordance with the seventh paragraph of Article L.228-1 of the French Commercial Code) at midnight, Paris time, on the second business day preceding the Meeting, either in the registered securities accounts held by the Company, or in the bearer securities accounts held by an intermediary mentioned in Article L.211-3 of the French Monetary and Financial Code.

Any shareholder may vote by post using a form that can be obtained as indicated in the meeting notice.

A shareholder may be represented by any natural or legal person of their choice as provided for by the applicable laws and regulations.

If the Executive Board so decides when convening the Meeting, shareholders may use an application form for admission and proxy or remote voting in electronic format under the conditions set by law and the regulations in force. In this case, the electronic signature used must be obtained from a reliable identification process guaranteeing its link with the voting form to which it is attached. The proxy or vote cast electronically before the Generally Meeting, as well as the acknowledgement of receipt thereof, shall be considered non-revocable and enforceable written documents, it being specified that in the event of a sale of securities occurring before the date set by the regulations in force, the company will therefore invalidate or modify, as the case may be, the proxy or vote cast before that date. Those shareholders who use the proposed electronic voting or proxy form within the required time limits are equivalent to those shareholders who are present or represented.

8.7.4. Meeting procedures – Meeting officers – Minutes (Article 35 of the Articles of Association)

An attendance register containing all the information stipulated by the applicable laws and regulations is duly signed by the shareholders present and the shareholders’ proxies; the powers granted to each representative and, if applicable, the postal voting forms, are attached to the attendance register. The officers for the Shareholders’ Meeting certify that the attendance register is accurate. Meetings are chaired by the Chairman of the Supervisory Board or, in their absence, by the Vice-Chairman. Failing this, they are chaired by the Chairman of the Executive Board or by any other person that the meeting elects. If the Shareholders’ Meeting is called by a Statutory Auditor or a court officer, it is chaired by the person convening the meeting. Provided they accept, the two shareholders present who represent the largest number of votes, both by themselves and as proxies, act as deputy returning officers.

These meeting officers (the chair and the deputy returning officers) then appoint a secretary who does not need to be a member of the Shareholders’ Meeting. The meeting officers run the Shareholders’ Meeting, their role being to verify, certify and sign the attendance register, ensure that discussions are properly held, settle any differences that may arise in the course of the meeting, count the votes cast and ensure their validity, and ensure that minutes of the meeting are drawn up. Any member of the Shareholders’ Meeting may request that the meeting officers’ decisions be subject to the sovereign vote of the Shareholders’ Meeting itself.

Proceedings are recorded in minutes signed by the meeting officers and kept in a special register in accordance with the applicable laws and regulations. Copies of and excerpts from are valid when certified under the conditions provided for by the applicable laws and regulations.

8.7.5. Quorum – Voting (Article 36 of the Articles of Association)

Calculation of the quorum is based on all the shares that make up the share capital, except in Special Shareholders’ Meetings, where it is based on all the shares of the relevant class, less any shares with no voting rights under the applicable laws and regulations. In the event of a postal vote, only forms that have been duly completed and received by the Company at least three days before the date of the Meeting will be taken into account for calculation of the quorum. Voting rights attached to capital or dividend shares are proportional to the capital they represent. Each share confers one vote. Votes are taken by a show of hands, by roll call or by secret ballot, as decided by the meeting officers or the shareholders. Shareholders may also vote by post.

8.7.6. Ordinary General Meeting (Article 37 of the Articles of Association)

The Ordinary General Meeting takes any decisions which exceed the powers of the Executive Board and which are not intended to amend the Articles of Association.

The Ordinary General Meeting is held at least once a year, within six months of the end of the financial year, to approve the financial statements for this financial year, unless this period is extended by a court decision. When convened for the first time, it can only make valid decisions if the shareholders present or represented or voting by post hold at least one fifth of the shares with voting rights. No quorum is required when the meeting is convened for a second time. Resolutions are passed by a majority of the votes of the shareholders present, represented or voting by post.

8.7.7. Extraordinary General Meeting (Article 38 of the Articles of Association)

The Extraordinary General Meeting may amend any provisions of the Company’s Articles of Association and may decide, for example, to adopt another civil or commercial legal form for the Company. It may not, however, increase the commitments of shareholders, excepting transactions resulting from a consolidation of shares performed in a due and proper manner. The Extraordinary General Meeting can only make valid decisions if the shareholders present or represented or voting by post hold at least one quarter of the shares with voting rights the first time the meeting is convened, and one fifth of the said shares the second time it is convened. Should the latter quorum not be achieved, the second Meeting may be postponed to a date no more than two months later than the date for which it was convened.

Resolutions are passed by a two-thirds majority of the votes of the shareholders present, voting by post or represented. In constitutive Extraordinary Shareholders’ Meetings, i.e. meetings called to discuss the approval of a contribution in kind or the grant of a special benefit, the contributor or the beneficiary is not entitled to vote either on their own account or as a proxy.

8.7.8. Special Shareholders’ Meetings (Article 39 of the Articles of Association)

If there are several share classes, no change may be made to the rights of the shares of any of these classes without the requisite vote of an Extraordinary General Meeting open to all shareholders and, moreover, without the requisite vote of a Special Shareholders’ Meeting open only to owners of shares of the relevant class. Special Shareholders’ Meeting can only make valid decisions if the shareholders present or represented hold at least one third of the shares of the relevant class the first time the meeting is convened, and one fifth of the said shares the second time it is convened. Invitations for and decisions of Special Shareholders’ Meetings are issued in accordance with the applicable legal and regulatory conditions.

8.8. Current delegations of authority

8.8.1. Delegations of authority granted to the Executive Board by the Combined General Meeting of 23 March 2023

Resolution	Type of authority	Maximum amount	Duration of the delegation of authority of 23 March 2023
19th	Authorisation given to the Executive Board to purchase the Company’s shares	€55,000,000	eighteen (18) months

20th	Delegation of authority to the Executive Board for the purpose of deciding to increase the share capital by incorporating premiums, reserves, profits or other	€15,000,000 (nominal)	twenty-six (26) months

21st	Delegation of authority to the Executive Board to decide to issue ordinary shares and/or securities which are equity securities giving access to other equity securities or conferring entitlement to the allocation of debt securities and/or securities giving access to equity securities to be issued – with maintenance of the preferential subscription right	€25,000,000 (nominal)	twenty-six (26) months

Resolution	Type of authority	Maximum amount	Duration of the delegation of authority of 23 March 2023
22nd	Delegation of authority to the Executive Board to decide to issue ordinary shares and/or miscellaneous securities – without preferential subscription right and via a public offering other than those referred to in Article L.411-2, 1° of the French Monetary and Financial Code, or as part of a public offer including an exchange component	€20,000,000 (nominal)	twenty-six (26) months

23rd	Delegation of authority to the Executive Board to decide to issue ordinary shares and/or miscellaneous securities without preferential subscription rights and via an offer referred to in Article L.411-2, 1° of the French Monetary and Financial Code	20% of the share capital per year	twenty-six (26) months

24th	Authorisation granted to the Executive Board to decide to issue ordinary shares and/or miscellaneous securities and freely determine the issue price, without preferential subscription rights	10% of the share capital per year	twenty-six (26) months

25th	Authorisation granted to the Executive Board to increase the number of shares and/or securities to be issued in case of a capital increase with or without preferential subscription rights	15% of the initial issue	twenty-six (26) months

26th	Delegation of powers to the Executive Board in order to proceed, without preferential subscription rights, with the issue of ordinary shares and/or securities which are equity securities giving access to other equity securities of the Company or conferring entitlement to the allocation of debt securities and/or securities giving access to equity securities to be issued in order to remunerate contributions in kind granted to the Company up to a limit of 10% of the share capital	10% of share capital	twenty-six (26) months

27th	Authorisation granted to the Executive Board to reduce the capital by cancelling shares	10% of the share capital	eighteen (18) months

28th	Overall cap on share capital increases that may be implemented under the delegations of authority and authorisations in force	€50,000,000 (nominal)

29th	Delegation of authority to the Executive Board to increase the share capital, without preferential subscription rights, by issuing ordinary shares and/or securities reserved for members of a Company Savings Plan (PEE)	€1,000,000 (nominal)	twenty-six (26) months

8.8.2. Delegations of authority submitted by the Executive Board to the Combined General Meeting of 21 March 2024:

Resolution	Type of authority	Maximum amount	Duration of the delegation of authority of 21 March 2024
15th	Authorisation given to the Executive Board to purchase the Company’s shares	€60,000,000	eighteen (18) months

16th	Authorisation given to the Executive Board for the purpose of awarding free shares to employees and/or corporate officers	2% of the share capital	thirty-eight (38) months

17th	Authorisation granted to the Executive Board to reduce the capital by cancelling shares	10% of the share capital	eighteen (18) months

9 Additional Information

General information	247

Corporate purpose (Article 3 of the Articles of Association)	247
Company name	247
Location and unique identification number	247
Date of incorporation and lifetime	247
Registered office, legal form and applicable legislation	247
Company LEI code	247
Company website	247
History of the Company’s capital	248

Pledges and mortgages	251

Persons responsible and access to financial information	261

Person responsible for financial information	261

Statutory auditors	262

The Statutory Auditors	262
Alternate statutory auditors	262
Statutory auditors’ fees and their network	263

List of regulated information for the past year	264

Documents available to the public	265

Financial and regulated documentation	265
Disclosure of the information required by Articles L.225-100-1 and L.22-10-35 of the French Commercial Code	265

Cross-reference tables	265

Glossary	274

EPRA indicators	276

Recurring net income Group share, i.e. EPRA Income	276
EPRA NAV	277
EPRA rental vacancy	277
Like-froor-like change in rental income	277

9.1. General information

9.1.1. Corporate purpose (Article 3 of the Articles of Association)

The Company’s purpose is, in France or abroad:

●	Primarily, the purchase and/or construction of all lands, buildings and property assets and rights for rental, management or leasing; the development of all lands and property assets and rights; fitting out all property units for rental; and all other ancillary or related activities pertaining to the above-mentioned business activity; all being performed directly or indirectly, either alone, in partnership or as part of a joint venture, grouping or company, with any other persons or companies;

●	On an ancillary basis, services relating to real estate and, in particular, delegated project management, buildings maintenance and rental management.

●	Involvement, by any means, in any transactions that may relate to its purpose, by acquiring any interests and shareholdings, by any means and in any form whatsoever, in any French or foreign company, including by means of acquisition, creation of new companies, subscription for or purchase of securities or membership rights, contributions, mergers, partnerships, joint ventures, economic interest groupings or otherwise, as well as the administration, management and control of such interests and shareholdings;

●	And, more generally, any property and financial transactions that may relate directly or indirectly to the corporate purpose or to any similar or related purposes likely to expedite its expansion or development, including the possibility of trading its assets, including by way of sale.

9.1.2. Company name

The Company’s name is “ARGAN”.

9.1.3. Location and unique identification number

The Company is registered with the Nanterre Trade and Companies Register under the unique identification number 393 430 608.

9.1.4. Date of incorporation and lifetime

The Company was incorporated on 30 December 1993 for a term of ninety-nine (99) years expiring on 30 December 2092.

9.1.5. Registered office, legal form and applicable legislation

The registered office of the Company is located at 21, rue Beffroy 92200 Neuilly-sur-Seine, – France (telephone: +33 (0)1.47.47.05.46).

The Company was incorporated as a limited liability company and was converted into a simplified joint stock company on 16 December 1999.

It became a public limited company with an Executive Board and a Supervisory Board on 17 April 2003.

The Company is a French public limited company (société anonyme), governed in particular by the provisions of the French Commercial Code.

9.1.6. Company LEI code

Argan’s LEI code is: 529900FXM41XSCUSGH04.

9.1.7. Company website

Argan’s website is www.argan.fr.

Please note that unless otherwise stipulated in this Universal Registration Document, the information on the website is not included in this document.

9.1.8. History of the Company’s capital

The Company was created on 30 December 1993 under the name “ARGAN”, with capital of €60,979.61 (400,000 French francs) by Mr Jean-Claude Le Lan, the current Chairman of the Supervisory Board.

The Extraordinary General Meeting of 16 December 1999 decided to convert the share capital into euros by converting the nominal value and increasing the capital by a sum of €3,020.40 by raising the par value of the shares and by capitalisation of the same amount deducted from the “retained earnings” account.

By a decision of the Extraordinary General Meeting of 29 December 2000, the share capital was increased to €700,000 by means of a capital increase in kind of €230,784 and capitalisation of €405,216 of the share premium, fully paid up.

By a decision of the Combined General Meeting of 31 March 2005, the share capital was increased to €3,062,500 by means of the capitalisation of €2,362,500 of ordinary reserves, fully paid up.

The Combined General Meeting of 19 April 2007 resolved to divide the share capital into 1,531,250 shares with a par value of two euros (€2) each. In addition, the Combined General Meeting of 19 April 2007 resolved to increase the share capital to €15,000,000 by means of (i) a capital increase of €2,590,000 in connection with ARGAN’s merger by absorption of IMMOFINANCE and (ii) capitalisation of €9,347,500 of the merger premium resulting from the above-mentioned merger by absorption, fully paid up.

On 19 June 2007, the Executive Board decided, pursuant to a delegation of authority granted by the Combined General Shareholders’ Meeting of 19 April 2007 in its 8th resolution on an extraordinary basis, to increase the Company’s share capital by a nominal amount of €4,000,000 by issuing 2,000,000 new shares, each with a par value of €2, thereby taking the share capital to €19,000,000.

On 8 June 2009, the Executive Board resolved to record the final completion of the Company’s capital increase of €488,988 resulting from the resolution by the Combined General Shareholders’ Meeting of 28 April 2009 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2008 of €0.60 net per share. At this time, the Company issued 244,494 new shares, each with a par value of €2, thereby taking the Company’s share capital to

€19,488,988.

On 13 May 2010, the Executive Board resolved to record the final completion of the Company’s capital increase of €784,040 resulting from the resolution by the Combined General Meeting of 8 April 2010 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2009 of €0.66 net per share. At this time, the Company issued 392,020 new shares, each with a par value of €2, thereby taking the Company’s share capital to €20,273,028.

On 30 March 2011, the General Meeting approved the merger by absorption of IMMOGONESSE, a simplified joint stock company with share capital of €5,360,000 with its registered office at 10 rue Beffroy, 92200 Neuilly-sur-Seine, France, registered in the Nanterre Trade and Companies Register under number 489 587 758, of which it already held all the shares. Hence, the transaction did not result in any capital increase.

The net assets contributed amounted to €69,733.76.

On 19 April 2011, the Chairman of the Executive Board resolved to record the final completion of the capital increase, maintaining preferential subscription rights for the Company’s shareholders, for a nominal amount of €6,358,356 resulting from the resolutions of the Executive Board meetings of 21 March 2011 and 15 April 2011. In this, he made use of the delegations of authority and authorisations granted by the 13th and 16th resolutions of the Company’s General Meeting of 28 April 2009. At this time, the Company issued 3,179,178 new shares, each with a par value of €2, thereby taking the Company’s share capital to €26,631,384.

On 6 May 2011, the Executive Board resolved to record the final completion of the Company’s capital increase of €494,060 resulting from the resolution by the Combined General Meeting of 30 March 2011 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2010 of €0.75 net per share. At this time, the Company issued 247,030 new shares, each with a par value of €2, thereby taking the Company’s share capital to €27,125,444.

On 15 June 2011, the Chairman of the Executive Board resolved to record the final completion of the capital increase for one category of beneficiaries for a nominal amount of €300,000 resulting from the resolutions of the Executive Board meeting of 6 June 2011. In this, he made use of the delegation of authority granted by the 1st resolution of the Company’s General Meeting of 6 June 2011. At this time, the Company issued 150,000 new shares, each with a par value of €2, thereby taking the Company’s share capital to €27,425,444.

On 15 May 2012, the Chairman of the Executive Board resolved to record the final completion of the Company’s capital increase of a nominal amount of €754,312 resulting from the resolution by the Combined General Meeting of 30 March 2012 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2011 of €0.80 net per share. At this time, the Company issued 357,156 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,179,756.

On 1 February 2013, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 8 April 2010 (13th resolution) and 30 March 2011 (11th resolution), resolving to record the final completion of the Company’s capital increase of a nominal amount of €72,900 resulting from the free allocation of 36,450 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,252,656.

On 31 January 2014, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 8 April 2010 (13th resolution) and 28 March 2013 (8th resolution), resolving to record the final completion of the capital increase of a nominal amount of €71,600 resulting from the free allocation of 35,800 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,324,256.

On 19 January 2015, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 8 April 2010 (13th resolution) and 28 March 2013 (8th resolution), resolving to record the final completion of the capital increase of a nominal amount of €73,500 resulting from the free allocation of 36,750 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,397,756.

On 21 January 2016, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 28 March 2013 (16th resolution) and 27 March 2015 (12th resolution), resolving to record the final completion of the capital increase of a nominal amount of €21,600 resulting from the free allocation of 10,800 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,419,356.

On 27 April 2016, the Executive Board resolved to record the final completion of the Company’s capital increase of €538,542 resulting from the resolution by the Combined General Meeting of 24 March 2016 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2015 of €0.88 net per share. At this time, the Company issued 269,271 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,957,898.

On 20 January 2017, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 28 March 2013 (16th resolution) and 27 March 2015 (12th resolution), resolving to record the final completion of the capital increase of a nominal amount of €19,200 resulting from the free allocation of 9,600 new shares, each with a par value of €2, thereby taking the Company’s share capital to €28,977,098.

On 27 April 2017, the Executive Board resolved to record the final completion of the Company’s capital increase of €639,350 resulting from the resolution by the Combined General Meeting of 23 March 2017 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2016 of €0.92 net per share. At this time, the Company issued 319,675 new shares, each with a par value of €2, thereby taking the Company’s share capital to €29,616,448.

The Extraordinary General Meeting of 13 December 2017 approved the contribution in kind by GERILOGISTIC of two warehouse buildings in Moissy Cramayel (77) to the Company and resolved (i) to increase the share capital correspondingly by a nominal amount of €2,711,864 by issuing 1,355,932 new shares in consideration of the said contribution, and (ii) that the difference between the value of the contribution in kind (i.e. €40,000,000) and the nominal value of the shares allocated in consideration of the said contribution (i.e. €2,711,864) equates to a share premium of €37,288,136.

On 19 January 2018, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 28 March 2013 (16th resolution) and 23 March 2017 (15th resolution), resolving to record the final completion of the capital increase of a nominal amount of €39,190 resulting from the free allocation of 19,595 new shares, each with a par value of €2, thereby taking the Company’s share capital to €32,367,502.

On 27 April 2018, the Executive Board resolved to record the final completion of the Company’s capital increase of €387,764 resulting from the resolution by the Combined General Meeting of 22 March 2018 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2017 of €1.02 net per share. At this time, the Company issued 193,882 new shares, each with a par value of €2, thereby taking the Company’s share capital to €32,755,266.

On 26 April 2019, the Executive Board resolved to record the final completion of the Company’s capital increase of €490,684 resulting from the resolution by the Combined Shareholders’ Meeting of 21 March 2019 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2018 of €1.35 net per share. At this time, the Company issued 245,342 new shares, each with a par value of €2, thereby taking the Company’s share capital to €33,245,950.

The Extraordinary General Meeting of 15 October 2019 approved the contribution in kind by CRFP 8, Predica Prévoyance Dialogue du Crédit Agricole and Primonial Capimmo of a total of 22,737,976 membership shares of SCI Cargo Property Assets and resolved (i) to increase the share capital correspondingly by a nominal amount of €11,177,988 by issuing 5,588,994 new shares in consideration of the said contribution, and (ii) that the difference between the value of the contribution in kind (i.e. €279,449,725.04) and the nominal value of the shares allocated in consideration of the said contribution (i.e. €11,177,988) equated to a share premium of €268,271,737.04.

On 15 January 2020, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 24 March 2016 (13th resolution) and 21 March 2019 (16th resolution), resolving to record the final completion of the capital increase of a nominal amount of €83,936 resulting from the free allocation of 41,968 new shares, each with a par value of €2, thereby taking the Company’s share capital to €44,507,874.

On 22 April 2020, the Executive Board resolved to record the final completion of the Company’s capital increase of €110,580 resulting from the resolution by the Combined General Meeting of 19 March 2020 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2019 of €1.90 net per share. At this time, the Company issued 55,290 new shares, each with a par value of €2, thereby taking the Company’s share capital to €44,618,454.

On 29 April 2021, the Executive Board resolved to record the final completion of the Company’s capital increase of €558,636 resulting from the resolution by the Combined General Meeting of 25 March 2021 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2020 of €2.10 per share. At this time, the Company issued 279,318 new shares, each with a par value of €2, thereby taking the Company’s share capital to €45,177,090.

On 26 April 2022, the Executive Board resolved to record the final completion of the Company’s capital increase of €725,490 resulting from the resolution by the Combined General Meeting of 24 March 2022 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2021 of €2.60 per share. At this time, the Company issued 362,745 new shares, each with a par value of €2, thereby taking the Company’s share capital to €45,902,580.

On 16 January 2023, the Executive Board used the delegations of authority granted to it by the Company’s General Meetings of 21 March 2019 (23rd resolution) and 24 March 2022 (19th resolution), resolving to record the final completion of the capital increase of a nominal amount of €60,148 resulting from the free allocation of 30,074 new shares, each with a par value of €2, thereby taking the Company’s share capital to €45,962,728.

On 25 April 2023, the Executive Board resolved to record the final completion of the Company’s capital increase of €196,666 resulting from the resolution by the Combined General Meeting of 23 March 2023 to offer shareholders payment of the dividend in shares for the financial year ended 31 December 2022 of €3 per share. At this time, the Company issued 98,333 new shares, each with a par value of €2, thereby taking the Company’s share capital to €46,159,394.

9.2. Pledges and mortgages

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Chaponnay (69)	Loan granted by CA CE by deed of 17/01/2023	€15,494K	10/01/2031	- Mortgage until 10/01/2032 - Assignment of rents
ARGAN	Creuzier-le-Neuf (03)	Loans granted by CA Nord and other CRCAs by means of a deed dated 10/05/2022	€9,588K	10/04/2029	- Lenders’ liens and pari passu mortgage until 10/04/2030 - Assignment of pari passu rents
ARGAN	Roye (80)	Loan granted by CE GEE by means of a deed dated 30/07/2020	€24,096K	10/07/2035	- Lenders’ liens and Mortgage until 10/07/2036 - Assignment of rents
ARGAN	Roissy-en-Brie (77)	Real estate finance lease granted by CMCIC LEASE by means of a deed dated 21/10/2009	€3,541K	20/10/2024	- Assignment of sub-rents - Pledge of REFL - Lessee advance €3,470,000
ARGAN	Ferrières-en-Brie (77)	Loans granted by BECM and CIC OUEST by means of deeds dated 15/11/2011 and 30/07/2020	€17,851K	15/11/2026	- Lenders’ liens and pari passu mortgage until 15/11/2027 - Assignment of pari passu rents - Delegation of hedging agreement and pledge on operating account
ARGAN	Saint-Quentin-Fallavier (38)	Assignment of real estate finance lease granted by SOGEFIMUR by means of a deed dated 10/03/2010	€6,097K	10/04/2025	- Assignment of sub-rents - Pledge of REFL - Lessee advance €5,500,000

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Châtres (77)	Loans granted by CA Nord and other CRCAs by means of a deed dated 10/05/2022	€34,050K	10/04/2029	- Lenders’ liens and pari passu mortgage until 10/04/2030 - Assignment of pari passu rents
ARGAN	Le Coudray-Montceaux (91) Bât A	Real estate finance lease granted by HSBC REAL ESTATE by means of a deed dated 22/07/2010	€13,959K	21/07/2025	- Assignment of sub-rents - Pledge of REFL - Delegation of interest rate hedge - Lessee advance €9,000,000
ARGAN	Chanteloup-en-Brie (77)	Loans granted by CA Nord and other CRCAs by means of a deed dated 10/05/2022	€12,737K	10/04/2029	- Lenders’ liens and pari passu mortgage until 10/04/2030 - Assignment of pari passu rents
ARGAN	Trappes (78)	Loans granted by CA Nord and other CRCAs by means of a deed dated 10/05/2022	€31,817K	10/04/2025	- Lenders’ liens and pari passu mortgage until 10/04/2030 - Assignment of pari passu rents
ARGAN	Wissous (91)	Loan granted by BPI France by means of a deed dated 29/11/2011	€2,922K	10/10/2027	- Mortgage until 10/10/2028 - Assignment of rents
ARGAN	Amblainville (60)	Real estate finance lease granted by FINAMUR & HSBC by means of deeds dated 07/10/2011, 26/07/2012 and 10/02/2017	€8,285K	24/05/2027	- Assignment of sub-rents - Pledge of REFL - Lessee advance €2,561,000 - Assignment of Guarantee for Parent Company
ARGAN	Cergy (95)	Loan granted by BPI France by means of a deed dated 22/04/2022	€6,169K	10/01/2029	- Mortgage until 10/01/2030 - Assignment of rents

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Rouvignies (60)	Loan granted by CA NDF, CE, HDF and BPI by means of a deed dated 24/07/2020	€35,568K	10/07/2035	- Mortgage until 10/07/2036 - Assignment of rents
ARGAN	Wissous (91)	Real estate finance lease granted by LA BANQUE POSTALE by means of deeds dated 17/09/2012 and 29/01/2013	€6,502K	16/09/2027	- Assignment of sub-rents - Pledge of REFL - Lessee advance €3,000,000
ARGAN	Le Coudray-Montceaux (91) Bât B	Real estate finance lease granted by CMCIC LEASE and LA BANQUE POSTALE by means of a deed dated 29/03/2013	€18,568K	28/03/2028	- Assignment of sub-rents - Pledge of REFL - Lessee advance €6,000,000
ARGAN	Saint-Bonnet-les-Oules (42)	Loans granted by CA Nord and other CRCAs by means of a deed dated 10/05/2022	€26,733K	10/04/2029	- Lenders’ liens and pari passu mortgage until 10/04/2030 - Assignment of pari passu rents
ARGAN	Bruges (33)	Loans granted by CA Nord and other CRCAs by means of a deed dated 10/05/2022	€10,765K	10/04/2029	- Lenders’ liens and pari passu mortgage until 10/04/2030 - Assignment of pari passu rents
ARGAN	Cergy (95)	Loan granted by BPI France by means of a deed dated 22/04/2022	€9,672K	10/04/2032	- Mortgage until 10/04/2033 - Assignment of rents
ARGAN	Athis-Mons (91)	Loan granted by CE Hauts de France by means of a deed dated 31/07/2017	€5,980K	10/10/2032	- Mortgage until 10/10/2033 - Assignment of rents
ARGAN	Lognes (77)	Real estate finance lease granted by HSBC by means of a deed dated 21/12/2016	€11,609K	21/12/2031	- Assignment of sub-rents - Lessee loan pledge - Lessee advance €4,032,761 - Cash collateral - Assignment of Bank guarantee

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Meung-sur-Loire (45)	Loan granted by BPI by means of a deed dated 10/02/2022	€14,131K	10/01/2034	- Mortgage until 10/01/2035
ARGAN	Wissous (91)	Loan granted by CFF by means of a deed dated 08/06/2018	€41,159K	08/06/2033	- Lenders’ liens - Assignment of rents
ARGAN	Neuilly 21 Beffroy(92)	Loan granted by BNP by means of a deed dated 10/05/2019	€8,949K	10/04/2034	- Mortgage until 10/04/2035
ARGAN	Cestas (33)	Loan granted by CA Aquitaine by means of a deed dated 05/07/2018	€7,588K	10/01/2034	- Mortgage until 10/01/2035
ARGAN	Pusignan (69)	Loan granted by CE Loire-Centre by means of a deed dated 20/12/2018	€17,117K	10/10/2034	- Mortgage until 10/10/2035 - Assignment of rents
ARGAN	Fleury-Mérogis (91)	Loan granted by Berlin Hyp by means of a deed dated 28/02/2019	€29,200K	27/02/2031	- Mortgage until 27/02/2032 - Assignment of rents - Pledge of the Cash Reserve Account
ARGAN	Albon (26)	Loan granted by LCL by means of a deed dated 13/11/2019	€14,071K	10/04/2037	- Mortgage until 10/04/2038 - Assignment of rents
ARGAN	La Crèche (79)	Loan granted by CA Aquitaine by means of a deed dated 02/05/2019	€7,328K	10/01/2035	- Mortgage until 10/01/2036 - Assignment of rents

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	La Crèche (79)	Loan granted by CA Aquitaine by means of a deed dated 31/03/2023	€8,946K	10/04/2037	- Mortgage until 10/04/2038 - Assignment of rents
ARGAN	La Crèche (79)	Loan granted by CA CHARENTE MARITIME DEUX SEVRES by deed dated 31/03/2023	€8,946K	10/04/2037	- Mortgage until 10/04/2038 - Assignment of rents
ARGAN	CHANCEAUX SUR CHOISILLE (37)	Loan granted by CE CL by means of a deed dated 07/02/2020	€13,985K	10/01/2036	- Mortgage until 10/01/2037 - Assignment of rents
ARGAN	VENDENHEIM (67)	Loan granted by BPI by means of a deed dated 21/10/2019	€17,981K	10/10/2035	- Mortgage until 10/10/2036
ARGAN	Billy-Berclau (59)	Loan granted by CA Nord de France by means of a deed dated 17/10/2019	€3,687K	10/10/2034	- Lenders’ liens and Mortgage until 10/10/2035 - Assignment of rents
ARGAN	ARTENAY (45)	Loan granted by BNP by means of a deed dated 23/01/2020	€58,080K	23/10/2029	- Mortgage until 23/01/2030 - Assignment of rents - Pledge of the receivable under the interest rate hedge
ARGAN	ALLONES (72)	Loan granted by HELABA by means of a deed dated 21/01/2020	€44,455K	21/01/2027	- Mortgage until 21/01/2028 - Assignment of rents - Pledge of dedicated operating account

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Lunéville (54)	Loan granted by SG by means of a deed dated 23/01/2020	€35,955K	23/01/2030	- Mortgage until 22/01/2031 - Assignment of rents
ARGAN	LAUDUN (30)	Loan granted by BERLIN HYP by means of a deed dated 07/11/2019	€34,613K	06/11/2031	- Mortgage until 06/11/2032 - Assignment of rents - Pledge of the Cash Reserve Account
ARGAN	AULNAY (93)	Loan granted by BERLIN HYP by means of a deed dated 07/11/2019	€37,700K	06/11/2031	- Mortgage until 06/11/2032 - Assignment of rents - Pledge of the Cash Reserve Account
ARGAN	VENDIN (62)	Loan granted by HELABA by means of a deed dated 21/01/2020	€30,176K	21/01/2027	- Mortgage until 21/01/2028 - Assignment of rents - Pledge of dedicated operating account
ARGAN	Épaux-Bézu (02)	Loan granted by HELABA by means of a deed dated 21/01/2020	€30,123K	21/01/2027	- Mortgage until 21/01/2028 - Assignment of rents - Pledge of dedicated operating account
ARGAN	MACON (01)	Loan granted by HELABA by means of a deed dated 21/01/2020	€26,341K	21/01/2027	- Mortgage until 21/01/2028 - Assignment of rents - Pledge of dedicated operating account

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Savigny-sur-Clairis (89)	Loan granted by BERLIN HYP by means of a deed dated 07/11/2019	€24,619K	06/11/2031	- Mortgage until 06/11/2032 - Assignment of rents - Pledge of the Cash Reserve Account
ARGAN	Cholet (49)	Loan granted by BERLIN HYP by means of a deed dated 07/11/2019	€23,359K	06/11/2031	- Mortgage until 06/11/2032 - Assignment of rents - Pledge of the Cash Reserve Account
ARGAN	Crépy-en-Valois (60)	Loan granted by SG by means of a deed dated 23/01/2020	€17,000K	23/01/2030	- Mortgage until 22/01/2031 - Assignment of rents
ARGAN	Billy-Berclau (62)	Loan granted by SG by means of a deed dated 23/01/2020	€20,400K	23/01/2030	- Mortgage until 22/01/2031 - Assignment of rents
ARGAN	COMBS LA VILLE (77)	Loan granted by HELABA by means of a deed dated 21/01/2020	€17,131K	21/01/2027	- Mortgage until 21/01/2028 - Assignment of rents - Pledge of dedicated operating account
ARGAN	Brie-Comte-Robert (77)	Loan granted by HELABA by means of a deed dated 21/01/2020	€21,789K	21/01/2027	- Mortgage until 21/01/2028 - Assignment of rents - Pledge of dedicated operating account
ARGAN	PLAISANCE DU TOUCH (31)	Loan granted by BNP by means of a deed dated 23/01/2020	€19,026K	23/10/2029	- Mortgage until 23/01/2030 - Assignment of rents - Pledge of the receivable under the interest rate hedge

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	SAINT QUENTIN FALLAVIER (38)	Loan granted by BNP by means of a deed dated 23/01/2020	€9,964K	23/10/2029	- Mortgage until 23/01/2030 - Assignment of rents - Pledge of the receivable under the interest rate hedge

ARGAN	BAIN DE BRETAGNE (35)	Loan granted by BNP by means of a deed dated 23/01/2020	€6,820K	23/10/2029	- Mortgage until 23/01/2030 - Assignment of rents - Pledge of the receivable under the interest rate hedge

ARGAN	Ploufragan (22)	Loan granted by SG by means of a deed dated 23/01/2020	€5,695K	23/01/2030	- Mortgage until 22/01/2031 - Assignment of rents

ARGAN	Gondreville (54)	Loan granted by BPI by means of a deed dated 06/02/2020	€7,926K	10/04/2036	- Mortgage until 10/04/2037

ARGAN	Augny (57)	Loan granted by CA LORRAINE, CA NDF and BPI by means of a deed dated 18/03/2020	€110,955K	10/10/2031	- Mortgage until 10/10/2032 - Assignment of rents - Pledge of the Borrower’s Account

ARGAN	Escrennes (45)	Loan granted by CA Centre Loire by means of a deed dated 02/07/2020	€8,516K	10/10/2034	- Mortgage until 10/10/2035

ARGAN	Ludres (54)	Loan granted by PBB by means of a deed dated 22/12/2020	€25,214K	22/12/2026	- Mortgage until 22/12/2027 - Assignment of rents - Pledge of Operating Account

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	Neuville Aux Bois (45)	Loan granted by PBB by means of a deed dated 22/12/2020	€45,811K	22/12/2026	- Mortgage until 22/12/2027 - Assignment of rents - Pledge of Operating Account

ARGAN	Serris (77)	Loan granted by CA BRIE PICARDIE by means of a deed dated 02/06/2021	€10,200K	10/04/2037	- Mortgage until 10/04/2038 - Assignment of rents

ARGAN	Saint André sur Orne (14)	Loan granted by CA NORMANDIE by means of a deed dated 29/10/2021	€6,828K	10/10/2036	- Lenders’ liens - Assignment of rents

ARGAN	Mionnay (01)	Loan granted by CA CE by means of a deed of 30/09/2022	€13,800K	30/09/2029	- Mortgage until 30/09/2030 - Assignment of rents

ARGAN	Compans (77)	Loan granted by BPI by means of a deed dated 18/10/2021	€11,522K	10/01/2038	- Mortgage until 10/01/2039

ARGAN	Janneyrias (38)	Loan granted by CA CE by means of a deed dated 09/06/2022	€28,476K	10/04/2037	- Mortgage until 10/04/2037 - Assignment of rents

CARGAN-LOG	Le Plessis-Pâté (91)	Loan granted by CE ILE DE FRANCE by means of a deed dated 16/07/2021	€9,010K	16/07/2028	- Mortgage until 16/07/2029 - Assignment of rents

ARGAN	Saint Jean de la Neuville (76)	Loan granted by CA NORMANDIE SEINE by means of a deed dated 04/03/2022	€8,036K	10/04/2039	- Mortgage until 10/04/2040 - Assignment of rents

Secured obligations
Companies	Building	Nature of the obligation	Outstanding capital As at 31/12/2023	Maturity	Security interests
ARGAN	SENS (89)	Loan granted by BNP by means of a deed dated 12/10/2022	€88,850K	10/10/2029	- Mortgage until 10/10/2030 - Assignment of rents

CARGAN-LOG	ROGNAC (13)	Loan granted by CA ALPES PROVENCE by means of a deed dated 29/06/2022	€10,708K	10/04/2030	- Mortgage until 10/04/2031 - Assignment of rents

CARGAN-LOG	LENS (30)	Loan granted by BPI by means of a deed dated 27/10/2022	€7,093K	10/10/2037	- Mortgage until 10/10/2038 - Assignment of rents

CARGAN-LOG	Mondeville (14)	Loan granted by BPI by means of a deed dated 19/07/2023	€16,723K	10/10/2039	- Mortgage until 10/10/2040 - Assignment of rents

The collateral granted on buildings financed through bank loans (excluding leasing, equity loans and bridge loans) amounts to €1,376 million, or 47% of the buildings’ appraised value (€2,904 million).

9.3. Persons responsible and access to financial information

9.3.1. Person responsible for financial information

9.3.1.1. Person responsible for the Universal Registration Document

Ronan Le Lan, Chairman of the Company’s Executive Board.

9.3.1.2. Person responsible for the Universal Registration Document including an annual financial report Ronan Le Lan, Chairman of the Company’s Executive Board.

“I hereby certify that the information contained in this Universal Registration Document, to the best of my knowledge, gives a true and fair view of the facts and contains no omission likely to affect its import.

I hereby certify that, to the best of my knowledge, the financial statements have been prepared in accordance with applicable accounting standards and give a fair view of the assets, financial position and income of the Company and of all the companies included in the scope of consolidation, and that the management report on page 66 onwards provides an accurate picture of the changes in the business, the results and the financial position of the Company and of all the companies included in the scope of consolidation and describes the main risks and uncertainties to which they are exposed.

I have obtained a review completion letter (lettre de fin de travaux) from the statutory auditors stating that they have completed their assignment and that they have verified the information relating to the financial position and the financial statements given in this Universal Registration Document and have read the Universal Registration Document in full.

The financial information presented in the Universal Registration Document is the subject of reports by the statutory auditors, which can be found on page 217 of the Universal Registration Document concerning the report on the financial statements, which does not contain any observations, and on page 184 of the Universal Registration Document concerning the report on the consolidated financial statements, which does not contain any observations.

The statutory auditors have reported on the financial information for the year ended 31 December 2022 which is incorporated by reference. Their report on the company financial statements, which contains no observations, is included on page 194 of the Universal Registration Document filed with the AMF on 24 February 2023 under number D.23-0059, and the report on the consolidated financial statements, which contains no observations, is included on page 161.

The statutory auditors have reported on the financial information for the year ended 31 December 2021 which is incorporated by reference. Their report on the company financial statements, which contains no observations, is included on page 176 of the Universal Registration Document filed with the AMF on 24 February 2022 under number D.22-0058, and the report on the consolidated financial statements, which contains no observations, is included on page 146.”

Mr Ronan Le Lan

Chairman of the Executive Board

9.4. Statutory auditors

9.4.1. The Statutory Auditors

●	MAZARS represented by Mr Saïd BENHAYOUNE, 61 rue Henri Regnault – 92400 COURBEVOIE

Mazars is a public limited company providing accounting and statutory auditing services and is a member of the Compagnie Régionale de Versailles (the Versailles branch of the French Institute of Statutory Auditors).

Date of first appointment: Mazars was appointed statutory auditor of the Company by the General Shareholders’ Meeting of 20 December 2006.

Date of appointment for the current term of office: MAZARS was appointed statutory auditor of the Company by the General Shareholders’ Meeting of 23 March 2023.

Current term of office (the last): six (6) fiscal years.

Expiry date of the current term of office: at the end of the Ordinary General Shareholders’ Meeting called to approve the financial statements for the financial year ended 31 December 2028.

●	EXPONENS, represented by Mr Yvan Corbic, 20 rue Brunel – 75017 Paris, France

EXPONENS is a simplified joint stock company providing accounting and statutory auditing services and is a member of the Compagnie Régionale de Paris (the Paris branch of the French Institute of Statutory Auditors).

Date of first appointment: EXPONENS was appointed statutory auditor of the Company by the General Shareholders’ Meeting of 15 April 2008.

Date of appointment for the current term of office: EXPONENS was appointed statutory auditor of the Company by the General Shareholders’ Meeting of 24 March 2022

Current term of office: six (6) financial years.

Expiry date of the current term of office: at the end of the Ordinary General Shareholders’ Meeting which will be called to approve the financial statements for the year ended 31 December 2027.

9.4.2. Alternate statutory auditors

The term of office of the alternate Statutory Auditor, Mr Loïc WALLAERT, expired at the end of the Ordinary General Shareholders’ Meeting called to approve the financial statements for the financial year ended 31 December 2022. It has not been renewed, as the presence of an alternate Statutory Auditor is not mandatory.

9.4.3. Statutory auditors’ fees and their network

The following table shows the amount of fees and disbursements, exclusive of taxes, that the Company and its fully consolidated subsidiaries have paid to the Statutory Auditors and their network in respect of the last two financial years. The table separates fees for statutory tasks and procedures directly related thereto from fees for other services:

	MAZARS				EXPONENS				TOTAL
	Financial year 2022		Financial year 2023		Financial year 2022		Financial year 2023		2022	2023
	Amount excl. tax (€)%		Amount excl. tax (€)%		Amount excl. tax (€)%		Amount excl. tax (€)%		Amount excl. tax (€)	Amount excl. tax (€)
Audit
● Statutory auditor, certification, review of individual and consolidated financial statements	110,250		115,200		69,250		72,375		179,500	187,575

● Issuer
● Fully consolidated subsidiaries

Other services related to the statutory auditor’s assignment	17,300		18,050						17,300	18,050

● Issuer
● Fully consolidated subsidiaries

- Non-recurring fees (ESEF reporting)	7,500		0		2,500		0		10,000	0
Sub-total	135,050	65%	133,250	65%	71,750	35%	72,375	35%	206,800	205,625
Other services provided by the networks to fully consolidated subsidiaries
● Legal, tax, social security	4,875		5,100		1,625		1,700		6,500	6,800
● Other (indicate if 10% of audit fees)
Sub-total	4,875	75%	5,100	75%	1,625	25%	1,700	25%	6,500	6,800
TOTAL	139,925	66%	138,350	65%	73,375	34%	74,075	35%	213,300	212,425

9.5. List of regulated information for the past year

Please find below the list of press releases issued as regulated information from 1 January 2023 to the date of this Universal Registration Document:

Date	Title	Subject
3 January 2023	Argan announces rental income up +6% to €166m	Sales
16 January 2023	Argan returns to an occupancy rate of 100%	Developments
19 January 2023	Argan publishes its 2022 annual results	Earnings
13 March 2023	Argan is included in the EPRA index	Stock market
16 March 2023	Argan brings its Albon logistics project to 31,000 sq. meters	Developments
22 March 2023	Argan delivers two renovated sites in Rognac and Lens	Developments
28 March 2023	Argan launches the project to extend its refrigeration site in Niort	Developments
3 April 2023	Rental income growth of +11% to €45m in Q1 2023	Sales
21 April 2023	The Le Lan family opts for payment of the dividend in shares for 23% of its stake	Governance
27 April 2023	Argan launches rehabilitation and expansion work on the GEODIS fulfilment hub in Toulouse	Developments
30 May 2023	Argan wins the Supply Chain AGORA AWARDS in the Real Estate category	Awards
1 June 2023	Argan is growing in Lyon with a new 38,000 sq. meter logistics platform delivered to BUT	Developments
3 July 2023	Argan records an excellent 1st half of 2023	Sales
6 July 2023	Argan repays its €130m bond without need for refinancing	Debt
10 July 2023	ARGAN launches the construction of a road transport agency in Rouen	Developments
19 July 2023	2023 half-year results confirm ARGAN’s operational excellence in a new cycle	Earnings
24 July 2023	DECATHLON also opts for Aut0nom®, the warehouse that produces its own green energy developed by ARGAN	Developments
4 September 2023	ARGAN and CARREFOUR develop a new Aut0nom® logistics platform on a former industrial wasteland in Caen	Developments
7 September 2023	ARGAN joins SBF 120	Stock market
2 October 2023	Q3 2023 revenue up +12%	Sales
11 October 2023	ARGAN strengthens its position in Lyon with a new 15,000 sq. meter site leased to COVERGUARD	Developments
18 October 2023	ARGAN publishes its new ESG strategy and sets ambitious targets for 2025 and 2030	ESG
15 November 2023	ARGAN delivers and leases a 14,500 sq. meter triple-temperature centre in Mâcon for BACK EUROP FRANCE	Developments
18 December 2023	ARGAN delivers to Niort the negative cold extension of the EURIAL logistics site	Developments
3 January 2024	2023 rental income – €184m: up 11%	Sales
18 January 2024	2023 annual results – Excellent financial performance makes it possible to set ambitious 2024 targets	Earnings

9.6. Documents available to the public

9.6.1. Financial and regulated documentation

Copies of this Universal Registration Document are available free of charge from the Company and on its website (www.argan.fr).

All legal and financial documents relating to the Company and to be made available to shareholders in accordance with the applicable regulations are available to view at the Company’s registered office.

9.6.2. Disclosure of the information required by Articles L.225-100-1 and L.22-10-35 of the French Commercial Code

Each of the items of information required by Articles L.225-100-1 and L.22-10-35 of the French Commercial Code is included in the Executive Board’s management report to the General Meeting, which is itself available on the ARGAN company website (www.argan.fr).

9.7. Cross-reference tables

This cross-reference table lists the headings referred to in Annexes 1 and 2 to Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council and repealing Commission Regulation (EC) No 809/2004, and refers to the pages of this Universal Registration Document where the information relating to each of the headings can be found.

Minimum information to be included pursuant to Annexes 1 and 2 of Commission Delegated Regulation (EU) N° 2019/980 of 14 March 2019 supplementing Regulation (EU) 2017/1129
Ref.	Headings	Section and page in the Universal Registration Document
Annex 1
1.	PERSONS RESPONSIBLE, THIRD PARTY INFORMATION, EXPERTS’ REPORTS AND COMPETENT AUTHORITY APPROVAL

1.1	Identity of the persons responsible	Chapter 9, Section 9.3, Sub-section 9.3.1, paragraph 9.3.1.1, page 264

1.2	Declaration by the persons responsible	Chapter 9, Section 9.3, Sub-section 9.3.1, paragraph 9.3.1.2, page 264

1.3	Expert declaration	Chapter 2, Section 2.7, pages 59-65

1.4	Statement relating to third party information	Chapter 2, Section 2.7, pages 59-65

1.5	Declaration relating to the filing of the Universal Registration Document	AMF inset, page 3

2.	STATUTORY AUDITORS

2.1	Information on the statutory auditors	Chapter 9, Section 9.4, paragraphs 9.4.1 and 9.4.2, page 265

2.2	Information in the event that the statutory auditors have resigned or have not been reappointed	Chapter 9, Section 9.4, paragraph 9.4.2, page 265

3.	RISK FACTORS	Chapter 3, Section 3.7, pages 82 to 94

4.	INFORMATION ABOUT THE ISSUER

4.1	State the issuer’s legal and commercial name	Chapter 9, Section 9.1, paragraph 9.1.1, page 249

4.2	Place of registration of the issuer, its registration number and legal entity identifier (LEI).	Chapter 9, Section 9.1, paragraphs 9.1.3 and 9.1.6, page 249

4.3	Date of incorporation and length of life of the issuer	Chapter 9, Section 9.1, paragraph 9.1.4, page 249

4.4	Registered office, legal form of the issuer, applicable legislation, its country of incorporation, address and telephone number of the registered office, website with a disclaimer	Chapter 9, Section 9.1, paragraphs 9.1.5 and 9.1.7, pages 249 and 250

5.	BUSINESS OVERVIEW

5.1	Principal activities	Chapter 2, Section 2.1, paragraphs 2.1.3, page 22

5.2	Principal markets	Chapter 2, Section 2.3, pages 24 to 33

5.3	Important events in the development of the issuer’s business	Chapter 3, Section 3.1, pages 67 to 70 Chapter 3, Section 3.4, page 80

5.4	Strategy and objectives	Chapter 2, Section 2.1, paragraph 2.1.4, page 23

5.5	Extent to which the issuer is dependent on patents or licences, industrial, commercial or financial contracts or new manufacturing processes	N/A

5.6	Basis for any statements made by the issuer regarding its competitive position	Chapter 2, Section 2.3, paragraph 2.3.4, pages 29-30 Chapter 3, Section 3.7, paragraph 3.7.5, pages 90 to 91

5.7	Investments

5.7.1	Material investments made by the issuer	Chapter 3, Section 3.2, paragraph 3.2.2, pages 68 to 70

5.7.2	Material investments in progress or for which firm commitments have already been made, including their geographic distribution and the method of financing	Chapter 3, Section 3.2, paragraph 3.2.3, page 70 Chapter 3, Section 3.4, paragraph 3.4.3, page 80

5.7.3	Joint ventures and undertakings in which the issuer holds a proportion of the capital likely to have a significant impact on the assessment of its own assets and liabilities, financial position or profits and losses	Chapter 3, Section 3.2, paragraph 3.2.4, page 70 Chapter 6, Notes to the consolidated financial statements number 7, page 168

5.7.4	A description of any environmental issues that may affect the issuer’s utilisation of the tangible fixed assets

Chapiter 4, Section 4.1, sub-section 4.1.1, paragraph 4.1.1.1, page 96

Chapter 4, Section 4.1, subsection 4.1.2, subsection 4.1.2.4, paragraph 4.1.2.4.2, page 100

Chapter 4, Section 4.1, sub-section 4.1.3, paragraph 4.1.3.1, pages 102-104

Chapter 4, Section 4.1, sub-section 4.1.4, paragraph 4.1.4.2, page 109

Chapter 4, Section 4.2, sub-section 4.2.2, pages 113-114

6	ORGANISATIONAL STRUCTURE

6.1	Brief description of the Group	Chapter 8, Section 8.1, page 226

6.2	List of significant subsidiaries	Chapter 3, Section 3.3, paragraph 3.3.3, pages 78-79

7.	OPERATING AND FINANCIAL REVIEW

7.1	Financial condition

7.1.1	Review of business for the periods presented	Chapter 3, Sections 3.2 and 3.3, pages 67-79

7.1.2	Indication of the issuer’s likely future development and its activities in the field of research and development	Chapter 3, Section 3.4, page 80

7.2	Operating results	Chapter 3, Sections 3.2 and 3.3, pages 67-79

7.2.1	Significant factors materially affecting the issuer’s income from operations,	Chapter 3, Section 3.2, paragraph 3.2.2, pages 68-70

7.2.2	Narrative discussion of the reasons for material changes in net sales or revenues	Chapter 3, Section 3.2, paragraph 3.2.2, pages 68-70

8.	CAPITAL RESOURCES

8.1	Information concerning the issuer’s capital resources	Chapter 3, Section 3.1, paragraph 3.1.1, page 67 Chapter 3, Section 3.2, paragraph 3.2.5, pages 70-74 Chapter 6, Section 6.5, page 151 Chapter 8, Section 8.2, paragraph 8.2.1, pages 227-230

8.2	Sources and amounts of and a narrative description of the issuer’s cash flows	Chapter 6, Section 6.4, page 150

8.3	Information on the borrowing requirements and funding structure of the issuer	Chapter 3, Section 3.2, paragraph 3.2.2, pages 68-70

8.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations	N/A

8.5	Anticipated sources of funds needed to fulfil commitments referred to in item 5.7.2.	Chapter 3, Section 3.4, paragraph 3.4.3, page 80

9.	REGULATORY ENVIRONMENT

9.1	A description of the regulatory environment that the issuer operates in and that may materially affect its business, together with information regarding any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations	Chapter 2, Section 2.6, pages 50-58 Chapter 3, Sections 3.1 and 3.2, pages 67-74

10.	TREND INFORMATION

10.1	The most significant recent trends in production, sales and inventory, and costs and selling prices since the end of the last financial year to the date of the Universal Registration Document.	Chapter 2, Section 2.3, pages 24-33

	Any significant change in the financial performance of the Group since the end of the last financial period to the date of the registration document, or provide an appropriate negative statement	Chapter 3, Section 3.4, page 80

10.2	Any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the issuer’s prospects for at least the current financial year	Chapter 2, Section 2.3, pages 24-33 Chapter 3, Section 3.4, page 80

11.	PROFIT FORECASTS OR ESTIMATES	Chapter 3, Section 3.4, page 80

12.	ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES AND SENIOR MANAGEMENT

12.1	Information about the members of the Company’s administrative and management bodies	Chapter 5, Section 5.1, sub-section 5.1.2, paragraph 5.1.2.1, page 118 Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.1, pages 121-126

12.2	Administrative, management and supervisory bodies and senior management conflicts of interests	Chapter 5, Section 5.1, sub-section 5.1.2, paragraph 5.1.2.1, page 118 Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.1, pages 121-126

13.	REMUNERATION AND BENEFITS

13.1	Amount of remuneration paid and benefits in kind	Chapter 5, Section 5.2, pages 134-144

13.2	The total amounts set aside or accrued by the issuer or its subsidiaries to provide for pension, retirement or similar benefits	Chapter 5, Section 5.2, pages 134-144

14.	BOARD PRACTICES

14.1	Date of expiration of the current term of office	Chapter 5, Section 5.1, sub-section 5.1.2, paragraph 5.1.2.1, page 118 Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.1, pages 123-124

14.2	Members of the administrative, management or supervisory bodies’ service contracts with the issuer or any of its subsidiaries	Chapter 5, Section 5.1, sub-section 5.1.2, paragraph 5.1.2.1, pages 118-119 Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.1, pages 121-126

14.3	Information on the issuer’s Audit, Risk and Sustainability Committee and Remuneration Committee	Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.5, pages 130-131 Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.5, pages 131-132

14.4	A statement as to whether or not the issuer complies with the corporate governance regime(s) applicable to the issuer	Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.3, page 130 Chapter 5, Section 5.3, pages 144-145

14.5	Potential material impacts on the corporate governance, including future changes in board and committee composition	Chapter 3, Section 3.2, pages 67-70 Chapter 5, Section 5.1, sub-section 5.1.3, paragraph 5.1.3.1, pages 121-126

15.	EMPLOYEES

15.1	Number of employees	Chapter 4, Section 4.2, sub-section 4.2.1, paragraph 4.2.1.1, pages 112

15.2	Shareholdings and stock options	Chapter 4, Section 4.2, sub-section 4.2.1, paragraph 4.2.1.2, pages 112-113

15.3	Arrangements for involving the employees in the capital of the issuer	Chapter 4, Section 4.2, sub-section 4.2.1, paragraph 4.2.1.2, pages 112-113

16.	MAJOR SHAREHOLDERS

16.1	Shareholders holding more than 5% of the capital	Chapter 8, Section 8.2, sub-section 8.2.2, paragraph 8.2.2.1, page 231

16.2	Existence of different voting rights	Chapter 8, Section 8.7, paragraph 8.7.5, page 244

16.3	Direct or indirect ownership or control of the issuer	Chapter 5, Section 5.1, subsection 5.1.3, chapter 5.1.3.1, pages 121-126

16.4	Any arrangements, the operation of which may result in a change in control of the issuer.	Chapter 8, Section 8.4, pages 240-241

17.	RELATED PARTY TRANSACTIONS

17.1	Details of related party transactions	Chapter 7, Section 7.16, pages 222-224 – Statutory Auditors’ Special Report Chapter 6, Notes to the consolidated financial statements number 35, page 188

18.	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES

18.1	Historical financial information

18.1.1	Audited historical financial information covering the latest three financial years and the audit report in respect of each year.	Chapters 6 and 7, consolidated and parent company financial statements accompanied by the Statutory Auditors’ reports, pages 146-221

18.1.2	Change of accounting reference date	N/A

18.1.3	Accounting standards	Chapters 6 and 7, consolidated and parent company financial statements accompanied by the Statutory Auditors’ reports, pages 146-224

18.1.4	Change in accounting framework	N/A

18.1.5	The audited financial information must include at least the following: (a) the balance sheet; (b) the income statement; (c) a statement showing either all changes in equity or changes in equity other than those arising from capital transactions with owners and distributions to owners; (d) the cash flow statement; (e) the accounting policies and explanatory notes.	Chapters 6 and 7, consolidated and parent company financial statements accompanied by the Statutory Auditors’ reports, pages 146-224

18.1.6	Consolidated financial statements	Chapter 6, consolidated financial statements and accompanied by the Statutory Auditors’ report, pages 146-188

18.1.7	Date of the latest financial information	Chapter 8, Section 8.3, paragraph 8.3.2, page 239

18.2	Interim and other financial information	N/A

18.3	Auditing of historical annual financial information

18.3.1	The historical annual financial information must be independently audited	Chapters 6 and 7, consolidated and parent company financial statements accompanied by the Statutory Auditors’ reports, pages 146-224

18.3.2	Indication of other information in the Universal Registration Document that has been audited by the auditors.	Chapters 6 and 7, consolidated and parent company financial statements accompanied by the Statutory Auditors’ reports, pages 146-224

18.3.3	Where financial information in the Universal Registration Document is not extracted from the issuer’s audited financial statements, state the source of the information and state that the information is not audited.	Chapters 6 and 7, consolidated and parent company financial statements accompanied by the Statutory Auditors’ reports, pages 146-224

18.4	Pro forma financial information	N/A

18.5	Dividend policy

18.5.1	A description of the issuer’s policy on dividend distributions and any restrictions thereon	Chapter 8, Section 8.2, paragraph 8.2.3, page 234

18.5.2	The amount of the dividend per share for each financial year for the period covered by the historical financial information adjusted, where the number of shares in the issuer has changed, to make it comparable	Chapter 8, Section 8.2, paragraph 8.2.3, page 234

18.6	Legal and arbitration proceedings

18.6.1	Information on any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the issuer is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past significant effects on the issuer and/or group’s financial position or profitability, or provide an appropriate negative statement	Chapter 3, Section 3.7, paragraph 3.7.8, page 93

18.7	Significant change in the issuer’s financial position

18.7.1	A description of any significant change in the financial position of the group which has occurred since the end of the last financial period for which either audited financial statements or interim financial information have been published, or provide an appropriate negative statement	Chapter 3, Section 3.4, paragraph 3.4.1, page 80

19.	ADDITIONAL INFORMATION

19.1	Share capital

19.1.1	Amount of issued capital and information for each class of share capital	Chapter 3, Section 3.1, paragraph 3.1.1, page 67 Chapter 8, Section 8.2, paragraph 8.2.1, page 227

19.1.2	If there are shares not representing capital, state the number and main characteristics of such shares	N/A

19.1.3	The number, book value and face value of shares in the issuer held by or on behalf of the issuer itself or by subsidiaries of the issuer	Chapter 8, Section 8.2, sub-section 8.2.2, paragraph 8.2.2.1, pages 231-232

19.1.4	The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription	N/A

19.1.5	Information about and terms of any acquisition rights and/or obligations over authorised but unissued capital or an undertaking to increase the capital	N/A

19.1.6	Information about any capital of any member of the group which is under option or agreed conditionally or unconditionally to be put under option and details of such options including those persons to whom such options relate	N/A

19.1.7	A history of share capital for the period covered by the historical financial information	Chapter 8, Section 8.2, sub-section 8.2.1, paragraph 8.2.1.1, page 227

19.2	Memorandum and Articles of Association

Chapter 8, Section 8.2, sub-section 8.2.1, paragraph 8.2.1.2, pages 228-230

Chapter 8, Section 8.6, pages 242-243

Chapter 8, Section 8.7, pages 243-245

Chapter 9, Section 9.1, paragraph 9.1.1, page 249

19.2.1	Register and entry number in the register; Issuer’s corporate purpose	Chapter 9, Section 9.1, paragraph 9.1.3, page 249 Chapter 9, Section 9.1, paragraph 9.1.1, page 249

19.2.2	Where there is more than one class of existing shares, a description of the rights, preferences and restrictions attaching to each class	Chapter 8, Section 8.2, subsection 8.2.1, paragraph 8.2.1.2.2 - Rights and obligations attached to shares (Article 12 of the Articles of Association), page 229

19.2.3	A brief description of any provision of the issuer’s Articles of Association, statutes, charter or bylaws that would have the effect of delaying, deferring or preventing a change in control of the issuer	Chapter 8, Section 8.5, pages 241-242

20.	MATERIAL CONTRACTS

20.1	A summary of each material contract, other than contracts entered into in the ordinary course of business, to which the issuer or any member of the group is a party	N/A

21.	DOCUMENTS AVAILABLE

21.1	A statement that the following documents can be inspected: (a) the up-to-date Memorandum and Articles of Association of the issuer; (b) all reports, letters, and other documents, valuations and statements prepared by any expert at the issuer’s request. An indication of the website on which the documents may be inspected	Chapter 9, Section 9.6, pages 268

ANNEX 2

1.	INFORMATION TO BE DISCLOSED ABOUT THE ISSUER

1.1	The issuer shall disclose information in accordance with the disclosure requirements for the Universal Registration Document for equity securities laid down in Annex 1.	See Annex 1

1.2	When the Universal Registration Document is filed and published without prior approval, item 1.5 of Annex 1 shall be replaced with a statement that: (a) the Universal Registration Document has been filed with the French Financial Markets Authority (AMF) as competent authority under Regulation (EU) 2017/1129 without prior approval pursuant to Article 9 of the said regulation; (b) the Universal Registration Document may be used for the purposes of an offer to the public of securities or admission of securities to trading on a regulated market if approved by the AMF together with any amendments, if applicable, and a securities note and summary approved in accordance with Regulation (EU) 2017/1129.	Inset on page 3 of this Universal Registration Document

The cross-reference table below identifies the information that constitutes the Annual Financial Report to be published by listed companies in accordance with Articles L. 451-1-2 of the French Monetary and Financial Code and 222-3 of the General Regulation of the Autorité des Marchés Financiers:

Cross-reference table for the Annual Financial Report and the Universal Registration Document
Information required by the annual financial report	Universal Registration Document
Headings	Part	Section/Paragraph

1. Annual financial statements	Chapter 7	Entire chapter, pages 189-224

2. Consolidated financial statements	Chapter 6	Entire chapter, pages 146-188

3. Management report	Chapter 3	Entire chapter, pages 66-94

Information referred to in Articles L.225-100-1 and L.22-10-35 of the French Commercial Code	Chapter 3	Entire chapter, pages 66-94

Information referred to in Article 225-100-3 of the French Commercial Code	Chapter 8	Section 8.5, pages 241-242 Section 8.2, sub-section 8.2.2, paragraph 8.2.2.2, pages 232-233

Information referred to in Article 225-211 of the French Commercial Code (Table of delegations of authority)	Chapter 8	Section 8.8, pages 245-247

Cross-reference table for the Annual Financial Report and the Universal Registration Document
Information required by the annual financial report	Universal Registration Document
Headings	Part	Section/Paragraph

4. Statement by natural persons with responsibility for the annual financial report	Chapter 9	Section 9.3, page 264

5. Statutory auditors’ reports on the annual and consolidated financial statements	Chapter 6 Chapter 7	Section 6.7, pages 184-188 Sections 7.15 and 7.16, pages 217-224

6. Statutory auditors’ fees	Chapter 9	Section 9.4, paragraph 9.4.3, page 266

7. Supervisory Board’s report on corporate governance	Chapter 5	Entire chapter, pages 116-145

9.8. Glossary

NAV (Revalued Net Asset Value): Net assets after revaluation of a property investment company’s real estate assets by independent experts.

Off-Plan Lease (BEFA): The purpose of the off-plan lease is to lease a property to be built on the date of conclusion of the lease contract.

BREEAM: The Building Research Establishment Environmental Assessment Method (BREEAM) is a UK method for assessing the environmental performance of buildings. This is a label similar to the French High Environmental Quality (HQE) certification. BREEAM certification is awarded following an audit carried out by a BREEAM sworn expert, and takes into account numerous criteria (building management, energy consumption, level of air and water pollution, location in relation to means of transport (and their CO2 consumption), the level of resource consumption, etc.).

Biodivercity: The Biodivercity label attests to the actions taken to take into account all biodiversity-related issues at the various stages of a real estate project. Biodivercity is particularly suitable for buildings that have (or will eventually have) large outdoor spaces on the ground or on the building. It applies for construction and renovation. It includes in its scope of analysis the diversity of ecosystems, the diversity of species and the relationship with humans.

CPI (Property Development Agreement): A property development agreement is a mandate of common interest under which the property developer undertakes to the project owner to have a property built (under certain terms and conditions). Within the framework of this CPI, the developer is notably the guarantor of the performance of the obligations incumbent on the persons with whom it has dealt in the name of the project owner and is bound by the obligations of a contractor with regard to the part or parts of the operations of the programme that it undertakes to carry out itself (if it has made such commitments).

Net debt: Net financial debt is defined as the sum of current borrowings (to be repaid within one year) and non-current borrowings (to be repaid within more than one year) less cash and cash equivalents and marketable securities.

GHGs (greenhouse gases): Gas present in the atmosphere that retains part of the heat received by the solar energy in the atmosphere. The increase in the concentration of greenhouse gases in the atmosphere results in an increase in its temperature. Some gases are of natural origin (e.g. water vapour) and/or from human activities (CO2, methane, fluorinated gases, etc.).

Logistics warehouse: A logistics warehouse is a space built for the storage and distribution of goods. Warehouses are used by shippers (manufacturers or distributors with leases) or logistics specialists (operating on behalf of shippers who have outsourced the logistics function). These are fairly large buildings, the surface area of which is generally tens of thousands of square metres, broken down into one or more cells depending on their size.

EPRA (European Public Real Estate Association): European association representing listed property investment companies. In particular, it lays down standards and recommendations for the publication of financial and non-financial information for these companies.

EPRA NDV (Net Disposal Value): Reflects the share of net assets in the event of disposal. Shareholders wish to assess all liabilities and the resulting shareholder value, if the assets were to be sold or the liabilities not held to maturity. As such, the NDV NAV provides a scenario in which deferred taxes, financial instruments and certain other adjustments are calculated on the basis of their full impact on liabilities, including net taxes and duties not included in the balance sheet.

This indicator does not calculate a “Net Asset Value at Liquidation” since the market values of the assets often differ from their net asset value.

EPRA NRV (Net Reinvestment Value): Measures the replacement value of long-term Assets. Assets and liabilities whose value is not expected to be crystallised under normal conditions, such as changes in the fair value of derivative financial instruments and changes in the fair value of deferred taxes on unrealised capital gains on real estate assets, are excluded. Given that the objective of the indicator is also to reflect the cost that would be necessary to reconstitute the Company via the investment market, based on its balance sheet structure, the costs inherent in these transactions, such as taxes, are included.

EPRA NTA (Net Tangible Value): Reflects the real estate activity of a property investment company. Takes into account the fact that companies buy and sell assets, thereby crystallising certain deferred tax liabilities.

ICPE (Classified Facilities for Environmental Protection): Warehouses are subject to ICPE regulations (Installations Classées pour la Protection de l’Environnement – Classified Facilities for Environmental Protection) and are subject to registration or authorisation reporting regimes depending on the volumes and nature of the products stored.

Fulfilment centre: The fulfilment centre allows parcels or goods to be transported from the sender to the recipient within a short time. This platform allows goods to be sorted before being delivered. Generally used in the context of traditional distribution, mass distribution or mass production, fulfilment centre transport is based on the notion of speed of execution.

PLU (Plan Local d’Urbanisme - Local urban development plan): Document intended to define the general intended purpose of land more simply than does the Land Use Plan (POS). Since the vote of the SRU (Solidarity Urban Renewal) law by Parliament on 13 December 2000, the PLU has replaced the POS. It defines the rules indicating which forms the buildings must take, which areas must remain natural, which areas are reserved for future construction, etc. In particular, it must clearly set out the overall urban planning project or PADD (Sustainable Planning and Development Project) which summarises the general intentions of the local authority regarding the development of the agglomeration.

LTV (Loan--to-Value) debt ratio: The Loan-to-Value ratio is calculated by dividing the consolidated net debt by the total value of the assets as determined by independent appraisers.

Recurring net income: Recurring net income is defined as rental income from which current expenses, cash income and financial expenses including interest and issuance costs related to borrowings are deducted.

Scopes 1, 2 & 3 (GHG emissions): Depending on their origin, greenhouse gas (GHG) emissions are classified in scopes 1, 2 and 3. This classification makes it possible to establish the carbon footprint of a company or product. Scope 1 covers direct greenhouse gas emissions from fossil fuels (oil, gas, coal, etc.), Scope 2 covers indirect emissions resulting from the production of energy purchased and consumed by the organisation (electricity and heating/cooling networks) and Scope 3 covers a wider range of emissions and includes indirect emissions resulting from the Company’s activities, but which are outside its direct control (products and services purchased, transport and logistics, emissions from tenant-client activities, etc.).

SIIC (Listed Real Estate Investment Company): Tax regime provided for in Article 208 C of the French General Tax Code, which allows companies to benefit from tax exemptions in exchange for obligations to distribute their profits. Their share capital must exceed €15 million, and their main purpose must be the acquisition and/or construction of buildings with a view to their rental or the direct or indirect holding of interests in legal entities with an identical corporate purpose.

Capitalization rate (excluding taxes): The capitalization rate (excluding taxes) is defined as the ratio of annualised rental income based on current rents, net of non-recoverable property charges, to the gross market value of the asset excluding taxes.

EPRA rate of return: The EPRA (Net Initial Yield) rate of return is defined as the ratio of annualised rental income based on current rents, net of non-recoverable property charges, to the gross market value of the asset, including taxes. Transfer taxes are paid in the event of a transfer of ownership, at the time of the sale of the asset or the owning company (notary fees, registration fees, etc.).

9.9. EPRA indicators

The EPRA standards indicators published by ARGAN as part of its 2023 annual results are summarised in the table below. The indicators that are the subject of detailed tables concerning their calculation are also listed below:

Aggregate	Unit	31 Dec. 2023	31 Dec. 2022
EPRA income (Group share of recurring net income)	€M	125.6	119.2
EPRA earnings per share (Recurring net income Group share, per share)	€/share	5.5	5.2
EPRA NTA NAV	€/share	79.1	92.9
EPRA NRV NAV	€/share	90.6	104.8
EPRA NDV NAV	€/share	83.6	94.2
EPRA rental vacancy	%	0.0%	0.7%
EPRA NIY (Capitalisation rate including taxes)%		4.85%	4.20%
EPRA LTV (excluding transfer duties)%		49.7%	45.1%
Like-for-Like EPRA	%	+4.8%	+1.2%

9.9.1. Recurring net income Group share, i.e. EPRA Income

In millions of €	31 Dec. 2023	31 Dec. 2022
Consolidated net income	-266.4	94.9
Change in fair value of financial instruments	19.9	-18.3
Change in the fair value of the portfolio	370.8	31.8
Income from disposals	0.2	0.2
Taxes	-	-
Share of income of equity-accounted companies	-	-
Penalties on early repayments	-	6.5
Free share allocation	0.6	3.8
Other non-recurring operating expenses	-	0.5
Impact of IFRS 16	1.3	0.1
Recurring net income	126.2	119.5
Minority interests	0.6	0.3
Recurring net income - Group share (EPRA)	125.6	119.2
Recurring net income - Group share (EPRA) per share (€/share)	5.5	5.2

9.9.2. EPRA NAV

	31 Dec. 2023			31 Dec. 2022
	NRV	NTA	NDV	NRV	NTA	NDV
Equity attributable to shareholders in €m	1,887.8	1,887.8	1,887.8	2,217.5	2,217.5	2,217.5
Equity attributable to shareholders in €/share	81.8	81.8	81.8	96.6	96.6	96.6
+ Fair value of financial instruments (in millions of €)	-5.5	-5.5		-30.8	-30.8
- Goodwill on the balance sheet in €m		-55.6	-55.6		-55.6	-55.6
+ Fair value of fixed-rate debt in €m			98.2
+ Transfer taxes in €m	208.4			219.7
= NAV in €m	2,090.7	1,826.6	1,930.4	2,406.4	2,131.1	2,161.9
= NAV in €/share	90.6	79.1	83.6	104.8	92.9	94.2

9.9.3. EPRA rental vacancy

€M	31 Dec. 2023	31 Dec. 2022
Estimated rental value of vacant space (A)	0.0	1.3
Total estimated rental value (B)	200.7	181.7
EPRA vacancy rate (A/B)	0.0%	0.7%

9.9.4. Like-for-like change in rental income

9.9.4.1. Like-for-like change in 2023

	Amount (€M)	Effect (%)	o/w Like-for-like[1] EPRA (b) + (c)
2022 Rental income	166.1
(a) Full-year effect of 2022 deliveries	8.2	+4.9%
(b) Lease renegotiations and reversion 2023	6.8	+3.9%	+4.8%
(c) Occupation	1.5	+0.8%
(d) Deliveries and acquisitions 2023	2.2	+1.2%
(e) Disposals 2022 and 2023	-1.2	-0.7%
2023 Rental income	183.6	+10.5%

9.9.4.1. Like-for-like change in 2022

	Amount (€M)	Effect (%)	o/w Like-for-like[2] EPRA (b) + (c)
2021 Rental income	156.8
(a) Full-year effect of 2021 deliveries	5.6	+3.6%
(b) Lease renegotiations and reversion 2022	2.4	+1.5%	+1.2%
(c) Occupation	-0.5	-0.3%
(d) Deliveries and acquisitions 2022	4.2	+2.6%
(e) 2021 and 2022 disposals	-2.4	-1.5%
2022 Rental income	166.1	+5.9%

1 Like-for-like growth = organic growth.

To contact us :

ARGAN – 21, rue Beffroy – 92200 Neuilly-sur-Seine – 33 1 47 47 05 46
www.argan.fr – communication@argan.fr
RCS Nanterre B 393 430 608